As filed with the Securities and Exchange Commission on September 24, 2021
Commission File No. 333-249750

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Pre-Effective Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
JACKSON NATIONAL LIFE INSURANCE COMPANY
(Exact Name of registrant as specified in its charter)
__________________________________

Michigan	6311	38-1659835
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1 Corporate Way, Lansing, Michigan 48951
(517) 381-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________
Carrie Chelko, Esq.
Executive Vice President, General Counsel and Secretary
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
(517) 381-5500
(Name and Address of Agent for Service)

Copy to:
Alison Samborn, Esq.
Associate General Counsel, Insurance Legal
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
__________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register addition securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. □

Large accelerated filer □	Accelerated filer □	Non-accelerated filer ☒	Smaller reporting company □	Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price**	Amount of Registration Fee***
Single Premium Deferred Index-Linked Annuity Contract and interests therein	$12,661,000,000.00	N/A	$12,661,000,000.00	$1,381,315.10

*     Proposed maximum offering price per unit is not applicable because these securities are not issued in predetermined amounts or units.
**    Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of determining the registration fee.
***    No additional securities are registered, and no registration fees are due, with this pre-effective amendment no. 2. This Calculation of Registration Fee table includes (i) the 1,000,000.00 in securities that were registered with the initial registration statement, filed November 30, 2020, for which a registration fee of $109.10 was paid at that time, and (ii) $12,660,000,000.00 in additional securities that were registered with pre-effective amendment no. 1, filed May 30, 2021, for which a registration fee of $1,381,206.00 was paid at that time.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

JACKSON MARKET LINK PROSM
SINGLE PREMIUM DEFERRED INDEX-LINKED ANNUITY

Issued by
Jackson National Life Insurance Company®

The date of this prospectus is October 8, 2021. This prospectus contains information about the Contract and Jackson National Life Insurance Company (“Jackson®”) that you should know before investing. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations of annuity purchasers under the Contract. The description of the Contract’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus, in accordance with the Contract, those changes will be described in a supplemented prospectus. It is important that you also read the Contract and endorsements, which may reflect additional non-material state variations or other non-material variations. Jackson's obligations under the Contract are subject to our financial strength and claims-paying ability. The information in this prospectus is intended to help you decide if the Contract will meet your investment and financial planning needs.

Index-linked annuity contracts are complex insurance and investment vehicles. Before you invest, be sure to discuss the Contract’s features, benefits, risks and fees with your financial professional in order to determine whether the Contract is appropriate for you based upon your financial situation and objectives. Please carefully read this prospectus and any related documents and keep everything together for future reference.

This prospectus describes the Indexes, Terms, Crediting Methods, and Protection Options that we currently offer under the Contract. We reserve the right to limit the number of Contracts that you may purchase. We also reserve the right to refuse any Premium payment. Please confirm with us or your financial professional that you have the most current prospectus that describe the availability and any restrictions on the Crediting Methods and Protection Options.

The Jackson Market Link Pro Contract is an individual single Premium deferred registered index-linked annuity Contract issued by Jackson. The Contract provides for the potential accumulation of retirement savings and partial downside protection in adverse market conditions. The Contract is a long-term, tax-deferred annuity designed for retirement or other long-term investment purposes. It is available for use in Non-Qualified plans, Traditional IRAs, and Roth IRAs.
Jackson is located at 1 Corporate Way, Lansing MI, 48951. The telephone number is 1-800-644-4565. Jackson is the principal underwriter for these Contracts. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, TN 37067, serves as the distributor of the Contracts.

An investment in this Contract is subject to risk including the possible loss of principal and that loss can become greater in the case of an early withdrawal due to charges and adjustments imposed on those withdrawals. See “Risk Factors” beginning on page 5 for more information.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

SUMMARY

Jackson Market Link Pro is a Registered Index-Linked Annuity (“RILA”) contract. The Contract is an SEC registered, tax deferred annuity that permits you to link your investment to an Index (or multiple Indexes) over a defined period of time ("term"). If the Index Return is positive, the Contract credits any gains in that Index to your Index Account Option Value, subject to the Crediting Method you choose: a stated Cap Rate, or Performance Trigger Rate. If the Index Return is negative, the Contract credits losses, which may be either absorbed or offset, subject to the Protection Option you choose: a stated Buffer or Floor.
The Contract currently offers five Indexes that can be tracked in any combination, which allow for the ability to diversify among different asset classes and investment strategies. There is also a one-year Fixed Account available.
At the end of an Index Account Option Term, we will credit an Index Adjustment (which may be positive, negative, or equal to zero) based on the Index Return, Crediting Method, and Protection Option of the Index Account Option selected.
Indexes: Each Index is comprised of or defined by certain securities or by a combination of certain securities and other investments. Please refer to the section titled “Indexes” for a description of each of the Indexes offered on this Contract. The Indexes currently offered on the Contract are the S&P 500, Russell 2000, MSCI Emerging Markets, MSCI EAFE, and the MSCI KLD 400 Social Index.
Crediting Methods: Each Crediting Method provides the opportunity to receive an Index Adjustment based on any positive Index Return. The Crediting Methods currently offered on the Contract are the Cap and Performance Trigger Crediting Methods. Current Cap Rates and Performance Trigger Rates are provided at the time of application, and to existing owners and financial professionals at any time, upon request.
•A Cap Crediting Method provides you the opportunity to receive a positive Index Adjustment up to a stated Cap Rate if the Index Return is positive at the end of the Index Account Option Term. The Cap Rate is the maximum amount of positive Index Adjustment that you will receive if the Index Return is positive. If the Index Return is less than the stated Cap Rate, you will receive a positive Index Adjustment equal to the Index Return. If the Index Return is in excess of the Cap Rate, your positive Index Adjustment will be limited by (and equal to) the Cap Rate. A Cap Rate is not a guarantee of any positive return.
•A Performance Trigger Crediting Method provides you the opportunity to receive a positive Index Adjustment equal to a stated Performance Trigger Rate if the Index Return is flat or positive at the end of the Index Account Option Term. The Performance Trigger Rate equals the positive Index Adjustment that you will receive if the Index Return is flat or positive, regardless of whether the actual Index Return is higher or lower than the stated Performance Trigger Rate. A Performance Trigger Rate is not a guarantee of any positive return.
Protection Options: The Protection Options provide a level of downside protection if the Index Return is negative. You may choose either a Buffer or Floor Protection Option. Current Buffer and Floor rates are provided at the time of application.
•A Buffer protects from loss up to a specific amount (typically 10%, or 20%). You only incur a loss if the Index declines more than the stated Buffer percentage. For example, if an Index declines 15% and you chose a 10% Buffer, you would incur a loss of 5% for that Index Account Option Term. Available Buffer rates are guaranteed to be no less than 5% or more than 50%.
•A Floor protects from loss after a specific threshold. If the Index declines, you incur a loss up to the stated Floor percentage, beyond which, you are protected by any further loss for that Index Account Option Term. For example, if you chose a 10% Floor and the Index declines 15%, you would lose 10% for that Index Account Option Term. Available Floor rates are guaranteed to be no less than 5% or more than 50%.
Index Account Option Terms: The Contract currently offers two term lengths: a 1-Year term and a 6-Year term depending on the Crediting Method and Protection Option you choose.
As of the date of this prospectus, you may currently select the following combination of Crediting Methods, Protection Options, and Index Account Option Terms with any of the available Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	6-Year
Cap	10%, 20%	10%, 20%	✓	✓
Performance Trigger	10%	10%	✓	N/A

* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Service Center for current rate availability.

The available Crediting Method and Protection Option rates are the rates effective as of the first day of an Index Account Option Term. The rate for a particular Index Account Option Term may be higher or lower than the rate for previous or future Index Account Option Terms. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the available rates for the next Index Account Option Term.

We reserve the right to delete or add Indexes, Crediting Methods, Protection Options, and Index Account Option Terms in the future. At least 30 days prior to the end of your Index Account Option Term, we will provide you with notice identifying the Indexes, Crediting Methods, Protection Options, or Index Account Option Terms that are available, so that you may tell us how you would like your Index Account Option Value allocated on your Index Account Option Term Anniversary. If you do not provide us with instructions prior to your Index Account Option Term Anniversary, and any of your existing elections are no longer available, your Index Account Option Value will be transferred into a one-year Fixed Account on your Index Account Option Term Anniversary.

It is possible that an Index may be replaced during an Index Account Option Term. If an Index is replaced during an Index Account Option Term, we will provide you with notice of the substituted Index, and Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term. While any substituted Index will need to be approved by regulators prior to replacing your Index, it is possible that you may experience lower Index Return under a substituted Index than you would have if that Index had not been replaced. For more information about replacing Indexes, please see "Replacing an Index" on page 16. We also reserve the right to remove, add or change the combinations in which we offer Indexes, Crediting Methods, Protection Options and Index Account Option Terms in the future. All Indexes, Crediting Methods, Protection Options, and Index Account Option Terms we currently offer may not be available through every selling broker-dealer.

Fixed Account: You also have the option to invest all or a portion of your Contract Value into a Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at a fixed rate for the duration of the term. Currently, we offer a one-year term for amounts allocated to the Fixed Account and at the end of the one-year term, you will have the option of reallocating those amounts to Index Account Options, or to continue with the amounts in the Fixed Account. The credited interest rate on the Fixed Account is set annually and can be changed as each one-year term resets on the Contract Anniversary, subject to a guaranteed minimum interest rate.
Any interest credited to the Contract, whether from allocations to the Index Account Options or the Fixed Account, is backed by the claims-paying ability of Jackson National Life Insurance Company.
You are permitted to make transfers and withdrawals under the terms of the Contract. Transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term. Withdrawals taken during the first six years of the Contract may be subject to Withdrawal Charges and withdrawals taken from Index Account Options may be subject to an Interim Value adjustment. Depending on the Crediting Method, Protection Option, Index selected, Interim Value Proration Factor, and the amount of time that has elapsed in the Index Account Option Term, this adjustment could be substantial.
Registered Index Linked Annuities are long term investments, subject to a potentially substantial loss of principal. Working with a financial professional, you should carefully consider which Indexes, Crediting Methods, and Protection Options (or combinations thereof) are right for you based on your risk tolerance, investment objectives, and other relevant factors. Not all options may be suitable for all investors, including the overall purchase of a RILA.

Contract Overview

Contract	Individual single premium deferred registered index-linked annuity contract
Minimum Premium	$25,000
Issue Ages	0 - 85
Contract Value	The sum of the Fixed Account Value and the Index Account Value.
Index Account Options	Each Index Account Option is defined by an Index, a Crediting Method, a Protection Option, and a Term length. The Crediting Method and Protection Option you choose define the parameters under which the positive or negative Index Adjustment will be credited.
Index Account Option Term	Terms currently available under the Contract are 1 and 6 years in length.
Index	The Indexes currently offered under the Contract are: - S&P 500 Index - Russell 2000 Index - MSCI EAFE Index - MSCI Emerging Markets Index - MSCI KLD 400 Social Index
Crediting Method	The Crediting Methods currently offered under the Contract are: - Cap - Performance Trigger
Protection Options	The Protection Options currently offered under the Contract are: - Buffer - Floor
Fixed Account	A Contract Option which provides a declared amount of interest over a stated period.
Interim Value	The daily value of your Index Account Option on any given Business Day prior to the end of an Index Account Option Term. The Interim Value is calculated using prorated Index Adjustment Factors based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor.
Transfers	You may request a transfer to or from the Fixed Account and to or from the Index Account Options. You may also request transfers among the available Index Account Options. Transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term. The effective date of such transfers is the first day of the Fixed Account term and/or an Index Account Option Term into which a transfer is made.
Access to Your Money	You may withdraw some or all of your money at any time prior to the Income Date. For any withdrawal from an Index Account Option, an Interim Value adjustment as of the date of the withdrawal will apply and may substantially reduce your Index Account Option Value. In addition, a withdrawal taken in excess of the Free Withdrawal amount may be subject to additional Withdrawal Charges.

Withdrawal Charge
A percentage charge applied to withdrawals in excess of the Free Withdrawal amount.

Withdrawal Charges apply during the first six years of the Contract as follows:

      Number of Complete
Contract Years since Issue Date Withdrawal Charge Percentage
                   0…………………………………………………..8.00%
                   1…………………………………………………..8.00%
                   2…………………………………………………..7.00%
                   3…………………………………………………..6.00%
                   4…………………………………………………. 5.00%
                   5…………………………………………………..4.00%
             6 or more………………………………………....…...0.00%

For more information about Withdrawal Charges, including details about when you may be entitled to a waiver of Withdrawal Charges, please see the section titled “WITHDRAWAL CHARGE".

Death Benefit	For Owners 75 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) is the greater of the Contract Value or the Premium you paid into the Contract (reduced proportionately by the percentage reduction in the Index Account Option Value and the Fixed Account Value for each partial withdrawal (including any applicable Withdrawal Charge)).

For Owners age 76 or older at the Issue Date of the Contract, the standard death benefit is the Contract Value.
Income Options
You can choose to begin taking income from your Contract at any time, but all of the Contract Value must be annuitized. Withdrawal Charges (if you begin taking income in the first Contract Year) will apply, and we will use your Interim Value (if you begin taking income on any day other than the Index Account Option Term Anniversary) to calculate your income payments. You may choose from the following annuitization options:

- Life Income
- Joint Life and Survivor Income
- Life Income with Guaranteed Payments for 10 Years or 20 Years
- Life Income for a Specified Period

Once an income option has been selected, and payments begin, the income option may not be changed. No withdrawals will be permitted once the contract is in the income phase. For more information about income options, please see the section titled "Income Options".

Charges and Expenses	You will bear the following charges and expenses: - Withdrawal Charges; and - Premium and Other Taxes.
Free Look Provision	You may cancel the Contract within a certain time period after receiving it by returning the Contract to us or to the financial professional who sold it to you. This is known as a “Free Look.” We will return either your Premium Payment or Contract Value, depending on your state, and we will not deduct a Withdrawal Charge.

RISK FACTORS

The purchase of the Contract and the features you elect involve certain risks. You should carefully consider the following factors, in addition to considerations listed elsewhere in this prospectus, prior to purchasing the Contract.

Risk of Loss. An investment in an index-linked annuity is subject to the risk of loss. You may lose money, including the loss of principal.

Liquidity. We designed the Contract to be a long-term investment that you may use to help save for retirement. If you take withdrawals from your Contract during the withdrawal charge period, withdrawal charges may apply. In addition, each time you take a withdrawal, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be positive or negative. In doing so, we use prorated Index Adjustment Factors and your Interim Value Proration Factor(s), both of which serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. The adjustments and charges that are imposed when amounts are withdrawn before the end of an Index Account Option Term can result in a loss of Contract Value even if the Index Return has been positive. In addition, amounts withdrawn from this Contract may also be subject to taxes and a 10% additional federal tax penalty if taken before age 59½. If you plan on taking withdrawals that will be subject to withdrawal charges and/or taking withdrawals before age 59½, this Contract may not be appropriate for you.

Limitations on Transfers. You can transfer Contract Value among the Index Account Options and the Fixed Account only at designated times (on the Index Account Option Term Anniversary for amounts invested in Index Account Options, and Contract Anniversaries for amounts invested in the Fixed Account). You cannot transfer out of a current Index Account Option to another Index Account Option (or to the Fixed Account) until the Index Account Option Term Anniversary and you cannot transfer out of the Fixed Account to an Index Account Option until the Contract Anniversary. In all cases, the amount transferred can only be transferred to a new Index Account Option or Fixed Account. This may limit your ability to react to market conditions. You should consider whether the inability to reallocate Contract Value during the elected investment terms is consistent with your financial needs and risk tolerance.

In addition, you should understand that for renewals into the same Index Account Option, a new Cap Rate or Performance Trigger Rate will go into effect on the Index Account Option Term Anniversary that coincides with the beginning of the new Index Account Option Term. Such rates could be lower, higher, or equal to your current Crediting Method percentage rate. For more information on how rates are set and communicated, please see the subsection titled "Crediting Methods" under "Additional Information About the Index Account Options".

If we do not receive instructions at the end of the Index Option Term or prior to a Contract Anniversary to change an allocation, no transfers will occur and your current allocation will remain in place for the next elected term, subject to the availability of your elected Index Account Option. This will occur even if the Fixed Account and/or specific Index Account Option is no longer appropriate for your investment goals. For more information about transfers, please see the section titled "Transfers and Reallocations".

Loss of Contract Value. There is a risk of substantial loss of Contract Value (except for amounts allocated to the Fixed Account) due to any negative Index Return that exceeds the Buffer or is within the Floor amount. If any negative Index Return exceeds the Buffer or is within the Floor you have elected at the end of the Index Account Option Term, you will realize the amount of loss associated with your elected Protection Option. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. If you keep amounts allocated to an Index Account Option over multiple Index Account Option Terms in which negative Index Adjustments are made, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Protection Option for a single Index Account Option Term.

No Ownership of Underlying Securities. You have no ownership rights in the securities that comprise an Index. Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Indexes nor is it equivalent to directly investing in such securities. You will not have any ownership interest or rights in the securities, such as voting rights, or the right to receive dividend payments, or other distributions. Index returns would be higher if they included the dividends from the component securities.

Tracking Index Performance. When you allocate money to an Index Account Option, the value of your investment depends in part on the performance of the applicable Index. The performance of an Index is based on changes in the values of the securities or other investments that comprise or define the Index. The securities comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index Return may cause you to realize investment losses. The historical performance of an Index or an Index Account Option does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a term.

While you will not directly invest in an Index, if you choose to allocate amounts to an Index Account Option, you are indirectly exposed to the investment risks associated with the applicable Index as the Contract performance tracks the Index Return and then your elected Crediting Methods and Protection Options are applied based on that performance. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations that may cause the value of a security to change, sometimes rapidly and unpredictably.
Limits on Investment Return.

•Cap Rate. If you elect a Cap Crediting Method, the highest possible return that you may achieve on your investment is equal to the Cap Rate, or "Cap". The Cap therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Caps do not guarantee a certain amount of minimum Index Adjustment credited. Any Index Adjustment based on a Cap Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is subject to a maximum in the form of a Cap, even when the positive Index Return is greater.

•Performance Trigger Rates. If you elect a Performance Trigger Crediting Method, the highest possible return that you may achieve is equal to the Performance Trigger Rate. The Performance Trigger Rate therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Performance Trigger Rates do not guarantee a minimum Index Adjustment amount. Any Index Adjustment credited for a Performance Trigger Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is always equal to the Performance Trigger Rate, even when the positive Index Return is greater.

Buffers and Floors. If you allocate money to an Index Account Option, Index fluctuations may cause an Index Adjustment to be negative at the end of the Index Account Option Term despite the application of the Buffer or Floor Protection Option that you elect.

•If you elect a Floor, a negative Index Return will always result in a negative Index Adjustment up to the Floor but not in excess of the Floor.
•If you elect a Buffer, a negative Index Return will result in a negative Index Adjustment if the negative Index Return exceeds the Buffer.

In choosing between a Buffer and a Floor, you should consider that the maximum amount of principal you can lose with a Buffer is greater than the maximum amount of principal you can lose with a Floor. Conversely, because of the greater downside risk you assume with a Buffer Protection Option, they tend to offer greater opportunities for upside growth.

If we credit your Contract with a negative Index Adjustment, your Index Account Option Value will be reduced. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. Any portion of your Contract Value allocated to an Index Account Option will benefit from the protection of either the Buffer or Floor for that Index Account Option Term only. A new Buffer or Floor will be applied to subsequent Index Account Option Terms. You assume the risk that you will incur a loss and that the amount of the loss could be significant. You also bear the risk that sustained negative Index Return may result in a zero or negative Index Adjustment being credited to your Index Account Option Value over multiple Index Account Option Terms.

If an Index Account Option Value is credited with a negative Index Adjustment for multiple Index Account Option Terms, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Buffer or Floor for a single Index Account Option Term.

Elimination, Suspension, Replacements, Substitutions, and Changes to Indexes, Crediting Methods, and Terms. We may replace an Index if it is discontinued or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an

Index, the performance of the new Index may differ from the original Index. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term. A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length.

Changes to the Cap Rates and Performance Trigger Rates, if any, occur at the beginning of the next Index Account Option Term. We will provide written notice at least 30 days prior to each Index Account Option Term instructing you how to obtain the Cap Rates and Performance Trigger Rates for the next Index Account Option Term. On the Index Account Option Term Anniversary, you may transfer your Index Account Option Value to another Index Account Option or to the Fixed Account without charge. The guaranteed maximum Floor and guaranteed minimum Buffer will not change for the life of your Contract.
We may also add or remove an Index, Index Account Option Term, Crediting Method, or Protection Option during the time that you own the Contract. We will not add any Index, Index Account Option Term, Crediting Method, or Protection Option until the new Index or Crediting Method has been approved by the insurance department in your state. Any addition, substitution, or removal of an Index, Crediting Method, Protection Option, or Index Account Option Term will be communicated to you in writing.
Issuing Company. No company other than Jackson has any legal responsibility to pay amounts that Jackson owes under the Contract. The amounts you invest are not placed in a registered separate account, and your rights under the Contract to invested assets and the returns on those assets are subject to the claims paying ability of Jackson. You should review and be comfortable with the financial strength of Jackson for its claims-paying ability.

Effects of Withdrawals, Annuitization, or Death. If a withdrawal is taken, including a required minimum distribution ("RMD") during the Index Account Option Term, it could be subject to Withdrawal Charges as well as an Interim Value adjustment that could reduce your Index Account Option Value. Such reduction could be significant. The Interim Value adjustment may result in an Index Adjustment that is less than the Index Adjustment you would have received if you had held the investment until the end of the Index Account Option Term. If you take a withdrawal when the Index Return is negative, your remaining Contract Value may be significantly less than if you waited to take the withdrawal when the Index Return was positive.

All withdrawals, including RMDs, will be taken proportionately from each of your Index Account Options and Fixed Account unless otherwise specified. Withdrawals can also reduce the Death Benefit. Any Return of Premium death benefit will be reduced in a pro-rated amount. Pro rata reductions can be greater than the actual dollar amount of your withdrawal.
In addition, since all withdrawals reduce the Contract Value, withdrawals will also reduce the amount that can be taken as income since such amount is determined by the Contract Value on the Income Date. The Latest Income Date for this contract is age 95.
If your Contract Value falls below the minimum contract value remaining as a result of a withdrawal (as stated in your Contract), we may terminate your Contract.

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Adjusted Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term, adjusted based on the elected Cap Rate, Performance Trigger Rate, Buffer or Floor.

Annuitant – the natural person on whose life annuity payments for this Contract are based. The Contract allows for the naming of joint Annuitants. Any reference to the Annuitant includes any joint Annuitant.

Beneficiary – the natural person or legal entity designated to receive any Contract benefits upon the Owner’s death. The Contract allows for the naming of multiple Beneficiaries.

Buffer - one of the two Protection Options offered and an Index Adjustment Factor. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. A Buffer protects from loss up to a stated amount. You only incur a loss if the Index declines more than the stated Buffer percentage during the Index Account Option Term (though it is possible to incur a loss in excess of the stated Buffer percentage if you make a withdrawal prior to the end of the Index Account Option Term).

Business Day - any day that the New York Stock Exchange is open for business.

Cap Rate ("CR") or Cap - one of two currently available Crediting Methods, and an Index Adjustment Factor. The Cap Rate is the maximum positive Index Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Cap Crediting Method at the end of each Index Account Option Term.

Contract - the single premium deferred Index-linked annuity contract and any optional endorsements you may have selected.

Contract Anniversary - each one-year anniversary of the Issue Date.

Contract Option - one of the options offered by the Company under this Contract. The Contract Options for this product are the Fixed Account and Index Account.

Contract Value - the sum of the allocations to the Fixed Account and the Index Account.

Contract Year - the succeeding twelve months from a Contract’s Issue Date and every anniversary. The first Contract Year (Contract Year 0-1) starts on the Contract’s Issue Date and extends to, but does not include, the first Contract Anniversary. Subsequent Contract Years start on an anniversary date and extend to, but do not include, the next anniversary date.

For example, if the Issue Date is January 15, 2021 then the end of Contract Year 1 would be January 14, 2022, and January 15, 2022, which is the first Contract Anniversary, begins Contract Year 2.

Crediting Method - the general term used to describe a method of crediting the applicable positive Index Adjustment at the end of an Index Account Option Term.

Fixed Account - a Contract Option in which amounts earn a declared rate of interest for a stated period.

Fixed Account Minimum Interest Rate - the minimum interest rate applied to the Fixed Account, guaranteed for the life of the Contract.

Fixed Account Minimum Value - the minimum guaranteed amount of the Fixed Account Value. The Fixed Account Minimum Value is equal to 87.5% of all amounts allocated to the Fixed Account, reduced by withdrawals (including any applicable Withdrawal Charges) and transfers from the Fixed Account, and taxes, accumulated at the Fixed Account Minimum Interest Rate.

Fixed Account Value - the value of the portion of the Premium allocated to the Fixed Account. The Fixed Account Value is equal to the larger of the Fixed Account Minimum Value or Premium allocated to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate for the Contract per annum, less any partial withdrawals including any Withdrawal Charges on such withdrawals, and any amounts transferred out of the Fixed Account.

Floor - one of the two Protection Options offered and an Index Adjustment Factor. A Floor is the maximum negative Index Adjustment that will be credited to the Index Account Option Value at the end of the Index Account Option Term, expressed as a percentage. A Floor protects from loss after a stated threshold. If the Index declines during the Index Account Option Term, you incur a loss up to the stated Floor percentage, and are protected from any further loss beyond the Floor during that Index Account Option Term (though it is possible to incur a loss in excess of the stated Floor percentage if you make a withdrawal prior to the end of the Index Account Option Term).

Good Order - when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Contract or execute any requested transaction pursuant to the terms of the Contract.

Income Date - the date on which Income Payments are scheduled to begin as described in the Income Provisions.

Index - a benchmark used to determine the positive or negative Index Adjustment credited, if any, for a particular Index Account Option.

Index Account - a Contract Option in which amounts are credited positive or negative index-linked interest for a specified period.

Index Account Option - an option within the Index Account for allocation of Premium, defined by its term, Index, Crediting Method, and Protection Option.

Index Account Option Term - the selected duration of an Index Account Option.

Index Account Option Term Anniversary - the Business Day concurrent with or immediately following the end of an Index Account Option Term.

Index Account Option Value - the value of the portion of Premium allocated to an Index Account Option.

Index Account Value - the sum of the Index Account Option Values.

Index Adjustment - an adjustment to Index Account Option Value at the end of each Index Account Option Term, or at the time of withdrawal of Index Account Option Value. Index Adjustments can be positive or negative, depending on the performance of the selected Index, Crediting Method, and Protection Option. The Index Adjustment is equal to the Adjusted Index Return. During an Index Account Option Term, the Index Adjustment is equal to the Adjusted Index Return, further adjusted based on your prorated Index Adjustment Factors and the Interim Value Proration Factor.

Index Adjustment Factor(s) - the parameters used to determine the amount of an Index Adjustment. These parameters are specific to the applicable Crediting Method and Protection Option. Cap Rates, Performance Trigger Rates, Buffers, and Floors are all Index Adjustment Factors.

Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term.
Interim Value - the Index Account Option Value during the Index Account Option Term. The Interim Value is the greater of the Index Account Option Value at the beginning of the term reduced for any partial withdrawals from the Index Account Option during the term, including any Withdrawal Charges, in the same proportion as the Interim Value was reduced on the date of the withdrawal, plus the prorated Index Adjustment subject to prorated Index Adjustment Factors and the Interim Value Proration Factor ("IVPF"), or zero. The Interim Value uses your prorated Index Adjustment Factors (based on the elapsed portion of the Index Account Option Term) and the Interim Value Proration Factor. The Interim Value is calculated on each date of the Index Account Option Term, and is the amount of Index Account Option Value available for withdrawal prior to the end of the Index Account Option Term.

Interim Value Proration Factor ("IVPF") - the percentage applied to the prorated Index Adjustment Factors in the calculation of Interim Value at the time of a withdrawal prior to the end of the Index Account Option Term. The IVPF equals 100% during the Withdrawal Charge period. After the Withdrawal Charge period ends, the IVPF is reset annually on the Index Account Option Anniversary and may vary by Crediting Method and Protection Option combination. The IVPF is guaranteed to be at least 50% after the Withdrawal Charge period ends.

Issue Date - the date your Contract is issued.

Jackson, JNL, we, our, or us – Jackson National Life Insurance Company. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Latest Income Date ("LID") - the date on which you will begin receiving income payments. The Latest Income Date is the Contract Anniversary on which the Owner will be 95 years old, or such earlier date required by a qualified plan, law or regulation.

Owner, you or your – the natural person or legal entity entitled to exercise all rights and privileges under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. (We do not capitalize “you” or “your” in the prospectus.) Any reference to the Owner includes any joint Owner.

Performance Trigger Rate ("PTR") - one of two currently available Crediting Methods, and an Index Adjustment Factor. The PTR is the amount of positive Index Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Performance Trigger Crediting Method at the end of each Index Account Option Term if the performance criteria are met.

Premium - consideration paid into the Contract by or on behalf of the Owner. The maximum Premium payment you may make without prior approval is $1 million. This maximum amount is subject to further limitations at any time.

Protection Options - the general term used to describe the Floor and Buffer Index Adjustment Factors. Protection Options provide varying levels of partial protection against the risk of loss of Index Account Option Value when Index Return is negative.

Remaining Premium - total Premium paid into the Contract, reduced by withdrawals of Premium, including Withdrawal Charges, before withdrawals are adjusted for any applicable charges.

Withdrawal Charge - a charge that is applied to withdrawals in excess of the free withdrawal during the first six years of the Contract, expressed as a percentage of Remaining Premium,

Withdrawal Value - the amount payable upon a total withdrawal of Contract Value. The Withdrawal Value is equal to the Contract Value, subject to any applicable positive or negative Interim Value adjustment, less any applicable Withdrawal Charge.

THE ANNUITY CONTRACT

Your Contract is a contract between you, the Owner, and us. The Contract is an individual single Premium deferred index-linked annuity. Your Contract and any endorsements are the formal contractual agreement between you and the Company.
Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity contract. We will not issue a Contract to someone older than age 85.

Your Premium and Contract Value may be allocated to:

•the Fixed Account, in which amounts earn a declared rate of interest for a certain period,
•the Index Account, in which amounts may be allocated to the Index Account Options, which are currently available with a variety of Crediting Methods and term lengths, and certain Protection Options, all of which may be credited with a positive or negative Index Adjustment based upon the performance of a specified Index.
Your Contract, like all deferred annuity contracts, has two phases:

•the accumulation phase, when your Premium may accumulate value based upon the Index Adjustment and/or Fixed Account interest credited, and
•the income phase, when we make income payments to you.
As the Owner, you can exercise all the rights under your Contract. In general, joint Owners jointly exercise all the rights under the Contracts. In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the primary Owner.

State Variations. This prospectus describes the material rights and obligations under the Contract. There may be some variations to the general description in this prospectus, where required by specific state laws. Please refer to your Contract for specific variations applicable to you. Any state variations will be included in your Contract and any endorsements to your Contract. For a general list of state variations, please refer to Appendix B.

Owner. As Owner, you may exercise all ownership rights under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. Only two joint Owners are allowed per Contract. Any reference to the Owner includes any joint Owner. Joint Owners have equal ownership rights, and as such, each Owner must authorize any exercise of Contract rights unless the joint Owners instruct us in writing to act upon authorization of an individual joint Owner.

Ownership Changes. To the extent allowed by state law, we reserve the right to refuse ownership changes at any time on a non-discriminatory basis, as required by applicable law or regulation. You may request to change the Owner or joint Owner of this Contract by sending a signed, dated request to our Service Center. The change of ownership will not take effect until it is approved by us, unless you specify another date, and will be subject to any payments made or actions taken by us prior to our approval. We will use the oldest Owner's age for all Contract purposes. No person whose age exceeds the maximum issue age allowed by Jackson as of the Issue Date of the Contract may be designated as a new Owner.

Jackson assumes no responsibility for the validity or tax consequences of any ownership change. If you make an ownership change, you may have to pay taxes. We encourage you to seek legal and/or tax advice before requesting any ownership change.

Annuitant. The Annuitant is the natural person on whose life income payments for this Contract are based. If the Contract is owned by a natural person, you may change the Annuitant at any time before you begin taking income payments by sending a written, signed and dated request to the Service Center. Contracts owned by legal entities are not eligible for Annuitant changes. The Annuitant change will take effect on the date you signed the change request, unless you specify otherwise, subject to any payments made or actions taken by us prior to receipt of the request in Good Order. We reserve the right to limit the number of joint Annuitants to two. If the Contract is owned by a legal entity, the Annuitant(s) will be entitled to the benefits of the waivers of Withdrawal Charges due to terminal illness or extended care, as described more fully in your Contract.

Beneficiary. The Beneficiary is the natural person or legal entity designated to receive any Contract benefits upon the first Owner's death. The Contract allows for the naming of multiple Beneficiaries. You may change the Beneficiary(ies) by sending a written, signed and dated request to the Service Center. If an irrevocable Beneficiary was previously designated, that Beneficiary must consent in writing to any change. The Beneficiary change will take effect on the date you signed the change request, subject to any payments made or actions taken by us prior to receipt of the request in Good Order.

Assignment. To the extent allowed by state law, we reserve the right to refuse assignments at any time on a non-discriminatory basis, as required by applicable law or regulation. You may request to assign this Contract by sending a signed, dated request to our Service Center. The assignment will take effect on the date we approve it, unless you specify another date, subject to any payments made or actions taken by us prior to our approval. Your right to assign the Contract is subject to the interest of any assignee or irrevocable Beneficiary. If the Contract is issued pursuant to a qualified plan, it may not be assigned except under such conditions as may be allowed under the plan and applicable law. Generally, an assignment or pledge of a non-qualified annuity is treated as a distribution.

Jackson assumes no responsibility for the validity or tax consequences of any assignment. We encourage you to seek legal and/or tax advice before requesting any assignment.

PREMIUM

Minimum Premium:

•$25,000 under most circumstances

Maximum Premium:

•The maximum Premium payment you may make without our prior approval is $1 million.

We reserve the right to waive minimum and maximum Premium amounts in a non-discriminatory manner. Our right to restrict Premium to a lesser maximum amount may affect the benefits under your Contract.

Allocations of Premium. You may allocate Premium to any available Indexed Account Option or Fixed Account. Each allocation must be a whole percentage between 0% and 100%. The minimum amount you may allocate to an Indexed Account Option or Fixed Account is $100.

We will issue your Contract and allocate your Premium payment within two Business Days (days when the New York Stock Exchange is open) after we receive your complete Premium payment and all information that we require for the purchase of a Contract in Good Order. We reserve the right to reject a Premium payment that is comprised of multiple payments paid to us over a period of time. If we permit you to make multiple payments as part of your Premium payment, the Contract will not be issued until all such payments are received in Good Order. We reserve the right to hold such multiple payments in a non-interest bearing account until the Issue Date. If we do not receive all information required to issue your Contract, we will contact you to get the necessary information. If for some reason we are unable to complete this process within five Business Days, we will return your money. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time). No Premium will be accepted after the Contract has been issued.

Free Look. You may cancel your Contract by returning it to your financial professional or to us within ten days after receiving it. In some states, the Free Look period may be longer. Please see the front page of your Contract for the Free Look period that applies to your Contract. In general, if you cancel your Contract during this period, we will return:

•Premiums paid to the Fixed Account, less

•any withdrawals from the Fixed Account, plus

•the Index Account Value.

We will determine the Index Account Value as of the date we receive the Contract. In some states, we are required to return Premium payments only. We will pay the applicable free look proceeds within seven days of a request in Good Order. In some states, we are required to hold the Premiums of a senior citizen in the Fixed Account during the free look period, unless we are specifically directed to allocate the Premium to the Index Account.

CONTRACT OPTIONS

The Contract is divided into two general categories for allocation of your Premium and Contract Value: the Fixed Account, where amounts earn a declared rate of interest for an annually renewable one-year term, and the Index Account, where amounts earn index linked interest ("Index Adjustment") for a specified term based upon the performance of a selected Index.

Fixed Account. The Fixed Account is an annually renewable account in which amounts you allocate earn a declared rate of interest. Fixed Account interest rates are guaranteed for one year from the date you allocate amounts into the Fixed Account and are subject to change on each Contract Anniversary thereafter. In no event will the interest rate credited to amounts allocated to the Fixed Account be less than the Fixed Account Minimum Interest Rate, as discussed below.

Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account; (2) plus interest credited daily at a rate not less than the Fixed Account Minimum Interest Rate, per annum; (3) less any gross partial withdrawals, including any Withdrawal Charges on such withdrawals; (4) less any amounts transferred out of the Fixed Account. The Fixed Account Value will never be less than the Fixed Account Minimum Value. The Fixed Account Minimum Value is equal to the greater of (a) eighty-seven and one half (87.5%) of any allocations to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate per annum, less any partial withdrawals after being reduced for any applicable Withdrawal Charge and taxes, or (b) zero.

Rates of Interest We Credit. This Contract guarantees a Fixed Account Minimum Interest Rate that applies to amounts allocated to the Fixed Account. The Fixed Account Minimum Interest Rate guaranteed by the Contract will be no less than the minimum non-forfeiture rate. The minimum non-forfeiture rate will be determined by Jackson, pursuant to the requirements outlined by the Standard Nonforfeiture Law for Individual Deferred Annuities. The Fixed Account Minimum Interest Rate is guaranteed for the life of the Contract. In addition, we establish a declared rate of interest ("base interest rate") at the time you allocate any amounts to the Fixed Account, and that base interest rate will apply to that allocation for the entire one-year Fixed Account term. To the extent that the base interest rate that we establish for any allocation is higher than the Fixed Account Minimum Interest Rate, we will credit that allocation with the higher base interest rate. Thus, the declared base interest rate could be greater than the guaranteed Fixed Account Minimum Interest Rate specified in your Contract, but will never cause your allocation to be credited at less than the currently applicable Fixed Account Minimum Interest Rate. On each Contract Anniversary, the base interest rate is subject to change.

Index Account. Amounts allocated to the Index Account are credited with an Index Adjustment at the end of each Index Account Option Term based upon the performance of the selected Index, Crediting Method, and Protection Option. Your selections from available options make up what are referred to as Index Account Options, which are available with different combinations of Indexes, Protection Options, Crediting Methods, and term lengths. As of the date of this prospectus, the following options are currently available for election with any of the Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	6-Year
Cap	10%, 20%	10%, 20%	✓	✓
Performance Trigger	10%	10%	✓	N/A
* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Service Center for current rate availability.

Crediting Method and Protection Option Rates. Available rates for Crediting Methods and Protection Options are the rates effective as of the first day of your Index Account Option Term. The rates for a particular Index Account Option Term may be higher or lower than the rates for previous or future Index Account Option Terms. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the rates for the next Index Account Option Term. You may also request current rates at any time by contacting your financial professional or the

Jackson Service Center. Guaranteed minimum and maximum rates for each Crediting Method and Protection Option are listed below in the sections for each specific Crediting Method and Protection Option.

Index Account Value. The Index Account Value is equal to the sum of all the Index Account Option Values.

Index Account Option Value. When you allocate Contract Value to an Index Account Option for an Index Account Option Term, your investment in the Index Account Option is represented by an Index Account Option Value. Your Index Account Option Value is the portion of your Contract Value allocated to that Index Account Option at any given time. If you allocate Contract Value to multiple Index Account Options at the same time, you will have a separate Index Account Option Value for each Index Account Option in which you are invested. The minimum amount you may allocate to an Index Account Option is $100.

•At the beginning of the Index Account Option Term, your Index Account Option Value is equal to the Premium allocated or Contract Value transferred to the Index Account Option, less any amount transferred out of the Index Account Option.

•During the Index Option Term, your Index Account Option Value is equal to the Interim Value, which is equal to the Index Account Option Value at the beginning of the Index Account Option Term, reduced for any partial withdrawals taken from the Index Account Option during the current Index Account Option Term (including any Withdrawal Charges on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such withdrawal, credited with a positive or negative Index Adjustment. The Index Adjustment credited is subject to the prorated Index Adjustment Factors as of the date of the withdrawal, and the Interim Value Proration Factor. During the Index Account Option Term, your Interim Value will never be less than zero.

•At the end of the Index Account Option Term, your Index Account Option Value is equal to the Index Account Option Value at the beginning of the Index Option Term reduced for any partial withdrawals taken from the Index Account Option during the current Index Account Option Term (including any Withdrawal Charges on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such withdrawal, and credited with a positive or negative Index Adjustment. At the end of your Index Account Option Term, your Index Account Option Value will never be less than zero.

Index Adjustment. For each Index Account Option to which you allocate Contract Value, at the end of the Index Account Option Term, we will credit your Index Account Option Value with an Index Adjustment. This Index Adjustment can be positive or negative, depending on the performance of the Index and the Crediting Method and Protection Option chosen.

•If the Index Adjustment is positive, your Index Account Option Value will increase by a dollar amount equal to the positive Index Adjustment.

•If the Index Adjustment is negative, your Index Account Option Value will decrease by a dollar amount equal to the negative Index Adjustment.

•If the Index Adjustment is equal to zero, no Index Adjustment will be credited and there will be no adjustment to your Index Account Option Value.

We also credit a positive or negative Index Adjustment during the Index Account Option Term when you take a withdrawal. During the term, the Index Adjustment is subject to the prorated Index Adjustment Factors, as of the date of the withdrawal. and the Interim Value Proration Factor.
Interim Value. Because the Index Account Options are designed to credit an Index Adjustment by measuring the change in the Index Return from the beginning of the Index Account Option Term to the end of the Index Account Option Term, an Interim Value calculation is necessary to determine the daily value of your Index Account Option on any given Business Day for purposes of withdrawals prior to the end of the Index Account Option Term. For each Index Account Option, the value we assign on any Business Day prior to the end of the Index Account Option Term is called the Interim Value. The Interim Value of an Index Account Option is equal to the amount allocated to the Index Account Option, adjusted for the Index Return of the associated Index and subject to the prorated Index Adjustment Factor that you have elected (Cap Rate/Performance Trigger Rate/Buffer/Floor) and the Interim Value Proration Factor ("IVPF"), if applicable.

The Interim Value calculation is the same for all Crediting Methods. It uses the Index value on two dates to determine the Index Adjustment credited during any Index Account Option Term: the beginning date of the Index Account Option Term and the current date within that Index Account Option Term on which the Interim Value is being calculated. To determine the Index Adjustment credited, we calculate the net change in Index value between the beginning of the Index Account Option Term and the current Index value and express it as a percentage. If the resulting percentage is positive, we apply the Interim Value Proration Factor ("IVPF") to the prorated Crediting Method that you have elected (Cap Rate/Performance Trigger Rate). If the Index return is negative, we apply the IVPF to the prorated Protection Option that you have elected (Buffer/Floor). This adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Index Account Option Term (adjusted to reflect any withdrawals during the term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from the Index Account Option Value at the beginning of the term (adjusted to reflect any withdrawals during the term) to calculate the current Interim Value. Please see Appendix A for examples of the calculation of Interim Value under different scenarios.
Interim Value Proration Factor. The Interim Value Proration Factor ("IVPF") is the percentage applied to the prorated Crediting Method and Protection Option, in the calculation of Interim Value. The IVPF is guaranteed to equal 100% during the Withdrawal Charge period. After the Withdrawal Charge period ends, the IVPF will be declared annually on the Index Account Option Anniversary, and communicated to you via your annual statement. The IVPF is locked in at the beginning of each Index Account Option Term and it does not apply to withdrawals made on any Index Account Option Term Anniversary. All Crediting Methods and Protection Option combinations are each subject to a unique IVPF. The IVPF will be determined by the Company and may vary by Crediting Method and Protection Option combination. Please see Appendix A for examples of the calculation of Interim Value using IVPF under different scenarios.

ADDITIONAL INFORMATION ABOUT THE INDEX ACCOUNT OPTIONS

Indexes. When you allocate money to the Index Account, you are credited the Index Adjustment based upon the performance of your selected Index. You should discuss the available Indexes with your financial professional and obtain advice on which Index is best suited for your specific financial goals. Currently, we offer the following Indexes:

•S&P 500 Index: The S&P 500 Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies.

•Russell 2000 Index: The Russell 2000 Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

•MSCI EAFE Index: The MSCI EAFE Index is comprised of equity securities of large- and mid-capitalization companies and it is designed to measure the equity market performance of developed markets, including countries in Europe, Australia, and the Far East. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty).

•MSCI Emerging Markets Index: The MSCI Emerging Markets Index is comprised of equity securities of large- and mid-capitalization companies in emerging markets. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets.

•MSCI KLD 400 Social Index: The MSCI KLD 400 Social Index is comprised of equity securities that provide exposure to companies with outstanding Environmental, Social and Governance (ESG) ratings and excludes companies whose products have negative social or environmental impacts. Since the primary objective of this Index is to track companies with a positive social or environmental impact, this Index may underperform the market as a whole or other indexes that do not screen for ESG standards. The Index may include large-, mid-, and small-capitalization companies. In general, large capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of other successful smaller companies, and the securities of smaller capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Smaller companies are more likely to fail than larger companies.

We reserve the right to add, remove, or replace any Index, Term, Crediting Method, or Protection Option in the future, subject to necessary regulatory approvals. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term.
Replacing an Index. We may replace an Index if it is discontinued or the Index is no longer available to us or if the Index's calculation changes substantially. Additionally, we may replace an Index if hedging instruments become difficult to acquire or the cost of hedging related to such Index becomes excessive. We may do so at the end of an Index Account Option Term or during an Index Account Option Term. We will notify you in writing at least 30 days before we replace an Index. If an Index is replaced during an Index Account Option Term, the Index Return will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term. A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length.

If we replace an Index, we will attempt to select a new Index that is similar to the old Index. In making this evaluation, we will look at factors such as asset class; Index composition; strategy or methodology inherent to the Index; and Index liquidity.

Index Return. The Index Return for an Index Account Option is the percentage change in the Index value from the start of an Index Account Option Term to the end of the Index Account Option Term.
Example: Assume that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 5%. Thus, the Index Return for that Index Account would be 5%. If instead the S&P 500 Index decreased by 5%, the Index Return for that Index Account would be -5%.
Adjusted Index Return. After the Index Return is calculated at the end of the Index Account Option Term, we next calculate the Adjusted Index Return. The Adjusted Index Return reflects any applicable adjustments to the Index Return based on the Cap Rate or Performance Trigger Rate, if the Index Return is positive, or the Buffer or Floor, if the Index Return is negative. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.
Example: Assume, as above, that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 15%. Thus, the Index Return for that Index Account would be 15%. Assume now that your Index Account Option has a Cap Rate of 10%. Your Index Return of 15% would be adjusted to your maximum 10% Cap Rate, making your Adjusted Index Return 10%.

Protection Options. Your selected Protection Option will define the manner in which any (negative) Index Adjustments are credited to you if your selected Index performs negatively during your Index Account Option Term. When you allocate amounts to the Index Account, you are indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations which may cause the value of a security to change, sometimes rapidly and unpredictably. The Contract provides two options to provide some level of protection against the risk of loss of Index Account Value for any negative Index Return: Buffers and Floors.

Buffer. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. Put another way, a Buffer protects your Index Account Option Value from loss up to a specified amount (typically 10% or 20%). Jackson protects you from any loss associated with Index decline up to your elected Buffer percentage. You only incur a loss if the Index has declined more than your elected Buffer percentage as of your Index Account Option Term Anniversary.

Withdrawals taken prior to the end of the Index Account Option Term will reduce the Index Account Option Value in the same proportion that the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of a prorated Buffer based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor.

The available Buffer rates are the rates effective as of the first day of an Index Account Option Term. The Buffer rate for a particular Index Account Option Term may be higher or lower than the Buffer rate for previous or future Index Account Option Terms. In no event will a Buffer rate be less than 5% or more than 50% during the life of your Contract. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the available Buffer rates for the next Index Account Option Term.

Floor. A Floor is the maximum loss that will be credited to the Index Account Option at the end of the Index Account Option Term, expressed as a percentage. In contrast to the Buffer, a Floor protects your Index Account Option Value from loss greater than a specified amount (typically 10% or 20%). This means that if the Index has declined as of your Index Account Option Term Anniversary, you will incur all of the loss up to your elected Floor percentage. Jackson will protect you from any Index decline greater than your elected Floor percentage.

Withdrawals taken prior to the Index Account Option Term will reduce the Index Account Option Value in the same proportion as the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of a prorated Floor based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor.

The available Floor rates are the rates effective as of the first day of an Index Account Option Term. The Floor rate for a particular Index Account Option Term may be higher or lower than the Floor rate for previous or future Index Account Option Terms. In no event will a Floor rate be less than 5% or more than 50% during the life of your Contract. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the available Floor rates for the next Index Account Option Term.

Please see Appendix A for examples of how the Interim Value is calculated with prorated Index Adjustment Factors under various scenarios.

Crediting Methods. Your selected Crediting Method will dictate the manner in which the Index Adjustments is credited to you if your selected Index performs positively during your Index Account Option Term. Current Cap Rates and Performance Trigger Rates are provided at the time of application, and to existing owners and financial professionals at any time, upon request.

To determine the Index Adjustment amount that will be credited to your Index Account Option Value at the end of each Index Account Option Term, we calculate the Adjusted Index Return for that Index Account Option. We calculate this Adjusted Index Return by applying the applicable Crediting Method. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.

Cap Crediting Method. When you elect a Cap Crediting Method as part of an Index Account Option, the maximum amount of Index Adjustment that will be credited to your Index Account Option Value when your Index Return is positive as of the Index Account Option Term Anniversary will be limited by the elected Cap. The Cap, or "Cap Rate" is the maximum amount of Index Adjustment that will be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Cap Rate is declared at the beginning of the Index Account Option Term. The Cap Rate for a particular Index Account Option Term may be higher or lower than the Cap Rate for previous or future Index Account Option Terms. In no event will a Cap Rate be lower than 2% for a 6-year Index Account Option Term, or 1% for a 1-year Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the Cap Rates for the next Index Account Option Term.

The Cap Crediting Method is currently available with either a Buffer or Floor, and for your choice of 1-year or 6-year Index Account Option Terms. The Cap Rate for the 6-year term would be lower if measured on an annual basis. For Index Account Option Terms longer than one year, the Buffer or Floor for that term is a total Buffer or Floor for the duration of that Index Account Option Term. The following examples will illustrate how the Cap Crediting Method operates with both the Buffer and Floor Protection Options. Each example assumes a 10% Cap Rate and a 10% Buffer or Floor.

Cap with Buffer.

10% Cap
-10% Buffer
20%
10%
6%
6%
0%
-8%
-12%
-2%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Cap Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment may be limited by a Cap. Here are some examples of how a Cap and Buffer work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 20%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.
Scenario 2: The Index Return is 6%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Index Return, which is 6%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was fully protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.

Cap with Floor.

20%
10%
10% Cap
6%
6%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Cap Crediting Method with Floor Protection Option, you are exposed to loss up to a certain point, but Jackson will protect you from any loss beyond that point. Any positive Index Adjustment may be limited by the Cap. Here are some examples of how a Cap and Floor work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 20%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.
Scenario 2: The Index Return is 6%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Index Return, which is 6%.
Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.

Please see Appendix A for examples of how the Interim Value is calculated with prorated Index Adjustment Factors under various scenarios.

Performance Trigger Crediting Method. When you elect a Performance Trigger Crediting Method, if the performance of the Index you elect is flat or positive at the end of your Index Account Option Term, your Index Account Option Value will be credited with a positive Index Adjustment equal to the Performance Trigger Rate. The Performance Trigger Rate is the amount of Index Adjustment that could be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Performance Trigger Rate is declared at the beginning of the Index Account Option Term. The Performance Trigger Rate for a particular Index Account Option Term may be higher or lower than the Performance Trigger Rate for previous or future Index Account Option Terms. In no event will a Performance Trigger Rate be lower than 1%. At least 30 days prior to any Index Account Option Term Anniversary, we will provide you with written notice advising you of how you may obtain the Performance Trigger Rates for the next Index Account Option Term.

The Performance Trigger Crediting Method is currently available for renewable one year Index Account Option Terms, with your choice of a Buffer or Floor Protection Option. The following examples will illustrate how the Performance Trigger Crediting Method operates with both the Buffer and Floor Protection Options. Each Example assumes a 5% Performance Trigger Rate and a 10% Buffer or Floor.

Performance Trigger with Buffer.

12%
5%
5%
2%
0%
Performance Trigger Rate 5%
-10% Buffer
-8%
-2%
-12%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment will be equal to the stated Performance Trigger Rate. If the market is flat or positive over the end of the Index Account Option Term, the full Index Adjustment will equal the Performance Trigger Rate, regardless of how much the Index increased. Here are some examples of how the Performance Trigger rate and Buffer work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.

Performance Trigger with Floor.

12%
5%
5%
2%
Performance Trigger Rate 5%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Floor Protection Option, you experience loss up to a certain point, but Jackson will protect you from any loss beyond that point. Your positive Index Adjustment will be equal to the stated Performance Trigger Rate. If the market is flat or positive at the end of the Index Account Option Term, a positive Index Adjustment equal to the Performance Trigger Rate will be credited, regardless of how much the Index increased. Here are some examples of how the Performance Trigger Rate and Floor work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.
Please see Appendix A for examples of how the Interim Value is calculated with prorated Index Adjustment Factors under various scenarios.

TRANSFERS AND REALLOCATIONS

Transfer Requests. You may request a transfer to or from the Fixed Account and the Index Account Options, as well as among the Index Account Options.

Transfers may only occur on the Contract Anniversary, or the following Business Day if the Contract Anniversary falls on a non-Business Day, when transferring out of the Fixed Account, and only on the Index Account Option Term Anniversary when transferring out of an Index Account Option. You will receive notice thirty (30) days prior to the Index Account Option Term Anniversary. The notice will include information on the Index Account Options available to you on your Index Account Option Term Anniversary.

Unless specified otherwise, transfers will be taken from the Index Account Options and the Fixed Account in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Options to the Fixed Account, at its discretion, on a nondiscriminatory basis, at any time.

Transfers from a Fixed Account will reduce the Fixed Account Value by the transfer amount requested. Transfers into a Fixed Account will increase the Fixed Account Value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option Value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option Value by the transfer amount requested.

Automatic Reallocation of Fixed Account Value. A request for a transfer must be received in Good Order prior to the Contract Anniversary for transfers out of the Fixed Account, or prior to the Index Account Option Term Anniversary for transfers out of an Index Account Option.

If no transfer request is received on or prior to the Index Account Option Term Anniversary, the Fixed Account Value will remain in the Fixed Account and the Index Account Option Value(s) will be reallocated to the same Index Account Option(s) for the same term, Crediting Method and Index, if available.

Automatic Reallocation of Index Account Option Value to a New Index Account Option or the Fixed Account. If you do provide timely allocation instructions within thirty (30) days prior to the end of an expiring Index Account Option Term, we will proceed as follows:

•If the same Index Account Option is available at the time and its Term does not extend beyond the Income Date, we will renew the Index Account Option into the same Index Account Option Term.

•If the same Index Account Option is available at the time but its Term extends beyond the Income Date, if available, we will select an available Index Account Option with the same Crediting Method, Protection Option, and Index, but with the Term that ends closest to but before the Income Date.

•If the same Crediting Method, Downside Protection, and Index as the expiring Index Account Option are available at the time, but not with the same Term, we will select the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended that will not extend beyond the Income Date.

If the Crediting Method, Protection Option, or Index you have elected is no longer available as of your Index Account Option Term Anniversary, the Index Account Option Value(s) will be reallocated to the Fixed Account until further instruction is received.

ACCESS TO YOUR MONEY

You may access to the money in your Contract:

•by making a partial or full withdrawal,

•by electing the Automatic Withdrawal Program,

•by electing to receive income payments.

Your Beneficiary can have access to the money in your Contract when a death benefit is paid.

Withdrawals under the Contract may be subject to a Withdrawal Charge. For purposes of the Withdrawal Charge, we treat withdrawals as coming first from earnings (which may be withdrawn free of any Withdrawal Charge), and then from Remaining Premium. When you make a total withdrawal, you will receive the Withdrawal Value as of the end of the Business

Day your request is received by us in Good Order. The Withdrawal Value is equal to the Contract Value reduced for any applicable taxes, and all applicable Withdrawal Charges. For more information about Withdrawal Charges, please see “Withdrawal Charge” beginning on page 23. We will pay the withdrawal proceeds within seven days of receipt of a request in Good Order.

Your withdrawal request must be in writing. We will accept withdrawal requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing, with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

Except in connection with the Automatic Withdrawal Program, you must withdraw at least $500 or, if less, the entire amount in the Fixed Account or Index Account Option from which you are making the withdrawal. If you are not specific in your withdrawal request, your withdrawal will be taken from your allocations to the Index Account Options and Fixed Account based on the proportion their respective values bear to the Contract Value. A withdrawal request that would reduce the remaining Contract Value to less than $2,000 will be treated as a request for a total withdrawal.

If you elect the Automatic Withdrawal Program, you may take automatic withdrawals of a specified dollar amount (of at least $50 per withdrawal) or a specified percentage of Contract Value on a monthly, quarterly, semiannual or annual basis. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as a free withdrawal in any Contract Year. Automatic withdrawals in excess of the free withdrawal amount may be subject to Withdrawal Charges, the same as any other partial withdrawal. For more information about the free withdrawal amount, please see "WITHDRAWAL CHARGE" beginning on page 23.

Partial withdrawals will reduce an Index Account Option's value at the beginning of the term in the same proportion that the Interim Value was reduced on the date of the withdrawal.

If you have an investment adviser who, for a fee, manages your Contract Value, you may authorize payment of the fee from the Contract by requesting a partial withdrawal. There are conditions and limitations, so please contact our Service Center for more information. We neither endorse any investment advisers, nor make any representations as to their qualifications. The fee for this service would be covered in a separate agreement between the two of you, and would be in addition to the fees and expenses described in this prospectus. Any investment adviser fees withdrawn will be subject to a Withdrawal Charge, as applicable, as well as trigger an Interim Value calculation for any Index Account Options.

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make. There are limitations on withdrawals from qualified plans. For more information, please see “TAXES” beginning on page 29.

WITHDRAWAL CHARGE

At any time during the accumulation phase (if and to the extent that Contract Value is sufficient to pay any remaining Withdrawal Charge that remains after a withdrawal), you may withdraw the following with no Withdrawal Charge:

•Premium that is no longer subject to a Withdrawal Charge (Premium that has been invested in your annuity for at least six years without being withdrawn),

•Earnings (any Contract Value that is in excess of your Remaining Premium), and

•any Free Withdrawal amount. The free withdrawal amount is equal to 10% of Remaining Premium during each Contract Year that would otherwise incur a Withdrawal Charge, minus earnings. The free withdrawal amount may be taken once or through multiple withdrawals throughout the Contract Year. Amounts withdrawn to satisfy required minimum distributions reduce the amount of available free withdrawal.

We will deduct a Withdrawal Charge on:

•Withdrawals in excess of the free withdrawal amount (the Withdrawal Charge is imposed only on the excess amount above the free withdrawal amount),

•Withdrawals under a Contract that exceed its required minimum distribution under the Internal Revenue Code (the entire amount withdrawn to fulfill your withdrawal request, including amounts necessary to pay Withdrawal Charges, will be subject to the Withdrawal Charge),

•Amounts withdrawn in a total withdrawal, including amounts necessary to pay Withdrawal Charges, and

•Amounts applied to income payments on an Income Date if the Income Date is within one year of the Issue Date.

For purposes of the Withdrawal Charge, we treat withdrawals as coming first from earnings (which may be withdrawn free of any Withdrawal Charge), and then from Remaining Premium. If you request a total withdrawal or elect to commence income payments within one year of the date your Contract was issued, the Withdrawal Charge is based on Remaining Premium in the Contract immediately prior to the withdrawal. Please note, any free withdrawal taken, like any withdrawal, reduces both Contract Value and Remaining Premium.

The amount of the Withdrawal Charge deducted varies according to the following schedule (state variations may apply):

Withdrawal Charge (as a percentage of Remaining Premium):

Completed Contract Years	0	1	2	3	4	5	6+
	8.0%	8.0%	7.0%	6.0%	5%	4%	0%

You may request a partial withdrawal as either a gross amount withdrawal or a net amount withdrawal. Your selection will have an impact on both the amount you receive and the amount of the Withdrawal Charge assessed on your partial withdrawal.

If you elect to receive a gross amount withdrawal, your Contract Value will be reduced by your requested withdrawal amount. Any applicable Withdrawal Charges and taxes will be deducted from your requested withdrawal amount and the remaining amount after deductions will be distributed to you. Therefore, you may receive less than the dollar amount you specified in your withdrawal request. If you elect to receive a net amount withdrawal, your Contract Value will be reduced by your requested withdrawal amount plus the amount needed to cover any applicable Withdrawal Charges and taxes withheld. Therefore, you will receive exactly the amount specified in your withdrawal request, but your Contract Value may be reduced by more than the amount of that request. In each case, Withdrawal Charges, if any, will be assessed against the amount by which your Remaining Premium is reduced (excluding any amount for which the Contract expressly provides for waived or no Withdrawal Charges). A partial withdrawal will reduce Remaining Premium by the amount of Premium withdrawn that incurs a Withdrawal Charge (inclusive of the Withdrawal Charge amount).

Note: Withdrawals under a non-qualified Contract will be taxable on an “income first” basis. This means that any withdrawal from a non-qualified Contract that does not exceed the accumulated income under the Contract will be taxable in full. Any withdrawals under a tax-qualified Contract will be taxable except to the extent that they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

We do not assess the Withdrawal Charge on any amounts paid out as:

•income payments during your Contract’s income phase (but the Withdrawal Charge is deducted at the Income Date if income payments are commenced in the first Contract Year);

•death benefits;

•withdrawals necessary to satisfy the required minimum distribution of the Internal Revenue Code (but if the withdrawal requested exceeds the required minimum distribution, then the entire amount withdrawn to fulfill your withdrawal request will be subject to the Withdrawal Charge); or

•if permitted by your state, withdrawals of up to $250,000 from the Index Account Options or the Fixed Account (subject to certain exclusions) if you are diagnosed with a terminal illness or need extended hospital or nursing home care as provided in your Contract.

Withdrawal Charges are intended to compensate us for expenses incurred in connection with the promotion, sale, and distribution of the Contracts. We intend to use revenue generated from Withdrawal Charges for any legitimate corporate purpose.

Waiver of Withdrawal Charge for Certain Emergencies. We will waive withdrawal Charges under certain circumstances, on up to $250,000 of Contract Value withdrawn, pursuant to the following waivers:

•Terminal Illness Waiver. We will waive any Withdrawal Charges on amounts withdrawn after you have provided us with a physician’s statement verifying that you have been diagnosed with an illness that will result in your death within 12 months of diagnosis. The illness giving rise to the terminal diagnoses must arise after the Issue Date of this Contract. This waiver is available only once, no matter the amount withdrawn, or in the circumstances of multiple medical conditions and/or Joint Owners.

•Extended Care Waiver. We will waive any Withdrawal Charges on amounts withdrawn after you have provided us with a physician’s statement verifying that you have been confined to a nursing home or hospital for 90 consecutive days. Your confinement to the nursing home or hospital must begin after the Issue Date of this Contract. This waiver is available only once, no matter the amount withdrawn, or in the circumstances of multiple confinements for the same or a different medical condition and/or Joint Owners.

Withdrawals made pursuant to these waivers from Index Account Options are subject to an Interim Value adjustment. You may exercise these waivers only once under your Contract, and only on amounts of up to $250,000 of Contract Value withdrawn. Conditions giving rise to the use of these waivers must begin after the Issue Date of your Contract. Please refer to your Contract for additional details regarding the use of these waivers.

You may owe tax on withdrawals for terminal illness and/or extended care. We encourage you to seek discuss the use of these waivers and any withdrawals with your financial professional and/or personal tax adviser.

INCOME PAYMENTS

The income phase of your Contract occurs when you begin receiving regular income payments from us. The Income Date is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option. All of the Contract Value must be annuitized. Amounts applied to income options from Index Account Options are subject to an Interim Value adjustment. The income options are described below.

If you do not select an Income Date, your income payments will begin on the Latest Income Date, which is the Contract Anniversary on which you will be 95 years old, or such earlier date as required by an applicable qualified plan, law or regulation. You may change the Income Date or income option at least seven days before the Income Date, but changes to the Income Date must be for a date not later than the Latest Income Date. You must give us written notice at least seven days before the scheduled Income Date.

Under a traditional Individual Retirement Annuity, required minimum distributions must begin in the calendar year in which you attain age 72 (70½ if you reached age 70½ before January 1, 2020) (or such other age as required by law). Distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 72 (70½ if you reached age 70½ before January 1, 2020) or the calendar year in which you retire. You do not necessarily have to begin taking income payments from your Contract to meet the minimum distribution requirements for Individual Retirement Annuities, qualified plans, and Tax-Sheltered Annuities. Distributions from Roth IRAs are not required prior to your death.

On or before the Income Date, you may elect a single lump-sum payment, or you may choose to have income payments made monthly, quarterly, semi-annually or annually. A single lump-sum payment is considered a total withdrawal and terminates the

Contract. If you have less than $2,000 to apply toward an income option and state law permits, we may provide your payment in a single lump sum, part of which may be taxable as Federal Income. Likewise, if your first income payment would be less than $20 and state law permits, we may set the frequency of payments so that the first payment would be at least $20.

If you do not choose an income option, we will assume that you selected option 3, which provides for life income with 120 months of guaranteed payments.

Income Options. The Annuitant is the person whose life we look to when we make income payments (each description assumes that you are both the Owner and Annuitant). The following income options may not be available in all states.

Option 1 - Life Income. This income option provides monthly payments for your life. No further payments are payable after your death. Thus, it is possible for you to receive only one payment if you died prior to the date the second payment was due. If you die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you. Upon the death of either person, the monthly payments will continue during the lifetime of the survivor. No further payments are payable after the death of the survivor. If you and the person who is the joint life both die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 3 - Life Income With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the Annuitant’s life, but with payments continuing to the Beneficiary for the remainder of 10 or 20 years (as you select) if the Annuitant dies before the end of the selected period. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Option 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Additional Options - We may make other income options available.

No withdrawals are permitted during the income phase under an income option that is life contingent.

If your Contract is a Qualified Contract, not all of these payment options will satisfy Required Minimum Distribution rules, particularly as those rules apply to your beneficiary after your death. Beginning with deaths happening on or after January 1, 2020, subject to certain exceptions most non-spouse beneficiaries must now complete death benefit distributions within ten years of the owner’s death in order to satisfy required minimum distribution rules. Consult a tax adviser before electing a payout option.

DEATH BENEFIT

The Contract has a death benefit, which is payable during the accumulation phase, and in some circumstances even after you begin taking income payments. If you die before moving into the income phase, the death benefit equals the greater of:

•your Contract Value on the date we receive all required documentation from your Beneficiary; or

•the total Premium you have paid into the Contract reduced for prior withdrawals (including any applicable charges and adjustments) in the same proportion that the Contract Value was reduced on the date of the withdrawal.*

*For Owners age 76 and older at the time the Contract is issued, the return of premium component of the death benefit is unavailable, and the death benefit will equal the current Contract Value.

If you begin taking income payments on the Latest Income Date, the death benefit amount is equal to the greater of zero or:

•the total Premium you have paid into the Contract, reduced for prior withdrawals (including any applicable charges and adjustments) incurred since the issuance of the Contract through the Latest Income Date, in the same proportion that the Contract Value was reduced on the date of such withdrawals, less

•the Contract Value on the Latest Income Date.*

*For Owners age 76 and older at the time the Contract is issued, the death benefit is not payable once you begin taking income from your Contract, regardless of the Income Date selected, and the death benefit terminates on the Income Date.

If the Contract is owned by joint Owners, the death benefit is due upon the death of the first joint Owner. If the Contract is owned by a legal entity, the death benefit is due upon the death of the Annuitant (in the case of joint Annuitants, the death benefit is payable upon the death of the first Annuitant).

The death benefit is due following our receipt of all required documentation in Good Order. Required documentation includes proof of death, a claim form, and any other documentation we reasonably require. If we have received proof of death and any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive from that Beneficiary a claim form with a payment option elected. If we have not received proof of death or any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive any remaining required documentation. As a result, based on the timing of a Beneficiary's claim submission, and the performance of the Index, Interim Value adjustments and positive or negative Index Adjustment credited to Index Account Options may cause the calculation of a Beneficiary’s death benefit share to differ from the calculation of another Beneficiary’s death benefit share. We will pay interest on a Beneficiary’s death benefit share as required by law.

If you die before you begin taking income from the Contract, the person you have chosen as your Beneficiary will receive the death benefit. If you have a joint Owner, the death benefit will be paid when the first joint Owner dies. The surviving joint Owner will be treated as the Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary. Only a spousal Beneficiary has the right to continue the Contract in force upon your death.

Payout Options. The death benefit can be paid under one of the following payout options:

•single lump-sum payment;

•payment of entire death benefit within 5 years of the date of death;

•payment of the entire death benefit under an income option over the Beneficiary’s lifetime (on non-qualified contracts or for spousal Beneficiaries on qualified contracts) or for a period not extending beyond the Beneficiary’s life expectancy. Any portion of the death benefit not applied under an income option within one year of the Owner's death, however, must be paid within five years of the date of the Owner's death; or

•payment of the entire death benefit under an income option over a period not extending beyond ten (10) years, with distribution beginning within one year of the date of the Owner's death. Any portion of the death benefit not applied under an income option within one year of the date of death, however, must be paid within five years of the date of death.

Under these payout options, the Beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the Beneficiary.

If the Beneficiary elects to receive the death benefit as an income option, the Beneficiary must make that payout option election within 60 days of the date we receive proof of death and payments of the death benefit must begin within one year of the date of death. If the Beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your Beneficiary is your spouse, he/she may elect to continue the

Contract, at the current Contract Value, in his/her own name. If no payout option is selected, the entire death benefit will be paid within 5 years of the Owner’s date of death. For more information, please see “Spousal Continuation Option” below.

Pre-Selected Payout Options. As Owner, you may also make a predetermined selection of the death benefit payout option in the event your death occurs before the Income Date. However, at the time of your death, we may modify the death benefit option if the death benefit you selected exceeds the life expectancy of the Beneficiary. If this Pre-selected Death Benefit Option election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the Beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. If the Beneficiary does not submit the required documentation for the death benefit to us within one year of your death, however, the death benefit must be paid, in a single lump sum, within five years of your death. The Pre-selected Death Benefit Option may not be available in your state.

Spousal Continuation Option. If your spouse is the Beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Spousal Continuation Option, no death benefit will be paid at that time. Moreover, except as described below, we will contribute to the Contract a continuation adjustment, which is the amount by which the death benefit that would have been payable exceeds the Contract Value. We calculate the continuation adjustment amount using the Contract Value and death benefit as of the date we receive completed forms and due proof of death from the Beneficiary of record and the spousal Beneficiary’s written request to continue the Contract (the “Continuation Date”). We will add this amount to the Fixed Account. The continuation adjustment will have no effect on the Fixed Account Minimum Value. The Spousal Continuation Option may not be available in your state. See your financial professional for information regarding the availability of the Spousal Continuation Option.

If your spouse continues the Contract in his/her own name under the Spousal Continuation Option, the new Contract Value will be considered the initial Premium for purposes of determining any future death benefit under the Contract.

The Spousal Continuation Option is available to elect one time on the Contract. However, if you have elected the Pre-selected Death Benefit Option the Contract cannot be continued under the Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code. The Pre-selected Death Benefit Option may not be available in your state.

The Spousal Continuation Option is not available in the event of a change from the original Owner or an assignment of the Contract.

Death of Owner On or After the Income Date. On or after the Income Date, if you or a joint Owner die, and are not the Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the Beneficiary becomes the Owner. If the joint Owner dies, the surviving joint Owner, if any, will be the designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. A contingent Beneficiary is entitled to receive payment only after the Beneficiary dies.

Death of Annuitant. If the Annuitant is not an Owner or joint Owner and dies before the Income Date, you can name a new Annuitant, subject to our underwriting rules. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the Annuitant. However, if the Owner is a legal entity, then the death of the Annuitant will be treated as the death of the Owner, and a new Annuitant may not be named.

If the Annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the Beneficiary as provided for in the income option selected. Any life-contingent Income Payments cease on the death of the annuitant.

Stretch Contracts. The beneficiary of death benefit proceeds from another company’s non-qualified annuity contract or the eligible designated beneficiary (as defined by the Internal Revenue Code and implementing regulations) of death benefit proceeds from another company’s tax-qualified annuity contract or plan, may use the death benefit proceeds to purchase a Contract (“Stretch Contract”) from us. The beneficiary of the prior contract or plan (“Beneficial Owner”) must begin taking distributions or must have begun taking distributions under the prior contract or plan, within one year of the decedent’s death. The distributions must be taken over a period not to exceed the life expectancy of the Beneficial Owner, and the distributions must satisfy the minimum distribution requirements resulting from the decedent’s death as defined by the Internal Revenue Code and implementing regulations. (See “Non-Qualified Contracts – Required Distributions” on page 30.) Upon the Beneficial Owner’s death, under a tax-qualified Stretch Contract, the designated beneficiary must distribute the Contract Value on or before the end of the 10th year after the Beneficial Owner’s death. Upon the Beneficial Owner’s death, under a non-qualified Stretch Contract, the Stretch Contract terminates, and the designated beneficiary will receive a lump-sum distribution of the Contract Value. We will waive Withdrawal Charges on any withdrawal necessary to satisfy the minimum distribution requirements. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable Withdrawal Charges. Non-qualified Stretch Contracts may not be available in all states.

The rights of Beneficial Owners are limited to those applicable to the distribution of the death benefit proceeds.

Special requirements apply to non-qualified Stretch Contracts. All Premium must be received in the form of a full or partial 1035 exchange of the death benefit proceeds from a non-qualified annuity contract and other forms of Premium payments are not permitted. Joint ownership is not permitted. The Beneficial Owner may not annuitize the Stretch Contract. The Stretch Contract terminates upon the Beneficial Owner’s death, and we will pay the Contract Value to the Beneficial Owner’s beneficiary(ies) in a lump-sum distribution. Please read the Contract and accompanying endorsement carefully for more information about these and other requirements.

TAXES

The following is only general information and is not intended as tax advice to any individual. Jackson does not make any guarantee regarding the tax status of any contract or any transaction involving the contracts. It should be understood that the following discussion is not exhaustive and that other special rules may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws or to compare the tax treatment of the contracts to the tax treatment of any other investment. You are responsible for determining whether your purchase of a contract, withdrawals, income payments, and any other transactions under your contract satisfy applicable tax law. You should consult your own tax advisor as to how these general rules will apply to you if you purchase a Contract.

CONTRACT OWNER TAXATION

Tax-Qualified and Non-Qualified Contracts. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a tax-qualified contract. Tax deferral under a tax-qualified contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified contract should be purchased only for the features and benefits other than tax deferral that are available under a tax-qualified contract, and not for the purpose of obtaining tax deferral. You should consult your own advisor regarding these features and benefits of the Contract prior to purchasing a tax-qualified contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a non-qualified contract.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified Contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

Non-Qualified Contracts - General Taxation. Increases in the value of a non-qualified Contract attributable to undistributed earnings are generally not taxable to the Contract Owner or the Annuitant until a distribution (either a withdrawal, or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified Contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans based on a non-qualified Contract are treated as distributions.

Non-Qualified Contracts - Aggregation of Contracts. For purposes of determining the taxability of a distribution, the Code provides that all non-qualified contracts issued by us (or an affiliate) to you during any calendar year must be treated as one annuity contract. Additional rules may be promulgated under this Code provision to prevent avoidance of its effect through the ownership of serial contracts or otherwise.

Non-Qualified Contracts - Withdrawals and Income Payments. Any withdrawal from a non-qualified Contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. In contrast, a part of each income payment under a non-qualified Contract is generally treated as a non-taxable return of Premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income.

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified Contract. This penalty tax will not apply to any amounts:

•paid on or after the date you reach age 59½;

•paid to your Beneficiary after you die;

•paid if you become totally disabled (as that term is defined in the Code);

•paid in a series of substantially equal periodic payments made annually (or more frequently) for your life (or life expectancy) or for a period not exceeding the joint lives (or joint life expectancies) of you and your Beneficiary;

•paid under an immediate annuity; or

•which come from Premiums made prior to August 14, 1982.

The taxable portion of distributions from a non-qualified annuity Contract are considered investment income for purposes of the Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single taxpayers, $250,000 in the case of married taxpayers filing joint returns, $250,00 in case of Qualifying widower with child, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advisors for more information.

Non-Qualified Contracts - Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified contract issued after January 18, 1985 to provide that (a) if an owner dies on or after the annuity starting date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner’s death; and (b) if an owner dies prior to the annuity starting date, the entire interest in the contract must be distributed within five years after the date of the owner’s death.

The requirements of (b) above can be considered satisfied if any portion of the Owner’s interest which is payable to or for the benefit of a “designated beneficiary” is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary and such distributions begin within one year of that Owner’s death. The Owner’s “designated beneficiary,” who must be a natural person, is the person designated by such Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the Owner’s “designated beneficiary” is the surviving spouse of the Owner, the contract may be continued with the surviving spouse as the new Owner.

Non-Qualified Contracts - 1035 Exchanges. Under Section 1035 of the Code, you can purchase an annuity contract through a tax-free exchange of another annuity contract, or a life insurance or endowment contract. For the exchange to be tax-free under Section 1035, the owner and annuitant must be the same under the original annuity contract and the Contract issued to you in the exchange. If the original contract is a life insurance contract or endowment contract, the owner and the insured on the original contract must be the same as the owner and annuitant on the Contract issued to you in the exchange.

In accordance with Revenue Procedure 2011-38, the IRS will consider a partial exchange of an annuity Contract for another annuity Contract valid if there is either no withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 180 days of the date of the partial exchange. Revenue Procedure 2011-38 also provides certain exceptions to the 180 day rule. Due to the complexity of these rules, owners are encouraged to consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

Tax-Qualified Contracts - Withdrawals and Income Payments. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified Contracts. The Code also imposes required minimum distributions for tax-qualified Contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified Contract. You should discuss these limits, required minimum distributions, tax penalties and the tax computation rules with your tax adviser. Any withdrawals under a tax-qualified Contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

Withdrawals - Roth IRAs. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59½, on account of the individual’s death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild or ancestor.

Constructive Withdrawals - Investment Adviser Fees. Pursuant to guidance provided by the Internal Revenue Service in a series of Private Letter Rulings, we only permit the deduction of investment adviser fees from a contract in the following circumstances:

•The contract is an advisory fee product;

•A written contract exists between the registered investment adviser and the contract owner;

•The contract owner has no liability for the fees;

•The fees are paid solely from the annuity contract to the registered investment adviser;

•No optional benefit endorsements have been added to the contract.

When these requirements are met, we will not treat such a deduction of fees as a taxable distribution. In order to prevent negative tax consequences, these deductions are only permitted if the above requirements are met. Any withdrawals taken by a contract owner in scenarios that do not conform to the above requirements will be treated as any other partial withdrawal from the contract, and may be subject to federal and state income taxes and a 10% federal penalty tax.

Death Benefits. None of the death benefits paid under the Contract to the Beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

Assignment. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified Contract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. You should consult your tax advisor prior to making any assignment of your Contract.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The value of the Contract assigned or pledged that exceeds the aggregate Premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed in connection with Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. The Code requires the Qualified Contract to be nontransferable.

Withholding. In general, the income portion of distributions from a Contract are subject to 10% federal income tax withholding and the income portion of income payments are subject to withholding at the same rate as wages unless you elect not to have tax withheld. Some states have enacted similar rules. Different rules may apply to payments delivered outside the United States.

The Code generally allows the rollover of most distributions to and from tax-qualified plans, tax-sheltered annuities, Individual Retirement Annuities and eligible deferred compensation plans of state or local governments. Distributions which may not be rolled over are those which are:

(a)one of a series of substantially equal annual (or more frequent) payments made (a) over the life or life expectancy of the employee, (b) the joint lives or joint life expectancies of the employee and the employee’s beneficiary, or (c) for a specified period of ten years or more;

(b)a required minimum distribution; or

(c)a hardship withdrawal.

Definition of Spouse. The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.

Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.
Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.
We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contact and do not intend the above discussion as tax advice.

CARES Act Relief in 2020. On March 27, 2020 Congress passed the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). Among other provision, the CARES Act includes temporary relief from certain tax rules applicable to qualified contracts.

Required Minimum Distributions. The CARES Act allows participants and beneficiaries in certain qualified plans and IRAs to suspend taking required minimum distributions in 2020, including any initial required minimum distributions for 2019 that would have been due by April 1, 2020. Additionally, the year 2020 will not be counted in measuring the five year post-death distribution period requirement. Any distributions made in 2020 that, but for the CARES Act, would have been a required minimum distribution will instead be eligible for rollover and will not be subject to the 20% mandatory withholding.

Retirement Plan Distribution Relief. Under the CARES Act, an “eligible participant” can withdraw up to a total of $100,000 from IRAs and certain qualified plans that adopt this provision, without being subject to the 10% additional tax on early distributions. The Federal income tax on these distributions can be spread ratably over three years and the distributions may be re-contributed during the three-year period following the distribution. For these purposes, eligible participants are participants who:
•have been diagnosed with COVID-19,
•have spouses or dependents diagnosed with COVID-19, or
•have experienced adverse financial consequences stemming from COVID-19 as a result of
◦being quarantined, furloughed or laid off,
◦having reduced work hours,
◦being unable to work due to lack of child care,
◦the closing or reduction of hours of a business owned or operated by the participant, or
◦other factors determined by the Treasury Department.

JACKSON TAXATION

We reserve the right to deduct from the Contract Value any taxes attributed to the Contract and paid by us to any government entity (including, but not limited to, Premium Taxes, Federal, state and local withholding of income, estate, inheritance, other taxes required by law and any new or increased state income taxes that may be enacted into law). Premium taxes generally range from 0.5% to 3.5%, which are applicable only in certain jurisdictions. We will determine when taxes relate to the Contract.

We may pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will withhold taxes required by law from any amounts payable from this Contract.

While we may consider company income tax liabilities and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

OTHER INFORMATION

General Account. The General Account is made up of all of Jackson's assets, including the Fixed Account and Jackson National RILA Separate Account I. Jackson exercises sole discretion over the investment of the General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Unregistered Separate Account. Except for Contracts issued in certain states, we hold certain investments supporting the assets that you allocate to the Index Account in a non-insulated unregistered Separate Account. We established the Jackson National RILA Separate Account I ("RILA Separate Account") on February 12, 2021, pursuant to the provisions of Michigan law. The RILA Separate Account is a separate account under state insurance law and is not registered under the Investment Company Act of 1940. It is non-unitized, non-insulated, and was established under the laws of Michigan solely for the purpose of supporting our obligations under the Contract. Like our General Account, all of the assets of the RILA Separate Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Changes to the Separate Account. Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the RILA Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes may result from changes to or interpretations of applicable laws or regulations, or from business decisions we may make with regard to structure and operation of the RILA Separate Account.

Distribution of Contracts. Jackson National Life Insurance Company (“Jackson”), located at 1 Corporate Way, Lansing MI, is the issuer for this contract. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, TN 37067, serves as the distributor of the Contracts. JNLD also serves as distributor of other variable insurance products issued by Jackson and its subsidiaries.

JNLD is a wholly owned subsidiary of Jackson National Life Insurance Company. JNLD is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). For more information on broker-dealers and their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

JNLD may distribute the Contracts directly and also enters into selling agreements with broker-dealers or other financial institutions that are unaffiliated with us ("Selling Firms"). The Contracts are offered to customers of Selling Firms. Selling Firms are responsible for delivery of various related disclosure documents and the accuracy of their oral description and appropriate recommendations of the purchase of the Contracts. Selling Firms do not have any legal responsibility to pay amounts that are owed under the Contracts. The obligations and guarantees under the Contracts are the sole responsibility of Jackson.

Compensation Paid to Unaffiliated Selling Firms. Commissions are paid to Selling Firms that sell the Contracts. While commissions may vary, they are not expected to exceed 6% of any Premium payment. Where lower commissions are paid up front, trail commissions may also be paid. Commissions may also be paid on the Income Date if the annuity option selected involves a life contingency or a payout over a period of ten or more years. The Selling Firms determine the amount of the commission that will be paid to their registered representatives. The amounts paid may vary based upon the practices of each Selling Firm.

JNLD and/or Jackson may make payments to Selling Firms in recognition of marketing, distribution, and/or administrative support provided by the Selling Firms. These payments may not be offered to all Selling Firms. The terms of these arrangements vary widely depending on, among other things, products offered; the level and type of marketing, distribution, and administrative support services provided; and the level of access we are provided to the registered representatives of the Selling Firms. Such payments may influence Selling Firms and/or their registered representatives to present the Contracts more favorably than other investment alternatives. Such compensation is subject to applicable state insurance law and regulation,

FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations. While such compensation may be significant, it will not result in any additional direct charge by us to you.

JNLD and/or Jackson may make marketing allowance payments and marketing support payments to the Selling Firms. Marketing allowance payments are payments that are designed as consideration for product placement and distribution, assets under management, and sales volume. Marketing allowance payments are generally based on a fixed percentage of annual product sales and generally range from 10 to 50 basis points (0.10% to 0.50%). Payments may also be based on a percentage of assets under management or paid as a specified dollar amount. Marketing support payments may be in the form of cash and/or non-cash compensation to or on behalf of Selling Firms and their registered representatives and are intended to provide us with exposure to registered representatives so that we may build relationships or educate them about product features and benefits. Examples of such payments include, but are not limited to, reimbursements for representative training or “due diligence” meetings (including travel and lodging expenses); client and prospecting events; speaker fees; business development and educational enhancement items (such as software packages containing information for broker use, or prospecting lists); sponsorship payments for participation at conferences and meetings; and other support services, including payments to third party vendors for such services. Payments or reimbursements for meetings and seminars are generally based on the anticipated level of participation and/or accessibility and the size of the audience. Subject to applicable laws and regulations including FINRA rules of conduct and DOL rules and regulations, we may also provide cash and/or non-cash compensation to registered representatives in the form of gifts, promotional items, occasional meals, and entertainment. Selling Firms may qualify for different levels of sales and service support depending on the volume of business that they do with us.

All of the compensation described here, and other compensation or benefits provided by JNLD and/or Jackson or our affiliates, may be greater or less than the total compensation on similar or other products.  The amount or structure of the compensation can create a conflict of interest as it may influence your Selling Firm and financial professional to present this Contract over other investment alternatives.  The variations in compensation, however, may also reflect differences in sales effort or ongoing customer services expected of the Selling Firm and financial professional.  You may ask your financial professional about any variations and how he or she and his or her Selling Firm are compensated for selling the Contract.

Compensation to JNLD. We may use any of our corporate assets to cover the cost of distribution. Compensation is paid to employees of JNLD and/or Jackson who are responsible for providing services to Selling Firms. These employees are generally referred to as “wholesalers” and may meet with Selling Firms and/or their representatives to provide training and sales support. The compensation paid to the wholesalers may vary based on a number of factors, including Premium payments; types of Contracts or optional benefits (if any) sold by the Selling Firms that the wholesaler services; wholesaler performance; and overall company performance. The wholesaler may be required to achieve internally-assigned goals related to the same type of factors and may receive bonus payments for the achievement of individual and/or company-wide goals.

Modification of Your Contract. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in any applicable state and federal regulations and laws, including provisions or requirements of the Internal Revenue Code.

Confirmation of Transactions. We will send you a written statement confirming that a financial transaction, such as a withdrawal, or transfer has been completed. This confirmation statement will provide details about the transaction. It is possible that certain transactions, such as transfers, which may only be made on Contract Anniversaries or Index Account Option Term Anniversaries may be confirmed in an annual statement only.

It is important that you carefully review the information contained in the statements that confirm your transactions. If you believe an error has occurred, you must notify us in writing as soon as possible after receiving the statement so we can make any appropriate adjustments. If we do not receive notice of any such potential error, we may not be responsible for correcting the error.

State Variations. This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. These differences include, among other things, free look rights, issue age limitations, and the general availability of certain features. The state in which your Contract is issued also governs whether or not certain options, or charges are available or will vary under your Contract. Please see Appendix B for a listing of the state variations as well as your Contract for specific variations applicable to you.

Legal Proceedings. Jackson and its subsidiaries are defendants in class actions and a number of civil proceedings arising in the ordinary course of business and otherwise. We are also, from time to time, the subject of regulatory inquiries and proceedings by certain governmental authorities. We do not believe at the present time that any pending action or proceeding, individually or in the aggregate, will have a material adverse effect upon Jackson’s ability to meet its obligations under the Contracts. See “Risk Related to Our Business and Industry – Legal and Regulatory Risk – Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.”

JACKSON

We are a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951. We are admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. Jackson is a wholly owned subsidiary of Jackson Financial Inc. ("JFI"). Prudential plc and Athene Life Re Ltd each hold a minority economic interest in JFI. Prudential plc has no relation to Newark, New Jersey-based Prudential Financial Inc.. JFI is also the ultimate parent of PPM America, Inc., a sub-adviser for certain Funds, and Jackson National Asset Management, LLC (“JNAM”), which provides certain administrative services with respect to certain of our separate accounts, including separate account administration services and financial and accounting services. JNAM is located at 225 West Wacker Drive, Chicago, IL 60606.

We issue and administer the Contracts. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

Jackson is relying on Rule 12h-7 under the Securities Exchange Act of 1934, which exempts insurance companies from filing periodic reports pursuant to Section 15(d) of that Act.

OUR BUSINESS

Our Company

We managed more than three million policies and $316 billion in assets under management as of June 30, 2021. We are headquartered in Lansing, Michigan and maintain offices in Franklin, Tennessee and Chicago, Illinois. Jackson is licensed to distribute insurance products in all 50 U.S. states and the District of Columbia. We had 3,382 employees as of June 30, 2021, comprised of 2,628 full-time employees and 754 part time employees, inclusive of our Strategic Support Program associates (a flexible, cost-efficient, part-time workforce providing us with just-in-time scale).

Retail product offerings

Our retail product offerings comprise annuities, designed to help retail investors save for and live in retirement. Our diverse suite of annuities currently includes variable, fixed index and fixed annuities. This diverse offering allows us to meet the different needs of retail investors based on their risk tolerance and desired growth objectives, and to deliver customized, differentiated solutions to our distribution partners. Our annuities offer investors the opportunity to grow their savings consistent with their objectives, ranging from full market participation, with our variable annuities, to a guaranteed fixed return, with our fixed annuities. All of our annuities offer investors the opportunity to benefit from tax deferral. Some of our annuities offer optional guarantee benefits for a fee, such as full or partial protection of principal, minimum payments for life and minimum payments to beneficiaries upon death.

Variable Annuities. Our variable annuities offer investors full participation in market returns through a broad selection of funds in a variety of investment styles, including equities and fixed income. Our customers have the freedom to allocate their savings across this wide range of investment options, even if an optional guarantee benefit is elected. Our variable annuities offer a range of benefits to meet our customers’ needs. Optional guarantee benefits offer the customer guaranteed minimum protection based on their eligible contributions, adjusted for withdrawals, which protects against market volatility and investment performance risk. The principal features of our variable annuity optional guarantee benefits are:

• Guaranteed minimum payments for the customer’s lifetime based on a fixed annual percentage of the benefit base, referred to as a Guaranteed Minimum Withdrawal Benefits for Life, or GMWB for Life. As of June 30, 2021, 73% of our total variable annuity account value included a GMWB for Life optional guarantee benefit selection.

• Guaranteed minimum payments based on a fixed annual percentage of the benefit base, for at least the amount of the customer’s total eligible contributions, referred to as Guaranteed Minimum Withdrawal Benefits, or GMWB. As of June 30, 2021, 3% of our total variable annuity account value included a GMWB optional guarantee benefit selection.

• Death benefits that guarantee the annuity beneficiary will receive the higher of the current account value or the benefit base, which can be increased through roll-up and step-up features, referred to as an enhanced Guaranteed Minimum Death Benefit, or enhanced GMDB. As of June 30, 2021, 12% of our total variable annuity account value included an enhanced GMDB selection.

Fixed Index Annuities. Our fixed index annuities offer a guaranteed minimum crediting rate that is typically lower than a traditional fixed annuity and allow the customer discretion in the allocation of assets to either fixed accounts (which offer a fixed interest rate that is similar to our fixed annuities regardless of market performance) or to indexed funds with the potential for additional growth based on the performance of a reference market index (generally, the S&P 500 or MSCI EAFE), subject to a cap. Our fixed index annuities also offer an optional guaranteed minimum payments for life benefit. For the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, we had fixed index annuity sales of $997 million and $69 million. As of June 30, 2020, we had fixed index annuity account value of $419.6 million, net of reinsurance (including our Retail Annuities and Closed Life and Annuity Blocks segments).

Fixed Annuities. Our fixed annuities offer a guaranteed minimum crediting rate that is typically higher than the interest rates offered by bank savings accounts or money market funds. In addition to our traditional fixed annuities, in 2019, we launched a new multi-year guaranteed annuity with three different guaranteed crediting rate periods. Our fixed annuities do not offer guaranteed minimum payments for life benefits but can be annuitized, or converted into a single premium immediate annuity that offers such benefits. For the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, we had fixed annuity sales of $327 million and $19 million. As of June 30, 2021, we had fixed annuity account value of $2.0 billion, net of reinsurance (including our Retail Annuities and Closed Life and Annuity Blocks segments).

Registered Index Linked Annuities. Pursuant to this prospectus, we intend to begin selling registered index linked annuities in 2021.

Advisor Compensation Arrangements. Depending on the compensation arrangements that have been established between the investor and the investor’s advisor, we offer either “commission-based” or “fee-based” annuities. Historically, broker-dealer representatives and insurance agents have predominantly offered our commission-based annuities and are compensated at the time of the annuity purchase through an upfront commission and may also be compensated through ongoing trail commissions.
We offer variable annuities and fixed index annuities as commission-based and fee-based annuities, allowing investors to access our diverse suite of annuities regardless of the compensation arrangements they have established with their advisor. Our fixed annuities are only offered as commission-based. For the year ended December 31, 2020, we generated sales of commission-based and fee-based annuities of $17.0 billion and $1.0 billion, respectively. For the six months ended June 31, 2021, we generated sales of commission-based and fee-based annuities of 8.9 billion and $0.6 billion, respectively.

Distribution channels

As of June 30, 2021, our retail annuities are distributed through approximately 600 distribution partners and more than 138,000 licensed and appointed advisors across four channels that include independent broker-dealers, banks and other financial institutions, wirehouses and regional broker-dealers, and independent registered investment advisers, platforms and agents.

Institutional product offerings

Our primary institutional product offerings include traditional guaranteed investment contracts, Federal Home Loan Bank funding agreements and medium-term funding agreement-backed notes. Our institutional products provide us with an additional source of investment spread-based income, and generally guarantee purchasers of our products the payment of principal and interest at a fixed or floating rate over a term of two to 10 years. This investment spread-based income is generated based on the difference between the rate of return we are able to earn on the deposit and the interest payable to the purchasers of these products. We typically issue institutional products on an opportunistic basis depending on both the risk-adjusted return on investment opportunities available and the prevailing cost of funding required by purchasers of our institutional products.

Investment management

Our Investment Advisory Subsidiary, JNAM, has significant experience in asset management and manage our separate account assets. The separate account assets associated with our variable annuities are managed by JNAM, a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. JNAM also directly manages asset allocation for funds of funds offered within our variable annuities. As of June 30, 2021, JNAM managed approximately $272 billion of assets.

Our Segments

We manage our business through three operating segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments in Corporate and Other.

The following table presents Operating Revenues and Pretax Adjusted Operating Earnings by segment and for Corporate and Other for the years ended December 31, 2020, 2019 and 2018, and the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,		Years Ended in December 31,
	2021	2020	2020	2019	2018
Operating Revenues:	(in millions)
Retail Annuities	$2,443.5	$2,301.9	$4,470.3	$4,937.0	$4,941.0
Institutional Products	120.4	198.4	356.4	449.7	389.3
Closed Life and Annuity Blocks	827.0	659.1	1,497.0	1,965.7	6,444.7
Corporate and Other[1]	43.8	(33.5)	(17.6)	(36.2)	(38.4)
Total Operating Revenues	$3,434.7	$3,125.8	$6,306.1	$7,316.2	$11,728.6

	Six Months Ended June 30,		Years Ended in December 31,
	2021	2020	2020	2019	2018
Pretax Adjusted Operating Earnings:	(in millions)
Retail Annuities	$1,252.4	$861.6	$1,991.8	$2,283.1	$1,744.1
Institutional Products	16.2	46.6	85.1	105.6	102.0
Closed Life and Annuity Blocks	125.4	(18.8)	16.2	4.9	65.8
Corporate and Other[1]	10.8	(68.8)	(62.1)	(75.8)	(99.3)
Total Pretax Adjusted Operating Earnings	$1,404.8	$820.4	$2,031.0	$2,317.8	$1,812.6
1.Corporate and Other includes the intersegment eliminations.

Retail Annuities

We are a leading provider of annuities in the U.S. retirement market. Our Retail Annuities segment includes our variable, fixed index and fixed annuities. Our RILA discussed in this prospectus will be included in this segment. In addition, JNAM’s results are included within our Retail Annuities segment.

Our annuities are designed to offer investors the opportunity to:

• grow their savings on a tax-deferred basis consistent with their objectives, ranging from annuities that offer full market participation to annuities that offer guaranteed fixed returns, including full or partial protection of principal;

• protect their assets using a variety of standard and optional guarantee benefits and guaranteed minimum crediting rates; and

• provide a source of income in the form of minimum payments for life and minimum payments to beneficiaries upon death.

Depending on the compensation arrangements that have been established between the investor and the investor’s advisor, we offer either “commission-based” annuities or “fee-based” annuities.

• Broker-dealer representatives and insurance agents typically offer our commission-based annuities and are compensated through upfront commissions, and sometimes through trail commissions. The upfront commission is paid at the time of the annuity purchase and is a percentage of the initial amount invested in the annuity. The upfront commission is not deducted from the initial amount invested in the annuity, but the customer may be assessed a surrender fee if the customer surrenders the customer’s annuity before a certain number of years have elapsed. A commission-based annuity may also compensate the customer’s advisor through ongoing trail commissions that are based on the account value of the annuity at the time the payment is calculated.

• Investment advisor representatives typically offer our fee-based annuities and are compensated by the investor through an asset-based fee or a flat fee that we do not influence or control. Our fee-based annuities do not pay a commission or any other sales charge to the investment advisor and do not include surrender fees. They can be surrendered at any time after purchase without additional charge.

Our variable annuities represent an attractive option for retirees and soon-to-be retirees, providing access to equity market appreciation and add-on benefits, including guaranteed lifetime income. A fixed index annuity is designed for investors who desire principal protection with the opportunity to participate in capped upside investment returns linked to a reference market index. We also provide access to guaranteed lifetime income as an add-on benefit. A fixed annuity is a guaranteed product designed to build wealth without market exposure, through a crediting rate that is likely to be superior to interest rates offered from banks or money market funds.

The financial results of the variable annuity business within this segment are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of our fixed annuities, including the fixed portion of its variable annuity account values and fixed index annuities, are largely dependent on our ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders.

Jackson National Asset Management

The separate account assets associated with our variable annuities are managed by JNAM, a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. Over the past 10 years, 57% of the AUM in our actively-managed mutual funds outperformed their Morningstar® Category Average as of December 31, 2020. This relative outperformance benefits our clients, increases our fee income and decreases the liabilities associated with optional guarantee benefits, as the probability decreases that withdrawals will deplete the client’s account value. JNAM’s selection and monitoring process also enables us to focus on funds where we believe we can transact in highly correlated hedge assets. JNAM also directly manages asset allocation for funds of funds offered within our variable annuity policies. As of June 30, 2021, JNAM managed approximately $272 billion of assets.

Institutional Products

Our Institutional Products segment includes our institutional products business. Institutional products consist of traditional guaranteed investment contracts, Federal Home Loan Bank funding agreements and medium-term note funding agreements. Our institutional products generate investment spread-based income and generally guarantee the payment of principal and interest at a fixed or floating rate over a term of two to 10 years. We sell our institutional products through investment banks or other intermediaries to institutional and corporate investors, plan sponsors and other eligible purchasers.

The financial results of our institutional products business are primarily dependent on our ability to earn target spreads on general account assets. For the year ended December 31, 2021 and the six months ended June 30 2021, respectively, we had institutional product sales of $1.3 billion and nil. As of June 30, 2021, we had institutional product account value of $8.9 billion.

Closed Life and Annuity Blocks

Our Closed Life and Annuity Blocks segment is primarily composed of blocks of business that have been acquired since 2004. Our acquisitions have been structured as either stock acquisitions or reinsurance transactions. With respect to stock acquisitions, the acquired entities generally have been merged into Jackson following transaction completion. Our acquisitions have included the conversion and servicing of policies on our administrative platform, as well as reinsurance transactions where administrative responsibilities have been retained by the ceding company or maintained on third party administrative arrangements in existence at the time of acquisition. We also historically offered traditional and interest-sensitive life insurance products, but we discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products.

The Closed Life and Annuity Blocks segment includes life insurance products, including various protection products, such as whole life, universal life, variable universal life and term life insurance products that provide financial safety for individuals and their families. This segment distributed these products primarily through independent insurance agents; independent broker-dealers; regional broker-dealers; wirehouses; registered investment advisers; and banks, credit unions and other financial institutions, primarily to the mass market.

The Closed Life and Annuity Blocks segment also includes group pay-out annuities, consisting of a closed block of defined benefit annuity plans assumed from John Hancock USA and John Hancock Life Insurance Company of New York through a reinsurance agreement. A single premium payment from an employer (contract holder) funds the pension benefits for its employees (participants). The contracts are tailored to meet the requirements of the specific pension plan being covered.

The Closed Life and Annuity Blocks also includes acquired fixed annuities and fixed index annuities.

The profitability of our Closed Life and Annuity Blocks segment is largely driven by mortality, longevity, expense and investment margins . For the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, our Closed Life and Annuity Blocks segment generated Operating Revenues of $1,497 million and $827 million and Pretax Adjusted Operating Earnings of $16.2 million and $125 million. As of June 30, 2021, we had more than 1.6 million life insurance policies in-force. As of June 30, 2021, our Closed Life and Annuity Blocks segment had $24.9 billion of total reserves.

Distribution

Our retail annuities are distributed through an intermediary distribution model, supported by core internal functional areas, including wholesalers and Marketing, Sales Enablement and Strategic Relationship teams. Our wholesaler field force is organized across four channels – independent broker-dealers; banks and other financial institutions; wirehouses and regional broker-dealers; and the IPA channel – each supported by a dedicated wholesaler field force. As of June 30, 2021, 2021, our wholesaler field force had relationships with over 138,000 individual representatives across approximately 600 distribution partners in our four distribution channels.

Fees on Variable Annuity Account Value and Benefit Base

We earn various types of fee income based on the account value or benefit base associated with our variable annuities. In general, optional guarantee benefit fees calculated based on the benefit base are more stable in market downturns compared to fees calculated based on the account value.

Mortality & Expense and Administrative Fees. We earn mortality and expense fees as well as administrative fees (referred to as “core contract charges”) on variable annuities. The mortality and expense fees are calculated based on the customer’s account value and are expressed as an annual percentage deducted daily. These fees are used to offset the insurance and operational expenses relating to our variable annuities. Additionally, the administrative fees are charged either based on the daily average of the net asset values in the applicable subaccounts or when contracts fall below minimum values based on a flat annual fee per contract.

Living Benefit Rider Fees. We may earn fees on guaranteed benefits, such as for any type of guaranteed living benefit (including GMWB and GMWB for Life). The fees earned vary by generation and rider type and are generally calculated based on the living benefit base until the account value is exhausted.
Investment Management and Administrative Fees. We charge investment management and administrative fees for the mutual funds managed by our subsidiary JNAM that are offered as investments under our variable annuities. JNAM acts as an investment advisor for every fund offered to our variable annuity customers. JNAM selects, monitors and actively manages the investment advisors that sub-advise the funds we offer within our variable annuities, and also provides other administrative services. Investment management and administrative fees differ by fund and may be waived for certain funds. Investment management and administrative fees are presented net of fees paid to the investment advisors that sub-advise the funds we offer within our variable annuities.

12b-1 Fees and other revenue. 12b-1 fees are paid by the mutual funds in which our customers chose to invest and are calculated based on the net assets of the funds allocated to applicable subaccounts. These fees reduce the returns customers earn from these mutual funds.

Death Benefit Rider Fees. We may earn fees on guaranteed death benefits in addition to the core contract charges, and these benefits may be offered in conjunction with other benefits. The fees earned vary by generation and rider type. For some death benefits, such as, return of premium death benefits, the fees are calculated based on account value, but for enhanced death benefits, the fees are generally calculated based on the death benefit base.

Surrender Charges. Many, but not all, variable annuities may impose surrender charges on withdrawals for a period of time after the purchase and in certain products for a period of time after each subsequent contribution, also known as the surrender charge period. A surrender charge is calculated as a percentage of the contributions withdrawn. Surrender charges generally decline gradually over the surrender charge period, which can range up to eight years, depending on the product. Our variable annuities typically permit customers to withdraw up to 10% of their account value each year without any surrender charge, although their guaranteed benefits may be impacted by such withdrawals through the reduction of the benefit base. Our annuities may also specify circumstances when no surrender charges apply, for example, upon payment of a death benefit or due to terminal illness.

The table below presents a breakdown of our variable annuity fee income by type of fee:

	Six Months Ended June 30,		Years Ended in December 31,
	2021	2020	2020	2019	2018
	(in millions)
Mortality & Expense and Administrative Fees	$1,317.7	$1,045.4	$2,218.4	$2,153.5	$2,144.8
Living Benefit Rider Fees	1,123.2	1,021.2	2,081.8	1,958.3	1,832.2
Investment Management and Administrative Fees	366.2	291.4	617.3	606.9	598.7
12b-1 Fees and other revenue	334.8	265.2	562.4	543.4	533.7
Death Benefit Rider Fees	255.5	209.9	439.9	432.0	421.2
Surrender Charges	27.0	27.7	53.0	67.3	75.9
Total	$3,424.4	$2,806.8	$5,972.8	$5,761.4	$5,606.5

Policy and Contract Liabilities

As an insurance company, a substantial portion of our profits are derived from the invested assets backing our policy and contract liabilities, which includes separate account liabilities, reserves for future policy benefits and claims payable and other contract holder funds.

As of June 30, 2021, 89% of our policy and contract liabilities were in our Retail Annuities segment, 4% were in our Institutional Products segment and 8% were in our Closed Life and Annuity Blocks segment.

As of June 30, 2021, $239.8 billion or 76% of our policy and contract liabilities were backed by separate accounts assets. These separate account assets backed reserves related to our variable annuities. Separate account liabilities are fully funded by cash flows from the customer’s corresponding separate account assets and are set equal to the fair value of such invested assets. We generate revenue on our separate account liabilities primarily from asset-based fee income. Separate account assets and associated liabilities are subject to variability driven by the performance of the underlying investments, which are exposed to fluctuations in equity markets and bond fund valuations. As a result, revenue derived from asset-based fee income is similarly subject to variability in line with the variability of the underlying separate account assets.

As of December 31, 2020, $57.2 billion or 18.9% of our policy and contract liabilities were backed by our investment portfolio and $26.7 billion reinsured by Athene, were backed by funds withheld assets. Our total investments primarily back reserves related to our Institutional Products segment reserves related to our variable annuity fixed account option, variable annuity guarantee benefit and other reserves and our Closed Life and Annuity Blocks segment reserves, as well as fixed annuities and fixed index annuities not reinsured. As of December 31, 2020, our general account policy and contract liabilities, net of those ceded at Athene, were composed of 5% for fixed index annuities and fixed deferred and payout annuities, 19% for Institutional Products segment, 18% for fixed account option variable annuities, 13% for guarantee benefit and other variable annuity reserves, and a 45% Closed Life and Annuity Block segment reserves. As of December 31, 2020, 19% of our fixed annuity and fixed index annuity policy and contract liabilities were subject to surrender charges of at least 5% or at market value in the event of discretionary withdrawal by customers. We have the discretion, subject to contractual limitations and minimums, to reset the crediting terms on the majority of our fixed index annuities and fixed annuities. As of December 31, 2020, 95% of fixed annuity account values correspond to crediting rates that are at the guaranteed minimum crediting rate.

Liabilities for other contract holder funds are policy account balances on investment-type contracts, including interest-sensitive life insurance, fixed annuities, fixed index annuities and variable annuity or variable life insurance contract allocations to fixed fund options. These account balance liabilities are equal to the sum of deposits, plus interest credited, less charges and withdrawals.

We establish reserves for future policy benefits and claims payable under insurance policies using methodologies consistent with U.S. GAAP. Reserves for insurance policies are generally equal to the present value of future expected benefits to be paid, reduced by the present value of future expected revenue. The assumptions used in establishing reserves are generally based on our experience, industry experience or other factors, as applicable over the long-term. Annually, or as circumstances warrant, we conduct a comprehensive review of our actuarial assumptions, and update those assumptions when appropriate. The principal assumptions used in the establishment of reserves for future policy benefits are policy lapse, mortality, benefit utilization and withdrawals, investment returns, and expenses. Generally, we do not expect trends that impact our assumptions to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term.

For non–life-contingent components of GMWB features available in our variable annuities, the guaranteed benefits are accounted for as embedded derivatives, with fair values calculated as the present value of expected future guaranteed benefit payments to contract holders less the present value of assessed rider fees attributable to the embedded derivative feature. In accordance with U.S. GAAP, the fair values of these guaranteed benefit features are based on assumptions a market participant would use in valuing these embedded derivatives. Changes in the fair value of the embedded derivatives are recorded through a benefit or charge to current period earnings. Movements in the fair value of the embedded derivatives are typically in the opposite direction relative to primary market risks. Specifically, downward movements in equity market levels reduce contract holder account value and typically correlate with an increased likelihood that outstanding guaranteed benefits will result in a claim, increasing the fair value liability. Similarly, downward movements in interest rates lower the assumed future market growth and typically correlate with an increased likelihood that outstanding guaranteed benefits will result in a claim, increasing the fair value liability. Downward movements in interest rates also lower the discount rates used in the calculation of the fair value liability associated with higher projected future guaranteed benefit payments, which increases the fair value liability.

For reserves related to the life-contingent components of guaranteed benefit features available in our variable annuities and fixed index annuities, we calculate the change in reserves by applying a “benefit ratio” to total assessments received in the period. The benefit ratio is determined by dividing the present value of total expected benefit payments by the present value of total expected assessments, primarily fees based on account value or benefit base, over the life of the contract. The level and direction of the change in reserves will vary over time based on the benefit ratio and the level of assessments associated with the variable annuity or fixed index annuity. These reserves typically move in the opposite direction relative to primary market risks. Specifically, downward movements in equity market levels will reduce contract holder account value and typically correlate with an increased likelihood that outstanding guaranteed benefits will result in a claim, which increases the reserve.

For traditional life insurance and payout annuities, reserves for future policy benefits are measured using assumptions determined as of the issuance date or acquisition date with provisions for the risk of adverse deviation, as appropriate. These assumptions are not unlocked unless a premium deficiency exists. At least annually, we perform premium deficiency tests using best estimate assumptions as of the testing date without provision for adverse deviation. If the liabilities determined based on these best estimate assumptions are greater than the net reserves (i.e., U.S. GAAP reserves net of any DAC or DSI), the existing net reserves are adjusted by first reducing the DAC or DSI by the amount of the deficiency (or to zero) through a charge to current period earnings. If the deficiency is more than these asset balances, we increase the reserves by the excess through a charge to current period earnings. If a premium deficiency is recognized, the assumptions as of the premium deficiency test date are locked in and used in subsequent reserve measurements, and the net reserves continue to be subject to premium deficiency testing. In a sustained low interest rate environment, there is generally an increased likelihood that the liabilities determined based on best estimate assumptions will be greater than the net reserves.

Risk Management

Enterprise Risk Management Framework

The Company is built around a strong risk management culture, with policies and procedures in place at multiple levels.
Our Enterprise Risk Management Framework, which supports Board and the Finance and Risk Committee oversight of our risk management, is based on a “three lines of defense” model:

• Risk Ownership and Management: Our business functions have primary ownership of risk management relating to their area of expertise. These functions include Finance, Actuarial, Asset-liability Management, Operations, Information Technology, Information Security, Distribution and Asset Management.

• Risk Control and Oversight: Our Risk team manages all aspects of risk control and oversight relating to business- and operations-related risks. Our Compliance team manages all aspects of risk control and oversight relating to regulatory- and compliance-related risks.

• Independent Assurance: Our Internal Audit team, which is an independent function that examines and evaluates the various activities and processes supporting the Company, oversees independent assurance of our Enterprise Risk Management Framework.

Financial Risk

We employ various financial risk management strategies, including hedging and third-party reinsurance. Key management objectives of our financial risk management strategies include limiting losses, managing exposures to significant risks within established risk limits and frameworks and providing additional capital capacity for future growth.

Hedging Program: Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guarantee benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios.

Our hedging strategy manages equity and interest rate risk within risk tolerances through a mix of equity and interest rate derivatives as well as fixed income assets. Developing an effective strategy for dealing with these risks is complex and involves the exercise of significant subjective and complex judgments, and no strategy will completely insulate us from such risks. Our hedging program is based on economic cash flow models of our liabilities, rather than the U.S. GAAP accounting view of the embedded derivative liabilities. We do not directly seek to offset the movement in our U.S. GAAP liabilities from adverse market conditions. As a result, the changes in the value of the derivatives used as part of the hedging program are not expected to match the movements in the hedged liabilities from period to period, resulting in net income volatility. Our hedging program does not seek to stabilize U.S. GAAP earnings.

Third-Party Reinsurance: We utilize third-party reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks and specific features of our variable annuities. See “—Reinsurance.”

Pricing and Reserving: We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on an on-going basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models are regularly updated and reflect the appropriate mix of all available information and expert judgment. Pricing factors we consider are primarily composed of, but not limited to, expected investment returns, interest rates, market volatility, mortality, longevity, persistency, benefit utilization and operating expenses as well as other features of certain annuity products. Our product pricing models also take into account capital requirements, risk profile, target returns and operating expenses.

Guaranteed Benefits and Equity Market Risk: Guaranteed benefits within the variable annuities that we sell expose us to equity market risk, as the guaranteed benefits generally become more likely to result in a claim when equity markets decline and account values fall. We manage equity market risk by both holding sufficient capital to permit us to absorb modest losses and through the use of derivatives. We hedge the economic risk embedded within our products using equity options and futures on a variety of indices that best represent the equity exposures inherent in the range of underlying investment options available on our variable annuities.

The financial performance of our hedging program could be impacted by large directional market movements or periods of high volatility. In particular, our hedges could be less effective in periods of large directional movements or we could experience more frequent or more costly rebalancing in periods of high volatility, which would lead to adverse performance versus our hedge targets and increased hedging costs. Further, we are also exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is perfectly correlated to the performance of the funds into which customers allocate their assets. We make funds available to customers where we believe we can transact in highly correlated hedge assets, and we anticipate and price for some variance in the performance of our hedge assets and customer funds. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets.

In addition, we consider certain inherent offsets in portfolio risk among our equity-related products, such as from the equity participation features on our fixed index annuities, in determining the level of external hedging necessary.
To protect against environments where the cost of guaranteed benefits or guaranteed benefits-related hedging costs increase in an adverse manner, we have the contractual right to increase living benefit rider fees on our in-force variable annuity contracts, subject to certain conditions and up to a contractual maximum charge. The customer has the right to opt out of such living benefit rider fee increases, but by doing so the customer becomes ineligible for certain future guaranteed benefit increases, such as step-ups or deferral bonuses.

We have also employed reinsurance to manage these exposures, such as the Athene Reinsurance Transaction in June 2020. We also have a reinsurance agreement with a highly rated unaffiliated reinsurer to cover GMIB benefits, so regardless of the emerging experience or reserving methodology used, the net retained risk related to GMIB is minimal.

Interest Rate Risk: Certain products and benefits also expose us to interest rate risk. We are exposed primarily to the following risks arising from fluctuations in interest rates:

• the risk of mismatch between the expected duration of liabilities and investments held by us;

• the reinvestment risk associated with accelerated prepayments on mortgage-backed securities and other fixed income securities in decreasing interest rate environments and delayed prepayments in increasing interest rate environments;

• the risk of increases in statutory reserve requirements due to decreases in interest rates or changes in prescribed interest rates, which would reduce statutory capital;

• the risk of increases in the costs of derivatives we use for hedging or increases in the volume of hedging we do as interest rates decrease;

• the risk of loss related to customer withdrawals following a sharp and sustained increase in interest rates;

• the risk of loss from reduced fee income, increased guaranteed benefit costs and accelerated DAC amortization arising from fluctuations in the variable annuity account values associated with fixed income investment options due to increased interest rates or credit spread widening;

• the risk of loss driven by interest rate related components of liabilities and capital requirements related to optional guarantee benefits and the cost of associated hedges in low interest rate environments; and
• the risk of the performance of the variable annuity account value allocated to fixed accounts being impacted by movements in interest rates (risk-free rates as well as credit spreads).

We manage this risk in aggregate, contemplating natural offsets between products before pursuing hedging transactions. As deemed necessary, we manage this interest rate exposure through a combination of interest rate swaps, interest rate swaptions and Treasury futures. For U.S. GAAP and statutory reporting purposes, these hedges are carried at fair value. To manage interest rate risk, we employ product design, pricing and asset-liability management strategies designed to mitigate the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges, market value adjustments, restrictions on withdrawals and the ability to reset crediting rates. Our asset-liability management strategies may include the use of derivatives, such as interest rate swaps, interest rate swaptions and Treasury futures, as well as fixed income assets. For U.S. GAAP and statutory reporting purposes, these hedges are carried at fair value.

We analyze interest rate risk using various models, including multi-scenario cash flow projection models that forecast cash flows of our product and benefits liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on our in-force business under various increasing and decreasing interest rate environments. State insurance department regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. We measure relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and crediting rates.

We also use common industry metrics, such as duration and convexity, to measure the relative sensitivity of asset and liability values to changes in interest rates. In computing the duration of liabilities, we consider all policyholder guarantees as well as non-guaranteed elements of policyholder liabilities.

Asset-Liability Management Risk: To determine whether obligations will be met when they become due, we use asset-liability cash flow management techniques that consider current and future investment returns, asset and liability durations, risk tolerance and cash flow requirements. We have established our investment policy to maintain a desired spread between the yield on our investment portfolio and the crediting rate paid on our customer funds. If subsequent experience proves to be different from earlier assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. We closely monitor our investment portfolio to assess our asset-liability position and to change investment strategies and rebalance the duration of our investment portfolio as we deem necessary. We analyze the adequacy of reserves annually. The analysis includes dynamic cash flow testing of assets and liabilities by product under a variety of interest rate scenarios.

Counterparty Risk: The inability of a hedging or reinsurance counterparty to perform on its obligations could expose us to material counterparty risk. We manage the potential credit exposure for derivative contracts through evaluation of the credit worthiness of counterparties, the use of ISDA and collateral agreements, and master netting agreements. We limit our uncollateralized derivative contract exposure to any particular counterparty and derivative contract collateral requirements and levels are managed on a daily basis.

Non-Financial Risk

In addition to the financial risks noted above, our business inherently faces a number of operational and regulatory risks, which can lead to financial loss, negative impacts to customers and stakeholders, and regulatory scrutiny. Examples of key “non-financial” risks include cyberattacks and information security breaches, failure of third parties to provide contracted services, fraud, model risk and conflicts of interest. These “non-financial” risks can arise from inadequate or failed internal processes, personnel or systems, and from external events, including employee error, model error, system failures, fraud and other events that disrupt business processes. We regularly assess and report on our key risks to the Risk Committee and board of directors.

Reinsurance

Our third-party reinsurance strategy is designed to manage the risk exposure of our insurance subsidiaries against the severity of losses, improve the profitability of our business and optimize our capital requirements. Although reinsurance does not discharge our insurance subsidiaries from their primary obligation to make payments to our customers in respect of their policy benefits, it does make the reinsurer liable to the ceding insurance company for the reinsured portion of the risk. We obtain reinsurance from a diverse group of well-capitalized and highly-rated third-party reinsurers. We regularly evaluate the financial condition of these third-party reinsurers and monitor concentration risk with our largest reinsurers at least annually. As part of this review, we consider financial strength ratings, statutory capital and surplus, RBC and ERC, statutory earnings and fluctuations, current claims payment aging and our third-party reinsurers’ own reinsurers.

Environmental, Social and Governance

We take a long term view in our approach to serving our stakeholders, including our customers, stockholders, employees, the communities where we work, regulators and others. We seek to balance the interests of our stakeholders, and we believe that, as environmental, social and governance ("ESG") matters have become a more significant part of social discourse, finding this balance has become even more important. Through our culture of long-term thinking and action, we have established a record of accomplishment in these areas.

When considering customers, we have a track record of industry-leading annuities and service. We have accomplished this in part through our scalable and efficient operating platform. We believe that being efficient means a smaller physical office footprint that consumes less energy, limits our environmental impact and generates fewer commuters. We plan to build an on-premises solar farm at our home office which is intended to reduce our need for traditional power generation while producing an attractive return on investment. We believe that ideas like these continue to offer value to a wide variety of our stakeholders.

When considering stockholders, we believe our long-term focus will produce sustainable, competitive returns. We seek to earn attractive risk-adjusted returns over market cycles, and consider the sustainability of the underlying enterprises in which we invest, including political and social pressures, as well as governance models, to be imperative. We believe this focus on governance supports the strength of our business during periods of market volatility and across multiple economic cycles.

When considering employees, we seek to offer significant career opportunity, competitive merit-based compensation, an inclusive workplace, world-class facilities and the ability to help Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life. We have a long history of developing talent from within, and our senior management team has an average tenure at Jackson of over 15 years. While a history of talent development and succession planning is part of our DNA, we also seek to recruit talent from outside the organization. We seek to cultivate an inclusive workplace where different ideas and opinions are heard and respected, and where people of different backgrounds can come together to accomplish great things as a team. We believe our collaborative culture is one of our great strengths and is a significant factor in our ability to continue to be an industry leader.

When considering our communities, we seek to be a responsible corporate citizen. We believe that our relationship with our communities should be a mutually beneficial one: we benefit from the employee base, infrastructure and opportunities in the communities in which we live and work; and our communities benefit from our commitment, and the commitment of our individual employees, to giving back. We have a passionate and committed workforce that engages with the community and is generous with their time and resources, such as by providing their expertise by serving on boards of local charities. As a company, we partner with our employees through matching gifts intended to amplify the impact of charitable donations. Our corporate philanthropy efforts also extend to strategic partnerships in our communities with local organizations such as the Greater Lansing Food Bank and the Boys and Girls Clubs. In supporting organizations such as this, we seek to support the efficient use of tangible resources while also supporting those in our communities who are in need.

When considering our regulators, we have a history of positive interactions and outcomes. We believe our executive management team has developed a strong reputation with regulators, and we look to partner with our regulators on sensible regulation that benefits customers as well as the industry. We seek to be a leading industry voice and to advocate for insurance products that help Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life.

Properties

We are headquartered in Lansing, Michigan and maintain offices in Franklin, Tennessee and Chicago, Illinois. Our offices in Franklin, Tennessee support our subsidiary Jackson National Life Distributors, LLC (“JNLD”), the distributor of the Contracts and other variable insurance products issued by us and our affiliates. Our offices in Chicago, Illinois support our subsidiary Jackson National Asset Management, LLC (“JNAM”), which provides certain administrative services with respect to the RILA Separate Account, including separate account administration services and financial and accounting services. We also have the following material office space leases in: El Segundo, CA under a lease that expires in 2022 (vacated and sub-leased); Denver, CO under a lease that expires in 2027 (vacated and sub-leased); District of Columbia under a lease that expires in 2029; Chicago, IL under a lease that in expires in 2029; Schaumburg, IL under a lease that expires in 2025; and East Lansing, MI under a lease that expires in 2024.

Directors, Executive Officers and Control Persons Management

The following table sets forth certain information concerning our executive officers and directors as of September 13, 2021. The respective age of each individual in the table below is as of September 13, 2021.

Name	Age	Position
Laura Prieskorn.....................................................	53	Director, Chief Executive Officer, and President
Carrie Chelko........................................................	48	Executive Vice President, General Counsel, and Secretary
Michael Costello....................................................	45	Senior Vice President and Treasurer
Don Cummings......................................................	58	Senior Vice President and Chief Accounting Officer
Aimee DeCamillo..................................................	46	Executive Vice President and Chief Commercial Officer
Devkumar Ganguly...............................................	46	Executive Vice President and Chief Operating Officer
Bradley Harris.......................................................	51	Director, Executive Vice President, and Chief Risk Officer
Chad Myers...........................................................	55	Vice Chairman, Jackson Holdings LLC
Stacey Schabel.......................................................	42	Senior Vice President and Chief Audit Executive
Marcia Wadsten.....................................................	54	Director, Executive Vice President, Chief Financial Officer, and Appointed Actuary

Directors

Brad Harris has been Executive Vice President and Chief Risk Officer since July 2020. Mr. Harris has been a member of the Jackson Board of Directors and Chief Risk Officer since December 2015. Prior to this role, Mr. Harris served as Chief Actuary of Prudential Corporation Asia, responsible for the actuarial functions throughout Prudential’s life insurance operations across 13 markets in Asia. He joined Prudential Corporation Asia in 2007 and also served as its Chief Product Officer overseeing product strategy, development and innovation across Asia. Mr. Harris is responsible for leading our risk management strategy and oversight. He earned a Bachelor of Mathematics from the University of Kentucky. He is a Fellow of the Society of Actuaries and member of the American Academy of Actuaries.

Laura Prieskorn has been a director and our Chief Executive Officer since February 2021. Prior to this role, Ms. Prieskorn served as Executive Vice President and Chief Operating Officer since September 2020 and Chief Operating Officer since April 2019. Ms. Prieskorn joined Jackson in 1988 and has served in a number of leadership roles, including as Senior Vice President and Chief Administration Officer. She earned a bachelor’s degree from Central Michigan University in business administration.

Ms. Prieskorn brings to the board her extensive experience and leadership skills, developed from more than three decades of experience at the Company, including being responsible for developing the Company’s industry-leading operating platform.

Marcia Wadsten has been Executive Vice President and Chief Financial Officer since February 2021. She is also the Appointed Actuary for Jackson. Ms. Wadsten has 29 years of experience at Jackson, and previously served as Senior Vice President and Chief Actuary from 2016 to 2021. During her career at Jackson, Ms. Wadsten has played a key role in financial modeling, product design, pricing and risk management. Ms. Wadsten holds a bachelor of science in mathematics from Valparaiso University and a master’s degree in applied mathematics from Purdue University. She is a member of the American Academy of Actuaries.

Non-Director Executive Officers

Carrie Chelko has been Executive Vice President, General Counsel and Secretary since September 2021. Ms. Chelko, an industry veteran with more than 20 years of securities experience, joins Jackson from Fidelity Investments where she served as Senior Vice President and Chief Compliance Officer and led regulatory compliance for businesses within Fidelity Personal Investing. Prior to Fidelity, Ms. Chelko served as Senior Vice President and Chief Counsel for Lincoln Financial Network, Lincoln’s retail wealth management business, and Lincoln Financial Distributors, the wholesale distributor of Lincoln’s manufactured annuities, insurance and retirement plan products. Ms. Chelko holds a bachelor’s degree from Grove City College, her juris doctorate from Temple University, and is a graduate of The Wharton School

Michael Costello has been Senior Vice President and Treasurer of Jackson since March 2013. Mr. Costello joined Jackson in 2004 from PricewaterhouseCoopers LLP. As Treasurer, he is responsible for monitoring and maintaining our liquidity, banking relationships and overseeing our debt related capital markets activities. Mr. Costello received a bachelor’s degree and master’s degree in business administration from the University of Michigan.

Don Cummings has been Senior Vice President and Chief Accounting Officer since December 2020. Mr. Cummings has been Senior Vice President and Chief Accounting Officer of Jackson since December 2020, and also served as Controller from December 2020 through September 2021. Prior to this role Mr. Cummings served as Interim Chief Financial Officer at Fortitude Reinsurance Company Ltd, a subsidiary of AIG, since 2019 and previously held various finance roles at AIG including Global Corporate Controller. Mr. Cummings is responsible for providing leadership, strategic direction and functional expertise to all aspects of the financial reporting, accounting and operational control processes. He holds a Bachelor of Business Administration degree from Morehead State University and is a Certified Public Accountant.

Aimee DeCamillo has been Executive Vice President and Chief Commercial Officer since June 2019. Prior to this role Ms. DeCamillo served as head of Retirement Plan Services at T. Rowe Price since 2014 and had previously served as head of product and marketing for Retirement Plan Services at T. Rowe Price. She is the former chair of the LIMRA/LOMA Secure Retirement Institute Board and has served on the boards of the Employee Benefit Research Institute (EBRI) and the SPARK Institute. Ms. DeCamillo is responsible for leading our growth strategy and overall product, distribution and marketing teams across business operations. She holds a B.A. in international relations from Michigan State University. She has earned FINRA Series 24, 7 and 66 registrations.

Devkumar Ganguly has been Executive Vice President and Chief Operating Officer since February 2021. Mr. Ganguly has 21 years of experience at Jackson and has held a variety of roles in the IT group, including serving as Chief Information Officer from 2018 to 2021. Mr. Ganguly oversees the Company’s Operations, Enterprise Technology, Digital, Data and Information Security functions. He is also an executive sponsor of the Company’s Diversity and Inclusion program. Mr. Ganguly joined Jackson in April 2000 from global software firm Infosys. Mr. Ganguly holds a Bachelors of Engineering in electronics and power from the National Institute of Technology in India.

Chad Myers has been Vice Chairman, Jackson Holdings LLC since February 2020. In this role, he oversees our subsidiaries that provide asset management services. Previously, Mr. Myers served as Chief Financial Officer of Jackson from February 2011 until February 2020. He joined Jackson in 1995 and served in a number of leadership roles, including Executive Vice President, Senior Vice President and Vice President of ALM. He earned a bachelor’s degree in economics from Claremont-McKenna College and holds the Chartered Financial Analyst designation.

Stacey Schabel is the Senior Vice President and Chief Audit Executive at Jackson. She has led the internal audit function at Jackson since January 2013. Ms. Schabel has over 18 years of audit and risk management experience, is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants and Institute of Internal Auditors (IIA). She also serves on the IIA’s Global Financial Services Guidance Committee. Ms. Schabel earned a bachelor’s degree in business administration from Central Michigan University with majors in accounting and information systems. She is a certified internal auditor, a certified public accountant and holds her FINRA Series 6 registration.

Corporate Governance - Board Composition and Committees

Our Board has three directors. Directors shall be elected at each annual shareholders meeting. Each director will hold office until the next annual shareholders meeting and until the director’s successor is elected and qualified, or until the director’s resignation or removal. Vacancies in the board of directors occurring by reason of death, resignation, removal, increase in the number of directors, or otherwise shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the shareholders of the Corporation. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholders. A vacancy that will occur at a specific date, by reason of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the newly elected director may not take office until the vacancy occurs. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders. The Board has a regular quarterly meeting cycle and holds special meetings as necessary.

Our Board maintains the following committees:

Audit Committee

Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company.

Retirement Plan Committee

Our Retirement Plan Committee oversees Jackson’s 401k plan and other qualified and non-qualified employee retirement plans.

Risk Committee

Our Risk Committee is responsible, among its other duties and responsibilities, for overseeing the governance of significant risk throughout the Company and the establishment and ongoing monitoring of the Company’s risk profile and risk appetite.

Executive Compensation

Overview

This compensation discussion and analysis provides information about the material elements of compensation that were paid to, awarded to, or earned by our “named executive officers,” also referred to as the “NEOs,” as determined by the rules of the SEC. Our NEOs for fiscal year 2020 consisted of our principal executive officer, our principal financial officer, our former principal financial officer, and our three other most highly compensated executive officers, as follows:

Michael Falcon[1]	Chairman of the Board, Chief Executive Officer and President
Axel André[2]	Executive Vice President and Chief Financial Officer
Chad Myers[3]	Former Executive Vice President and Chief Financial Officer
Aimee DeCamillo	Executive Vice President and Chief Commercial Officer
Laura Prieskorn[4]	Executive Vice President and Chief Operating Officer
Marcia Wadsten[5]	Senior Vice President and Chief Actuary
1.    Mr. Falcon ceased employment with the Company on February 10, 2021.
2.    Mr. André joined the Company on February 24, 2020. He ceased employment with the Company on February 10, 2021.
3.    Mr. Myers served as our Chief Financial Officer through February 23, 2020 and transitioned into the role of Vice Chairman, Jackson Holdings LLC as of February 24, 2020.
4.    Ms. Prieskorn was promoted to Chief Executive Officer effective as of February 10, 2021.
5.    Ms. Wadsten was promoted to Executive Vice President and Chief Financial Officer effective as of February 10, 2021.

In 2020, the Company was an indirect, wholly owned subsidiary of Prudential. As such, final decisions regarding the compensation of our executive officers in 2020 were generally made by the compensation committees of our intermediate parent entities with the input of the Company, as discussed in greater detail below under the heading “Role of the Compensation Committee.”

Following the listing of the Class A common stock of our parent company, the Compensation Committee of the JFI Board of Directors (the “Compensation Committee”) assumed responsibility for determining the appropriate philosophy, objectives and design for our executive compensation program and the compensation of our executive officers. The Compensation Committee will make any changes to the compensation arrangements described below, and has retained a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program, as it deems necessary or appropriate.

A description of the material changes that have been made in connection with the Demerger of our parent company or as an independent public company are described below under the heading “Actions Taken in Connection with the Demerger.”

Compensation Philosophy and Objectives

The key objectives of our compensation program, which is based on a pay-for-performance philosophy, are to:

• Align incentives to business objectives in order to support the delivery of Prudential Group, which we refer to as the “Group,” and our business plans and strategies;

• Link executive pay to performance by putting a substantial portion of executive pay at risk based on the achievement of financial and non-financial performance goals;

• Enable the recruitment and retention of high caliber employees and incentivize them to achieve success for the Company and the Group; and

• Be consistent with the organization’s risk framework and appetites.

Our 2020 executive compensation program was designed to support these objectives.

Role of the Compensation Committee

Immediately prior to the Demerger, we were majority owned, indirectly, by Prudential. Consistent with this ownership structure, our governance structure with respect to compensation matters has historically involved multiple levels of oversight for each executive. For our NEOs other than Mr. Falcon, recommendations with respect to 2020 compensation and benefits were made by Mr. Falcon. These recommendations were then subject to review by the Jackson Remuneration Committee that made final decisions as determined with reference to specific applicable regulatory requirements and that reflect the Group remuneration policy that is set and approved by the Prudential Remuneration Committee. The committee members, who, other than Mr. Falcon, are predominantly independent from the daily management of the Company, comprised the Group Chief Executive, the Group Chief Financial Officer and Chief Operating Officer, the Group Human Resources Director and Mr. Falcon. The purpose of this governance structure is to ensure a thorough assessment of compensation decisions and to maintain an appropriate degree of independence in the review of each NEO’s compensation. These compensation committees evaluate our compensation plans and policies on an ongoing basis against current and emerging compensation practices, legal and regulatory developments and corporate governance trends, and make changes as they deem appropriate.

Mr. Falcon was a member of the committees that approve the compensation of the other NEOs. Because of this, recommendations made by the Group Chief Executive regarding Mr. Falcon’s compensation for 2020 were approved directly by the Prudential Remuneration Committee, which is a separate committee comprised of independent, non-executive members of the Prudential board of directors.

As an additional level of oversight, the Prudential Remuneration Committee also receives an annual report of the compensation delivered to each NEO to ensure that it retains oversight of such compensation in line with its charter and as determined with reference to specific applicable regulatory requirements and reflected in the Group remuneration policy that is set and approved by the Prudential Remuneration Committee. For a discussion of how the Prudential Remuneration Committee considers risk in making compensation decisions, see “Compensation Risk Assessment.”

In connection with awards made under the Prudential long-term incentive plan (discussed below), the Prudential Remuneration Committee also set the long-term performance goals for Mr. Falcon, and the Jackson Remuneration Committee set such goals for all other NEOs.

The compensation of the Jackson executive officers, including all of the NEOs is approved annually by our Board of Directors in order to satisfy statutory requirements applicable to Jackson under the Michigan Insurance Code.

The relevant compensation committees also consider a report prepared by the Chief Risk Officer covering behaviors and adherence to risk framework and appetite and providing input on variable compensation outcomes for those employees within the remit of the committee, including, as applicable, the NEOs. These reports are reviewed by the Group Chief Risk and Compliance Officer.

In connection with the Demerger, the Compensation Committee will assume responsibility for overseeing our compensation program.

The Role of Executive Management

Mr. Falcon, as part of his responsibilities as our CEO, generally set operational goals for each NEO other than himself. Mr. Falcon evaluated each executive officer’s performance and made recommendations regarding the executive officer’s compensation to the relevant compensation committee. Mr. Falcon did not have final decision-making authority regarding the level of compensation of any of the executive officers and made no recommendations regarding his own compensation; however, Mr. Falcon, when requested by a compensation committee, provided the following to assist the committee, which makes its own ultimate decisions:

• Background regarding our operating results and financial objectives;

• Mr. Falcon’s evaluation of the performance of the other executive officers; and

• Recommendations for completed year compensation awards and future base salary and target incentive adjustments for the other executive officers.

The Role of the Committee’s Advisors

For purposes of determining 2020 compensation, the Company engaged Willis Towers Watson (“WTW”) to provide a review and analysis of our executive compensation program, including base salaries and annual short-term and long-term incentive plans and to deliver observations and recommendations in order to better align our compensation programs with our compensation philosophy. The scope of their review included the compensation for the roles held by our NEOs other than Mr. Falcon. While we do not engage in benchmarking against a specific peer group, WTW provided market compensation data for the U.S. financial services sector as part of their review. We used survey data from the financial services sector as a whole rather than a limited set of peer companies as it provided a more comprehensive range of companies with which we compete for talent, though for future cycles as a U.S.-based public company we intend to place additional focus on benchmarking to a more specific peer group.

Using this data, for fiscal year 2020 we set our total direct compensation levels (i.e., base salaries and target annual short-term and long-term incentives) for our senior executives, including the NEOs included in the scope of the WTW review, generally to be within the range of competitive practices, taking into account individual factors such as experience, performance and the criticality of the executive’s position. We set base salary levels below the median level of market practices, while targeting variable compensation tied to achieving performance criteria above such levels.

The Prudential Remuneration Committee, which determines Mr. Falcon’s compensation, engaged Deloitte as its advisor for 2020. To provide context for the review of Mr. Falcon’s base salary, the Prudential Remuneration Committee refers to the WTW U.S. Financial Services Survey and the LOMA U.S. Insurance Survey.

Competitive market data is only one of several factors used by the applicable committees to assist in setting executive compensation levels. Compensation recommendations also take into account a variety of other factors, including individual performance, criticality of role, skills, experience, and responsibilities.

Elements of Our Executive Compensation Program

Overview

During fiscal year 2020, the compensation program for our NEOs consisted of salary, short-term cash-based incentive compensation, long-term incentive compensation, certain benefits and limited perquisites. Mr. André also received a buy out award in connection with his hiring, in the form of both cash and equity, to replace compensation he forfeited when he left his former employer to join the Company. The total compensation for our NEOs is designed to ensure that risk management, culture and conduct are appropriately reflected and that executives in higher-level roles have an increasingly greater proportion of their overall compensation paid in the form of variable compensation, such that the Company’s performance impacts their total compensation to a significant degree. This approach is designed to reflect their greater impact on Company performance. Consistent with our pay-for-performance philosophy, our variable compensation weighting for the NEOs covered by WTW’s review averaged 84% of total compensation, which is higher than the market average of 64% of total compensation for similarly situated executives. Set forth below is a discussion of each element of compensation, the reason that we provide each element, and how that element fits into our overall compensation philosophy.

Base Salary

The Company provides base salaries that are competitive in the markets in which we compete for talent and that take into account the responsibilities of each role. Consistent with our pay-for-performance philosophy, base salary comprises the smallest percentage of our executives’ total compensation. The applicable compensation committee annually reviews and, if considered appropriate, adjusts each NEO’s base salary. However, given our pay-for-performance orientation and emphasis on variable pay, executive officers receive base salary increases less frequently than other associates. Each committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate. These factors include our performance against business objectives, changes in individual levels of responsibility, individual performance and experience, market data regarding similar positions in the financial sector, salaries of other similar internal roles, knowledge of our unique business and relationships, and general economic conditions. While the committees consider these factors to guide their decisions, they do not rely on them exclusively. Each committee exercises business judgment based on a thorough assessment of compensation levels and alignment with our compensation philosophy and pay strategy.

Effective January 1, 2020, Mr. Falcon’s annual base salary was increased to $816,000 in connection with the Company’s annual base salary review; and effective February 29, 2020, the base salaries of Mses. Prieskorn and Wadsten were raised, respectively, to $500,000 and $375,000. However, in light of the situation at the time in relation to COVID-19, Mr. Falcon agreed to a reduction in his base salary to an annual rate of $800,000, effective April 1, 2020. No other salary adjustments were made in 2020 for any of the NEOs. Mr. André commenced employment in 2020, and his base salary was established at $600,000 by the Jackson Remuneration Committee after consideration of the factors discussed above.

The salaries paid to our NEOs in 2020 are reflected in the “Salary” column of the Summary Compensation Table.

Short-Term Incentives for 2020

A significant element of compensation for the NEOs is annual incentive plan compensation. The purpose of our annual incentive programs is to focus executives on the achievement of stretching organizational and individual results within a performance year, consistent with our pay-for-performance culture, by providing variable compensation that is largely determined by measures of performance on a company-wide basis or with respect to one or more business units, divisions or affiliates, and on individual performance goals. The performance objectives approved by the compensation committees are intended both to require substantial effort by the NEOs toward achieving our strategic goals, and also to be within reach if such efforts are made.

Our NEOs participate in the annual incentive programs discussed below.

Jackson Officer and Directors’ Bonus Pool

Mr. Falcon and Mses. DeCamillo and Prieskorn participated in the 2020 Jackson Officer and Directors’ Bonus Pool, and, under the terms of his offer letter entered into in connection with his hiring, Mr. André was entitled to payment of a guaranteed bonus that was payable from the pool. For 2020, the Jackson bonus pool funding was calculated on the basis of the following financial performance metrics:

• International Financial Reporting Standards (“IFRS”) operating profit;

• European Embedded Value (“EEV”) new business profit;

• Dividends paid to Prudential; and

• Advisory sales.

Each of these metrics was assigned a numerical target, and actual bonus pool contributions with respect to each metric were calculated based on actual performance against each target. The contribution with respect to dividends paid to Prudential is subject to reduction if dividends are lower than plan, capital surplus is below plan or Jackson has an S&P rating more than 1-notch lower than Prudential Life. For IFRS operating profit, the performance target was $2,552 million, and actual performance resulted in a bonus pool contribution of $19.94 million. For new business profit, the performance target was $858 million, and actual performance resulted in a bonus pool contribution of $4.36 million. For dividends paid to Prudential, the performance target was $640 million, and actual performance resulted in no bonus pool contribution. For advisory sales, the performance target was $1.163 million, and actual performance resulted in no bonus pool contribution.

A discretionary contribution may also be made to the pool based on performance against other financial targets, risk management and strategic objectives. Performance against non-financial Group requirements, including goals related to the achievement of Jackson risk management and strategic objectives, resulted in a $3.35 million contribution to the bonus pool. Performance against these objectives resulted in a total bonus pool amount of $27.65 million, as approved by the Prudential Remuneration Committee.

For each NEO who participates in the Jackson Officer and Directors’ Bonus Pool, a target bonus is expressed as a percentage of the total pool. Under the terms of his offer letter, Mr. Falcon is entitled to 10% of the annual pool. Recommendations for the target pool percentages for the other NEOs are made by our CEO based on each participant’s responsibilities and individual performance. After a performance year is completed and the actual pool amount is determined, our CEO makes recommendations for individual payouts based on each NEO’s target percentage, as adjusted to reflect individual performance. The Jackson Remuneration Committee in its sole discretion may determine to pay no or a reduced bonus depending upon, among other factors, actual Jackson and individual performance achieved within the performance year.

The Jackson bonus pool payment for each participating NEO for 2020 performance, as determined by the Prudential Remuneration Committee for Mr. Falcon and by the Jackson Remuneration Committee for each other participating NEO, is shown in the table below.

	Target Pool Percentage	Actual Pool Percentage	Payment in respect of 2020 Performance
Michael Falcon......................................................	10%	10%	$2,765,000[1]
Axel André............................................................	4%	6.4%	$1,773,900[2]
Aimee DeCamillo..................................................	2.26%	2.26%	$624,890
Laura Prieskorn.....................................................	2.26%	2.98%	$824,890
1.Under the terms of his employment agreement, Mr. Falcon was required to defer 40%, or $1,106,000, of any 2020 bonus pool payment in the form of restricted share units granted under the Prudential Deferred Annual Incentive Plan.
2.Under the terms of his offer letter entered into in connection with the commencement of his employment, Mr. André was entitled to a guaranteed bonus for 2020 of no less than $1,773,900, paid from the bonus pool.

The portion of Mr. Falcon’s bonus opportunity that would have been payable in the form of restricted share units is reflected in the “Stock Awards” column of our 2020 Summary Compensation Table.

The cash bonus earned by Mses. DeCamillo and Prieskorn are reflected in the “Non-Equity Incentive Compensation” column of our 2020 Summary Compensation Table. Bonuses are not payable unless the bonus pool participant is employed as of the payment date. However, under the terms of his offer letter, Mr. André received a payment equal to his 2020 guaranteed bonus.

Jackson National Life Distributors Incentive Plan—Ms. DeCamillo’s Bonus

Ms. DeCamillo was also eligible to participate in the Jackson National Life Distributors Incentive Plan (the “JNLD Incentive Plan”). Payments under the JNLD Incentive Plan are calculated based on the following metrics determined by the Jackson Remuneration Committee:

Measure	Target Achievement	Incentive at Target ($)	Incentive at Maximum ($)	Incentive Earned for 2020 Performance ($)
Post Tax EEV New Business Profits.......	$858,400,000	400,000	800,000	279,963
Discretionary allocation based on performance.............................................	N/A	300,000	600,000	450,000
Advisory % of total sales.........................	6%	100,000	100,000	80,000
VA % of commissionable sales...............	86%	100,000	100,000	100,000
JNLD Acquisition Cost Ratio (ACR)%...................................................	176%	100,000	200,000	100,000
Total Incentives.......................................		1,000,000	1,800,000	1,009,963

For 2020, Ms. DeCamillo received a payment of $1,009,963 under the JNLD Incentive Plan.

Ms. Wadsten’s Annual Bonus

Ms. Wadsten served as the head of a key control function in 2020 and was therefore ineligible to participate in the Jackson Officer and Directors’ Bonus Pool. She received a bonus based fifty percent on the Jackson Remuneration Committee’s subjective assessment of her individual and functional performance and 50% on Jackson Officer and Directors’ Bonus Pool Funding. Her target bonus for 2020 was $862,500, which was 230% of her annual base salary. Based on her elite 2020 performance under extraordinary demands, she received an actual 2020 bonus of $1,132,463. Ms. Wadsten’s 2020 bonus is reflected in the “Non-equity Incentive Plan Compensation” column of our 2020 Summary Compensation Table.

Mr. Myers’ 2020 Annual Bonus

Under the terms of his letter agreement entered into in connection with his transition to the role of Vice Chair of Jackson Holdings, LLC, Mr. Myers was entitled to a guaranteed annual bonus payment for his service in 2020 of $4,500,000.

Prudential Annual Incentive Plan

Mr. Falcon, as a member of the Prudential Group Executive Committee, also participated in the Prudential Annual Incentive Plan (the “AIP”). Under the terms of his offer letter, his maximum incentive opportunity under the plan was 100% of his base salary. Because his employment terminated prior to the payment date, Mr. Falcon did not receive an AIP bonus payment in respect of his 2020 services.

2020 AIP Award

Eighty percent of the potential bonus payment under the AIP is based on achievement of Group financial performance measures. For these financial measures, the performance ranges are set by the Prudential Remuneration Committee prior to, or at the beginning of, the performance period. These ranges are based on the annual business plans approved by the Prudential board of directors and reflect the goals of the Group and business units, in the context of anticipated market conditions. The financial element of Mr. Falcon’s bonus was determined by the achievement of four Group measures:

• Group adjusted operating profit;

• Group operating free surplus generation;

• Group cash flow; and

• Group European Embedded Value (“EEV”) new business profit.

The remaining twenty percent of Mr. Falcon’s target bonus opportunity is based on individual performance. These objectives are established at the start of the year and reflect Prudential’s strategic priorities set by the Prudential board of directors.

AIP payments are subject to local capital summation method (“LCSM”) minimum capital thresholds aligned to the Group and business unit framework and appetites.

The Prudential Remuneration Committee seeks advice from the Prudential Group Risk Committee on risk management considerations to inform decisions about compensation architecture and performance measures to ensure that risk management, culture and conduct are appropriately reflected in the design and operation of the remuneration of Group Executive Committee

Members, including that of Mr. Falcon. For more information on risk management processes, see “Compensation Risk Assessment.”

Performance Assessment

The Prudential Remuneration Committee determines the overall value of the bonus, taking into account the inputs described above and any other factors that it considers relevant. The table below illustrates the weighting of performance measures for 2020 and the level of achievement under the AIP:

	Weighting of measures (% of total bonus opportunity)		Achievement against performance measure		Maximum 2020 AIP (% of salary and $)	2020 AIP outcome (% of total bonus opportunity and $)
	Group financial measures	Personal/functional objectives	Financial measures	Personal

					100%	___[1]%
Michael Falcon.................	80%	20%	63.4%	___[1]%	$800,000	$___[1]
1.Because his employment terminated prior to the bonus payment date, Mr. Falcon did not receive an AIP bonus payment in respect of his 2020 services.

2020 Prudential Group financial performance

The level of performance required for threshold, plan and maximum payment against the Group’s 2020 AIP financial measures and the results achieved are set out below:

2020 AIP measure	Weighting	Threshold ($m)	Target ($m)	Stretch target ($m)	Achievement ($m)
Group adjusted IFRS operating profit based on longer-term investment returns (adjusted operating profit)[1].........................	35%	4,602	5,113	5,625	5,507
Group operating free surplus generated[2].....	30%	2,955	3,284	3,612	3,905
Group cash flow[3].........................................	20%	104	302	434	(478)
Group EEV new business profit[4]................	15%	3,141	4,161	4,535	2,802
1.Group adjusted operating profit is determined on the basis of including longer-term investment returns.
2.For insurance operations, group operating free surplus generated represents amounts maturing from the in-force business during the period, less investment in new business and excludes other non-operating items. For asset management, it equates to post-tax operating profit for the year.
3.Group cash flow includes business unit remittances net of dividends and corporate costs.
4.Group EEV new business profits, on a post-tax basis, is calculated in accordance with European Embedded Value Principles, from business sold in the financial reporting period under consideration.

Sixty percent of any bonus earned by Mr. Falcon under the AIP for 2020 performance would have been payable in cash and the remaining forty percent would have been payable in the form of restricted share units deferred under the Prudential Deferred Annual Incentive settled in Prudential ADRs after the completion of the three-year deferral period, as discussed below.

AIP awards are not payable unless a participant is employed on the payment date. Because Mr. Falcon's employment terminated prior to the bonus payment date, Mr. Falcon did not receive an AIP bonus payment in respect of his 2020 services, so no payment under the AIP is reflected in the "Non-Equity Incentive Plan Compensation" column of our 2020 Summary Compensation Table. However, the portion of his AIP bonus opportunity that would have been deferred into restricted share units is reflected in the “Stock Awards” column of our 2020 Summary Compensation Table.
Mandatory Deferral of Short-Term Incentives

In order to promote retention and accountability for long-term Company results, Mr. Falcon was required to defer 40% of each short-term variable compensation award granted to him each year; the portion of each incentive award that is required to be deferred is deferred under the Deferred Annual Incentive Plan.
In 2020, executives who served as key control function heads or material risk takers under the draft Hong Kong Insurance Authority (“IA”) Guideline on Group-Wide Corporate Governance were also required to defer 40% of the total variable compensation granted with respect to the fiscal year for a period of three years in order to meet deferral requirements. Grants under the Prudential Long Term Incentive Plan (“PLTIP”) described in the section below count toward this deferral requirement, due to the three-year cliff vesting design applicable to PLTIP awards. Accordingly, if the PLTIP grant values do not fully satisfy this deferral obligation, a portion of the executive’s total incentive compensation that, combined with the PLTIP grant value, is sufficient to meet the 40% requirement will be deferred under the Prudential Group Deferred Bonus Plan 2010.

Deferrals under the Deferred Annual Incentive Plan and the Prudential Group Deferred Bonus Plan 2010 are made in the form of restricted share unit (“RSU”) awards which are settled in Prudential ADRs after a three-year deferral period. The release of awards is not subject to any additional performance conditions. During the deferral period, amounts deferred under these plans are subject to downward adjustment or forfeiture in the event of the participant’s misconduct, a materially adverse restatement of the accounts for the year to which the deferred bonus relates, or a business decision taken after the start of the year to which the deferred bonus relates by the business unit in which the participant worked at the time of the decision that has resulted in a material breach of any law, regulation, code of practice or other applicable instrument.

Long-Term Incentives for 2020

The main source of long-term incentives for our NEOs is annual equity awards granted by Prudential, as described below.

Prudential Long Term Incentive Plan (PLTIP)

The PLTIP, under which annual equity awards are granted to our NEOs, is designed as a key tool for attraction and retention of senior-level talent and rewards participants based on longer term business outcomes in order to align our NEOs’ interests with the interests of our and our parent company’s shareholders. The PLTIP is designed to incentivize the delivery of longer-term business plans, sustainable long-term returns for shareholders, and Group strategic priorities. In line with our pay-for-performance philosophy, long-term incentive compensation forms a meaningful part of the compensation of our NEOs.

PLTIP awards are granted in the form of performance share unit awards, also referred to as “conditional shares” or “PSUs”, that vest based on satisfaction of Company and Group performance metrics over a three-year performance period. If performance conditions are not achieved, the unvested portion of any award lapses.

The award amounts for the NEOs other than Mr. Falcon are determined based on management recommendations of grant value that are subject to approval by the Jackson Remuneration Committee. Mr. Falcon’s grant value is determined by the Prudential Remuneration Committee based on recommendations made by the Prudential Group Chief Executive. The grant values, once approved by the applicable committee, are converted into restricted share units based on the average closing price of Prudential ADRs for the three trading days immediately prior to grant. Upon vesting, under the original terms of the grant, restricted share unit awards would be settled in Prudential equity. However, in connection with the Demerger, outstanding PLTIP awards are expected to be exchanged for awards that will be denominated in shares of JFI’s Class A common stock.

PLTIP grants awarded in 2020

Performance vesting of the 2020 PLTIP awards will be based on achievement of the following Group and Company metrics:

• Group Relative Total Shareholder Return (“TSR”);

• Operating return on average shareholders’ funds;

• Group IFRS operating profit

• IFRS operating profit of the North American Business Unit (“U.S. IFRS Profit”); and/or

• Balanced scorecard of strategic measures (“Sustainability Scorecard”).

The applicable metrics and the weighting of each metric vary by NEO, see table below.

Group Total Shareholder Return is a combination of share price growth and dividends paid during the performance period, and measures the value delivered by the Group to its shareholders compared to that provided by other insurance companies. Under the Group TSR measure, 20% of the award will vest for TSR at the median of the peer group, increasing to full vesting for performance within the upper quartile. TSR is measured on a local currency basis since this has the benefit of simplicity and direct comparison. The TSR peer group companies were selected based on organizational size, product mix and geographical footprint.

The peer group for the TSR measure of 2020 PLTIP awards is set out below:

Aegon	AIA	AXA Equitable	China Taiping Insurance
Great Eastern	Lincoln National	Manulife	MetLife
Ping An Insurance	Principal Financial	Prudential Financial	Sun Life Financial

Operating return on average shareholders’ funds is calculated as adjusted IFRS operating profit based on longer-term investment returns (“adjusted operating profit”) after tax and net of non-controlling interest divided by average shareholders’ funds and is assessed at Group level. Twenty percent of the award will vest for achieving the threshold level of performance of 16.7%, increasing to full vesting for reaching the stretch level of at least 22.9%.

Group IFRS operating profit is central to the management of Prudential and is a key driver of shareholder value. With respect to this metric, 20% of the 2020 award will vest for meeting the threshold goals set at the start of the performance period, increasing to 100% vesting for performance at or above the stretch level.

U.S. IFRS Profit is the Company’s primary measure of profitability. With respect to this metric, 20% of the 2020 award will vest for meeting the threshold goals set at the start of the performance period increasing to 100% vesting for performance at or above the stretch level.

Under the 2020 Sustainability Scorecard, performance will be assessed for each of the four measures, at the end of the three-year performance period. Performance will be assessed on a sliding scale. Each of the 2020 measures, as set forth below, has equal weighting:

Capital measure:	Cumulative three year internal economic capital (“ECap”) Group operating capital generation relative to plan, less cost of capital (based on the capital position at the start of the performance period).
Vesting basis:	Twenty percent vesting for achieving threshold, increasing to full vesting for performance above stretch level.
Capital measure:	Cumulative three-year Hong Kong IA’s LCSM operating capital generation (as captured in published disclosures of Prudential) relative to plan.
Vesting basis:	Twenty percent vesting for achieving threshold, increasing to full vesting for performance above stretch level.
Conduct measure:	Through appropriate management action, ensure there are no significant conduct and/or culture and/or governance issues that result in significant capital add-ons or material fines
Vesting basis:	Twenty percent vesting for partial achievement of the Group’s expectations, increasing to full vesting for achieving the Group’s expectations.
Diversity measure:	Determined by four equally weighted measures, which are associates’ assessment of the importance management places on diversity and inclusion mission and objectives, perceptions that the Company’s culture fosters a sense of belonging, trends in hiring and promotion of talent, and compliance with the EEOC’s “Consent Decree” related to diversity, inclusion, anti-discrimination and anti-harassment. These measures are based on a combination of qualitative statements with quantitative indicators that are aligned with the Company’s broadening and evolving diversity and inclusion initiatives.
Vesting basis:	Each of the four diversity performance condition is assessed on a five-point scale from 0 to 4.

Awards granted in April 2020 will vest in April 2023, subject to achievement of the applicable performance conditions and each NEO’s continued employment with the Company. The table below sets forth the weighting of the performance measures, and the maximum PLTIP award opportunities for awards granted to our NEOs in 2020.

		Weighting of measures
NEO	Group TSR	Operating return on average shareholders' funds	Group IFRS operating profit	U.S. IFRS operating profit	Sustainability Scorecard[2]	PLTIP Aware Maximum Prudential ADRs[3]
Michael Falcon[1].........................	50%	30%		0%	20%	$123,695
Axel André..................................	0%	0%		80%	20%	$46,385
Chad Myers.................................	0%	0%		80%	20%	$139,156
Aimee DeCamillo........................	0%	0%		80%	20%	$54,116
Laura Prieskorn............................	0%	0%		80%	20%	$42,520
Marcia Wadsten...........................	0%	0%	30%	50%	20%	$38,653
1.Under the terms of his PLTIP award agreement, Prudential ADRs granted to Mr. Falcon are subject to an additional two-year holding period after vesting during which they continue to be subject to downward adjustment and clawback provisions.
2.Each of the four Sustainability Scorecard measures has equal weight.
3.Does not include any dividend equivalents.

PLTIP awards granted in 2020 are reflected in the “Stock Awards” column of the 2020 Summary Compensation Table. Due to the termination of their employment, 2020 PLTIP awards granted to Messrs. Falcon and André were forfeited.

PLTIP for performance period ending in 2020

In 2018, Mr. Myers and Mses. Prieskorn and Wadsten, were granted awards under the PLTIP. The three-year performance period for these awards ended on December 31, 2020. A description of these awards and the performance achieved with respect to these awards is below.

The weighting of the measures is detailed in the table below:

	Weighting of measures
			Sustainability Scorecard
NEO	Group IFRS operating profit[1]	U.S. IFRS operating profit[2]	Solvency II operating capital generation[3]	ECap operating capital generation[4]	Conduct[5]	Diversity[6]
Chad Myers..................................	0%	80%	5%	5%	5%	5%
Laura Prieskorn............................	0%	80%	5%	5%	5%	5%
Marcia Wadsten...........................	50%	20%	7.5%	7.5%	7.5%	7.5%
1.Group IFRS operating profit is measured on a cumulative basis over three years.
2.U.S. IFRS operating profit is measured on a cumulative basis over three years.
3.Solvency II operating capital generation is cumulative three-year Solvency II Group operating capital generation. In connection with the demerger of M&G plc from the Group, the Company ceased to be subject to Solvency II, and Solvency II operating capital generation was replaced with Group free surplus generation from July 1, 2019.
4.This is cumulative three-year internal economic capital (“ECap”) Group operating capital generation, less cost of capital (based on the capital position at the start of the performance period).
5.Conduct is assessed through appropriate management action, ensuring there are no significant conduct and/or culture and/or governance issues that could result in significant capital add-ons or material fines.
6.Diversity is determined at the end of 2020 by four equally weighted measures, which are associates’ assessment of the importance management places on diversity and inclusion mission and objectives, perceptions that the Company’s culture fosters a sense of belonging, trends in hiring and promotion of talent, and compliance with the EEOC’s “Consent Decree” related to diversity, inclusion, anti-discrimination and anti-harassment. These measures are based on a combination of qualitative statements with quantitative indicators that are aligned with the Company’s broadening and evolving diversity and inclusion initiatives.

The Prudential Remuneration Committee decided that, in light of the M&G plc demerger that occurred in 2019, the financial targets for outstanding PLTIP awards should be adjusted to exclude the M&G plc components of the plan on which the targets were based, with effect from the date of the demerger, in order to appropriately account for the period that M&G plc is not part of the Group. Accordingly, the Prudential Remuneration Committee adjusted the performance conditions attached to the 2018 PLTIP awards in order to ensure that the revised performance conditions were no more or less difficult to achieve than those originally attached to the awards. The performance assessment provided below is based on these adjusted targets.

Performance assessment

In deciding the proportion of the awards that would vest, the Prudential Remuneration Committee considered actual financial results against performance targets. The Prudential Remuneration Committee also reviewed underlying Group performance to ensure vesting levels were appropriate, including an assessment of whether results were achieved within the Group’s and business units’ risk framework and appetite.

Operating profit performance

Under the Group adjusted operating profit measure and the U.S. IFRS operating profit measure, 25% of the 2018 award vests for meeting the applicable threshold performance goal that was set at the start of the performance period, increasing to 100% vesting for performance at or above the stretch level. The table below illustrates the cumulative performance achieved over 2018 to 2020 compared to the adjusted Group targets, which exclude M&G plc from the point of demerger, and the U.S. business unit target:

	2018-20 adjusted cumulative targets
	Threshold ($m)	Plan ($m)	Maximum ($m)	2018-20 cumulative achievement ($m)	Vesting under the adjusted operating profit element
Group IFRS operating profit...............	14,216	15,795	17,375	18,427	100%
U.S. IFRS operating profit...................	6,574	7,304	8,034	8,419	100%

The Prudential Remuneration Committee determined that the cumulative adjusted operating profit target established for the PLTIP should be expressed using exchange rates consistent with Prudential’s reported disclosures.

Sustainability scorecard performance

Capital measure – Group Solvency II operating capital generation/Group operating free surplus generation
Under the Group Solvency II operating capital generation and Group operating free surplus generation measure, performance below 90% of target (threshold) results in nil vesting, 25% of the award vests for achieving 90% of target, 80% of the award vests for achieving 100% of target, increasing to full vesting for performance at 110% of target or above. Vesting will be calculated on a straight-line basis between these points. The Targets are based on the cumulative 2018-2020 Plan (approved by the Board in December 2017), adjusted for impacts of demerger: Group Solvency II operating capital generation from January 1, 2018 to June 30, 2019 (target $7.0 billion) and Group operating free surplus generation from July 1, 2019 to December 31, 2020 (target $5.6 billion). The Group achieved the level required for maximum vesting based on the cumulative actual performance for 2018, 2019, and 2020, resulting in a cumulative Group vesting outcome of 100%.

Capital measure – Group internal Economic capital operating capital generation

Under the Group ECap operating capital generation measure, performance below threshold results in nil vesting, 25% of the award vests for achieving threshold, increasing to full vesting for performance above the stretch level. The adjusted cumulative Group ECap operating capital generation was below the target of $6.8 bn (which excludes M&G plc from the point of demerger) and therefore generated a 0% vesting outcome on this element of the PLTIP.

Conduct assessment

Under the conduct measure, performance below threshold results in nil vesting, 25% of the award vests for partial achievement of Group’s expectations, increasing to full vesting for achieving the Group’s expectations. During the performance period there were no conduct, culture or governance issues that resulted in significant capital add-ons or material fines so 100% of this element of the PLTIP vested.

Diversity assessment

The vesting profile for this element is based on outcome of four equally weighted measures out of a total score of 16 (each measure receives a score of 0 to 4). These measures are based on a combination of qualitative statements with quantitative indicators that are aligned to Jackson’s broadening and evolving diversity and inclusion initiatives. Based on results over the performance period, the Prudential Remuneration Committee determined that the portion of the 2018 PLTIP awards that would vest for participants in the North American Business Unit related to this measure was 14 out of a possible 16 points, or 87.5%.

PLTIP Vesting

Cumulative performance during the 2018-2020 performance period resulted in actual vesting of 94.375%.

Retention Awards

At its half year 2019 results announcement, Prudential announced an intention to introduce third-party capital into JFI. At the full year 2019 results, Prudential stated a preference for public equity markets as the source of that third-party capital, through a minority initial public offering, subject to market conditions. In March 2020, in light of continued turmoil in public equity markets, Prudential announced that, alongside preparations for a minority initial public offering, it continued to actively evaluate other options in relation to JFI. Given the processes referred to in these statements, Prudential was conscious of the need to ensure the continued employment and engagement of the Company’s leadership team in order to accomplish the transaction while also achieving the business plan established for the Company. To this end, the Prudential Remuneration Committee established an additional incentive program for those members of the Company’s leadership team pivotal to this effort. Under this arrangement, Messrs. Falcon, André and Myers and Ms. DeCamillo received an additional incentive award under which each was granted a maximum award opportunity. Forty percent of the maximum award opportunity of each award was granted in the form of RSUs granted under the Prudential Restricted Stock Plan 2015 (the “Restricted Stock Plan”), and 60% was granted as a cash award. For Mr. Falcon, the cash award was tied to his annual bonus under the Jackson Officers and Directors’ Bonus Pool, and for the other NEOs the cash award was tied their regular 2020 annual bonuses. Forty percent of any cash payment made to Mr. Falcon under this award would be subject to deferral under the Deferred Annual Incentive Plan. Any amounts paid under this award program would not impact amounts payable to Mr. Falcon under the Group AIP.

On the termination of their employment, all Retention Award RSUs granted to Messrs. Falcon and André were forfeited. The RSU portion of the RSUs held by Mses. DeCamillo, Prieskorn and Wadsten will vest on April 9, 2023, the third anniversary of grant date, subject to their continued employment through the vesting date. Upon vesting, under the original terms of the grant, RSUs would have been settled in Prudential ADRs. However, in connection with the Demerger, the RSU award is expected to be exchanged for an award that will be denominated in shares of JFI’s Class A common stock, the number of which will be increased to reflect dividends that were paid to shareholders during the vesting period. For more information on these RSUs, see the “Grants of Plan-Based Awards for Fiscal Year 2020” and “Outstanding Equity Awards at Fiscal Year End 2020” tables.

The cash portion of the award is designed as a conditional supplement to each participating NEO’s regular annual bonus, and functions as follows: each participant would receive his or her regular 2020 annual bonus (or, in the case of Mr. Falcon, his Jackson Bonus Pool bonus), determined based on actual performance. Then, if the value of the cash portion of this incentive award, as determined based on the applicable performance conditions, were greater than the value of an NEO’s actual regular 2020 annual incentive payment, the NEO would receive an additional payment equal to the excess of the value of this cash award over the value of the regular 2020 annual bonus. If the amount payable under the regular applicable annual bonus plan were greater than the value of the cash amount calculated under this program, the NEO would receive his or her regular bonus, and would not receive an additional payment under this award. Payment of the award was subject to each NEO’s continued service with the Company through the payment date.

Amounts actually payable under the cash portion of this award were determined based on assessment of performance toward the following goals:

• The extent to which successful corporate action has been accomplished in connection with the Demerger, as determined by the Prudential plc Board;

• The extent to which the Demerger has been executed within the applicable risk frameworks and appetites; and

• The extent to which each NEO’s contribution and behaviors to the Demerger have been consistent with those expected.

No cash payment was earned with respect to these awards. The total maximum award opportunity for each participating NEO, the maximum payout for the cash portion of the award and the actual cash payment received by each NEO are as follows:

	Total Maximum Award Opportunity ($)	Maximum Cash Payout ($)	Actual Cash Award Payout
Michael Falcon......................................................	7,830,375	4,698,225	0
Axel André............................................................	3,550,200	2,130,120	0
Chad Myers...........................................................	7,770,000	4,662,000	0
Aimee DeCamillo..................................................	3,900,000	2,340,000	0
Laura Prieskorn.....................................................	2,250,000	1,350,000	0
Marcia Wadsten.....................................................	1,856,250	1,113,750	0

Buy-out Awards for 2020

In connection with the commencement of his employment with the Company, Mr. André received cash payments and equity awards as replacement compensation for unvested equity awards that were forfeited when he left his former employer to join the Company, Mr. André received a cash payment of $858,386 on March 13, 2020, a cash payment of $1,500,000 on June 19, 2020, a grant of 42,499 RSUs and a grant of 4,676 PSUs. The PSUs vested on January 1, 2021 based on achievement of the performance conditions applicable to PLTIP award that were granted in 2018 and 70% of the RSUs vested on January 1, 2021. In accordance with the terms of his separation agreement, included in the cash payment made under his separation agreement is a cash payment in lieu of 35,134 Prudential ADRs that would have been received in settlement of the vested RSUs and PSUs, and an additional cash payment in respect of the 13,005 unvested RSUs. For more information on these RSUs and PSUs, see the “Grants of Plan-Based Awards for Fiscal Year 2020” table and the “Outstanding Equity Awards at Fiscal Year End 2020” table.

Nonqualified Deferred Compensation Plans

All of the NEOs are eligible to participate in the Jackson Management Deferred Income Plan, which is an unfunded, non-qualified deferred compensation plan offered to a senior group of management/highly compensated employees, including the NEOs. Participation in the plan, which is voluntary, provides participants the opportunity to defer income to a later date. Participants may elect to defer a portion of their salary, annual bonus, special compensation, and/or long-term incentive plan compensation during an open enrollment period that occurs prior to the year in which the compensation is earned. Amounts deferred are credited to a bookkeeping account and are always 100% vested. A participant may direct the deemed investment of his or her account among the notional investment options established by the Company. Payment elections may be made to occur upon termination of employment, or after a specified calendar year. Payment options include a single lump sum or annual installments not to exceed 25 years.

For more information on the Company’s deferred compensation plans, including the Deferred Annual Incentive Plan and the Prudential Group Deferred Bonus Plan, see the Fiscal Year 2020 Nonqualified Deferred Compensation Plans Table and the narrative disclosure following the table.

Accounting and Tax Implications

Section 162(m) of the Internal Revenue Code limits tax deductions relating to executive compensation of certain executives of publicly held companies. Because Prudential PLC is a foreign corporation publicly traded on the New York stock exchange through Prudential ADRs, we are subject to the Section 162(m) compensation limitation. However, our compensation committee has the ability to authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

Section 409A of the Code imposes additional significant taxes and penalties on the individual if an executive officer, director or other service provider is entitled to “deferred compensation” that does not comply with the requirements of Section 409A of the Code. We have structured deferred compensation in a manner intended to comply with or be exempt from Section 409A of the Code, and the regulations and other guidance promulgated thereunder.

Limited Perquisites and Other Benefits

The Company provides limited perquisites to employees, including the NEOs, to facilitate the performance of their management responsibilities. In accordance with the Company’s relocation policies, Mr. André received reimbursement for relocation expenses and a gross-up payment related to the relocation reimbursement payment.

Under the terms of his offer letter, Mr. Falcon was also entitled to a retirement cash allowance equal to 25% of his base salary, provided in lieu of the pension contribution generally available to Prudential employees located in the UK, less any discretionary profit-sharing contribution received under the 401(k) plan. This retirement cash allowance was reduced to 13% of base salary effective May 14, 2020 in connection with a Company-wide reduction in executive pension contributions. This benefit is taxable compensation and is payable in biweekly cash installments.
We maintain corporate aircraft that are used primarily for business travel by our executive officers. In order to provide the CEO and certain direct reports of the CEO with a secure and private environment in which to work while they travel, and to promote the efficient and effective use of their time, these NEOs and their guests may occasionally use our corporate aircraft for non-business purposes, subject to approval on a case-by-case basis and the availability of planes and crews. Our NEOs incur taxable income, calculated in accordance with the Standard Industry Fare Level rates, for all personal use of our corporate aircraft. We do not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on our corporate aircraft.

Retirement Plans

All of our NEOs participate in our defined contribution 401(k) plan in which all U.S.-based employees are generally eligible to participate. Under our 401(k) plan, employees are permitted to contribute their annual eligible compensation, subject to limits imposed by the Internal Revenue Code. We match 100% of the first six percent of eligible compensation contributed and may make a discretionary profit-sharing contribution. In 2020, pursuant to the 401(k) plan rules, Mr. André was not eligible for profit-sharing Company contributions. We do not provide or maintain any defined benefit plans or supplemental executive retirement plans that cover our NEOs.

Actions Taken In Connection with the Demerger

Treatment of Outstanding Equity Awards

In connection with the Demerger, the Prudential Remuneration Committee has determined to exchange the equity-based awards granted under the PLTIP, the Group Deferred Bonus Plan, the Prudential Deferred Annual Incentive Plan and the Restricted Stock Plan (including the retention awards) that are held by current and former JFI employees that were outstanding as of the Demerger for equivalent awards over shares of JFI’s Class A common stock granted under the Omnibus Incentive Plan adopted by JFI.

Separation Agreements

On April 5, 2021 and March 26, 2021, Jackson entered into separation agreements with Mr. Falcon and Mr. André, respectively, in connection with the termination of their employment to resolve all claims and issues related to such terminations, including claims for severance and related to their incentive compensation opportunities then outstanding. For information regarding the compensation payable under such agreements, see “Potential Payments Upon Termination or Change in Control—Separation Agreements.”

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and the three other most highly compensated executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-equity incentive plan compen-sation ($)[3]	Pension Value and NQDC Earnings ($)[4]	All other compen-sation ($)[5]	Total compen-sation ($)
Michael Falcon, Chairman, Chief Executive Officer and President.......................	2020	804,000	122,977	7,245,971	—	—	—	525,302	8,698,250
Axel André, Executive Vice President and Chief Financial Officer..........................	2020	519,231	4,132,313	3,610,803	—	—	—	397,626	8,659,973
Chad Myers, Former Executive Vice President and Chief Financial Officer..........	2020	680,000	4,502,054	6,045,814	—	—	114,702	352,677	11,695,247
Aimee DeCamillo, Executive Vice President and Chief Commercial Officer..........................	2020	600,000	41	2,705,849	—	1,634,853	—	116,103	5,056,846
Laura Prieskorn	2020	469,231	268	1,797,134	—	824,890	37,705	84,329	3,213,557
Marcia Wadsten	2020	368,846	210	1,557,353	—	1,132,463	79,228	69,167	3,207,267
1.Of the amount in this column for Mr. André, $2,358,386 reflects the cash portion of his buy-out award, described above under “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Buy Out Awards for 2020,” and $1,773,900 represents his guaranteed annual bonus, payable under the terms of his offer letter. $4,500,000 of the amount in this column for Mr. Myers reflects his guaranteed 2020 bonus payment, provided under the terms of his letter agreement. For Mr. Falcon, the amount in this column reflects the cash retirement benefit described above under “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Limited Perquisites and Other Benefits.” Amounts in this column also include holiday bonuses of $27, $266, $41, $268 and $210 paid, respectively,__ to Mr. André, Mr. Myers and Ms. DeCamillo.
2.Amounts in this column reflect the aggregate grant date fair value of PSUs granted by Prudential in 2020 under the PLTIP, and RSUs granted under the Retention Awards. Following the Demerger, outstanding awards will be exchanged for awards that will settle in the form of shares of JFI’s Class A common stock, when vested. For Mr. Falcon, the amount shown also includes the 40% of Mr. Falcon’s cash-denominated bonuses that would have been payable in the form of RSUs had his employment not terminated, calculated at grant date fair value; because his employment terminated prior to the payment of his annual bonuses, Mr. Falcon did not receive these RSUs.. The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) and, with respect to the PLTIP awards, using the methodology and assumptions set forth in Note 16 to our audited financial statements. For the PSUs, the amounts set forth in the table were calculated based on the probable outcome of the performance conditions as of the service inception date. As of the service inception date, the values of the performance share unit award granted to the NEOs in 2020 under the PLTIP assuming the highest level of performance were as follows: Mr. Falcon ($3,230,913), Mr. André ($1,211,576), Mr. Myers ($3,634,755), Ms. DeCamillo ($1,413,510), Ms. Prieskorn ($1,110,578) and Ms. Wadsten ($1,009,625). For details of all awards granted during 2020, see the 2020 Grants of Plan-Based Awards Table.
3.Amounts reported in this column reflect the amounts earned under annual variable compensation awards for the 2020 performance year. Amounts reported for Messrs. Falcon and André do not include amounts that were paid or may become payable, as severance in lieu of bonuses under the terms of their separation agreements. For more information on their separation payments, see “Potential Payments Upon Termination or Change in Control—Separation Agreements,” below.
4.For amounts deferred under the Jackson Management Deferred Income Plan, one of the deemed investment options provided a fixed return of 4.25% from January 1, 2020 to September 30, 2020, and 3.75% from October 1, 2020 to December 31, 2020. The amounts shown in this column reflect the above-market earnings, meaning the portion of the interest earned during 2020 that exceeded the interest that would have been earned at an interest rate of 2.49%, from January 1, 2020 to September 30, 2020 and 1.34% from October 1, 2020 to December 31, 2020, which was 120% of the applicable federal long-term rate during each period.
5.The table below reflects 2020 amounts included as “All Other Compensation” for each NEO.

	401(k) Company Contribution ($)	Personal Use of Corporate Jet[a]	Dependent Tuition Reimbursement ($)	Dividend Equivalent Credits ($)[b]	Other ($)[c]	Total Other Compensation ($)
Michael Falcon................	17,100	347,344	—	160,858		525,302
Axel André......................	17,100	48,381	—	73,904	258,241	397,626
Chad Myers......................	34,200	183,824	—	134,653		352,677
Aimee DeCamillo............	34,200	22,504	—	59,399		116,104
Laura Prieskorn................	34,200		10,000	40,129		84,329
Marcia Wadsten...............	34,200	16,392	—	34,967		69,167

a.We determined the aggregate incremental cost of the personal use of our corporate aircraft in 2020 based on the variable operating costs to us, which included (i) aircraft fuel expenses; (ii) service plans; (iii) maintenance labor and parts; (iv) international trip handling; (v) user fees; (vi) catering; (vii) hangar rental; (viii) de-icing; (ix) flight crew and contract crew expenses; and (x) other variable expenses. This aggregate cost was divided by the total miles flown in 2020 to determine the variable cost per mile. The cost per mile was then multiplied by the number of miles flown by each NEO, including related deadhead flights, to determine the incremental cost attributable to each NEO’s personal use of corporate aircraft. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries, benefits, and training of pilots and crew, purchase or lease costs of aircraft, and other fixed costs.
b.Prudential ADR-based equity awards are credited with dividend equivalents at the same times and rates as dividends paid to holders of Prudential ADRs. In the event that an award is granted after a dividend is recorded but before the dividend is paid, holders of awards are credited with a dividend equivalent in respect of that dividend payment. This dividend equivalent credit would be considered preferential because a holder of Prudential ADRs would not be entitled to a dividend payment if Prudential ADRs were purchased between the record date and payment date. The date of record for the spring 2020 Prudential ADR dividends was March 27, 2020 and the payment date was May 15, 2020. Because 2020 PLTIP awards the RSU portion of the retention awards, Mr. André’s buy-out awards and Mr. Falcon’s AIP award were granted in April 2020, these outstanding awards, were credited with additional shares to reflect the dividend payment of $0.519 per Prudential ADR. The dividend equivalents will vest on the vesting date of the underlying award and be settled in Prudential ADRs. The grant date fair value of these preferential dividend equivalents is reflected in the “Dividend Credits” column above, based on a reinvestment price of $26.47 per Prudential ADR on the date the dividend equivalents were credited to each award.
c.Amounts reflected in the “Other” column for Mr. André include the amounts paid by the Company for relocation and related expenses ($258,241, of which $16,668 was reimbursement for the payment of taxes).

Grants of Plan-Based Awards for Fiscal Year 2020

The following table provides information concerning awards granted to the NEOs in the last fiscal year under the Jackson Bonus Pool (“JNL Bonus Pool”), the Prudential Annual Incentive Plan (“AIP”), the Prudential Long Term Incentive Plan (“PLTIP”), the Prudential Restricted Stock Plan 2015 (“Restricted Stock Plan”), and the PPMA Bonus Pool. Following the Demerger, all outstanding equity-based awards shown in the table below will be exchanged for awards over shares of JFI’s Class A common stock.

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards
			Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)	Number of Shares of Stock or Units (#)	Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[1]
Michael Falcon..............	JNL Bonus Pool[2]			2,652.150			1,768,100[3]					1,768,100
	AIP			371,520	480,000		247,680[4]					247,680
	PLTIP[5]	4/9/2020				24,739	79,165	123,695				2,067,790
	Retention Award	4/9/2020							121,072			3,162,401
Axel André...............	PLTIP[5]	4/9/2020				9,277	37,108	46,385				969,261
	Buy-out RSUs[6]	4/9/2020							42,499			1,110,074
	Buy-out PSUs[7]	4/9/2020				935	3,740	4,676				97,689
	Retention Award	4/9/2020							54,892			1,433,779
Chad Myers...............	PLTIP[5]	4/9/2020				27,831	111,324	139,156				2,907,783
	Retention Award	4/9/2020							120,139			3,138,031
Aimee DeCamillo........	JNL Bonus Pool[2]			1,000,000
	JNLD Bonus			1,000,000
	PLTIP[5]	4/9/2020				10,823	43,292	54,116				1,130,787
	Retention Award	4/9/2020							60,301			1,575,062
Laura Prieskorn..........	JNL Bonus Pool[2]			1,000,000
	PLTIP[5]	4/9/2020				8,503	34,014	42,518				888,446
	Offering Award	4/9/2020							34,789			908,689
Marcia Wadsten...........	JNL Bonus Pool[2]			862,500
	PLTIP[5]	4/9/2020				7,730	30,922	38,653				807,683
	Offering Award	4/9/2020							28,701			749,670
1.The values reported in this column represent the fair value of awards determined in accordance with FASB ASC 718, calculated based on the probable outcome of the performance conditions as of the service inception date.
2.For awards made under the Jackson Bonus Pool, the PPMA Bonus Pool and the PPMA Performance Incentive Award Plan (PIA), there are no thresholds or maximums. PIA awards will vest on the third anniversary of grant in April 2023, subject to continued employment.
3.This dollar amount represents the 40% of Mr. Falcon’s cash-denominated target bonus under the Jackson Bonus Pool that was required to be paid in the form of RSUs.
4.This dollar amount represents the 40% of Mr. Falcon’s cash-denominated target bonus under the Prudential Annual Incentive Plan that was required to be paid in the form of RSUs.

5.PSUs granted under the PLTIP for 2020 are scheduled to vest in spring of 2023, after completion of the three year performance period from January 1, 2020 to December 31, 2022, based on satisfaction of the performance conditions described above in “Compensation Discussion and Analysis—Long-Term Incentives for 2020—Prudential Long Term Incentive Plan (PLTIP),” and subject to each participant’s continued employment through the vesting date. In connection with the Demerger, PSUs will be exchanged for awards that will be settled in shares of JFI’s Class A common stock. The number of Prudential ADRs received on settlement will be increased by an additional number of Prudential ADRs to reflect the dividends that would have been payable during the performance period. Mr. Falcon’s Prudential ADRs received on settlement would have been subject to an additional two-year holding period but were forfeited on the termination of his employment.
6.The amounts in this row reflect RSUs granted to Mr. André in connection with the commencement of his employment as replacement compensation for unvested equity awards that were forfeited when he left his former employer to join the Company: 30,349 of the RSUs vested on January 1, 2021. Pursuant to the terms of his separation agreement, he received a cash payment in respect of these vested RSUs and the remaining 13,005 unvested RSUs.
7.The amounts in this row reflect PSUs granted to Mr. André in connection with the commencement of his employment as replacement compensation for unvested equity awards that were forfeited when he left his former employer to join the Company: 4,516 PSUs vested on January 1, 2021, based on achievement of the metrics applicable to PLTIP awards granted in 2018. Pursuant to the terms of his separation agreement, he received a cash payment in respect of these vested PSUs.

Narrative disclosure to summary compensation table and grants of plan based awards tables

Employment Agreements

Mr. Falcon

In connection with his appointment as Chief Executive Officer, Prudential and Jackson entered into an employment contract with Mr. Falcon, dated as of October 11, 2018. Pursuant to the agreement, Mr. Falcon served as Chairman and CEO of JFI. Mr. Falcon’s agreement provided for an annual base salary of $800,000. Mr. Falcon’s employment was terminated without notice; under the terms of his employment contract he is entitled to twelve months’ pay in lieu of the remaining unexpired notice period. Such payments will be reduced by payments received by Mr. Falcon if he secures alternate employment during the notice period. The employment agreement also includes provisions requiring Mr. Falcon to maintain our confidential information and subjects Mr. Falcon to non-competition and non-solicitation provisions during the term of his employment and for twelve months thereafter. For more information regarding this employment agreement, and a description of the amount payable to Mr. Falcon under his separation agreement, see “Potential Payments upon Termination or Change in Control.”

The terms of a letter agreement, dated as of October 11, 2018, between Mr. Falcon and Prudential further provided that he was entitled to 10% of the pool generated annually under the JNL Bonus Pool, an additional maximum annual incentive plan opportunity of 100% of base salary under the Prudential Annual Incentive Plan, and an annual PLTIP award with a value at grant of 400% of his base salary. The employment agreement also provided that during his employment he was entitled to a pension cash allowance equal to 25% of his base salary, as discussed above in “Elements of Our Executive Compensation Program—Limited Perquisites and Other Benefits.” He is required to defer 40% of the total short-term incentive awards granted to him in any year into restricted share units that settle in Prudential ADRs three years after the date of the award, subject to malus and clawback provisions.

In connection with the commencement of his employment, Mr. Falcon also received a replacement bonus intended to compensate him for a bonus and equity awards of his former employer that were forfeited when he left. With respect to the options granted to him as a buy-out award, on a termination of employment (other than a termination for cause or a voluntary resignation) that occurs more than 24 months after the start of his employment, any unvested options immediately vest in full.

Mr. André

The Company and Mr. André entered into an offer letter, dated December 12, 2019, in connection with his employment. Under the terms of his offer letter, he was entitled to a base salary of $600,000 per year, and was eligible for an annual bonus payment, with a guaranteed bonus payment of no less than $1,773,900 for 2020. He also received buy-out awards to replace compensation forfeited when he left his former employer, as discussed above in “Elements of Our Executive Compensation Program—Buy-out Awards for 2020.” For more information regarding Mr. André’s employment agreement, and a description of the amount payable to Mr. André under his separation agreement, see “Potential Payments Upon Termination or Change in Control.”

Ms. DeCamillo

Ms. DeCamillo is party to an offer letter with Jackson, dated March 21, 2019. Under the terms of the offer letter, she is entitled to a base salary of $600,000 per year, and is eligible for annual bonus payments. She also received buy-out awards to replace compensation forfeited when she left her former employer. If Ms. DeCamillo’s employment terminates voluntarily prior to June 21, 2021, she will be required to repay 50%, or $150,000, of the cash portion of her buy-out award. For more information regarding Ms. DeCamillo’s employment agreement, including possible payouts upon termination, see “Potential Payments Upon Termination or Change in Control.”

Mr. Myers

Mr. Myers is party to a letter agreement with Jackson, dated January 8, 2020. The letter agreement provides for his transition to the role of Vice Chair of Jackson Holdings LLC. Under the terms of the letter agreement he is entitled to a base salary of $680,000 per year and a guaranteed bonus of $4,500,000 for the 2020 performance year.

Ms. Prieskorn

Ms. Prieskorn is party to a letter agreement with JNL, dated February 10, 2021, entered into in connection with her appointment as Chief Executive Officer of JNL. The letter provides for a base salary of $800,000 per year, a target annual bonus equal to 625% of her base salary, participation in a long-term incentive plan with a 2021 target value of $3,200,000 (400% of her base salary), and a supplemental retirement benefit equal to 13% of her salary per year, payable partially as a profit sharing contribution to the Company’s 401(k) plan, and the remainder payable in cash.

Ms. Wadsten

Ms. Wadsten is party to a letter agreement with JNL, dated February 10, 2021, entered into in connection with her appointment as Chief Financial Officer of JNL. The letter provides for a base salary of $600,000 per year, a target annual bonus equal to 300% of her base salary and participation in a long-term incentive plan with a 2021 target value of $1,200,000 (200% of her base salary).

Outstanding Equity Awards at Fiscal Year End 2020

The following table lists outstanding equity grants for each Named Executive Officer as of December 31, 2020. The table includes outstanding equity grants from past years as well as the current year. All awards are granted in respect of Prudential ADRs. Following the Demerger, all then-outstanding equity-based awards shown in the table below will be exchanged for awards over shares of JFI’s Class A common stock.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable[1]	Equity Incentive Play Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Michael Falcon
2019 PSUs[3].....								96,361	3,558,612
2020 PSUs[4].....								126,604	4,675,486
Buy-out options[6]...........		17,580[5]		0.12642
Retention Award.............								123,919	4,576,329
Axel André
2020 PSUs[3].....								47,475	1,753,252
Buy-out RSUs[7].............						30,349	1,120,789	13,005	480,275
Buy-out PSUs[8].............						4,515	165,739
Retention Award.............								56,183	2,074,838
Chad Myers
2018 PSUs[9].....						86,124	3,180,559
2019 PSUs[3].....								108,407	4,003,471
2020 PSUs[4].....								142,428	5,259,866
Retention Award.............								122,964	4,541,061

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable[1]	Equity Incentive Play Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Aimee DeCamillo
2019 PSUs[4].....								40,380	1,491,233
2020 PSUs[3].....								55,388	2,045,479
Buy-out RSUs[10]............								19,504	720,283
Retention Award.............								61,719	2,279,283
Laura Prieskorn
2018 PSUs[9].....						22,127	817,150
2019 PSUs[3].....								30,110	1,111,962
2020 PSUs[4].....								43,519	1,607,157
Retention Award.............								35,606	1,314,930
Marcia Wadsten
2018 PSUs[9].....						16,244	599,891
2019 PSUs[3].....								21,076	778,337
2020 PSUs[4].....								39,561	1,460,988
Retention Award.............								29,375	1,084,819
1.The number of outstanding options, PSUs and RSUs include dividend equivalents credited during the vesting period, if applicable, and, with respect to awards granted in 2018 and 2019, reflect the additional Prudential ADRs credited to each outstanding award in 2019 in connection with the M&G demerger. All PSUs granted under the PLTIP and Retention Award RSUs granted to Messrs. Falcon and André were forfeited on their termination of employment. Under the terms of his separation agreement, a portion of the cash payment received by Mr. André was in respect of his forfeited 2020 PLTIP Award.
2.The values in these columns have been calculated by multiplying the number of RSUs and/or PSUs outstanding as of December 31, 2020 by $36.93, the closing price on the NYSE for Prudential ADRs as of December 31, 2020.
3.The amounts in these rows reflect PSUs granted on April 2, 2019 (June 14, 2019 for Ms. DeCamillo’s grant) pursuant to the PLTIP for the January 1, 2019 through December 31, 2021 performance period. They will vest, subject to achievement of performance conditions and continued employment, on April 2, 2022.
4.The amounts in these rows reflect PSUs granted on April 9, 2020 pursuant to the PLTIP for the January 1, 2020 through December 31, 2022 performance period. They will vest, subject to achievement of performance conditions, on April 9, 2023.
5.In connection with the commencement of his employment in 2019, Mr. Falcon received a grant of nominal cost options over Prudential ADRs, to be released in accordance with the original vesting schedule of his forfeited equity. The options vested on March 4, 2021.
6.The options are automatically cash-settled within 30 days of vesting.
7. 30,349 RSUs vested on January 1, 2021; in accordance with the terms of his separation agreement, he received a cash payment in respect of the vested RSUs in lieu of ADR settlement and the remaining 13,005 unvested RSUs.
8. 4,516 PSUs vested on January 1, 2021 based on achievement of the performance conditions applicable to the PLTIP award that were granted in 2018. In accordance with the terms of his separation agreement, he received a cash payment in respect of the vested PSUs in lieu of ADR settlement.
9.The amounts in these rows reflect PSUs granted on April 4, 2018 pursuant to the PLTIP for the January 1, 2018 through December 31, 2020 performance period. They will vest, based on achievement of performance conditions during the performance period, on April 4, 2021. All 2018 PSUs are shown at actual number of Prudential ADRs earned.
10.As partial replacement compensation for unvested equity awards that were forfeited when she left her former employer to join the Company, Ms. DeCamillo received a grant of RSUs under the Prudential Restricted Stock Plan 2015 in connection with the commencement of her employment. Outstanding RSUs will vest in June 2021, subject to her continued employment. Upon vesting, the RSUs are settled in Prudential ADRs.

Option Exercises and Stock Vested Table

The following table summarizes the value received from share appreciation right exercises and stock awards vested during 2020.

Name	Option Awards[1]		Stock Awards[2]
	Number of shares acquired on exercise (#)[3]	Value realized on exercise ($)[4]	Number of shares acquired on vesting (#)	Value realized on vesting ($)[5]
Michael Falcon.........................................	36,958	916,321	—	—
Axel André...............................................	—	—	—	—
Chad Myers..............................................	—	—	102,007	2,560,580
Aimee DeCamillo.....................................	—	—	13,931	407,203
Laura Prieskorn........................................	—	—	26,205	657,798
Marcia Wadsten........................................	—	—	16,551	415,463
1.The award for Mr. Falcon reflects nominal cost options over Prudential ADRs that were granted to him as a buy-out award in connection with the commencement of his employment with the Company.
2.Amounts reflect Prudential ADRs issued under the PLTIP in connection with the vesting of performance share unit awards that were granted in 2017 in respect of the January 1, 2017 through December 31, 2019 performance period.
3.This number reflects the number of options originally granted plus the additional options credited to the award when the demerger dividend paid to shareholders in connection with the M&G demerger was converted into additional Prudential ADRs for those employees with outstanding awards at the date of the demerger. The options were settled in cash within 30 days of vesting.
4.The value realized on exercise is calculated as the product of (a) 36,958, which was the number of Prudential ADRs for which the options were exercised and (b) the purchase price of a Prudential ADR on the on the date of the exercise ($24.92), over the exercise price per share of the options ($0.12642).
5.The values reflected in this column were calculated by multiplying the number of Prudential ADRs underlying the performance share units that vested in 2020 by $25.102, which was calculated by multiplying the ordinary share price of Prudential ordinary shares as of the vesting date (10.2074 GBP) by an exchange rate of 1.2296, then multiplying the result ($12.55) by two, because one Prudential ADR is the equivalent of two shares of Prudential ordinary shares.

Pension Benefits

We do not provide any defined benefit plans to our named executive officers.

Fiscal Year 2020 Nonqualified Deferred Compensation Plans

The following table provided information on deferrals made by our NEOs in 2020, as well as their aggregate plan balances in, the Deferred Annual Incentive Plan (“DAIP”), the Jackson Management Deferred Income Plan (“JNL MDIP”) and the Prudential Group Deferred Bonus Plan (“PGDBP”). We do not make contributions to the deferred compensation plans.

Name	Plan Name	Executive contributions in last fiscal year ($)	Aggregate earnings in last fiscal year[1] ($)	Aggregate withdrawals/distributions ($)	Aggregate balance at last fiscal year end ($)
Michael Falcon................	DAIP	1,698,349	759,306	—	2,457,655
Axel André......................	MDIP	—	—	—	—
Chad Myers.....................	MDIP	1,080,000	438,816	—	6,524,230
Aimee DeCamillo............	MDIP	—	—	—	—
Laura Prieskorn................	MDIP	—	79,110	—	1,961,401
Marcia Wadsten...............	MDIP	712,500	943,246	74,253	8,865,971
1.For Mr. Myers and Mses.Prieskorn and Wadsten, amounts included in this column include the amounts reported in the “Pension Value and NQDC Earnings” column of the “Summary Compensation Table.”

Narrative disclosure to nonqualified deferred compensation plans table

Jackson Management Deferred Income Plan

All of the NEOs are eligible to participate in the Jackson Management Deferred Income Plan, which is an unfunded, non-qualified deferred compensation plan offered to a select group of management/highly compensated employees, including the NEOs. Participation in the plan, which is voluntary, provides participants the opportunity to defer income to a later date. Participants may elect to defer a portion of their salary, annual bonus, special compensation, and/or long-term incentive plan compensation during an open enrollment period that occurs prior to the year in which the compensation is earned. Amounts deferred are credited to a bookkeeping account and are always 100% vested. A participant may direct the deemed investment of his or her account among the notional investment options established by Jackson. Payment elections may be made to occur upon termination of employment, or after a specified calendar year. Payment options include a single lump sum or annual installments not to exceed 25 years.

Deferred Annual Incentive Plan

Mr. Falcon was required to defer 40% of each short-term incentive award that he received. His annual incentive awards are deferred through the Deferred Annual Incentive Plan in the form of RSUs that are settled in Prudential ADRs on the third anniversary of grant, then are subject to an additional two year holding period during which they are subject to malus and clawback provisions. At the end of the holding period the Prudential ADRs will be released and he will be granted an additional number of Prudential ADRs to reflect the dividends that would have been payable during the holding period. Under the terms of the plan and his separation agreement, these RSUs remained outstanding following the termination of his employment and will be settled in accordance with the plan terms. Following the Demerger, the RSUs are expected to be exchanged for awards that are denominated in shares of JFI’s Class A common stock.

Prudential Group Deferred Bonus Plan

Key control function heads and material risk takers, which for fiscal year 2020 included Messrs. André and Myers, are also required to defer 40% of the total variable compensation granted in each fiscal year in order to meet requirements under the draft Hong Kong IA Guideline on Group-Wide Corporate Governance. If the awards granted under the PLTIP are not a sufficient portion of a covered NEO’s variable compensation to achieve the required deferrals, then a portion of the NEO’s other variable compensation sufficient to meet the requirement is deferred under The Prudential Group Deferred Bonus Plan 2010 (the “Deferred Bonus Plan”). Deferrals under the Deferred Bonus Plan are made in the form of RSUs that are settled in Prudential ADRs after a three year deferral period. Following the Demerger, the RSUs will be exchanged for awards that are denominated in shares of JFI’s Class A common stock. At settlement, awards are increased to reflect dividends that were paid during the deferral period.

Potential Payments Upon Termination or Change-in-Control

The Company does not maintain a change in control severance plan. The following table shows the estimated potential payments to each active NEO as if the NEO’s employment had been terminated or a change in control had occurred as of December 31, 2020. These estimated benefits are provided under the terms of the incentive plans and employment agreements described below. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance (Salary) ($)	Severance (Cash Incentive Compensation) ($)	Unvested Stock Awards ($)[1]	Unvested Options ($)[2]	Total ($)
Michael Falcon
Death[3] or Disability.................			7,821,058	647,007	8,468,065
Involuntary Termination w/o "Cause".....................................	800,000[4]			647,007	1,447,007
Qualifying Change in Control[5]....................................			7,821,058		7,821,058
Qualifying Retirement..............			7,821,058		7,821,058
Axel André
Death[3] or Disability.................		1,773,900[6]	4,279,255		6,053,155
Involuntary Termination w/o "Cause".....................................		1,773,900[6]	1,766104[7]		3,540,004
Qualifying Change in Control[5]....................................			4,279,255		4,279,255
Qualifying Retirement..............			4,279,255		4,279,255
Chad Myers
Death[3] or Disability.................		4,500,000[8]	11,106,898		15,606,898
Involuntary Termination w/o "Cause".....................................		4,500,000[8]			4,500,000
Qualifying Change in Control[5]....................................			11,106,898		11,106,898
Qualifying Retirement..............			11,106,898		11,106,898
Aimee DeCamillo
Death[3] or Disability.................		1,634,853[9]	4,380,822		6,015,675
Involuntary Termination w/o "Cause"[6]...................................		1,634,853[9]			1,634,853
Qualifying Change in Control[5]....................................			4,380,822		4,380,822
Qualifying Retirement..............			4,380,822		4,380,822
Laura Prieskorn
Death[3] or Disability.................			3,114,418		3,114,418
Involuntary Termination w/o "Cause".....................................
Qualifying Change in Control[5]....................................			3,114,418		3,114,418
Qualifying Retirement..............			3,114,418		3,114,418
Marcia Wadsten
Death[3] or Disability.................			2,453,996		2,453,996
Involuntary Termination w/o "Cause".....................................
Qualifying Change in Control[5]....................................			2,453,996		2,453,996
Qualifying Retirement..............			2,453,996		2,453,996
1.The value of the lapse of the service vesting condition for unvested PSU awards granted under the PLTIP and RSU awards granted under the Restricted Stock Plan is calculated by multiplying the estimated number of PSUs and RSUs for which the service vesting is accelerated by the closing market price of a Prudential ADR as of December 31, 2020, which was $36.93. For the 2018 PLTIP awards, amounts shown in this column include the value of the PSUs earned for the 2018-2020 performance period, pro-rated for the portion of the service-vesting period elapsed through December 31, 2020. For the 2019 and 2020 PLTIP awards, the service-vesting condition would lapse such that a pro-rated number of PSUs subject to the award (based on the number of months in the performance period that have elapsed through December 31, 2020) would remain outstanding until the end of the applicable performance period. Amounts in this column include the estimated value of the continued vesting of the prorated award, assuming maximum performance is achieved. For the 2019 and 2020 PLTIP awards, the actual number of PSUs (if any) vesting upon a qualifying termination due to disability, a qualifying change in control, or qualifying retirement would be based on actual performance, and the PSUs would be settled following the end of the applicable performance period.
2.For Mr. Falcon’s options, the value shown is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying Prudential ADRs as of December 31, 2020, calculated based on the closing market price of a Prudential ADR on that day of $36.93.
3.Upon the termination of a participant’s employment due to death, outstanding, unvested awards will vest in an amount determined by the Prudential Remuneration Committee with respect to Mr. Falcon and the Jackson Remuneration Committee with respect to the other NEOs. Amounts reported in this table assume that the applicable committee would choose to vest a prorated portion of the award, based on the number of months elapsed through December 31, 2020, at maximum performance. Because the employment of Messrs. Falcon and André was terminated without cause prior to the vesting date, all outstanding PSUs granted under the PLTIP were forfeited.
4.The amount set forth represents, in the event a notice of termination of employment is given by the Company pursuant to Mr. Falcon’s employment agreement, the value on December 31, 2020 of future payments (12 months’ base salary continuation) assuming that notice was given by the Company on December 31, 2020 and that the Company did not require Mr. Falcon to perform any further services during the 12-month notice period.
5.The values reported with respect to the accelerated service vesting of outstanding awards under the PLTIP and Restricted Stock Plan in the event of a participant’s employer ceasing to be a member of the Group, or a transfer of the business in which he or she works to a transferee which is not a member of the Group (referred to in the table above as a “qualifying change in control”) assume that no substitute awards were granted. In the event that substitute awards are granted, no accelerated service vesting would occur and unvested awards would be forfeited as of the date of the qualifying change in control.
6.The amount set forth represents the payment of Mr. André’s 2020 guaranteed bonus that he would have been entitled to under the terms of his offer letter on an involuntary termination other than for cause on December 31, 2020.
7.The amount set forth represents the lapse of the service vesting conditions for unvested buyout awards of RSUs and PSUs, calculated by multiplying the number of PSUs and RSUs for which the service vesting condition would lapse by the closing market price of a Prudential ADR as of December 31, 2020, which was $36.93.
8.The amount set forth represents the payment of Mr. Myers’ 2020 guaranteed bonus that he would have been entitled to under the terms of his offer letter on an involuntary termination other than for cause on December 31, 2020.
9.The amount set forth represents the payment of Ms. DeCamillo’s incentive compensation that she would have been entitled to under the terms of her offer letter on a termination other than for cause on December 31, 2020.

Equity Plans

PLTIP

The PLTIP provides for a pro rata vesting of awards, based on the duration of a participant’s service during the vesting period prior to termination, if a participant ceases to be an eligible employee due to (i) the participant’s termination due to disability, or due to retirement with the approval of his or her employer, (ii) a participant’s employing company or business ceasing to be a member of the Group, or (iii) the business in which a participant is employed being transferred (subject to continued performance conditions on terminations for specified reasons other than death); however, in the case of (ii) or (iii), if a substitute award is granted, no pro rata vesting will apply. Upon the termination of a participant’s employment due to death, outstanding, unvested awards will vest in an amount determined by the Prudential Remuneration Committee with respect to Mr. Falcon and the Jackson Remuneration Committee with respect to the other NEOs. “Cause” is defined as a termination of employment in circumstances which entitle an employer to dismiss an employee summarily under the terms of his or her employment agreement or applicable law.

Prudential Restricted Stock Plan

Under the Prudential Restricted Stock Plan, generally if a participant’s employment is terminated due to a participant’s disability, redundancy, his or her employer ceasing to be a member of the Group, or a transfer of the business in which he or she works to a transferee which is not a member of the Group (a “Permitted Reason”), then a portion of any unvested outstanding award will vest, prorated for the participant’s period of service prior to termination, and calculated based on achievement of any applicable performance criteria through such date. However, in a termination due to an employer ceasing to be a member of the Group or being transferred to a transferee which is not a member of the Group, if a substitute award is granted, no pro rata vesting will apply. For the awards granted under the Prudential Restricted Stock Plan in connection with the Demerger (see “Retention Awards”), if a participant’s employment is terminated prior to the vesting date due to a Permitted Reason, all unvested RSUs will vest and will be released within 30 days of the original vesting date. In the event of a U.S. participant’s death, the Prudential Remuneration Committee with respect to Mr. Falcon, or the Jackson Remuneration Committee with respect to the other NEOs, will determine whether and to what extent outstanding, unvested awards become vested.

Prudential plc 2019 Recruitment Plan and Option Agreement

Under the terms of the Prudential plc 2019 Recruitment Plan and Option Agreement, under which Mr. Falcon received a grant of nominal cost options over Prudential ADRs, if Mr. Falcon’s employment had terminated on December 31, 2020 for a reason other than Cause or due to his voluntary termination, then 100% of each unvested installment of options would have vested immediately; all outstanding options vested on his termination. “Cause” is defined as any reason which justifies the executive’s summary dismissal. In the event that (i) any person (either alone or together with any other person) obtains control of Prudential, or, already having control, makes a general offer to acquire all of the shares of the company; or (ii) the court approves a compromise or arrangement between Prudential and its members under section 899 of the U.K. Companies Act of 2006, and Mr. Falcon’s role is eliminated or reduced in scope, 100% of any installment of unvested options would fully vest. In the event of the occurrence of (i) or (ii) above where his role is not eliminated or reduced in scope, or if a resolution is passed for the winding up, or an order is made for the compulsory winding up of Prudential, then a prorated number of unvested options will vest.

Prudential Deferred Annual Incentive Plan and Prudential Deferred Bonus Plan

All outstanding RSUs deferred under the Deferred Annual Incentive Plan and Deferred Bonus Plan are settled in Prudential ADRs on a termination of employment due to a participant’s death or on a change in control. The balances of each NEO as of the end of fiscal year 2020 are set forth above in the table titled “Fiscal Year 2020 Nonqualified Deferred Compensation Plans.” For purposes of the Deferred Annual Incentive Plan, and Deferred Bonus Plan, a “change in control” means a change in the ownership or control of an affected company, or in the ownership of a substantial portion of the assets of an affected company. “Affected company” is defined as: (i) the company for whom the participant is performing services at the time of the change in control, (ii) a company that is liable for the payment of an award, (iii) a member of the Group that controls more than fifty percent of a company described in (i) or (ii) above, or (iv) a member of the Group that is in a chain of companies in which each company owns more than fifty percent of another company in the chain, ending in a company described in (i) or (ii) above.

Employment Agreements

Mr. Falcon’s employment agreement provided that if the Company terminated Mr. Falcon’s employment without cause, it must provide 12 months’ notice, or payment of base salary in lieu of any unexpired notice period. Because no notice was provided, on his termination he was entitled to payment of 12 months’ base salary. The Company is entitled to reduce payments of base salary in lieu of notice by compensation received by Mr. Falcon for any new employment that he commences during the notice period. Under the terms of his employment agreement, Mr. Falcon is subject to confidentiality provisions, and 12 month post-termination noncompetition and nonsolicitation restrictions.

Ms. DeCamillo’s offer letter provides that if her employment is terminated without cause after January 1, 2020 and prior to the payment of her annual bonus for the 2020 performance period, she will be paid a prorated bonus for 2020 based on actual performance.

Under the terms of Mr. André’s offer letter, because his employment was terminated without cause prior to the payment of his 2020 annual incentive plan payment, he is entitled to a severance payment of an amount equal to the bonus value at the time of his termination and any unvested buy-out RSUs outstanding as of his termination date will remain outstanding and will vest on their scheduled vesting date. Additionally, because his employment was terminated by the Company without cause prior to the payment of his 2021 annual bonus, he will be paid a prorated amount of such bonus, based on his service during the performance period. The prorated bonus will be paid at the time when bonus payments with respect to 2021 performance are generally made.

Separation Agreements

On February 10, 2021, following a review of the Company's management needs and strategy going forward as a separate, publicly-traded company after the completion of the Demerger, Mr. Falcon and Mr. André were notified of the termination of their employment by the Company's current majority stockholder.

On April 5, 2021, Jackson entered into a separation agreement with Mr. Falcon in connection with, and to settle all claims related to, the termination of his employment. Under this agreement, Mr. Falcon will retain 98,311 Prudential ADRs that had been previously deferred under the Deferred Annual Incentive Plan, has received a $20,498,600 cash lump sum payment and will receive an additional $3,000,000 cash lump sum payment on the payroll date on or immediately prior to October 1, 2021 in respect of various compensation claims. As such agreement pertains to claims arising out of his employment prior to the Demerger and Mr. Falcon was a member of the Group Executive Committee while serving as an officer of Jackson, Prudential has agreed to reimburse Jackson for such amounts. Jackson will also reimburse Mr. Falcon for the preparation of his tax returns for tax years 2020 and 2021. Pursuant to the separation agreement, Mr. Falcon has entered into certain covenants for the benefit of Jackson, including twelve-month post-termination non-solicitation and non-interference covenants. Additionally, prior to reaching an agreement regarding the terms of the severance agreement, JFI made severance payments totaling $123,077 as required under the terms of Mr. Falcon's employment agreement. With the assistance of independent outside counsel, we have investigated claims made by Mr. Falcon and another former executive alleging retaliation in violation of the whistleblower protection provisions of the Sarbanes-Oxley Act of 2002 and the Michigan Whistleblower Protection Act for raising concerns in connection with accounting and financial reporting matters relating to a previously disclosed change in the assumptions related to an error in the implementation of the NAIC's VM-21 reserving framework and the adjustment resulting from the correction of this error and related modeling changes. For further information about our implementation of VM-21, such correction and the impact of Jackson's statutory financial statements and RBC ration, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Statutory Capital" and Note 17 - Statutory Accounting and Regulatory Matters to our audited financial statements included elsewhere in this prospectus. As a result of such investigation, we have concluded that the claims do not present any issue material to the consolidated financial statements of JFI or Jackson and that such financial statements are in compliance in all material respects with U.S. GAAP and SEC rules and regulations and statutory accounting principles, respectively.

Jackson entered into a separation agreement with Mr. André, dated as of March 26, 2021, in connection with the termination of his employment. Pursuant to the separation agreement, Mr. André (i) has received a lump sum cash payment of $4,103,538, in respect of various compensation related claims, including claims arising under his offer letter in respect of his guaranteed 2020 annual incentive award, (ii) will receive a lump sum cash payment of $192,200 in respect of his pro-rated 2021 annual bonus, at the time 2021 annual bonuses are paid to other employees, and (iii) will receive a lump sum payment of $443,100 in respect of his forfeited 2020 PLTIP award (valued at target performance) in January 2022. Pursuant to the separation agreement, Mr. André has entered into certain covenants for the benefit of Jackson, including six-month post-termination non-solicitation and non-interference covenants, and a three-month post-termination non-competition covenant. Mr. André executed this separation agreement without raising any claims.

No other NEO is entitled to any payments under any other severance plan or arrangement.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)[1]
Dennis Manning.........	350,000[1]						350,000
Morten Friis................	140,000[2]						140,000
Edward Morrissey.......	140,000[3]						140,000
1.Mr. Manning received $350,000 as compensation for his service as Chairman of the Board.
2.Mr. Friis received $95,000 as compensation for his service as a member of the Board, plus an additional fee of $45,000 for his services as chair of the Risk Committee.
3.Mr. Morrissey received $95,000 as compensation for his service as a member of the Board, plus an additional fee of $45,000 for his services as chair of the Audit Committee.

Compensation Risk Assessment

The Company monitors the risk associated with our compensation programs and individual executive compensation decisions on an ongoing basis. Risk management considerations inform decisions about compensation architecture and performance measures to ensure that risk management, culture and conduct are appropriately reflected in the design and operation of the NEOs’ compensation. The Company’s Risk function provides oversight by regular reporting to pertinent committees and independent risk monitoring, and the Company’s Chief Risk Officer (the “CRO”) prepares a written report that is reviewed by the Group Chief Risk and Compliance Officer on an annual basis and which he shares with the Jackson Remuneration Committee. This report covers behaviors and adherence to risk appetite and provides input on variable remuneration outcomes for the staff within the Jackson Remuneration Committee’s remit, including the NEOs. In addition, the Jackson Board annually meets with the CRO, General Counsel and Chief Audit Executive for a discussion of control function input to compensation and receives an in-depth presentation of the recommendation of the Jackson Compensation Committee regarding compensation.

These risk monitoring and assessment mechanisms for 2020 led us to conclude that our compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Prudential Remuneration Committee seeks advice from the Prudential Group Risk Committee on risk management considerations to inform decisions about compensation architecture and performance measures to ensure that risk management, culture and conduct are appropriately reflected in the design and operation of the remuneration of Group Executive Committee members, including that of Mr. Falcon.

Beneficial Ownership of Common Stock

Jackson is a wholly-owned subsidiary of Brooke Life Insurance Company and an indirect wholly-owned subsidiary of JFI. None of our directors or named executive officers beneficially owns shares of our stock.

On January 28, 2021, the Company's ultimate parent Prudential announced that they plan to pursue the separation of its US business in 2021 through a demerger. On August 6, 2021, the registration statement on Form 10 of JFI's Class A common stock, par value $0.01 per share, filed with the SEC, became effective under the Securities Exchange Act of 1934, as amended. We refer to that effective Form 10 registration as the "Form 10." The Demerger transaction described in the Form 10 was consummated on September 13, 2021. Post-demerger, Prudential retained a 19.9 percent remaining interest in JFI.

Transactions with Related Persons, Promoters, and Certain Control Persons

Related party transactions are those transactions that involve any transaction or series of transactions in which the Jackson or a subsidiary is a participant involving an amount in excess of $120,000 and a related party has a direct or indirect material interest. Under SEC rules, a related party is a director, executive officer, beneficial owner of more than 5% of our common stock or immediate family member of any of the foregoing. JFI’s board of directors has adopted a written Related Party Transaction Policy that sets forth policies and procedures for the review and approval or ratification of related party transactions. As a subsidiary of JFI, we have developed related party transaction procedures, where appropriate, to conform with SEC rules applicable to Jackson.

Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related parties. Any related party transaction proposed to be entered into and in which a related party had or will have a direct or indirect material interest, must be reported to our general counsel and reviewed with and approved by JFI’s Audit Committee. In addition, previously approved related party transactions that are ongoing in nature are reviewed by the JFI Audit Committee annually.

Jackson is party to an Administrative Services Agreement with its immediate parent company, Brooke Life Insurance Company, which is a Michigan life insurance company. Under this agreement, Jackson provides certain services to Brooke to support its operations, including accounting, tax and auditing, claims management, marketing and product development, functional support services, payroll functions, personnel functions and policy holder servicing. Fees paid to Jackson totaled $271,000 and $293,000 in 2020 and 2019, respectively. Jackson is also a party to a Second Amended and Restated Tax Allocation Agreement with Brooke Life Insurance Company. Under this agreement, Brooke Life Insurance Company is the appointed agent for Jackson in the payment of federal income taxes for the taxable year December 31, 2019 and any taxable year thereafter.

REGULATION

Insurance Regulation

Insurance companies are subject to extensive laws and regulations. These laws and regulations are complex and subject to change, which could have an unknown impact to us. Moreover, these laws and regulations are administered and enforced by a number of different governmental authorities, including state insurance regulators, state securities administrators, the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), the United States Department of Labor (“DOL”), the United States Department of Justice, and state attorneys general, each of which exercises a degree of interpretive latitude. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products. In many respects, these laws and regulations limit our ability to grow and improve the profitability of our business.

Jackson is organized under the laws of the State of Michigan and is subject to regulation and supervision by DIFS and by insurance regulatory authorities in other states of the United States in which Jackson is authorized to transact business. In addition, our subsidiary, Jackson NY, is domiciled in the state of New York and is subject to regulation and supervision by the NYSDFS. State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, prescribing and approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval, regulating standards of business conduct and other related matters. Certain information and reports that Jackson has filed with DIFS can be inspected during normal business hours at 530 W. Allegan Street, 7th Floor, Lansing, Michigan.

As part of their regulatory oversight process, state insurance departments conduct periodic examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are generally carried out in cooperation with the insurance regulators of other states under guidelines promulgated by the NAIC. State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also, from time to time, make inquiries and conduct examinations or investigations regarding our compliance, as well as other companies in our industry, with, among other things, insurance laws and securities laws. We have not received any material adverse findings resulting from state insurance department examinations conducted during the three-year period ended December 31, 2020.

The insurance regulatory framework relating to insurance companies doing business in the United States has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states’ authority to regulate insurance companies. Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Legislation has been introduced from time to time in the United States Congress that could result in the U.S. federal government assuming some role in the regulation of insurance companies. The NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include investment reserve requirements, risk-based capital (“RBC”) standards, restrictions on an insurance company’s ability to pay dividends to our stockholders, and the adoption of model laws, including the Risk Management and Own Risk and Solvency Assessment Model Act and the Corporate Governance Annual Disclosure Model Act.

State insurance laws and regulations also include numerous provisions governing the marketplace activities of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. Insurance regulators have given greater emphasis in recent years to the investigation of allegations of improper life insurance pricing and sales practices by life and annuity insurers, including race-based underwriting or sales practices, misleading sales presentations by insurance agents, targeting the elderly and suitability of product for potential customers. There can be no assurance that any noncompliance with such applicable laws and regulations would not have a material adverse effect on us.

Federal Initiatives

While the U.S. government does not directly regulate the insurance industry, federal initiatives can impact the insurance industry. The marketplace continues to evolve in the changing regulatory environment.

Title VII of the Dodd-Frank Act, which was enacted in response to the financial crisis that began in 2008, as well as similar laws passed in jurisdictions outside the United States, have significantly impacted the regulation of over-the-counter derivatives. In the United States, the regulation of swaps and other derivatives is divided between the Commodity Futures Trading Commission (the “CFTC”) and the SEC, with the CFTC having primary jurisdiction over swaps, which constitute the vast majority of the market and the SEC having primary jurisdiction over security-based swaps.

Many of the requirements of the Dodd-Frank Act and similar regulations globally make it more costly for us to use derivatives and hedge investment exposures and may affect returns to us. It is possible that these regulations may impede our ability to utilize derivatives. Another factor that has driven up the cost for trading in both over-the- counter and exchange traded derivatives is the increased capital charges imposed on financial intermediaries, such as futures commission merchants and banks. As a result of these regulations, we expect costs to continue to rise, which could adversely impact our ability to implement our desired hedging strategies.

Since enactment of the Dodd-Frank Act in 2010, the CFTC has adopted a number of significant regulations that have changed the way swaps are traded in the United States. In addition to imposing registration requirements on swap dealers and large market participants, known as major swap participants, the CFTC regulations have subjected a significant portion of the interest rate swap market and some of the CDS index market to mandatory exchange or swap execution facility trading and central clearing requirements. The CFTC regulations have also imposed new regulatory requirements on swap transactions, including trade reporting and recordkeeping requirements, know-your-customer and other sales practices requirements, and documentation requirements that apply to swap transactions entered into with swap dealers and major swap participants.

Regulators around the world, including U.S. banking regulators and the CFTC, have implemented margin requirements for uncleared derivatives generally in accordance with the recommendations of the Basel Committee on Bank Supervision and

International Organization of Securities Commissions. The variation margin requirements require us to exchange variation margin (comprised of specified liquid instruments and subject to required haircuts) when entering into uncleared swaps and security-based swaps with regulated entities. The initial margin requirements are being phased-in and may also ultimately require us to post initial margin when entering into such derivatives. We expect to complete the required legal documentation and changes to our operational processes in 2021 to ensure we are positioned to accommodate the exchange of initial margin with EU swap dealers, should the need occur.

Also, banking regulators across the globe adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. To ensure our counterparties’ compliance with these new rules, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various ISDA Resolution Stay Protocols.
Regulatory developments impact our business. These include the Dodd-Frank Act and Financial Stability Board (the “FSB”) in the area of systemic risk including the designation of Global Systemically Important Insurers (“G-SIIs”) and the Insurance Capital Standard (“ICS”) being developed by the International Association of Insurance Supervisors (“IAIS”). The purpose of the ICS is to create a common language for supervisory discussions of group solvency to enhance global convergence among group capital standards. The ICS will ultimately form part of the Common Framework for the Supervision of Internationally Active Insurance Groups (“ComFrame”), which establishes a set of common principles and standards designed to assist supervisors in addressing risks that arise from insurance groups with operations in multiple jurisdictions. The supervisory standards and guidance will be focused on the group-wide supervision of Internationally Active Insurance Groups (“IAIGs”). The implementation of ICS will be conducted in two phases—a five-year monitoring phase followed by an implementation phase. The five-year monitoring period began in 2020. The second phase will begin following completion of the monitoring period. U.S. operating subsidiaries of non-U.S. IAIGs could be subject to the ICS monitoring period where the group-wide supervisor, usually the supervisor of the head of the insurance group, is from a jurisdiction that participates in the ICS. Alongside the current ICS developments, the NAIC is also developing its Group Capital Calculation ("GCC") for the supervision of insurance groups in the U.S. In May 2021, the NAIC determined that provisions of December 2020 amendments to the NAIC Model Holding Company Act and Regulation that authorize the GCC and liquidity stress testing for large life insurers will become accreditation standards, which requires states to adopt the significant elements of the model. The proposed effective date of the accreditation standard is November 2026, though the NAIC plans to encourage states to implement the GCC provisions by September 2022, the deadline by which U.S. states must adopt GCC requirements or face federal preemption in connection with covered agreements the U.S. reached with the E.U. and U.K. to address, among other things, group capital requirements.

In November 2019, the FSB endorsed a new Holistic Framework for Systemic Risk in the Insurance Sector (the “Holistic Framework”), intended for the assessment and mitigation of systemic risk in the insurance sector, for implementation by the IAIS in 2020 and has suspended G-SII designations upon completion of a review to be undertaken in 2022. Many of the previous G-SII measures have already been adopted into the Insurance Core Principles (“ICPs”) and ComFrame. Prudential was designated as an IAIG and is expected to be subject to these measures . The Holistic Framework also includes a monitoring element for the identification of a build-up of systemic risk and to enable supervisors to take action where appropriate. The IAIS has already consulted on an application paper on the liquidity risk elements introduced into the ICPs and ComFrame with a further consultation focused on macroeconomic elements expected to follow in 2021. Though Prudential's IAIG status has been reaffirmed, Jackson has not to date received a separate designation under Dodd Frank.

The Dodd-Frank Act created the Financial Stability Oversight Council (the “FSOC”) . The FSOC has the ability to designate by a 2/3 vote certain insurance companies and insurance holding companies that pose a systemic risk to the financial stability of the United States, in which case such companies would become subject to prudential regulation by the Board of Governors of the United States Federal Reserve (the “Federal Reserve Board”), including heightened capital, leverage and liquidity standards, risk management requirements, concentration limits, maintenance of resolution plans and stress tests, and potential discretionary requirements relating to contingent capital, enhanced public disclosure and short-term debt limits. The Federal Reserve Board may limit such company’s ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on how it conducts activities. Nonbank financial institutions designated systemically important by the FSOC are subject to heightened prudential standards and supervision by the Federal Reserve Board. On December 4, 2019, the FSOC issued final guidance regarding the designation of nonbank financial companies as systemically important. The guidance provides that the FSOC will move from an “entity-based” designation approach towards an “activities-based” approach. This approach would eliminate the prior quantitative thresholds for designation as a systemically important entity in lieu of pursuing designations only if potential risks or threats cannot be addressed through an activities-based approach through the entities’ primary regulator and the potential risk is one that could be addressed through such designation process. Other aspects of the Dodd-Frank Act could affect our business, including the writing and trading of derivatives and the sale of certain variable annuity and other products. In certain circumstances, a federal regulator may require a state regulator to liquidate an insolvent insurer.

The Dodd-Frank Act also established the Federal Insurance Office (the “FIO”) under the United States Treasury Department to monitor all aspects of the insurance industry. The FIO has no direct regulatory authority over U.S. insurers, but it does have certain authority to represent the U.S. government on prudential aspects of international insurance matters, including at the IAIS. The FIO is also authorized to monitor all aspects of the insurance industry, including identifying issues or gaps in the regulation of insurers that could contribute to a systemic crisis in the insurance industry. The Director of the FIO also serves as a non-voting member of the FSOC and may make recommendations to the FSOC for designating nonbank financial companies as systemically important.

The Dodd-Frank Act also authorizes the FIO to assist the Secretary of the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the United States and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the United States and the European Union signed a covered agreement (the “EU Covered Agreement”) to address, among other things, reinsurance collateral requirements. In addition, on December 18, 2018, the Treasury Department and the Office of the U.S. Trade Representative signed a Bilateral Agreement between the United States and the United Kingdom on Prudential Measures Regarding Insurance and Reinsurance in anticipation of the United Kingdom’s potential exit from the European Union (the “UK Covered Agreement” and, together with the EU Covered Agreement, the “Covered Agreements”). U.S. state regulators have five years from the dates the Covered Agreements were signed to adopt reinsurance reforms removing reinsurance collateral requirements for EU and UK reinsurers that meet the prescribed minimum conditions set forth in the applicable Covered Agreement or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. On June 25, 2019, the NAIC adopted amendments to the credit for reinsurance model law and regulation to conform to the requirements of the Covered Agreements. As of May 2021, thirty states (including Michigan) had adopted these models.

The NAIC on February 13, 2020 approved revisions to the Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Model Regulation”). The revised model imposes a “best interest” standard of conduct and includes a “safe harbor” for fiduciary advisors who recommend annuities. Under the safe harbor, as it applies to the “care” elements of the Annuity Suitability Model Regulation, investment advisors offering annuities need only comply with the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Each state chooses whether to implement the Annuity Suitability Model Regulation. If they choose to do so, they will either amend their current suitability regulations or adopt the new model. In addition, in July 2018, the NYSDFS issued the final version of an amended insurance regulation, which incorporates the “best interest” standard for the sale of annuities and expands the application of this standard beyond annuity transactions to include sales of life insurance policies to consumers. The amended regulation took effect on August 1, 2019 for annuities and became effective on February 1, 2020 for life insurance policies. In April 2021, the Appellate Division of the New York State Supreme Court overturned Regulation 187 for being unconstitutionally vague. The NYDFS has filed a notice of appeal and there is a stay of the court's order of enforcement in place while the appeal is considered.

On June 5, 2019, the SEC adopted a package of investment advice reforms designed to enhance investor protections while preserving retail investor access and choice. The most significant elements of the package are: (1) a rule (known as “Regulation Best Interest”) establishing a best interest standard of conduct for broker-dealers and their representatives when they make recommendations to retail investors regarding any securities transaction, investment strategy involving securities or the opening of an account; (2) a relationship summary form (“Form CRS”) that broker-dealers and registered investment advisers are required to provide to retail investors; and (3) an SEC interpretation of the Investment Advisers Act providing that investment advisers owe a fiduciary duty to clients that is principles-based and applies to the entire relationship between an investment adviser and the client, and can be shaped by agreement between the advisers and the client. The compliance date for Regulation Best Interest and Form CRS was June 30, 2020. The reforms increase the regulatory burden on broker-dealers selling our products, but also provide a more consistent regulatory standard that could provide benefits to the overall insurance and investment market.

Following the SEC’s adoption of the investment advice reforms, FINRA officials indicated their intention to revisit FINRA’s rules on suitability. In December 2019, FINRA’s Board of Governors approved proposed amendments to its suitability and non-

cash compensation rules as part of the first phase. The amendments, which were implemented in June 2020, were intended to mitigate any potential confusion regarding which standard of conduct applies to retail consumers .

The Department of Labor’s final prohibited transaction exemption on Improving Investment Advice for Workers and Retirees, PTE 2020-02 (the “Fiduciary Advice Rule”) became effective February 16, 2021. The Fiduciary Advice Rule reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to ERISA Plans and IRAs and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Tax Code. In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship.

Under the Fiduciary Advice Rule, individuals or entities providing such advice would be considered fiduciaries under ERISA or the Tax Code, as applicable, and would therefore be required to act solely in the interest of ERISA Plan participants or IRA beneficiaries, or risk exposure to fiduciary liability with respect to their advice. They would further be prohibited from receiving compensation for this advice, unless an exemption applied.

In connection with the Fiduciary Advice Rule, the DOL also issued a proposed exemption that would allow fiduciaries to receive compensation in connection with providing investment advice, including advice about roll overs, which would otherwise be prohibited as a result of their fiduciary relationship to the ERISA Plan or IRA. In order to be eligible for the exemption, among other conditions, the investment advice fiduciary would be required to acknowledge its fiduciary status, refrain from putting its own interests ahead of the plan beneficiaries’ interests or making material misleading statements, act in accordance with ERISA’s “prudent person” standard of care, and receive no more than reasonable compensation for the advice.

In addition, the DOL has issued an amendment repealing the provisions of its previous fiduciary rule, which was promulgated in 2016 and vacated in 2018. The amendment has also restored certain other prohibited transaction exemptions (“PTE”) to their pre-2016 forms, including PTE 84-24, which provides relief, among other things, for receipt of commissions by insurance agents, broker-dealers, and others in connection with the sale of insurance and annuity contracts. Such exemptions may provide further relief in connection with the provision of fiduciary advice in the context of sales of insurance products.

Because our direct distribution of retail products is very limited, we believe that we will have limited exposure to the new Fiduciary Advice Rule. Unlike the DOL’s previous fiduciary rule issued in 2016, compliance with the Fiduciary Advice Rule will not require us or our distributors to provide the disclosures required for exemptive relief under the previous rule. However, we continue to analyze the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our independent distribution partners, as a significant portion of our annuity sales are purchased within an IRA. The Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions in order to comply with, or assist our distributors in their compliance with, the Fiduciary Advice Rule.

Our business could also be impacted by retirement reforms enacted by Congress. Congress approved the Setting Every Community Up for Retirement Enhancement Act (“SECURE Act”) on December 20, 2019 as part of the overall spending bill. The SECURE Act provides Americans with access to more retirement products. Namely, it makes it easier for 401(k) programs to offer annuities as an investment option. The SECURE Act represents the largest overhaul to retirement plans in over a decade. We view these reforms as beneficial to our business model and expect growth opportunities will arise from the new law.

The USA PATRIOT Act of 2001 includes anti-money laundering and financial transparency laws as well as various regulations applicable to broker-dealers and other financial services companies, including insurance companies. Financial institutions are required to collect information regarding the identity of their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies and share information with other financial institutions. As a result, we are required to maintain certain internal compliance practices, procedures and controls.

Alternative Reference Rates

After the 2008 global financial crisis, regulators globally determined that existing interest rate benchmarks should be reformed based on concerns that LIBOR and other benchmark rates were susceptible to manipulation. Replacement rates that have been identified include SOFR (which is intended to replace U.S. dollar LIBOR and measures the cost of overnight borrowings through repurchase agreement transactions collateralized with U.S. Treasury securities), and the Sterling Overnight Index Average rate (SONIA, which is intended to replace pound sterling LIBOR and measures the overnight interest rate paid by banks for unsecured transactions in the sterling market). In November 2020, the LIBOR administrator announced its intention to cease publishing one week and two month LIBOR by the end of 2021, and all other LIBOR tenors on June 30, 2023. Despite extending the timeline for the LIBOR cessation, regulators have encouraged banks to cease entering into LIBOR based agreements after 2021. This extension of the LIBOR cessation timeline is intended to allow market participants to focus on the transition mechanisms by which the reference rates in existing contracts or instruments may be amended, whether through legislative action, market-wide protocols, fallback contractual provisions, bespoke negotiations or amendments or otherwise. Although market participants, legislatures, regulators, and industry bodies are working globally on transitioning to alternative rates, there remains uncertainty regarding the future use of the interbank offered rates and the transition to, and the nature of, replacement rates. As such, the effect of a transition away from LIBOR to SOFR, SONIA, or other reference rates has not yet been determined. Many of the derivative and cash instruments we utilize reference LIBOR and extend past the expected transition date. The transition may result in a reduction in the value of such instruments, a reduction in the effectiveness of certain hedging transactions and increased illiquidity and volatility in markets that currently rely on LIBOR to determine interest rates.

Principle-Based Reserving

The NAIC has approved a new Valuation Manual (the “Valuation Manual”) containing a principle-based approach to the calculation of life insurance reserves in section VM-20. Principle-based reserving is designed to better address reserving for products, including the current generation of products for which the formulaic basis for reserve determination does not work effectively. This change became effective on January 1, 2017 in the states where it has been adopted, including Michigan, to be followed by a three-year phase-in period. New York has enacted legislation which allows principle-based reserving effective as of January 1, 2020. New York’s implementing regulation establishes that the reserving standard in New York will be consistent with the reserve standards, valuation methods and related requirements of the Valuation Manual, while also authorizing the NYSDFS to deviate from the Valuation Manual, by regulation, if it determines that an alternative requirement would be in the best interest of customers in New York.

The Valuation Manual also contains the principles-based approach to the calculation of variable annuity reserves in section VM-21. This section refers to the requirements set out in Actuarial Guidelines XLIII, which has been in effect since 2009. In 2015, the NAIC commissioned an effort through the Variable Annuity Issues Working Group to identify changes to Actuarial Guideline XLIII with the intention to decrease utilization of captives. The NAIC guidance had an effective date of January 2020 for the new framework, with early adoption permitted. We early adopted the new framework for Jackson in the period ending December 31, 2019. Jackson NY adopted the variation of the new framework applicable to New York-domiciled companies (promulgated through NY Regulation 213 in early 2020) in 2020. During 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the early adoption of VM-21. The adjustment resulting from this correction and related modeling changes reduced Jackson’s RBC ratio by 80 percentage points. The Company determined this adjustment to be a correction of an error that was not material to the 2020 or 2019 statutory annual financial statements . See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources–Statutory Capital.”

Cybersecurity Regulations

The area of cybersecurity has come under increased scrutiny by insurance regulators. The NYSDFS has adopted 23 NYCRR 500 (the “NYSDFS Cybersecurity Regulation”) which requires covered businesses in New York to develop a comprehensive cybersecurity program that aligns to the NIST Cybersecurity Framework and requires adequate risk assessments, enhanced third-party vendor management, development of an incident response plan and data breach notifications within 72 hours. The NYSDFS has been actively filing enforcement actions and issuing penalties under this law demonstrating the significant risk businesses could face for noncompliance.

The NAIC has adopted the Insurance Data Security Model Law which established the standards for data security, investigation, and notification of a breach of data security for insurance companies. As of May 2021, thirteen states (including Michigan) had adopted the model. Importantly, the drafters of the Cybersecurity Model Law intend that a licensee’s compliance with New York’s cybersecurity regulation will constitute compliance with the Cybersecurity Model Law. We have taken steps to comply with this regulation. The Cybersecurity Model Law has been adopted in Michigan, effective January 1, 2021.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know what information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to us in the United States. Failure to comply with the CCPA could result in regulatory fines, and the law grants a private right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. Additionally, on November 3, 2020, California voters passed a ballot initiative, the California Privacy Rights Act (the “CPRA”), that adjusts and in some respects expands consumer rights and business obligations created by the CCPA. The CPRA imposes additional obligations on companies that collect California residents’ personal information, including to provide a right to correct personal information, additional protections for certain uses of sensitive personal information, and certain limitations on data use and on data sharing that does not involve a sale. The CPRA also creates a new California Privacy Protection Agency which will be charged with enforcing both the CCPA and the CPRA. The CPRA will take effect on January 1, 2023. It may require additional compliance investment as well as additional changes to policies, procedures and operations.

Federal law and regulation require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. Federal and state laws also regulate disclosures of customer information. Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

On October 21, 2019, the NAIC formed a Privacy Protections Working Group to review state insurance privacy protections regarding the collection, use and disclosure of information gathered in connection with insurance transactions. During its meeting on July 30, 2020, the Privacy Protections Working Group indicated that it would begin a gap analysis of existing privacy protections in order to identify differences in coverage between different privacy regimes, focusing on consumer issues, industry obligations, and regulatory enforcement. The Privacy Protections Working Group continues to work on this gap analysis, which could result in recommended changes to certain NAIC model laws and regulations related to privacy.

Statutory Financial Statements

The ability to carry on our business may also depend upon our continued registration under the applicable laws or regulations in the jurisdictions in which it does business. Changes in laws or regulations, or in governmental policies, could materially and adversely affect our business and operations. Jackson submits on a quarterly basis to DIFS, certain reports regarding its statutory financial condition (each, a “Statutory Statement” and, collectively, the “Statutory Statements”). Each Statutory Statement includes other supporting schedules as of the end of the period to which such Statutory Statement relates. The statutory basis financial statements are prepared in conformity with accounting practices prescribed or permitted by DIFS, as applicable. Statutory accounting principles differ in certain respects from U.S. GAAP; in some cases such differences may be material. Statutory accounting principles also differ in certain respects from IFRS; in some cases such differences may be material.

Jackson prepares its Statutory Financial Statements in accordance with accounting practices prescribed or permitted by DIFS, which differ in certain respects from the NAIC’s SAP. Primary differences affecting Jackson’s Statutory Financial Statements include:

• DIFS has excluded Actuarial Guideline 35 as a component of prescribed reserving practices. This guideline requires a certain methodology for providing reserves for fixed index annuities and the associated derivative instruments.

• DIFS has adopted certain prescribed accounting practices that differ from NAIC SAP specifically related to the value of the book of business arising from the acquisition of a subsidiary or through reinsurance allowing it to be fully recognized as an admitted asset if certain criteria are met. In NAIC SAP, goodwill may be admitted in amounts not to exceed 10% of an insurer’s capital and surplus, as adjusted.
• DIFS’ approval of a permitted practice allowing Jackson to report the effectiveness of its hedging program related to certain interest rate swaps consistent with the system Jackson adopted in accordance with the Michigan Insurance Code, as opposed to NAIC SSAP No. 86 is no longer in place as of September 30, 2019. Jackson requested and DIFS agreed to remove that practice.

• DIFS adopted Valuation of Life Insurance Policies Model Regulation XXX in 2002 (“Regulation XXX”), for policies issued in 2002 and after. NAIC SAP applies Regulation XXX to issues of 2001 and later. Regulation XXX requires certain methodology for providing reserves for term life insurance policies and universal life insurance policies with secondary guarantees.

Holding Company Regulation

We are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require each controlled insurance company to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

Insurance holding company regulations generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of our domiciliary states, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. The state insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of voting securities.

To obtain approval of any acquisition of control, the proposed acquirer must file with the applicable insurance regulator an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will effect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer and any anti-competitive results that may arise from the acquisition.

Guaranty Associations and Similar Arrangements

The jurisdictions where we are admitted to transact insurance business have laws requiring insurance companies doing business within their jurisdictions to participate in various types of guaranty associations or other similar arrangements. These associations and arrangements provide certain levels of protection to customers from losses under insurance policies issued by insurance companies that become impaired or insolvent. Typically, these associations levy assessments, up to prescribed limits, on member insurers on a basis that is related to the member insurer’s proportionate share of the business in the relevant jurisdiction of all member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some jurisdictions permit member insurers to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. In none of the past three years have the aggregate assessments levied against us been material to our financial condition.

Regulation of Investments

We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, mortgages, other equity investments, foreign investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in most instances, would require divestiture of such non-qualifying investments. We believe that the investments made by us complied with such laws and regulations at December 31, 2020.

Surplus and Capital; RBC Requirements

The NAIC has developed RBC standards for life insurance companies as well as a model act for state legislatures to enact. The model act requires that life insurance companies report on a RBC formula standard calculated by applying factors to various asset, premium and reserve items and separate model based calculations of risk associated primarily with interest rate and market risks. The RBC formula takes into account the risk characteristics of a company, including asset risk, insurance risk, interest rate risk, market risk and business risk. The NAIC designed the formula as an early warning tool to identify potentially inadequately capitalized companies for purposes of initiating regulatory action.

Any state adopting the model act gives the state insurance commissioner explicit regulatory authority to require various actions by, or take various actions against, insurance companies whose adjusted capital does not meet minimum RBC standards. DIFS takes into account the NAIC’s RBC standards to determine compliance with Michigan insurance law.

A company’s risk-based statutory surplus is calculated by applying factors and performing calculations relating to various asset, premium, claim, expense and reserve items. Regulators can then measure adequacy of a company’s statutory surplus by comparing it to the RBC determined by the formula. Under RBC requirements, regulatory compliance is determined by the ratio (known as the RBC ratio) of a company’s total adjusted capital, as defined by the NAIC, to its company action level of RBC, also as defined by the NAIC. Accordingly, factors that have an impact on our total adjusted capital, will also affect our RBC levels. Four levels of regulatory attention may be triggered if the RBC ratio is insufficient:

• “Company action level” – If the RBC ratio is between 75% and 100%, then the insurer must submit a plan to the regulator detailing corrective action it proposes to undertake;

• “Regulatory action level” – If the RBC ratio is between 50% and 75%, then the insurer must submit a plan, but a regulator may also issue a corrective order requiring the insurer to comply within a specified period;

• “Authorized control level” – If the RBC ratio is between 35% and 50%, then the regulatory response is the same as at the “Regulatory action level,” but in addition, the regulator may take action to rehabilitate or liquidate the insurer; and

• “Mandatory control level” – If the RBC ratio is less than 35%, then the regulator must rehabilitate or liquidate the insurer.

As of December 31, 2020, Jackson’s total adjusted capital under the NAIC’s definition substantially exceeded the standards of their respective states of domicile and the NAIC.

We believe that we will be able to maintain our RBC ratios in excess of “company action level” through prudent underwriting, claims handling, investing and capital management. However, no assurances can be given that developments affecting us, many of which could be outside of our control, will not cause our RBC ratios to fall below our targeted levels. A decrease in the RBC ratio could result in increased scrutiny by insurance regulators and rating agencies and cause a material adverse effect on our business, financial condition, results of operations and cash flows.”

The NAIC is currently reviewing the risk-based capital framework to reflect more current modeling of asset risk (C-1 factors). The framework includes proposals that may increase the required capital for certain types of assets. An effective date has not yet been determined.

Permitted Statutory Accounting Practices

Effective December 31, 2008, Jackson received approval from DIFS regarding the use of a permitted practice that allowed Jackson to report the effectiveness of its hedging program related to certain interest rate swaps consistent with the system Jackson had adopted in accordance with Section 943 (2) of the Michigan Insurance Code, as opposed to NAIC SSAP No. 86 – Accounting for Derivative Instruments and Hedging Activities (“SSAP No. 86”). As a result, hedging transactions thus identified as effective were reported pursuant to the accounting guidance set forth in SSAP No. 86.

In compliance with DIFS instructions, the impact of this permitted practice on assets was reported in the Annual Statement Assets page as a separate write-in line. On the Annual Statement Summary of Operations – Capital and Surplus Account, the impact of the interest rate swaps adjustment was included as a separate write-in line for gains and losses in surplus. In the accompanying Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus, the impact is included in derivatives and special surplus funds. In the accompanying Statutory Statements of Capital and Surplus, the impact is included in a separate line for change in surplus as a result of permitted practice.

The permitted practice is no longer in place for Jackson, effective September 30, 2019. With the implementation of VM-21, the circumstances that necessitated the permitted practice were no longer applicable and, as such, Jackson requested, and DIFS agreed, to remove that permitted practice. Jackson uses other permitted practices, none of which have a material impact on its statutory financial statements. From time to time, Jackson and may request permitted practices which could have a material impact on their respective statutory financial statements.

Effective December 31, 2020, Jackson received approval from DIFS regarding the use of a permitted practice which allows early adoption of an exemption for ordinary life insurance certificates issued during 2020 that would be subject to VM-20 of the NAIC Valuation Manual. The exemption for companies meeting the conditions of APF 2020-09 will be part of the 2022 Valuation Manual. The permitted practice does not result in differences in net income or capital and surplus between NAIC SAP and practices prescribed or permitted by the state of Michigan, as reserves are established utilizing the same methodology as prior years. However, the additional Principles Based Reserving requirements are eliminated.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements and Information.”

Risks Relating to Our Business

Risks Relating to Conditions in the Financial Markets and Economy

General conditions in the global capital markets and the economy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

General conditions in the global capital markets and the economy generally, both in the United States and elsewhere around the world, could materially and adversely impact our business, financial condition, results of operations and cash flows. Factors such as the COVID-19 pandemic, civil unrest, high unemployment levels, availability and cost of credit, geopolitical issues and trade disputes have contributed to increased volatility in worldwide financial markets and significant disruptions and diminished expectations for the economy and markets. For example, these factors, combined with declining business and consumer confidence, general economic uncertainty, stay-at-home orders and business shutdowns, caused a slowdown in economic activity beginning in March 2020. In addition, beginning in the first quarter of 2020, the fixed-income markets experienced a period of extreme volatility which from time to time negatively impacted market liquidity conditions. During periods of market upheaval and economic uncertainty, we are likely to experience periods of significant volatility in global capital and equity markets, interest rates (which in some jurisdictions have become negative) and liquidity. Debt and equity capital market volatility and reduced investment returns, including any resulting impairment of debt securities and loans, could reduce our capital and impair our ability to write new business, increase the potential adverse impact of optional guarantee benefits included in our annuities, and have a negative impact on our assets under management and profitability. In an economic downturn, the demand for our annuities could decline. We could experience an elevated incidence of claims, and lapses or surrenders of policies could increase. Our customers may choose to defer paying premiums or stop paying premiums altogether. Adverse market conditions could affect the availability and cost of reinsurance protections and the availability and effectiveness of hedging instruments in ways that could materially and adversely affect our profitability. For the reasons described above, in the event of an economic downturn, we could incur significant losses. Even in the absence of an economic downturn, we are exposed to substantial risk of loss in our investment portfolio due to market volatility. Disruptions in one market or asset class could also spread to other markets or asset classes.

Market volatility, economic uncertainty and increased regulatory and operational risks resulting from the geopolitical environment could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Recent shifts in the focus of some national governments toward more protectionist or restrictive economic and trade policies, and international trade disputes, could impact the macroeconomic outlook and the environment for global financial markets.
Equity market declines and volatility could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We face equity risk from our asset portfolio, our derivative hedging program and the products we sell. Declines or volatility in equity markets could negatively impact our investment returns as well as our business, financial condition, results of operations and cash flows. Our variable annuity business in particular is highly sensitive to the condition of equity markets, and sustained weakness or stagnation in equity markets would decrease our revenues and earnings with respect to variable annuities. Declining equity markets or prolonged periods of depressed equity market returns will also reduce the account balances of our variable annuity contracts, which could reduce our profitability because we collect fees and risk charges based on these account balances. Lower variable annuity account balances also impact the profitability of variable annuity contracts that include a guaranteed minimum withdrawal feature that entitles the contract owner to withdraw a contractually determined amount each year that is a percentage of his or her benefit base or total guaranteed amount.

Market volatility could negatively impact the value of equity securities in our investment portfolio, which could in turn reduce our statutory capital. An equity market downturn could have a negative impact on the fair value of our investments in limited partnerships or other alternative assets, which could have an adverse effect on the results of our operations. Equity market declines and volatility could also influence policyholder behavior, which could adversely impact the levels of surrenders and amounts of withdrawals of our annuities or cause customers to reallocate a portion of their account balances to more conservative investment options (which generally have lower fees). These actions could negatively impact our profitability or increase our benefit obligations, particularly if customers were to remain in such conservative investment options during an equity market increase. If customers reallocate to less conservative investment options, such as through rebalancing actions after an equity market decrease, the volatility of our financial results could increase. In addition, equity market volatility could reduce demand for variable annuities, lead to changes in estimates underlying our calculations of deferred acquisition costs (“DAC”) that, in turn, could accelerate our DAC amortization and reduce our current earnings and result in changes to the fair value of our optional guarantee benefit liabilities, which could increase the volatility of our results of operations.
Market volatility could also increase our need for additional hedging and increase the costs of the derivatives we use for hedging. In addition, we may not be able to mitigate effectively the equity market volatility of our portfolio, including through our hedging strategies, which could lead to economic losses or increased volatility in earnings. For example, we are exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is perfectly correlated to the performance of the funds into which customers allocate their assets. We make funds available to customers only if we believe we can transact in sufficiently correlated hedge assets, and we anticipate some variance in the performance of our hedge assets and customer funds. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets. In addition, we may sometimes choose, based on economic considerations and other factors, not to fully mitigate the equity market volatility of our portfolio. For example, in periods of high market volatility or adverse conditions, the availability of the derivatives we use for hedging could decrease, or the cost of such derivatives could increase, making it either impossible or impractical to mitigate effectively the equity market volatility of our portfolio.

Volatility in interest rates and credit spreads or prolonged periods of low interest rates could have an adverse effect on our business, financial condition, results of operations and cash flows.

Changes in interest rates and credit spreads could result in fluctuations in the income derived from our investments and could cause a material adverse effect on our business, financial condition, results of operations and cash flows. A significant proportion of our business is based upon the difference between the returns we are able to earn on our assets and the interest and other benefits payable to our customers. A significant portion of our assets are invested in fixed income securities, and our results are therefore affected by fluctuations in prevailing interest rates and credit spreads. In particular, fixed annuities and institutional products expose us to the risk that changes in interest rates, which are not fully reflected in the interest rates credited to customers, will reduce spread. Significant volatility in interest rates could have a larger adverse impact on certain assets in our investment portfolio that are highly structured or have limited liquidity. Interest rate risk exposure for variable annuities increases when the present value of expected future benefit payments increases. The present value of expected future benefit payments increases as a result of, among other things, equity market underperformance, low interest rates, adverse policyholder behavior and increased longevity. As a result, lower interest rates increase our variable annuity exposure and generally lead to increased hedging.
We are exposed primarily to the following risks arising from fluctuations in interest rates:

• the risk of mismatch between the expected duration of liabilities and investments held by us;

• the reinvestment risk associated with accelerated prepayments on mortgage-backed securities and other fixed income securities in decreasing interest rate environments and delayed prepayments in increasing interest rate environments;

• the risk of increases in statutory reserve requirements, which would reduce statutory capital, and increases in capital requirements, which would reduce surplus, due to decreases in interest rates or changes in prescribed interest rates;

• the risk of increases in the costs of derivatives we use for hedging or increases in the volume of hedging we do as interest rates decrease;

• the risk of loss related to customer withdrawals following a sharp and sustained increase in interest rates;

• the risk of loss from reduced fee income, increased guaranteed benefit costs and accelerated DAC amortization arising from fluctuations in the variable annuity separate account values associated with fixed income investment options due to increased interest rates or credit spread widening; and

• the risk of volatility in our U.S. GAAP results of operations driven by interest rate related components of liabilities and equity related to optional guarantee benefits and the cost of associated hedges in low interest rate environments.

Sustained declines in long-term interest rates could result in increased redemptions of our fixed maturity securities that are subject to redemption prior to maturity by the issuer and expose us to reinvestment risk. If we are unable to reinvest the proceeds from such redemptions into investments with credit quality and yield characteristics similar to the redeemed securities, our net income and overall financial performance could be adversely affected. We may need to maintain crediting rates for competitive reasons or because minimum interest rate guarantees exist in certain contracts. For example, certain fixed annuities that we offer provide that, at our discretion, we may reset the interest rate credited to customers’ accounts, subject to a guaranteed minimum. During periods of sustained lower interest rates, our reserves for policy liabilities may not be sufficient to meet future policy obligations and may need to be strengthened.

On the other hand, in periods of rapidly increasing interest rates, we may not be able to replace, in a timely manner, the assets in our investment portfolio with higher yielding investments needed to fund the higher crediting rates necessary to keep interest rate sensitive products competitive. We, therefore, may have to accept a lower spread and lower profitability or face a decline in sales and disintermediation risk if crediting rates we offer are not viewed as competitive in the higher interest rate environment. In addition, policy loans, surrenders and withdrawals tend to increase as customers seek investments with higher perceived returns as interest rates rise. This process could result in cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in interest rates, which could result in realized investment losses. Unanticipated withdrawals, terminations and substantial policy amendments could cause us to accelerate the amortization of DAC and VOBA, which reduces net income, and could negatively affect rating agencies’ assessment of our financial condition. An increase in interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities and mortgage loans that comprise a significant portion of our investment portfolio. In addition, in a period of rising interest rates, the guaranteed minimum interest rate on certain fixed annuities that we offer will increase, leading to spread compression. Finally, an increase in interest rates could result in decreased fee revenue associated with a decline in the value of variable annuity account balances invested in fixed income funds.

Our exposure to credit spreads is due to exposure to the underlying market price of our fixed income securities. If credit spreads widen significantly, we could be exposed to higher levels of other-than-temporary impairments. If credit spreads tighten significantly, it could result in reduced net investment income associated with new purchases of fixed maturity securities.

Credit spreads also affect our variable annuity business. Widening credit spreads would reduce the value of bonds held within investment options, decreasing the average account value of our annuity contracts and negatively impacting the fee income we earn. Tightening credit spreads would reduce the discount rates used in the principles-based statutory reserve calculation, potentially increasing statutory reserve requirements and, in turn, reducing statutory capital. Although these effects on bond fund valuation and reserve discount rates run in offsetting directions for either credit spread widening or narrowing, it is possible for one of them to outweigh the other under certain market conditions. Any of these risks could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Adverse capital and credit market conditions could significantly affect our liquidity, access to capital and cost of capital, adversely impacting our business, financial condition, results of operations and cash flows.

From time to time, including most recently in connection with the COVID-19 pandemic and related responses from governmental authorities, worldwide capital and credit market conditions have experienced significant disruption or deterioration. During periods of market upheaval and economic uncertainty, capital and credit markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We need liquidity to pay our operating expenses (including costs relating to our hedging program), interest expenses and to remain well capitalized. We require a significant amount of liquidity for hedging purposes, such as to satisfy variation margin requirements on our futures positions or to pay the initial cost of options we purchase. Volatile market environments increase our liquidity needs for hedging purposes, as the amount of cash we need to pay out as variation margin each day is directly related to the magnitude of equity market and interest rate movements. Additionally, as our over-the-counter bilateral hedging transactions become subject to initial margin requirements, we would need liquid assets of sufficient quality to satisfy those requirements. Without sufficient liquidity, we could be required to curtail or limit our operations and our hedging program, which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our ability to complete the financing transactions in connection with the Recapitalization could be negatively impacted by adverse capital and credit market conditions.
It is possible that the level of cash and securities we maintain, when combined with expected cash inflows from investments and operations, will not be adequate to meet our anticipated short-term and long-term customer benefits and expense payment obligations. If market or other conditions have an adverse impact on our capital and liquidity beyond expectations and our current resources do not satisfy our needs, we may have to seek additional financing. The availability of additional financing will depend on a variety of factors such as market conditions, regulatory considerations, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn or recession. Similarly, our access to funds could be impaired if regulatory authorities or rating agencies take negative actions against us. Internal sources of liquidity could prove to be insufficient and, in such case, we would not be able to successfully obtain additional financing on favorable terms, or at all. If we are unable to obtain such financing on acceptable terms, our business, financial condition, results of operations and cash flows could be adversely impacted.

Disruptions, uncertainty or volatility in capital and credit markets could also limit our access to the capital required to operate our business. Such market conditions would limit our ability to replace maturing liabilities in a timely manner, satisfy statutory capital requirements, generate fee income and market-related revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we would be forced to delay raising capital, miss payments on our debt or reduce or eliminate dividends paid on our common stock, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease profitability and significantly reduce financial flexibility. Disruptions in markets could also limit our access to capital markets required to purchase derivatives, limiting our ability to hedge according to our hedging strategy. As a result, disruptions in the financial markets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The COVID-19 pandemic has adversely impacted our business, and the ultimate effect on our business, financial condition, results of operations and cash flows will depend on future developments that are highly uncertain, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.

We continue to closely monitor developments related to the COVID-19 pandemic. The COVID-19 pandemic has caused significant economic and financial turmoil both in the United States and around the world. These conditions could continue and could worsen in the future. At this time, it is not possible to estimate the long-term effectiveness of any therapeutic treatments and vaccines for COVID-19, or their efficacy with respect to current or future variants or mutations of COVID-19, or the longer-term effects that the COVID-19 pandemic could have on our business. The extent to which the COVID-19 pandemic impacts our business, results of operations, financial condition and cash flows will depend on future developments which are highly uncertain and cannot be predicted, including the availability and efficacy of vaccines against COVID-19 and against variant strains of the virus. Federal and state authorities’ actions could include restrictions of movements. We are not able to predict the duration and effectiveness of governmental and regulatory actions taken to contain or address the COVID-19 pandemic or the impact of future laws, regulations or restrictions on our business.

We cannot make any prediction of specific scenarios with respect to the COVID-19 pandemic, and risk management and contingency plans we have implemented may not adequately protect our business from such events. Currently, most of our employees are working remotely with only operationally critical employees physically working at our facilities, to the extent lawfully permitted. An extended period of remote work arrangements could introduce operational risk, including cybersecurity risks, and impair our ability to manage our business, which could adversely impact our business continuity plans. For example, our ability to access financial advisors and our sales have been adversely impacted by remote work arrangements. Our business operations could also be significantly disrupted if our critical workforce, key vendors, third-party suppliers or counterparties with whom we transact are unable to work effectively, including because of illness, quarantines, government actions in response to the COVID-19 pandemic, disruptions in access to remote working capabilities, including as a result of internet service outages, social distancing measures, civil protests or unrest, or other reasons. We also outsource certain critical business activities to third parties. Our business may also be impacted by an increase in geopolitical tensions arising from accessibility to COVID-19 vaccines, with many governments seeking to expand vaccination programs to address the COVID-19 pandemic. As a result, we rely upon the successful implementation and execution of the business continuity planning of such entities in the current environment. Successful implementation and execution of business continuity strategies by these third parties are largely outside our control. If one or more of the third parties to whom we outsource certain critical business activities, including our information security, IT operations and accounting systems, experience operational failures as a result of the impacts from the spread of COVID-19, or claim that they cannot perform due to a force majeure, it could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased economic uncertainty and increased unemployment resulting from the economic impacts of the spread of COVID-19 and related governmental authorities’ actions taken to prevent its spread could also result in customers seeking sources of liquidity and withdrawing at rates greater than we previously expected. In addition, many state insurance departments are requiring insurers to offer flexible premium payment plans, relax payment dates and waive late fees and penalties in order to avoid canceling or non-renewing policies. The cost of reinsurance to us for these policies could increase, and we could encounter decreased availability of such reinsurance. If customer lapse and surrender rates significantly exceed our expectations, it could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, if customers stop lapsing all together, the cost of providing guaranteed living benefits could materially increase and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Such events or conditions could also have an adverse effect on our sales of annuities. In addition, such events or conditions could result in a decrease or halt in economic activity in large geographic areas, adversely affecting our business within those geographic areas or the general economic climate.

Our investment portfolio (and, specifically, the valuations of investment assets we hold) has been, and could continue to be, adversely affected as a result of market developments from the COVID-19 pandemic and uncertainty regarding its outcome. Moreover, changes in interest rates, reduced liquidity or a continued slowdown in the United States or in global economic conditions could also adversely affect the values and cash flows of these assets. Our investments in mortgages and mortgage-backed securities could be negatively affected by delays or failures of borrowers to make payments of principal and interest when due, including government-permitted deferrals or delays or moratoriums on foreclosures or enforcement actions with respect to delinquent or defaulted mortgages imposed by governmental authorities.

Risks Relating to Our Operations

Our management discovered a material weakness in our disclosure controls and procedures and internal control over financial reporting which resulted in a restatement of our previously issued annual financial statements.

Our parent, JFI, is currently preparing for compliance readiness for Section 404 of the Sarbanes-Oxley act of 2002 (the "Sarbanes-Oxley Act") and will be required to provide management's report on internal control over financial reporting as of the filing of its second annual report currently expected in 2023. Public Company Accounting Oversight Board Auditing Standard 2201 "An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements" states that the restatement of previously issued financial statements to reflect the correction of a material misstatement is an indicator of a material control weakness. We describe in Note 2 - Restatement of Previously Issued Financial Statements to our audited financial statements included elsewhere in this prospectus the background to the restatement of our audited financial statements for the year ended December 31, 2020. Our management has identified the need for stronger controls when assessing the accounting for significant and unusual transactions that involve a high degree of judgment and complexity, along with the need for additional technical U.S. GAAP accounting expertise.

Although our management has taken significant steps to remediate this material weakness, our management can give no assurance yet that all the measures it has taken will on a permanent and sustainable basis remediate the material weakness in our disclosure controls and procedures and internal control over financial reporting or that any other material weaknesses or restatement of financial results will not arise in the future. While we are taking the necessary steps to implement a robust SOX program in order to comply with the requirements of Section 404 of Sarbanes-Oxley Act, if we are not able to implement these requirements in the stipulated timeframe, we will not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence.

As JFI’s main operating subsidiary, Jackson’s inability to pay dividends to JFI or engage in other activities in connection with JFI could negatively impact JFI, which might have additional consequences for Jackson.
JFI is the holding company for all of Jackson’s affiliates and subsidiaries and is a separate legal entity. Dividends, interest payments and other distributions from JFI’s subsidiaries, including Jackson, are the principal sources of cash flow available to JFI to pay principal and interest on its outstanding indebtedness, to pay corporate operating expenses, to pay any stockholder dividends, to repurchase stock and to meet its other obligations. The inability to receive dividends could have a material adverse effect on JFI’s business, financial condition, results of operations and cash flows. Our ability to pay dividends and make other distributions to JFI will further depend on our ability to meet applicable regulatory standards and receive regulatory approvals, which are based in part on the prior year’s statutory income, capital and surplus, and unassigned funds (surplus) and require us to hold a specific amount of minimum reserves in order to meet future obligations on their outstanding policies. Unassigned funds (surplus) represents the undistributed and unappropriated amount of statutory surplus at any balance sheet date (comparable to GAAP retained earnings). These regulations specify that the minimum reserves must be sufficient to meet future obligations, after giving consideration to future required premiums to be received, and are based on, among other things, certain specified mortality tables, interest rates and methods of valuation, which are subject to change. In order to meet our claims-paying obligations, we regularly monitor reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. At times, we may determine that reserves in excess of the minimum are needed to ensure sufficient coverage. Changes in, or reinterpretations of, these regulatory standards could constrain our ability to pay dividends or to advance or repay funds in sufficient amounts necessary to support JFI’s needs, which could have material negative implications for our operations.

Adverse outcomes from the operational risks inherent in our business, and those of our material outsourcing partners, could disrupt our business functions and have a negative impact on our business, financial condition, results of operations and cash flows.

Operational risks are present in our business, including the risk of direct or indirect loss resulting from inadequate or failed internal and external processes, systems or human error, fraud, the effects of natural or man-made catastrophic events (such as natural disasters, pandemics, cyber-attacks, acts of terrorism, civil unrest and other catastrophes) or from other external events. These risks could also adversely impact us through our distribution partners and our partners that provide outsourcing, policy administration, external technology, data hosting and other services. Exposure to such events could impact our operational resilience and ability to perform necessary business functions by disrupting our systems, operations, new business sales and renewals, distribution channels and services to customers, or result in the loss of confidential or proprietary data. Such events, as well as any weaknesses in administration systems (such as those relating to customer records) or actuarial reserving and hedging processes, could also result in increased expenses, as well as legal and regulatory sanctions, decreased profitability, financial loss, adverse changes in policyholder behavior and damage to our reputation and relationship with our customers and business partners.

Our business depends on processing a large number of transactions for numerous and diverse products. The large number of transactions we process makes it highly likely that errors will occasionally occur. We also employ a large number of complex and interconnected information technology and finance systems and models, and user developed applications in our processes. The long-term nature of much of our business also means that accurate records have to be maintained securely for significant time periods. Further, we operate in an extensive and evolving legal and regulatory environment (including in relation to tax) which adds to the complexity of the governance and operation of our business processes and controls. The performance of our core business activities and the uninterrupted availability of services to customers rely significantly on, and require significant investment in, information technology infrastructure and security, system development, data governance and management, compliance and other operational systems, personnel, controls and processes. Our policies and procedures may not be fully effective in identifying, monitoring or mitigating our risk exposure in all market environments or against all types of risk. Many of our methods for managing these risks and exposures are based upon historical statistical models and observed market behavior. Other risk management methods depend on the evaluation of information regarding markets, clients, or other matters publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. As such, we may not be able to predict all future exposures, which could be significantly greater than what historical measures have indicated. This could cause our risk management strategies to be ineffective. During times of significant change, the resilience and operational effectiveness of these systems and processes could be adversely impacted. In particular, we are making increasing use of emerging technological tools and digital services and forming strategic partnerships with third parties to provide these capabilities. A failure to implement appropriate governance and management of the incremental operational risks from emerging technologies could adversely impact our business, financial condition, results of operations and cash flows.

In addition, we rely on the performance and operations of a number of third-party distribution, policy administration, outsourcing (including external technology and data hosting), and service partners. These include back office support functions, such as those relating to information technology infrastructure, development and support, and customer facing operations and services, such as product distribution and services (including through digital channels) and investment operations. This creates reliance upon the resilient operational performance of these partners, and requires the implementation and oversight of policies and procedures to ensure that we are not unduly subjected to reputational, financial or other risks attributable to such third parties. Failure to adequately oversee our third-party partners, or the failure of a partner (or of its information technology and operational systems and processes) could result in significant disruption to business operations and customers and could have adverse reputational, regulatory and legal implications, and thus could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our information technology systems could fail or their security could be compromised, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business depends on the effective operation of our information technology systems. We also have arrangements in place with outside vendors and other service providers through which we share and receive information. We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and distributors, performing actuarial analyses and maintaining financial records. Our information technology systems, and those of our outside vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks, programming errors and disruption from similar events. The failure of these systems for any reason could cause significant interruptions to our operations, make it difficult to recover critical services, damage assets and compromise the integrity and security of data.

We are exposed to the increasing risk of third parties attempting to disrupt the availability, confidentiality and integrity of our information technology systems, which could result in disruption to key operations, making it difficult to recover critical services, damage assets and compromise the integrity and security of data. This could result in loss of trust from our customers, reputational damage and direct or indirect financial loss. The cybersecurity threat continues to evolve globally in sophistication, frequency of attacks and potential significance. Our market profile and growing customer interest in interacting with their financial services providers through the internet and social media could also increase the likelihood of us being a target by cyber criminals. We have been, and likely will continue to be, subject to potential damage from computer viruses, attempts at unauthorized access and cybersecurity attacks such as “denial of service” attacks, phishing, untargeted but sophisticated and automated attacks, and other disruptive software campaigns. Our security measures, including information security policies, administrative, technical and physical controls, employee training and other preventative actions may not fully protect us from such events.

A material failure or breach of our information technology systems, or those of our outside vendors and other service providers, could result in a material adverse effect on our business, financial condition, results of operations and cash flows as well as loss of trust from our customers and employees, reputational damage and potential legal and regulatory liability.

Failure to protect the confidentiality of customer information or proprietary business information could adversely affect our reputation and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business and relationships with customers depend on our ability to maintain the confidentiality of our customers’ proprietary business and confidential information (including customer transactional data and personal information about our distribution partners, customers and our own employees). There is an increasing requirement and expectation that we will hold customer and employee data securely, maintain its ongoing accuracy and use such data in a transparent and appropriate way. The risks of failing to secure data and misusing data are increased by the use of emerging technological tools that increase the volume of data that we collect and process.

Pursuant to federal laws, various federal regulatory and law enforcement agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary significantly from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. The NYSDFS has adopted 23 NYCRR 500 (the “NYSDFS Cybersecurity Regulation”) which requires covered businesses in New York to develop a comprehensive cybersecurity program that aligns to the NIST Cybersecurity Framework and requires adequate risk assessments, enhanced third-party vendor management, development of an incident response plan and data breach notifications within 72 hours. Any compromise of the cybersecurity of our information technology systems or of the third-party vendors’ systems that results in the unauthorized access or disclosure of nonpublic personally identifiable personal or business information could damage our reputation in the marketplace, deter investors from purchasing our products, subject us to civil liability and require us to incur significant technical, legal and other expenses. The NYSDFS has been actively filing enforcement actions and issuing penalties under this law demonstrating the significant risk businesses could face for noncompliance. The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know what information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to us in the United States. Failure to comply with the CCPA could result in regulatory fines, and the law grants a private right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. The National Association of Insurance Commissioners (the “NAIC”) has adopted the Insurance Data Security Model Law which established the standards for data security, investigation, and notification of a breach of data security for insurance companies. An increasing number of state insurance regulatory agencies have adopted a version of the NAIC’s model regulation and now require that affected persons be notified if a security breach results in the disclosure of their personally identifiable information. We also expect that developments in data protection worldwide (such as the implementation of EU General Data Protection Regulation) will increase the financial and reputational implications following a significant breach of our (or our third-party suppliers’) information technology systems. New and currently unforeseeable regulatory issues could also arise from the increased use of emerging technology, data and digital services.

We retain confidential information in our information systems and in cloud-based systems (including customer transactional data and personal information about our distribution partners, customers, and our own employees). We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our information systems, or the cloud-based systems we use, could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. It is possible that an employee, contractor or representative could, intentionally or unintentionally, disclose or misappropriate personal information or other confidential information. Our employees, distribution partners and other vendors use portable computers or mobile devices which could contain similar information to that in our information systems, and these devices have been and could be lost, stolen or damaged. An increasing number of states require that customers be notified if a security breach results in the inappropriate disclosure of personally identifiable customer information. Any compromise of the cybersecurity of our information technology systems that results in the unauthorized disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to civil and criminal liability and require us to incur significant technical, legal and other expenses, any of which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to recruit, motivate and retain key employees and experienced and productive employees could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business depends on our ability to attract, motivate and retain highly skilled, and often highly specialized, technical, investment, actuarial, managerial and executive personnel. For example, we rely upon the knowledge and experience of employees with technical expertise to provide sound operational controls for our overall enterprise, including the accurate and timely preparation of required regulatory filings and U.S. GAAP and statutory financial statements and operation of internal controls. Our success also depends on the continued service of our key senior management team, including executive officers and senior managers. We may not retain these key employees or identify or attract suitable replacements. Our succession plans may not operate effectively, and our compensation plans may not be effective in helping us retain our key employees, the loss of one or more of whom could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Intense competition exists among insurers and other financial services companies for highly skilled and experienced employees. Further, heightened competition for talented and skilled employees in localities in which we operate could limit our ability to grow our business in those localities as quickly as planned. Technological advances could result in increased competition (including from outside the insurance industry) and a failure to be able to attract sufficient numbers of skilled staff.

Misconduct by our employees or business partners could expose us to significant legal liability and reputational harm.

Past or future misconduct by our employees, agents, and intermediaries, representatives of our broker-dealer subsidiary or employees of our distribution partners could result in violations of law, regulatory sanctions and serious reputational or financial harm, and the precautions we take to prevent and detect this activity may not be effective. We employ controls and procedures designed to monitor employees’ business decisions and to prevent us from taking excessive or inappropriate risks, including with respect to information security, but employees may take such risks regardless of such controls and procedures. It is possible that our compensation policies and practices could inadvertently incentivize or fail to dis-incentivize excessive or inappropriate risk taking. If our employees take excessive or inappropriate risks, those risks could harm our reputation, subject us to significant civil or criminal liability and require us to incur significant technical, legal and other expenses. In addition, because our products are distributed through third-party firms, we may not be able to monitor or control the manner of their distribution despite our training and compliance programs. If our products are distributed by such firms in an inappropriate manner, or to customers for whom they are unsuitable, we could suffer reputational and other harm to our business. Actions taken by our employees outside of the scope of their employment and unrelated to our business could cause reputational harm to us.

We could experience difficulty in marketing and distributing products.

We distribute our products through a variety of third-party distribution partners. Our agreements with third-party distributors are subject to termination by either party with or without cause. We periodically renegotiate the terms of these agreements, and such terms may not remain attractive or acceptable to us or such third parties. Our distributors could elect to suspend, alter, reduce or terminate their distribution relationships with us for various reasons, including changes in our distribution strategy, decisions to discontinue a product, failure to create new products, adverse developments in our business, products with features that do not meet minimum thresholds set by the distributor, developments in laws or regulations that affect our business or industry, adverse rating agency actions, or concerns about market-related risks. If certain key distributors were to terminate their relationship with us or reduce the amount of sales which they produce for us, our business, financial condition, results of operations and cash flows could be adversely affected. For the year ended December 31, 2020, our top 30 distribution partners represented approximately 71% of our sales, and our largest distribution partner represented approximately 10% of our sales. We are also at risk that key distribution partners could merge, consolidate, change their business models in ways that affect how our products are sold, or terminate their distribution contracts with us, or that new distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. An increase in bank, wirehouse and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market products through these channels.

Consolidation of distributors or other industry changes could also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us. Also, if we are unsuccessful in attracting and retaining key distribution associates, including wholesalers, our sales could decline. If we are unable to maintain our relationships, our sales of annuities could decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our distributors could also sell our competitors’ products. If our competitors offer products that are more attractive than ours or pay higher commission rates to the distribution partners than we do, these distribution partners could concentrate their efforts in selling our competitors’ products instead of ours.

We face risks arising from acquisitions or other strategic transactions.

We have made acquisitions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions and joint ventures, in the future. We face a number of risks arising from acquisition transactions, including difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing customers of the acquired entities, unforeseen liabilities that arise in connection with the acquired businesses, unfavorable market conditions that could negatively impact our expectations for the acquired businesses, as well as difficulties in integrating and realizing the projected results of acquisitions and managing the litigation and regulatory matters to which acquired entities are party. Furthermore, strategic transactions could require us to increase our leverage or, if we issue shares to fund an acquisition, would dilute the holdings of the existing stockholders. These risks could prevent us from realizing the expected benefits from acquisitions and could result in the impairment of goodwill and other intangible assets recognized at the time of acquisition. In addition, our strategy of complementing our organic growth by exploring opportunities for acquisitions could be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market.

We are exposed to risks related to natural and man-made disasters and catastrophes, diseases, epidemics, pandemics, malicious acts, terrorist acts, civil unrest and climate change.

We are exposed to the risk of catastrophic mortality, such as from a pandemic, civil unrest, an act of terrorism, a natural disaster or other event that causes a large number of deaths or injuries. Pandemics, significant influenza, and other epidemics and outbreaks of disease such as the recent COVID-19 pandemic have occurred a number of times historically, but the likelihood, timing and severity of future events cannot be predicted. Additionally, the impact of climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges, and changes in the frequency of outbreaks of certain diseases.

In the event of a disaster, unanticipated problems with our business continuity plans could cause a material adverse effect on our business, financial condition, results of operations and cash flows, particularly if those problems affect our computer-based data processing, transmission, storage and retrieval systems or destroy valuable data. Our ability to conduct business could be adversely affected by a disruption in the infrastructure that supports our operations and the communities in which they are located. This could include a disruption involving electrical, communications, transportation or other services we use or that third parties with whom we conduct business use. If a disruption occurs in one location and our employees in that location are unable to occupy our offices or communicate with or travel to other locations, our ability to conduct business with and on behalf of our customers could suffer, and we may not be able to successfully implement contingency plans that depend on communication or travel. Our operations require experienced, professional staff, and loss of a substantial number of such persons or an inability to provide properly equipped places for them to work, by disrupting our operations, could adversely affect our business, financial condition, results of operations and cash flows.

In addition, if a disaster or disruption causes capital markets or derivatives markets to remain closed for a prolonged period of time, we could be unable to access liquidity or execute required rebalancing of our derivatives positions. These events could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Lastly, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. As a result, our ability to write new business could also be affected. These events could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, business interruption, casualty, cybersecurity and other types of insurance, but such insurance may not cover all risks associated with the operation of our business. Our coverage is subject to exclusions and limitations, including higher self-insured retentions or deductibles and maximum limits and liabilities covered. In addition, from time to time, various types of insurance may not be available on commercially acceptable terms or, in some cases, at all. We are potentially at additional risk if one or more of our insurance carriers fail. Additionally, severe disruptions in the domestic and global financial markets could adversely impact the ratings and survival of some insurers. Future downgrades in the ratings of enough insurers could adversely impact both the availability of appropriate insurance coverage and its cost. In the future, we may not be able to obtain coverage at current levels without a significant increase in premium, if at all. Certain claims may not be covered by our insurance policies or, if covered, could exceed the limits of available insurance coverage. In addition, our insurers may not remain solvent or may not fulfill their obligations.

Changes in accounting standards could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our consolidated financial statements are prepared in accordance with U.S. GAAP, the principles of which are revised from time to time. Accordingly, from time to time, we will be required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”). FASB has issued several accounting standards updates which have resulted in significant changes in U.S. GAAP, including how we account for our financial instruments and how our financial statements are presented. Changes to U.S. GAAP could affect the way we account for and report significant areas of our business, impose special demands on us in the areas of governance, employee training, internal controls and disclosure and affect how we manage our business. In August 2018, the FASB issued ASU 2018-12, Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, which applies to all insurance entities that issue long-duration contracts and revises elements of the measurement models for traditional nonparticipating long-duration and limited payment insurance liabilities and recognition and modifies the amortization model for DAC for most long duration contracts. The new accounting standard also requires product features that have other-than-nominal credit risk, or market risk benefits, to be measured at fair value. In November 2019, ASU 2019-09 was issued which modified ASU 2018-12 to be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. We are currently evaluating the impact that the adoption of this guidance will have on our consolidated financial statements. At current market interest rate levels, ASU 2018-12 and ASU 2019-09 could ultimately result in a material decrease in our stockholder’s equity, which could cause a material adverse effect on our leverage ratios and other rating agency metrics and could consequently adversely impact our financial strength ratings and our ability to incur new indebtedness or refinance our existing indebtedness. In addition, ASU 2018-12 and ASU 2019-09 could also result in increased market sensitivity of our financial statements and results of operations.

We are also subject to statutory accounting practices prescribed or permitted by our state of domicile. Any changes in the method of calculating reserves for our products under SAP could result in increased reserve requirements. The NAIC adopted an updated framework for the statutory accounting and capital requirements for variable annuities in the summer of 2018 titled Valuation Manual Minimum Standards No. VM-21: Requirements for Principle-Based Reserves for Variable Annuities (“VM-21”). The NAIC guidance had an effective date of January 2020 for the new framework, with early adoption permitted. We early adopted the new framework in the period ending December 31, 2019. The new framework has resulted in substantial changes in reserves, statutory surplus and capital requirements as reported in the statutory basis financial statements for those periods. During 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the early adoption of VM-21. The adjustment resulting from this correction and related modeling changes reduced our RBC ratio by 80 percentage points. We determined this adjustment to be a correction of an error that was not material to the current year or the 2019 statutory annual financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.” Further changes to this guidance (such as those resulting from the work currently underway by the Life Actuarial (A) Task Force to find a suitable replacement for the Economic Scenario Generators developed by the American Academy of Actuaries (“Academy”)) or movements in economic inputs, such as interest rates, under this framework could impact the volatility of our statutory surplus and required capital. The Economic Scenario Generators developed by the Academy are prescribed by the NAIC for use by the life insurance industry in calculations of life and annuity statutory reserves and statutory capital. Beginning in early 2017, the Academy notified the NAIC’s Life Actuarial (A) Task Force that it did not have the resources to maintain the Economic Scenario Generators, except in their current form, and that a suitable replacement should be found. As a result, in October 2020, the NAIC selected Conning, Inc. (“Conning”), a global software and professional services firm, to provide an Economic Scenario Generators software platform for use in calculations of life and annuity reserves and capital under the NAIC risk-based capital requirements. Conning is expected to provide the NAIC with updated real-world scenarios modeling interest rates, equities and other economic factors, and provide full documentation and training materials for regulators and insurers. Based on currently available information, the potential impact of any revisions to the Economic Scenario Generators is unclear at present. In the event that these potential Economic Scenario Generators changes are significant, there could be a material impact on the level and volatility of our statutory surplus and required statutory capital.

Our parent company, JFI, expects to incur indebtedness in connection with the Recapitalization, which will increase its costs, and the degree to which JFI will be leveraged could cause a material adverse effect on its business, financial condition, results of operations and cash flows.

As of June 30, 2021, on a pro forma basis giving effect to the Recapitalization, JFI would have had $2.7 billion of indebtedness, representing a total financial leverage ratio of approximately 24%. JFI has historically relied upon Prudential for financing and for other financial support functions. With the Demerger now complete, JFI will not be able to rely on Prudential’s earnings, assets or cash flows, and JFI will be responsible for servicing its own indebtedness, obtaining and maintaining sufficient working capital and paying any dividends to its stockholders. In addition, despite JFI's indebtedness levels, it may be able to incur substantially more indebtedness under the terms of its debt agreements. Any such incurrence of additional indebtedness would increase the risks created by the level of indebtedness.

JFI's ability to make payments on and to refinance its indebtedness, including the debt outstanding or incurred prior to the completion of the Demerger as well as any future indebtedness that JFI may incur, will depend on its ability to generate cash in the future from operations, financing or asset sales. JFI's ability to generate cash to meet its debt obligations in the future is sensitive to capital market returns and interest rates, primarily due to our variable annuity business.

On February 22, 2021, JFI and a syndicate of banks entered into a credit agreement consisting of a $1.0 billion Revolving Facility, and a credit agreement consisting of a $1.7 billion senior unsecured delayed draw term loan facility that matures in February 2022 and a $1.0 billion senior unsecured delayed draw term loan facility that matures in February 2023. On July 19, 2021, JFI and such banks entered into amendments to such credit agreements in order to (i) extend the period during which JFI was permitted to draw under the Credit Facilities from the date that was the six-month anniversary of JFI's entry into the credit agreements to the date that was the nine-month anniversary of JFI's entry into the credit agreements, (ii) extend the maturity date of the 2022 DDTL Facility from February 2022 to May 2022 and (iii) amend the definition used to calculate JFI's adjusted consolidated net worth to reflect certain changes in JFI's restated audited financial statements included in the Form 10. When referring to the Credit Facilities, the associated credit agreements and the terms and conditions thereof, in each case in this report, we are referring to the Credit Facilities, the credit agreements and their terms and conditions as amended by the amendments entered into on July 19, 2021.

The credit agreements for the Credit Facilities contain a number of customary representations and warranties, affirmative and negative covenants and events of default (including a change of control provision). Such covenants, among other things, restrict, subject to certain exceptions, JFI's ability to pay dividends and distributions or repurchase common shares if a default or event of default has occurred and is continuing (with such negative covenant dropping away if JFI's long term unsecured senior, non-credit enhanced, debt ratings are either (x) BBB+ or better from S&P or (y) Baa1 or better from Moody’s), incur additional indebtedness, create liens on JFI's or its subsidiaries’ assets and make fundamental changes. The credit agreements for the Credit Facilities contain financial maintenance covenants, including a minimum adjusted consolidated net worth test of no less than 70% of JFI's adjusted consolidated net worth as of the date of the Demerger (taking into account 50% of the proceeds of any additional equity issuances) and a maximum consolidated indebtedness to total capitalization ratio test not to exceed 35%. The credit agreement for the DDTL Facilities also contains a covenant that requires JFI maintain minimum long term unsecured senior, non-credit enhanced, debt ratings of at least (x) BBB- from S&P and (y) Baa3 from Moody’s.

The Revolving Facility provides for borrowings to be available for working capital and other general corporate purposes under aggregate commitments of $1.0 billion, with a sub-limit of $500 million available for letters of credit. The Revolving Facility further provides for the ability to request, subject to customary terms and conditions, an increase in commitments thereunder by an additional $500 million. Commitments under the Revolving Facility terminate on February 22, 2024.

On September 10, 2021, JFI borrowed an aggregate principal amount of $2.35 billion as follows: $1.6 billion under the 2022 DDTL Facility and $750 million under the 2023 DDTL Facility. JFI has contributed a majority of the proceeds from the borrowings under the DDTL Facilities to Jackson. With respect to the remaining amount of proceeds from the borrowings under the DDTL Facilities, JFI intends to (i) establish a minimum liquidity buffer of at least $250.0 million at JFI, and (ii) retain the balance of the proceeds of approximately $575.0 million at JFI. With respect to items (i) and (ii), such amounts are expected to be used for general corporate purposes, including interest payments and debt repayment, holding company operating expenses, payment of dividends and other distributions to stockholders, which may include stock repurchases, and capital contributions, if needed, to JFI's insurance company subsidiaries.

Overall, JFI's ability to generate cash is subject to general economic, financial market, competitive, legislative, regulatory, client behavior and other factors that are beyond our control. JFI may not generate sufficient funds to service its debt and meet its business needs, such as funding working capital or the expansion of its operations. If JFI is not able to repay or refinance its debt as it becomes due, JFI could be forced to take unfavorable actions, including significant business and legal entity restructuring, limited new business investment, selling assets or dedicating an unsustainable level of its cash flow from operations to the payment of principal and interest on its indebtedness. In addition, JFI's ability to withstand competitive pressures and to react to changes in its industry could be impaired. In the event JFI defaults, the lenders who hold its debt could also accelerate amounts due, which could potentially trigger a default or acceleration of the maturity of its other debt.

In addition, the level of JFI's indebtedness could put us at a competitive disadvantage compared to its competitors that are less leveraged than JFI. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. The level of JFI's indebtedness could also impede its ability to withstand downturns in the industry or the economy in general.

JFI's failure to comply with negative covenants contained in its current or future credit facilities or agreements could trigger prepayment obligations, which could materially adversely affect our business, results of operations and financial condition.

JFI's Revolving Facility and DDTL Term Facilities require it to comply with certain covenants, including requirements that it maintain an adjusted consolidated net worth determined in accordance with U.S. GAAP of no less than 70% of its net worth as of the last day of the fiscal quarter ended immediately prior to the date of the Demerger, and that its ratio of consolidated total indebtedness to consolidated total capitalization does not exceed 0.35 to 1.00. Its failure to comply with these covenants could result in an event of default which, if not cured or waived within any applicable grace period, could result in the acceleration of amounts outstanding under the Revolving Facility and of the DDTL Term Facilities. In addition, if JFI defaults on any other outstanding indebtedness with a principal amount of not less than $150 million, or any swap contract, it will also be in default under the Revolving Facility and on the DDTL Term Facilities. Any such default, and any resulting acceleration of outstanding indebtedness, would have a material adverse effect on JFI's business, financial condition, results of operations and cash flows, which could have a material adverse impact on Jackson.

Volatility in the trading of JFI's stock may have negative consequences for Jackson.

Effective September 13, 2021, JFI was demerged from its former ultimate parent company, Prudential plc. When issued trading of JFI (symbol JXN) began on September 1, 2021 and regular way trading began on September 20, 2021. In addition to the factors generally affecting stock prices - such as operating performance, conditions in the capital markets or general economy, significant business events, and changes in law - there are several specific factors that may contribute to fluctuation in JFI stock:

• A significant percentage of Prudential plc shareholders who received JFI stock are not U.S. residents and may not be able to or want to hold share of U.S. listed companies.

• Prudential plc, which held 19.9% of outstanding shares at demerger, has indicated an intention to monetize a portion of its retained shares of Class A common stock for cash proceeds within 12 months following the completion of the demerger, such that Prudential expects to own less than 10% of the total combined voting power of JFI's common stock at the end of such period.

Fluctuation or volatility that results from these general or specific factors may create adverse outcomes for JFI which could impair its ability to raise capital, limit its ability to motivate employees and sales representatives through equity incentive awards, and could have reputational impacts for JFI and Jackson. Also, the situation could impact JFI's ability to provide financial support to Jackson.

JFI’s ability to refinance all or a portion its indebtedness or obtain additional financing depends on factors outside its control, which could have an impact on our operations.

The maturity date of the 364-Day DDTL Term Facility is February 22, 2022, and the maturity date of the 2-Year DDTL Term Facility is February 22, 2023. JFI may be unable to refinance its indebtedness, at maturity or otherwise, on acceptable terms acceptable or at all. Market disruptions, such as those experienced in 2008, 2009 and March 2020, as well as JFI’s indebtedness levels, may increase its cost of borrowing or adversely affect its ability to refinance its obligations as they become due. If JFI is unable to refinance its indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, its ability to meet its short-term and long-term obligations could be adversely affected, which would have a material adverse effect on its business, financial condition, results of operations and cash flows. This situation could materially impact Jackson and its business operations.

Changes in the method for determining the London Interbank Offered Rate (“LIBOR”) and the upcoming phasing out of LIBOR and uncertainty related to LIBOR replacement rates could affect our cost of capital and net investment income.

In July 2017, the United Kingdom’s Financial Conduct Authority, the governing body responsible for regulating LIBOR, announced that it will no longer compel or persuade financial institutions and panel banks to submit rates for the calculation of LIBOR after 2021. This decision is expected to result in the discontinuance of the use of LIBOR as a reference rate for derivatives contracts, commercial loans and other indebtedness. The Alternate Reference Rate Committee, convened by the Board of Governors of the Federal Reserve System and the New York Federal Reserve Bank, has endorsed the Secured Overnight Financing Rate (“SOFR”) as its preferred replacement benchmark for U.S. dollar LIBOR. SOFR is calculated and published by the New York Federal Reserve Bank and reflects the combination of three overnight U.S. Treasury Repo Rates. On November 30, 2020, the administrator of LIBOR announced that only the one week and two-month U.S. dollar LIBOR settings would cease publication on December 31, 2020, while the remaining tenors will continue to be published through June 30, 2023. Regulators in the U.S. and globally have continued to push for market participants to transition away from the use of LIBOR and have urged market participants to not enter into new contracts that reference U.S. dollar LIBOR after December 31, 2021.

We anticipate a valuation risk around the potential discontinuation event as well as potential risks relating to the hedging of interest-rate risk. The International Swaps and Derivatives Association (“ISDA”) has developed adjustment mechanics for use by swap counterparties entering into SOFR-based derivatives to allow for use of a rate that is compounded in arrears and a spread adjustment to better align with LIBOR. The aim of these mechanics is to provide counterparties with an adjusted rate more akin to LIBOR. To the extent that the adjustments recommended by ISDA are adopted by swap dealers and are different from the rates or adjustment mechanics used in fixed maturity securities and other debt securities we invest in or issue, we may not be able to appropriately hedge our exposure and we could experience losses.

Additionally, the elimination of LIBOR or changes to other reference rates or any other changes or reforms to the determination or supervision of reference rates could adversely affect the amount of interest payable or interest receivable on certain of our investments. These changes could also impact the market liquidity and market value of these investments.

Our Revolving Credit Facilities and DDTL Term Facilities provide that interest may be based on LIBOR and provide for the use of an alternate rate to LIBOR in the event LIBOR is phased-out; however, uncertainty remains as to any such replacement rate and any such replacement rate may be higher or lower than LIBOR may have been.

It is currently not possible to predict what rate or rates will become accepted alternatives to LIBOR or the effect of any such alternatives on the value of LIBOR-linked securities. Any changes to LIBOR or any alternative rate, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have an adverse effect on the value of investments in our investment portfolio, derivatives we use for hedging, or other indebtedness, securities or commercial contracts.

Our historical consolidated financial data are not necessarily a reliable indicator of our future results.

Our historical consolidated financial data included in this prospectus do not necessarily reflect the financial condition, results of operations or cash flows we will achieve in the future. For example, we anticipate adjusting our capital structure to more closely align with peer U.S. public companies. In addition, as a result of the Athene Reinsurance Transaction, we expect the amount of income generated by our in-force fixed annuities and fixed index annuities business to decline significantly. As a result of these matters, among others, it may be difficult to compare our future results to historical results or to evaluate our relative performance or trends in our business.

Risks Relating to Credit, Counterparties and Investments

We are exposed to the risk of deterioration of the credit quality of, and defaults on, the securities and loans in our investment portfolio, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to the risk that the issuers of our fixed maturity securities and other debt securities and borrowers on our commercial mortgages will default on principal and interest payments or be unable or unwilling to pay us in a timely manner, if at all, due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. The occurrence of a major economic downturn, acts of corporate malfeasance, widening credit risk spreads or other events that adversely affect the issuers or guarantors of securities we own or the underlying collateral of structured securities we own could cause the estimated fair value of our fixed maturity securities portfolio and corresponding earnings to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. Defaults by such issuers and borrowers in the payment or performance of their obligations could reduce our investment income and investment gains or result in investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the expectations for repayment of the cash flows agreed under the obligation. Issuers of the fixed maturity securities that we own could experience performance deterioration that trigger rating agency downgrades. Even if the issuers have not defaulted on principal and interest payments with respect to these securities, we could still be required by regulators and rating agencies to hold more capital in support of these investments. As a result, we could experience a higher cost of capital and potential constraints on our ability to grow our business and maintain our own ratings.

The mortgage loans in our investment portfolio, which are collateralized by commercial properties, are subject to default risk. As of June 30, 2021, we held mortgage loans collateralized by commercial properties of $11.1 billion. The carrying value of our commercial mortgage loans is stated at the aggregate unpaid principal balance of such loans, net of unamortized discounts and premiums, impairments and an allowance for expected credit losses. As required by accounting standards, we assess our commercial mortgage loan portfolio for current expected credit losses. In determining our estimate for losses, we evaluate loans to determine expected losses over the lifetime of the loans using a combination of macroeconomic assumptions and our own historical loss experience for similar cohorts of loans. This review contemplates a variety of factors which include, but are not limited to, current economic conditions, cross-collateralization, the physical condition of the property, the financial condition of the borrower, and the near and long-term prospects for change in these conditions, in addition to our historical experience for similar loans. Changes in the estimate for credit losses are recorded in income on a U.S. GAAP basis. For SAP, we assess the portfolio for impairments and allowances for loan losses on specific investments, which are based on loan risk characteristics, historical default rates and loss severities, real estate market fundamentals, such as property prices and unemployment, and economic outlooks, as well as other relevant factors (for example, local economic conditions). Impairment charges recognized are recorded initially against the established loan loss allowance and, if necessary, any additional amounts are recorded as realized losses. We may place loans on non-accrual status. In this case, all cash received is applied against the carrying value of the loan as we deem necessary based on cash flow expectations and other factors.

Further, any geographic or property type concentration of our mortgage loans could have adverse effects on our investment portfolio and consequently on our business, financial condition, results of operations and cash flows. Events or developments that have a negative effect on any particular geographic region or sector could have a greater adverse effect on our investment portfolio to the extent that the portfolio is concentrated. Moreover, our ability to sell certain assets could be limited if other market participants are seeking to sell similar or related assets at the same time.

Deterioration in the credit quality of the fixed maturity securities and other debt securities and commercial mortgages in our investment portfolio, or an increase in the default rate of our mortgage loan investments caused by worsening economic conditions or otherwise, could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our use of financial derivative transactions to hedge risks associated with our operations exposes us to counterparty credit risk and could adversely affect our business, financial condition, results of operations and cash flows.

We utilize derivatives primarily as part of our variable and fixed index annuity financial risk management strategy, principally to manage the inherent equity market and interest rate risk associated with the optional guarantee benefits embedded in those products. Derivative contracts, primarily composed of futures and options on equity indices and interest rates, are an essential part of our program and are selected to provide a measure of economic protection. These transactions are designed to manage the risk of a change in the value, yield, price, cash flows or degree of exposure with respect to assets, liabilities or future cash flows which we have acquired or incurred. As of June 30, 2021, notional amounts on our derivative instruments totaled $83.3 billion. For additional detail regarding notional amounts on our derivative instruments. We manage the potential credit exposure for derivative contracts through evaluation of the credit worthiness of counterparties, the use of ISDA and collateral agreements, and master netting agreements. While there were no charges due to nonperformance by derivative counterparties in the six months ended June 30, 2021, or in the years ended December 31, 2020, 2019 and 2018, if our counterparties fail or refuse to honor their obligations under the derivative contracts, we may not be able to realize the full market value of the derivatives if that value exceeds the amount of collateral held at the time of failure. Any such failure or refusal could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our transactions with financial and other institutions generally specify the circumstances under which either party is required to pledge collateral related to any change in the market value of the derivatives contracts. The amount of collateral, or variation margin, we are required to post under these agreements could increase under certain circumstances, which could adversely affect our liquidity. We invest on a short-term basis the cash collateral pledged to us by our derivative counterparties in unsecured money market and prime funds, which exposes us to the credit risk of the financial institutions where we invest funds received as collateral. Additionally, the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and other regulations could increase the need for liquidity and for the amount of collateral assets in excess of current levels, further exacerbating these risks.

In a period of market or credit stress, derivative counterparties take a more conservative view of their acceptable credit exposure to us, resulting in reduced capacity to execute derivative-based hedges when we need it most. Similarly, a downgrade in our credit ratings could cause counterparties to limit or reduce their exposure to us and thus reduce our ability to manage our market risk exposures effectively during times of market stress.

Our use of reinsurance to mitigate a portion of the risks that we face exposes us to counterparty credit risk and could adversely affect our business, financial condition, results of operations and cash flows.

We use reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks, in certain of our annuities with regard to the GMIB features, and the in-force fixed annuities and fixed index annuities ceded to Athene. Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject. As of June 30, 2021, we have ceded approximately $30.3 billion of U.S. GAAP liabilities to third parties for reinsurance protection. Of this amount, $27.0 billion represents the in-force fixed annuities and fixed index annuities that we wrote and ceded to Athene in June 2020 on a funds withheld coinsurance basis, and the remainder primarily relates to a closed block of corporate-owned life insurance ceded to Swiss Re in 2012 on a funds withheld coinsurance basis.

We remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that a reinsurer is unable or unwilling to pay or reimburse claims at the time demand is made. The collectability of reinsurance is largely a function of the solvency of the individual reinsurers. We perform periodic credit reviews on our reinsurers, focusing on, among other things, credit ratings, financial capacity, regulatory capital requirements, stability, trends and commitments to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdiction. Despite these measures, the inability or unwillingness of a reinsurer to meet its obligations to us, or the inability to collect under our reinsurance treaties for any other reason, could cause a material adverse impact on our business, financial condition, results of operations and cash flows. For example, to support its obligations under the reinsurance agreements, Athene procured $1.2 billion in letters of credit for our benefit and established a trust account for our benefit funded with assets with a book value of approximately $69.5 million as of June 30, 2021 . However, it is possible that such collateral could be insufficient to meet statutory reserve requirements or other financial needs in the event of any default or recapture event. In connection with the Athene Reinsurance Transaction, Apollo Insurance Solutions, an affiliate of Athene, manages all of the assets held in the related funds withheld account. Since this arrangement with Athene involves reinsurance of substantially all of our in-force fixed annuities and fixed index annuities, it covers a larger volume of business than would a traditional reinsurance agreement, thereby exposing us to a large concentration of credit risk with respect to Athene.

The difficulties faced by other financial institutions could adversely affect us.

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, with respect to credit transactions in which we acquire a security interest in collateral owned by the borrower, our credit risk could be exacerbated when the collateral cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. We also have exposure to financial institutions in the form of unsecured debt instruments, derivative transactions, reinsurance and underwriting arrangements, unsecured money market and prime funds and equity investments. Losses or impairments to the carrying value of these assets could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, an insolvency of, or the appointment of a receiver to rehabilitate or liquidate, a significant competitor could negatively impact our business if such appointment were to impact consumer confidence in our products and services.

Failures elsewhere in the insurance industry could obligate us to pay assessments through state insurance guaranty associations.

Most of the jurisdictions in which we transact business require life insurers doing business within the jurisdiction to participate in guaranty associations. These associations are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers, or those that could become impaired, insolvent or fail, for example, following the occurrence of one or more catastrophic events. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which an impaired, insolvent or failed insurer is engaged. In addition, certain states have government owned or controlled organizations providing life insurance to their residents. The activities of such organizations could also place additional stress on the adequacy of guaranty fund assessments. Many of these organizations also have the power to levy assessments similar to those of the guaranty associations described above. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. It is possible that a large catastrophic event could render such guaranty funds inadequate and we could be called upon to contribute additional amounts, which could have a material impact on our business, financial condition, results of operations and cash flows. We have established reserves for guaranty fund assessments that we consider adequate, but additional reserves may be necessary.

For purposes of guaranty association assessments, long-term care insurance is typically classified as a health insurance product. Following the March 2017 liquidation of Penn Treaty Network America Insurance Co. and American Network Insurance Co., both of which were Pennsylvania-domiciled life insurance companies that sold long-term care insurance policies, there have been proposals to expand the assessment base for long-term care insurer insolvencies by requiring life and health insurers to contribute to potential long-term care insurer insolvencies. In December 2017, the NAIC adopted amendments to the Life and Health Insurance Guaranty Association Model Act to provide a fifty-fifty split between life and health insurers for future long-term care insolvencies. Several states are now considering, or have adopted, legislation to codify the NAIC changes into law, and more states are expected to propose legislation. If these changes become law, future assessments against our life business could increase. We cannot predict whether the revisions to the model law or other proposals will be implemented or, if implemented, what impact they will have on assessments we pay or our business.

We are subject to liquidity risks associated with sourcing a large concentration of our funding from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

We use institutional funding agreements originating from FHLBI, which from time to time serve as a significant source of our liquidity. As of June 30, 2021, we had issued $1.5 billion of non-putable funding agreements in exchange for eligible collateral, mostly in the form of commercial mortgage backed securities and commercial mortgage loans. Additionally, we also use short-term agreements with the FHLBI to meet near-term liquidity needs, augmenting our repurchase agreement capacity from other counterparties. If the FHLBI were to change its definition of eligible collateral, we could be required to post additional amounts of collateral in the form of cash or other assets. Additionally, we could be required to find other sources to replace this funding if we lose access to FHLBI. This could occur if our creditworthiness falls below the FHLBI’s requirements or if legislative or other political actions cause changes to the FHLBI’s mandate or to the eligibility of life insurance companies to be members of the FHLBI system.

Some of our investments are relatively illiquid and could be difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.

We hold certain investments that are relatively illiquid, such as privately placed fixed maturity securities, mortgage loans, certain asset backed securities and alternative investments. Collectively, investments in these assets had a fair value of $18.5 billion as of June 30, 2021. In the past, even some of our very high quality investments experienced reduced liquidity during periods of market volatility or disruption. If we were required to liquidate these investments on short notice, we could have difficulty doing so and could be forced to sell them for less than we otherwise would have been able to realize. The reported values of our relatively illiquid types of investments do not necessarily reflect the current market price for the asset. If we are forced to sell certain of our assets on short notice, we could be unable to sell them for the prices at which we have recorded them, and we could be forced to sell them at significantly lower prices, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our participation in a securities lending program and a repurchase program subjects us to potential liquidity and other risks.

We participate in a securities lending program whereby securities are loaned to third-party borrowers, primarily major brokerage firms and commercial banks. We generally obtain cash collateral in an amount based upon the estimated fair value of the loaned securities, which is typically invested in high quality mutual fund investments. A return of loaned securities by a borrower requires us to liquidate the investments held as collateral and return the cash collateral associated with such loaned securities.

We also participate in a repurchase program for our investment portfolio whereby we sell fixed income securities to third-party repurchase counterparties, primarily major brokerage firms and commercial banks, with a concurrent agreement to repurchase those same securities at a predetermined future date. At all times during the term of the repurchase agreements, collateral is maintained at a level that is sufficient to allow the counterparty to fund substantially all of the cost of purchasing replacement assets. Our repurchase agreements are generally short term and the cash proceeds received under the repurchase program are typically used for operating purposes and cannot be returned prior to the scheduled repurchase date; however, market conditions on the repurchase date could limit our ability to enter into new agreements. The repurchase of securities or our inability to enter into new repurchase agreements would require us to return the cash collateral proceeds associated with such transactions on the repurchase or maturity date.

For securities lending transactions, in some cases, the redemption of the securities held as invested collateral (i.e., securities that we have purchased with cash collateral received) could have an estimated fair value below the amount of cash received as collateral and invested. For repurchase agreements, if we are required to return significant amounts of cash collateral and are forced to sell securities to meet the return obligation, we could have difficulty selling securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. In addition, under adverse capital market and economic conditions, liquidity could broadly deteriorate, which would further restrict our ability to sell securities and require us to provide additional collateral and sell securities for less than the price at which we recorded them, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The failure to understand and respond effectively to the risks associated with climate change could adversely affect our achievement of our long-term strategy.

Climate change could pose a systemic risk to the financial system. Climate change could increase the frequency and severity of weather related disasters and pandemics. Efforts to reduce greenhouse gas emissions and limit global warming could impact global investment asset valuations. There is also a risk that some asset sectors could face significantly higher costs and a disorderly adjustment to asset values leading to an adverse impact on the value and future performance of investment assets as a result of climate change and regulatory or other responses. Climate change could also impact other counterparties, including reinsurers and derivatives counterparties. A failure to identify and address these issues could cause a material adverse effect on the achievement of our strategies.

Risks Relating to the Products We Offer and Product Distribution

Our annuities contain many features and options. Failure to accurately describe the features and options or to administer features and options consistent with their descriptions could adversely impact our business, financial condition, results of operations and cash flows.

Our annuities contain many options and features, and we rely on third-party distributors to describe and explain our products to investors and our customers. There is a risk that we or our distributors fail to fully and accurately describe every option and feature in contracts, forms, regulatory filings, marketing literature, and other written descriptions. Further, the intentional or unintentional misrepresentation of our products in advertising materials or other external communications, or inappropriate activities by our personnel or third-party distributors, could adversely affect our reputation and business, as well as lead to potential regulatory actions or litigation.

Additionally, U.S. federal income tax law imposes requirements relating to annuity and insurance product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code of 1986, as amended (the “Code”). State and federal securities and insurance laws also impose requirements relating to annuity and insurance product design, offering and distribution, and administration. Failure to administer product features in accordance with applicable law, or to meet any of these complex tax, securities or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, litigation, harm to our reputation or interruption of our operations. If this were to occur, it could adversely impact our business, financial condition, results of operations and cash flows.

Optional guarantee benefits within certain of our annuities could decrease our earnings, decrease our capitalization, increase the volatility of our results, result in higher risk management costs and expose us to increased counterparty risk.

Certain of the annuities we offer, certain in-force annuities we offered historically, and certain annuity risks we assumed historically through reinsurance, include optional guarantee benefits. As of June 30, 2021, 74% of our in-force annuity policies, by account value gross of reinsurance, included optional guarantee benefits . Optional guarantee benefits are designed to offer protection to customers against changes in equity markets and interest rates. The value of these guarantees is affected by market factors (such as interest rates, equity values, bond spreads and realized volatility) and customer behavior. Changes in markets could result in the requirement to hold additional reserves with respect to these products, which could negatively impact our liquidity or require us to raise additional capital. An increase in these liabilities would result in a decrease in our net income and depending on the magnitude of any such increase, could cause a material adverse effect on our financial condition, including our capitalization, as well as the financial strength and credit ratings which are necessary to support our product sales.

Additionally, we make assumptions regarding customer behavior at the time of pricing and in selecting and using the optional guarantee benefits within our products. An increase in the valuation of the liability related to these optional guarantee benefits could result to the extent emerging and actual experience deviates from these customer option use assumptions. Annually, or as circumstances warrant, we conduct a comprehensive review of our actuarial assumptions, including those assumptions relating to customer behavior, and update assumptions when appropriate. If we update our assumptions based on our actuarial assumption review in future years, we could be required to increase the liabilities we record for future policy benefits and claims to a level that causes a material adverse effect on our business, financial condition, results of operations and cash flows which, in certain circumstances, could impair our solvency. In addition, we have in the past updated our assumptions on customer behavior, which has negatively impacted our net income, and we could be required to implement further updates in the future.

In addition, derivative instruments may not effectively offset the costs of optional guarantee benefits or may otherwise be insufficient in relation to our obligations. Periods of significant and sustained downturns in securities markets, increased equity volatility, reduced interest rates, or deviations in expected customer behavior could increase the cost of executing hedges beyond what was anticipated in the pricing of the products being hedged and could produce economic losses not addressed by the risk management techniques employed. The manner in which we hedge optional guarantee benefits of our annuities could cause significant variability in our U.S. GAAP accounting results and could have adverse impacts on our level of statutory capital and the RBC ratios. These factors, individually or collectively, could cause a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability to receive dividends from our insurance operating companies.

Our reinsurance and hedging programs could be inadequate to protect us against the full extent of the exposure or losses we seek to mitigate.

We employ various strategies, including hedging and reinsurance, with the objective of mitigating risks inherent in our business and operations. These risks include current or future changes in the fair value of our assets and liabilities, current or future changes in cash flows, the effect of interest rates, equity markets and credit spread changes, the occurrence of credit defaults and changes in mortality and longevity. We seek to manage these risks by, among other things, entering into reinsurance contracts and through our hedging program. Developing an effective strategy for dealing with these risks is complex and involves the exercise of significant subjective and complex judgments, and no strategy will completely insulate us from such risks.

Reinsurance. We use reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks, in certain of our annuities with regard to a portion of the GMIB features, and the in-force fixed annuities and fixed index annuities ceded to Athene. Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject. As of June 30, 2021, we have ceded approximately $30.3 billion of life and annuity reserves to third parties for reinsurance protection. Of this amount, $27.0 billion represents the in-force fixed annuities and fixed index annuities that we wrote and ceded to Athene in June 2020 on a funds withheld coinsurance basis, and the remainder primarily relates to a closed block of corporate-owned life insurance ceded to Swiss Re in 2012 on a funds withheld coinsurance basis . We remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that a reinsurer is unable or unwilling to pay or reimburse claims at the time demand is made. If a reinsurer is unable or unwilling to pay or reimburse claims, which could result in our recapturing of the business, and which could result in a need to maintain additional reserves, reduce reinsurance receivables and expose us to additional risks. The collectability of reinsurance is largely a function of the solvency of the individual reinsurers.

The premium rates and other fees that we charge are based, in part, on the assumption that reinsurance will be available at a certain cost. Some of our reinsurance contracts contain provisions that limit the reinsurer’s ability to adjust terms on in-force business; however, some do not. If a reinsurer adjusts the terms with respect to a block of in-force business, we may not be able to pass increased costs on to our customers and our profitability will be negatively impacted. Additionally, such a rate increase could result in our recapturing of the business, which could result in a need to maintain additional reserves, reduce reinsurance receivables and expose us to greater risks. In addition, market conditions beyond our control determine the availability and cost of reinsurance for new business and could negatively impact our competitive position.

In addition, if a reinsurer does not have certified reinsurer status, or if a currently certified reinsurer loses that status, in any state where we are licensed to do business, we are not entitled to take credit for reinsurance in that state if the reinsurer does not post sufficient qualifying collateral. In this event, we would be required to establish additional statutory reserves and statutory required capital. Similarly, the credit for reinsurance taken under reinsurance agreements with non-certified reinsurers, under certain conditions, depends on the non-certified reinsurer’s ability to obtain and provide sufficient qualifying assets in a qualifying trust or qualifying letter of credit issued by qualifying lending banks. If non-certified reinsurers that reinsure business are unsuccessful in obtaining sources of qualifying reinsurance collateral, we might not be able to obtain full statutory reserve credit. Loss of reserve credit by an insurance subsidiary would require it to establish additional statutory reserves and would result in a decrease in the level of its capital, which could have a material adverse effect on our profitability, financial condition, results of operations and cash flows.

No assurances can be made that reinsurance will remain continuously available to us to the same extent and on the same terms as are currently available. If we were unable to purchase new reinsurance protection in amounts that we consider sufficient and at prices that we consider acceptable, we would have to accept an increase in our net liability exposure or a decrease in our statutory surplus, reduce the amount of business we write or develop other alternatives to reinsurance, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Hedging Programs. We utilize derivatives to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks and specific features of our variable annuities. Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. In certain cases, however, we may not be able to apply these techniques to effectively hedge these risks because the derivatives markets in question may not be of sufficient size or liquidity, an operational error in the application of our hedging strategy could occur, or for other reasons. For example, if levels of volatility in the equity and interest rate markets significantly exceed our assumptions or there are significant deviations between actual and assumed surrender and withdrawal rates, it is possible that our revenues will not be sufficient to fund the annual index credits on our fixed index annuities and the value of contract investments will be less than the value of benefits guaranteed on certain of our annuities. The balance among the three objectives of our hedging program may shift over time based on our capital position, market conditions and other needs of the business. For example, in 2020 our total level of hedging was higher as a result of our level of capital and our focus on protecting statutory capital in preparation for the Demerger.

We are also exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is perfectly correlated to the performance of the funds into which customers allocate their assets or from such hedge assets not being available in sufficient volume for us to fully offset our exposures. We seek to mitigate basis risk and the impact it may have on our financial results in a number of ways.

When we consider making new funds available to customers, our Asset Liability Management group performs an independent evaluation, and basis risk is one of the factors we consider. This evaluation includes analyzing multiple fund characteristics, such as how closely the funds track benchmarks that we are able to hedge. We periodically review the performance of the funds we offer within our variable annuities to identify potential candidates for elimination or replacement. During this review, we also evaluate historical fund performance under our basis risk framework. In particular, we check whether funds tend to exhibit poor basis risk performance when their benchmarks have negative returns, as periods of market stress may heighten the impact of basis risk.

We purchase derivatives on various underlying indices, such as the MSCI EAFE and EM indices, and we also monitor the individual holdings of the funds we offer within our variable annuities on an ongoing basis. We impose limits on the overall concentration in a single company as excessive concentration may cause the performance of these funds to further deviate from the hedge assets we utilize. Although we cannot directly control these funds’ investments, we seek to offset excessively concentrated exposures using derivatives tied to these specific companies.

Finally, our Asset Liability Management group monitors basis risk daily and typically reports the basis risk impact (net of basis risk hedges) on both statutory and economic bases on a monthly basis to our Asset Liability Management Committee. However, we still anticipate some variance in the performance of our hedge assets compared to funds into which customers allocate their assets. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets. If results from our hedging programs in the future do not correlate with changes in benefit exposures to customers, we could experience both economic and statutory losses which could cause a material adverse impact on our business, financial condition, statutory balance sheet, results of operations and cash flows.

The manner in which we hedge optional guarantee benefits of our annuities could cause significant variability in our U.S. GAAP accounting results and have adverse impacts on our level of statutory capital and the RBC ratios. Further, the nature, timing, design or execution of our hedging transactions could actually increase our risks and losses. Our hedging strategies and the derivatives that we use, or may use in the future, may not adequately mitigate or offset the hedged risk and our hedging transactions could result in losses. In addition, we remain liable for the guaranteed benefits in the event that derivative counterparties are unable or unwilling to pay, and we are also subject to the risk that the cost of hedging these guaranteed benefits could increase, resulting in a reduction to net income. The risks that the value of guaranteed benefits will exceed the value of underlying contracts or that counterparties to derivative agreements designed to hedge against such risk default on payment obligations could, individually or collectively, cause a material adverse effect on our business, financial condition, results of operations and cash flows.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet customer obligations, are important to maintaining public confidence in our products, the ability to distribute our products and our competitive position. Credit ratings are important to our ability to raise capital through the issuance of debt and to the cost of such financing.

A ratings downgrade could occur for a variety of reasons specific to us, generally related to the insurance industry, the broader financial services industry, or because of changes by rating agencies in their methodologies or rating criteria. We have financial strength ratings of A by Standard & Poor’s and Fitch, A2 by Moody’s and A by A.M. Best. Historically, the rating agencies have cited Prudential’s ownership of us, our relative importance to Prudential’s business and Prudential’s historical capital contributions to us as among the many factors supporting our ratings. Our ratings were revised downward by Fitch Ratings, S&P Global and A.M. Best following Prudential’s announced plans to prepare for separation of JFI. Jackson’s ratings no longer receive any uplift from Prudential’s ownership.

A negative outlook on our ratings or a downgrade in any of our ratings, the announcement of a potential downgrade, or customer concerns about the possibility of a downgrade, could cause a material adverse effect on our business, financial condition, results of operations and cash flows. These direct or indirect effects could include:

• adversely affecting our ability to sell certain of our products;

• adversely affecting our relationships with our sales force and independent sales intermediaries;

• adversely affecting the return on the insurance and annuities we issue and, ultimately, the results of our operations;

• materially increasing the number or amount of policy surrenders and withdrawals by customers;

• adversely affecting our ability to obtain new reinsurance or obtain it on reasonable pricing terms;

• adversely affecting our ability to raise capital;

• adversely affecting liquidity through increased collateral requirements;

• adversely affecting our ability to purchase new derivatives contracts, on acceptable terms or at all;

• allowing derivative counterparties to terminate trades with us;

• adversely affecting our ability to compete for attractive acquisition opportunities; and

• increasing our cost of borrowing.

Competitive activity could adversely affect our market share and financial results, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The insurance industry is highly competitive, with several factors affecting our ability to sell our products and our profitability, including price and yields offered, financial strength and credit ratings, range of product lines and product quality, brand strength and name recognition, investment management performance and fund management trends, crediting levels, the ability to respond to developing demographic trends, customer appetite for certain products and technological advances. In some of our markets, we face competitors that are larger, have greater financial resources or a greater market share, have better brand recognition, offer a broader range of products or have higher crediting rates. Our competitors include major stock and mutual insurance companies, mutual fund organizations, banks and other financial services companies. In recent years, there has been substantial consolidation and convergence among companies in the insurance and financial services industries resulting in increased competition from large, well-capitalized insurance and financial services firms that market products and services similar to ours. These competitors compete with us for customers, distribution partners, such as brokers and independent agents, and employees. Increased consolidation among banks and other financial services companies could create firms with even stronger competitive positions, negatively impact the insurance industry’s sales, increase competition for access to third-party distributors, result in greater distribution expenses and impair our ability to market our annuities to our current customer base or expand our customer base. We depend on our network of financial advisors in the independent broker-dealer channel for a significant portion of the sales of our annuities. The market for these financial advisors is highly competitive. If our competitors offer annuities that are more attractive than ours, pay higher commission rates to financial advisors than we do or offer a better service experience than we do, these financial advisors may concentrate their efforts in selling our competitors’ products instead of ours.

Some of our competitors have the ability to spread their operating costs over a larger in-force block and an ability to absorb greater risk while maintaining their financial strength and credit ratings, thereby allowing them to price their products more competitively. Additionally, we are faced with competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. These competitive pressures could result in increased pricing pressures on a number of our products and services and could harm our ability to maintain or increase our profitability. In addition, if our financial strength and credit ratings are lower than our competitors, we could experience increased surrenders or a significant decline in sales. The competitive landscape in which we operate could be further affected by government sponsored programs or regulatory changes in the United States and similar governmental actions outside of the United States. Competitors that receive governmental financing, guarantees or other assistance, or that are not subject to the same regulatory constraints, could have or obtain pricing or other competitive advantages. We may not continue to compete effectively, and competitive activity could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We also face competition from new entrants into our markets or non-traditional or online competitors, many of whom are leveraging digital technology that could challenge the position of traditional financial service companies, including us, by providing new services or creating new distribution channels. We believe competition will intensify across all regions in response to consumer demand, digital and other technological advances, the need for economies of scale and the consequential impact of consolidation, regulatory actions and other factors. Our ability to generate appropriate returns will depend significantly on our capacity to anticipate and respond appropriately to these competitive pressures.

Our historical growth rates may not be indicative of our future growth, and we may not be able to identify attractive growth opportunities.

Our historical growth rates may not reflect our future growth rates. Our future growth depends on our ability to continue to offer and sell products that investors and our distribution partners find attractive. We may not be able to identify opportunities to grow our business by developing new products and entering new markets. With future growth, our returns may not be as favorable as our historic returns. If we are unable to find profitable growth opportunities, it will be more difficult for us to continue to grow, which could negatively affect our business, financial condition, results of operations and cash flows.

Risks Relating to Estimates, Assumptions and Valuations

We rely on complex models which contain assumptions and could contain errors, which could result in materially inaccurate risk assessments and output.

We use complex models to assist us in establishing reserves and derivative positions in respect of liabilities arising from our insurance policies and annuity contracts and to perform a range of operational functions including the calculation of regulatory or internal capital requirements and determining hedging requirements. Some of these tools form an integral part of our information and decision-making framework and there is a risk of adverse consequences arising from erroneous or misinterpreted tools used in core business activities, decision making and reporting. These models involve many significant subjective and complex judgments, estimates and assumptions, including, among others, mortality, lapse, surrender and withdrawal rates and amounts of withdrawals, election rates, fund performance, equity market returns and volatility, interest rate levels, hedge effectiveness and correlation among various market movements. Actual experience could differ materially from our assumptions, particularly, but not only, during periods of high market volatility, which could adversely impact our business, financial condition, results of operations and cash flows.

Due to the complexity and large data dependency of such models, it is possible that errors in the models or their assumptions could exist and our controls could fail to detect such errors. If our controls designed to identify such errors fail, such errors could be undetected for extended periods of time. Errors or limitations in these tools, or inappropriate usage, may lead to regulatory breaches, inappropriate decision-making, financial loss, or reputational damage. We periodically review the effectiveness of these models, their underlying logic and assumptions and, from time to time, implement refinements to our models based on these reviews. We only implement refinements after rigorous testing and validation; however, even after such validation and testing our models remain subject to inherent limitations. Accordingly, no assurances can be given as to whether or when we will implement refinements to our actuarial models, and, if implemented, the extent of such refinements. Furthermore, if implemented, any such refinements could cause us to increase the reserves we hold for our insurance policy and annuity contract liabilities or adjust our derivative positions, which could adversely affect our business, financial condition, results of operations and cash flows. For example, at December 31, 2019, we early adopted the provisions of the NAIC’s VM-21 reserving framework. During 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the adoption of VM-21. The adjustment resulting from this correction and related modeling changes reduced our RBC ratio by 80 percentage points. The Company determined this adjustment to be a correction of an error that was not material to the 2020 or 2019 statutory annual financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

Our risk management policies and procedures may not be adequate to identify, monitor and manage risks, which could leave us exposed to unidentified or unanticipated risks, thus negatively affecting our business, financial condition, results of operations and cash flows.

Our policies and procedures to identify, monitor and manage risks may not be adequate or fully effective. Many of our methods of managing risk and exposures are based upon our use of historical market and customer behavior or statistics based on historical models. As a result, these methods will not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of terrorism or pandemics causing a large number of deaths or disruption to the financial markets or economy. Our hedging and reinsurance strategies also rely on assumptions and projections regarding our assets, liabilities, general market factors and the creditworthiness of our counterparties that could prove to be incorrect or prove to be inadequate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events. These policies and procedures may not be fully effective. Accordingly, our risk management policies and procedures may not adequately mitigate the risks to our business, financial condition, results of operations and cash flows.

Our analyses of scenarios and sensitivities that we utilize in connection with our variable annuity risk management strategies involve significant estimates based on assumptions and could therefore result in material differences from actual outcomes compared to the sensitivities calculated under such scenarios.

As part of our variable annuity exposure risk management program, we may, from time to time, estimate the impact of various market factors under certain scenarios on our variable annuity distributable earnings or our reserves (collectively, the “market sensitivities”). Any such market sensitivities may use inputs which are difficult to approximate and could include estimates that differ materially from actual results. Any such estimates, or the absence thereof, could be associated with, among other things: (i) basis returns related to equity or fixed income indices, (ii) actuarial assumptions related to customer behavior and life expectancy and (iii) management actions that may occur in response to developing facts, circumstances and experience for which no estimates are made in any market sensitivities. Any such estimates, or the absence thereof, could produce sensitivities that could differ materially from actual outcomes and therefore affect our actions in connection with our exposure risk management program.

In addition, any market sensitivities may not factor in the possibility of simultaneous shocks to equity markets, interest rates and market volatility. The actual effect of changes in equity markets and interest rates on the assets supporting our variable annuity contracts could vary depending on a number of factors which could include, but are not limited to: (i) the validity of any market sensitivities only as of a particular measurement date and (ii) any changes in our hedging program, customer behavior and underlying fund performance, which could materially affect the liabilities our assets support. Furthermore, any market sensitivities could illustrate the estimated impact of the indicated shocks occurring instantaneously and therefore may not give effect to rebalancing over the course of the shock event. The estimates of equity market shocks could reflect a shock of the same magnitude to both domestic and global equity markets, while the estimates of interest rate shocks may reflect a shock to rates at all durations (a parallel shift in the yield curve). Any such instantaneous or equilateral impact assumptions could result in estimated sensitivities that could differ materially from the actual events.

Finally, no assurances can be given that the assumptions underlying any market sensitivities will be realized. Our liquidity, statutory capitalization, results of operations and financial condition could be adversely affected by a broad range of capital market scenarios, which could materially affect our reserving requirements and, by extension, could materially affect the accuracy of estimates used in any market sensitivities.

If our reserves for future policy benefits and claims are misestimated and inadequate, we would be required to increase our reserve liabilities.

We calculate and maintain reserves for estimated future benefit payments to our customers. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions include, but are not limited to, estimates and assumptions related to future mortality, morbidity, longevity, interest rates, future equity performance, reinvestment rates, persistency, claims experience and customer elections (i.e., the exercise or non-exercise of rights by customers under the contracts). Examples of customer elections include, but are not limited to, lapses and surrenders, withdrawals and amounts of withdrawals, and contributions and the allocation thereof. The assumptions and estimates used in connection with the reserve estimation process are inherently uncertain and involve the exercise of significant judgment. Annually, or as circumstances warrant, we conduct a comprehensive review of the assumptions used in connection with the reserve estimation process. Based on this review, reserves may be adjusted with a corresponding benefit or charge to net income. Our future financial results depend upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors affect future experience, including economic, political and social conditions, inflation, healthcare costs and changes in doctrines of legal liability and damage awards in litigation. The ultimate amounts we will pay for actual future benefits and the timing of those payments is uncertain.

We regularly monitor our reserves. If we conclude our reserves are insufficient to cover actual or expected policy and contract benefits and claims payments, we would be required to increase our reserves and incur income statement charges in the period in which it is determined, which could adversely affect our business, financial condition, results of operations and cash flows.

We could face unanticipated losses if there are significant deviations from our assumptions regarding the probabilities that our annuity contracts will remain in force from one period to the next or if morbidity or mortality rates differ significantly from our pricing expectations.

Our future profitability is based in part upon expected patterns of premiums, expenses and benefits using a number of assumptions, including those related to the probability that a policy or contract will remain in force from one period to the next, or persistency, as well as mortality and morbidity. It is not possible to precisely predict persistency, mortality or morbidity, and actual results could differ significantly from assumptions. The effect of persistency on profitability varies for different products. For certain products, actual persistency that is lower than assumptions could have an adverse impact on future profitability. In addition, we could also be forced to sell investments at a loss to fund withdrawals. For some life insurance and variable annuities, actual persistency in later policy durations that is higher than assumed persistency could also have a negative impact on profitability. If these policies remain in force longer than assumed, we could be required to make greater benefit payments than we had anticipated when we priced these products.

In addition, we set prices and initial crediting rates for our annuities based upon expected claims and payment patterns, using assumptions for, among other factors, the mortality rates and morbidity rates of our customers. The long-term profitability of these products depends on how actual experience compares with pricing assumptions. For example, if mortality rates are lower than pricing assumptions, we could be required to make greater payments under certain annuity contracts than we had projected.

Because our assumptions are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual experience is different from our assumptions. Although certain of our products permit us to increase premiums or reduce benefits during the life of the policy or contract, these changes may not be sufficient to maintain profitability. Moreover, many of our products either do not permit us to increase premiums or reduce benefits or may limit those changes during the life of the policy or contract. Therefore, significant deviations in experience from assumptions regarding persistency and mortality and morbidity rates could have an adverse effect on our business, financial condition, results of operations and cash flows.

The determination of the amount of allowances and impairments taken on our investments is subjective and could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The determination of the amount of allowances and impairments vary by investment type and is based upon our evaluation and assessment of known and inherent risks associated with the respective asset class. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Management’s judgments, as reflected in our financial statements, may not be an accurate estimate of the actual and eventual diminution in realized value. Historical trends may not be indicative of future impairments or allowances. Furthermore, we may need to take additional impairments or provide for additional allowances in the future, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We define fair value generally as the price that would be received to sell an asset or paid to transfer a liability. When available, the estimated fair value of securities is based on quoted prices in active markets that are readily and regularly obtainable. These generally are the most liquid holdings and their valuation does not involve management judgment. When quoted prices in active markets are not available, we estimate fair value based on market standard valuation methodologies, including discounted cash flow methodologies, matrix pricing, or other similar techniques. For securities with reasonable price transparency, the significant inputs to these valuation methodologies either are observable in the market or are derivable principally from or corroborated by observable market data. When the volume or level of activity results in little or no price transparency, significant inputs are not supported by reference to market observable data and must be based on management’s estimation and judgment. Valuations could result in estimated fair values which vary significantly from the amount at which the investments may ultimately be sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our financial statements and the period-to-period changes in estimated fair value could vary significantly. Decreases in the estimated fair value of securities we hold could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We could be required to recognize impairment in the value of our goodwill or VOBA or establish a valuation allowance against deferred income tax assets, any of which could adversely affect our business, financial condition, results of operations and cash flows.

The present value of future profits embedded in acquired insurance, annuity and investment-type contracts are capitalized as value of business acquired (“VOBA”) and are amortized over the expected effective lives of the acquired contracts in accordance with applicable insurance laws. Under NAIC guidance, these profits may be capitalized as goodwill, subject to certain limitations. Management, on an annual basis, reviews the VOBA and goodwill balance for impairments. Based on results of the annual review, the VOBA and goodwill balance may be reduced with an offsetting charge to amortization. Any reductions in VOBA and goodwill could have an adverse effect on our business, financial condition, results of operations and cash flows.

Deferred income taxes arise from the recognition of temporary differences between the basis of assets and liabilities for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of provisions for future policy benefits and expenses. Deferred tax assets are assessed periodically by management to determine if they are realizable. Factors in management’s determination include the performance of the business, the geographic and legal entity source of our income, the ability to generate capital gains from a variety of sources and tax planning strategies. If it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income. Such charges could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The returns that we expect to achieve on our investment portfolio may not be realized.

We make certain assumptions regarding our future financial performance which are embedded within our pricing process and other models upon which our financial reporting is based, including reserve and DAC related models. Included within these assumptions are estimates regarding the level of returns to be achieved on our investment portfolio. These returns are subject to market and other factors and we can give no assurance that they will ultimately be achieved. Actual results may differ, perhaps significantly, from our current expectations. To the extent that such differences occur, our future financial performance may be materially and adversely different than that communicated in this prospectus and elsewhere.

Legal and Regulatory Risks

Our business is heavily regulated and changes in regulation could reduce our profitability and limit our growth.

Our business is subject to extensive and potentially conflicting state and federal tax, securities, insurance and employee benefit plan laws and regulations in the jurisdictions in which we operate. These laws and regulations are complex and subject to change, which could have an unknown or adverse impact on us. Moreover, these laws and regulations are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, the SEC, FINRA, the DOL, the United States Department of Justice, the IRS and state attorneys general, each of which exercises a degree of interpretive latitude. In addition, state insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products, not investors. In addition, federal and state securities laws and regulations apply to certain of our insurance products that are considered “securities” under such laws, including our variable annuity contracts. In many respects, these laws and regulations limit our ability to grow and improve the profitability of our business.

State Regulation

We are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our customers and the public, rather than our stockholders. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

• Market conduct standards;

• Standards of minimum capital requirements and solvency, including RBC measurements;

• Restrictions on certain transactions, including, but not limited to, reinsurance between us and our affiliates;

• Restrictions on the nature, quality and concentration of investments;

• Restrictions on the receipt of reinsurance credit;

• Restrictions on the types of conditions that we may include in the insurance policies offered by our primary insurance operations;

• Limitations on the amount of dividends that we may pay;

• Licensing status of the company;

• Certain required methods of accounting pursuant to SAP;

• Reserves for losses and other purposes;

• Payment of policy benefits (claims); and

• Assignment of guarantee funds assessments and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

Changes in these laws and regulations, or in interpretations thereof in the United States, may be made for the benefit of the consumer or, for other reasons, at the expense of the insurer, and could have an adverse effect on our business, financial condition, results of operations and cash flows. For example, the NAIC adopted reforms relating to the calculation of life insurance and annuity reserves for new business known as principle-based reserving, which became effective on January 1, 2017 in the states where it has been adopted, such as Michigan, to be followed by a three-year phase-in period. New York has enacted legislation allowing principle-based reserving, effective as of January 1, 2020. New York’s implementing regulation establishes that the reserving standard in New York will be consistent with the reserve standards, valuation methods and related requirements of the NAIC Valuation Manual (the “Valuation Manual”), while also authorizing the NYSDFS to deviate from the Valuation Manual, by regulation, if it determines that an alternative requirement would be in the best interest of New York customers. We cannot predict how future changes to or interpretations of principle-based reserving, if any, will impact our reserves or compliance costs.

In 2018, the NAIC concluded an industry consultation and published a new framework with the NAIC Valuation Manual (VM-21), developed with the aim of reducing the non-economic volatility in the variable annuity statutory balance sheet and enhancing risk management. The framework applies to variable annuities’ reserve and capital requirements and, among other things, is expected to produce more stable RBC ratios compared to the prior statutory framework. The NAIC guidance had an effective date of January 2020 for the new framework, with early adoption permitted. We early adopted the new framework in the period ending December 31, 2019. Jackson NY adopted the variation of the new framework applicable to New York-domiciled companies (promulgated through NY Regulation 213 in early 2020) in 2020. Predicting the ultimate impact of the new framework on our business, financial condition, results of operations and cash flows remains uncertain. During 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the early adoption of VM-21. The adjustment resulting from this correction and related modeling changes reduced our RBC ratio by 80 percentage points. We determined this adjustment to be a correction of an error that was not material to the 2020 or 2019 statutory annual financial statements. This adjustment and related impact on required capital was reflected in our RBC ratio of 347% as of December 31, 2020, contributing to the decline from the RBC Ratio as of December 31, 2019 of 366% . The overall decrease in the RBC ratio from 2019 was also impacted by reductions from the impact of market movements where falling interest rates, rising equity markets and elevated volatility combined to result in derivative losses net of reserve changes and an increase in required capital; partially offset by (i) benefits from operating capital generation from the in-force business in line with our expectations post the Athene Reinsurance Transaction; and (ii) benefits from the $500 million investment by Athene and the Athene reinsurance transaction covering our in-force fixed annuity and fixed-indexed annuity portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

Also, banking regulators across the globe have adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties, including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. As a result, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various ISDA Resolution Stay Protocols. If any of our counterparties became subject to a bankruptcy, insolvency, resolution, or similar proceeding, the application of these rules could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We are monitoring any regulatory action that could potentially impact our business. At this time, we cannot predict what form those regulations could take or their potential impact.

Federal Insurance Regulation

Currently, the U.S. federal government does not directly regulate the business of insurance. However, Dodd-Frank established the Federal Insurance Office (“FIO”) within the Department of the Treasury, which has the authority to, among other things, collect information about the insurance industry and recommend prudential standards. Federal legislation and administrative policies could significantly and adversely affect insurance companies, including policies regarding financial services regulation, securities regulation, derivatives regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies. We cannot predict whether any such legislation or regulatory changes will be adopted, or what impact they would have on our business, financial condition, results of operations and cash flows.

A decrease in our RBC ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The NAIC has established model regulations that provide minimum capitalization requirements based on RBC formulas for insurance companies. We are subject to RBC standards or other minimum statutory capital and surplus requirements imposed under the laws of its respective jurisdiction of domicile.

In any particular year, total adjusted capital amounts and RBC ratios could increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the insurance subsidiary (which itself is sensitive to equity market and credit market conditions), the amount of additional capital such insurer must hold to support business growth, changes in equity market levels, the value and credit ratings of certain fixed income and equity securities in its investment portfolio, the value of certain derivative instruments that do not receive hedge accounting and changes in interest rates, as well as changes to the RBC formulas and the interpretation of the NAIC’s instructions with respect to RBC calculation methodologies. For example, during 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the early adoption of VM-21. The adjustment resulting from this correction and related modeling changes reduced our RBC ratio by 80 percentage points. This adjustment and related impact on required capital was reflected in our RBC ratio of 347% as of December 31, 2020, contributing to the decline from the RBC ratio as of December 31, 2019 of 366%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.” Our financial strength and credit ratings are significantly influenced by total adjusted capital amounts and RBC ratios. In addition, rating agencies may implement changes to their own internal models, which differ from the RBC capital model, and that have the effect of increasing or decreasing the amount of capital we should hold relative to the rating agencies’ expectations. Under stressed or stagnant capital market conditions and with the aging of existing insurance liabilities, without offsets from new business, the amount of additional statutory reserves that an insurance subsidiary is required to hold could materially increase. These factors would decrease the total adjusted capital available for use in calculating our RBC ratio.

Our failure to meet applicable RBC requirements or minimum capital and surplus requirements could subject us to further examination or corrective action imposed by insurance regulators, including limitations on their ability to write additional business, supervision by regulators, or seizure or liquidation. Any corrective action imposed could cause a material adverse effect on our business, financial condition, results of operations and cash flows. A decline in RBC ratio, whether or not it results in a failure to meet applicable RBC requirements, could limit the ability of an insurance subsidiary to make dividends or distributions to us, could result in a loss of customers or new business, or could be a factor in causing ratings agencies to downgrade financial strength ratings, each of which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our business, including the risk of class action lawsuits, arbitration claims, government subpoenas, regulatory investigations and actions and other claims. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Our operations could become subject to individual lawsuits, class action lawsuits and regulatory actions relating, among other things, to sales or underwriting practices; payment of contingent or other sales commissions; claims payments, refunds, practices and procedures; product design; disclosure; administration; additional premium charges for premiums paid on a periodic basis; interest crediting practices; denial or delay of benefits; charging excessive or impermissible fees; alleged misconduct by our employees and agents; failure to properly supervise representatives with agents or other persons with whom we do business; breaches of fiduciary or other duties to customers; and alleged misconduct by our employees. We are also subject to a variety of complaints and investigations concerning employment matters. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive or non-economic compensatory and treble damages, which could remain unknown for substantial periods of time. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive or non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards also are subject to very limited appellate review.

The insurance industry has been the focus of increased scrutiny and class action lawsuits related to cost of insurance (“COI”) charges. These lawsuits allege that insurers have improperly included factors when calculating COI charges not authorized by the contract and that insurers have improperly failed to reduce COI charges to reflect improved mortality experience. In certain COI class action lawsuits, companies have made significant settlement payments or been held liable with significant monetary judgments. We have been subject to COI class action lawsuits in the past, and there can be no assurance we will not face scrutiny and class action lawsuits related to COI in the future. The insurance industry has also been subject to a variety of other actions, including cases challenging adherence to policy terms and marketing of policies. In addition, FINRA and state regulators have increasingly scrutinized annuity sales to and the alleged unsuitability of these sales to seniors.

We are subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams and books and record examinations, from state and federal regulators and other authorities, which could result in fines, recommendations for corrective action or other regulatory actions. Federal and state regulators have focused on, and continue to devote substantial attention to, the mutual fund, variable annuity and insurance product industries, including the broker-dealer system. As a result of publicity relating to widespread perceptions of industry abuses, there have been numerous regulatory inquiries and proposals for legislative and regulatory reforms.

Increased cybersecurity threats and computer crime also pose a risk of litigation, regulatory investigations and other penalties. Data privacy is subject to frequently changing rules and regulations regarding the handling of personal data, such as the General Data Protection Regulation and the California Consumer Privacy Act. Any breach in our information technology security systems could result in the disclosure or misuse of confidential or proprietary information, including sensitive customer, supplier or employee information maintained in the ordinary course of our business. Any such event, or any failure to comply with these data privacy requirements or other laws in this area, could cause damage to our reputation, loss of valuable information or loss of revenue and could result in legal liability or penalties. In addition, we could incur large expenditures to investigate or remediate, to recover data, to repair or replace networks or information systems, or to protect against similar future events.

The frequency of large damage awards, including large punitive or non-economic compensatory damage awards and regulatory fines that bear little or no relation to actual economic damages incurred, continues to create the potential for an unpredictable judgment in any given matter. Given the large or indeterminate amounts sometimes sought, and the inherent unpredictability of litigation, it is also possible that defense and settlement costs and the unfavorable resolution of one or more pending litigation matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A substantial legal liability or a significant federal, state or other regulatory action against us, as well as regulatory inquiries or investigations, could divert management’s time and attention, could create adverse publicity and harm our reputation, result in material fines or penalties, result in significant expense, including legal costs, and otherwise cause a material adverse effect on our business, financial condition, results of operations and cash flows. For example, we are subject to a Consent Decree that resolved a class action lawsuit involving claims of race, gender and national origin discrimination brought by the Equal Employment Opportunity Commission, which was entered in the U.S. District Court for the District of Colorado on January 7, 2020 and is operative for four years. No findings of liability or wrongdoing were made in connection with this matter. The terms of the Consent Decree required us to pay $20.5 million in monetary damages and take corrective actions. The monetary damages have been paid in full. The corrective actions include the appointment of an independent consultant who, among other things, monitors our compliance with the Consent Decree and reviews the policies and procedures subject to the Consent Decree. We have made certain estimates for potential costs associated with the corrective actions required by the Consent Decree based upon consultation with legal counsel. Actual results could differ from these estimates; however, such costs are not expected to be material.

In March and April 2021, Jackson entered into separation agreements with our former Chief Executive Officer, our former Chief Financial Officer and two other former executives to resolve all claims and issues related to the termination of their employment in February 2021. In connection with the separation agreement with the former Chief Executive Officer, Jackson agreed to pay him approximately $23.5 million in cash and allowed him to retain 98,311 deferred Prudential ADRs that had been previously awarded to him, and Prudential agreed to reimburse Jackson for such amounts. In connection with the separation agreements with the former Chief Financial Officer and the two other former executives, Jackson agreed to pay such former executives approximately $19 million in cash in the aggregate. For further information on the separation agreements with the former Chief Executive Officer and the former Chief Financial Officer, see “Executive Compensation.” With the assistance of independent outside counsel, we have investigated claims made by the former Chief Executive Officer and one of the other former executives alleging retaliation in violation of the whistleblower protection provisions of the Sarbanes-Oxley Act of 2002 and the Michigan Whistleblower Protection Act for raising concerns in connection with accounting and financial reporting matters relating to a previously disclosed change in the assumptions related to an error in the implementation of the NAIC's VM-21 reserving framework and the adjustment resulting from the correction of this error and related modeling changes. For further information about our implementation of VM-21, such correction and the impact on Jackson National Life's statutory financial statements and RBC ratio, see "Management's Discussion and Analysis of Financial Condition and

Results of Operations - Liquidity and Capital Resources - Statutory Capital" and Note 17 - Statutory Accounting and Regulatory Matters to our audited financial statements included elsewhere in this prospectus . As a result of such investigation, we have concluded that the claims do not present any issue material to JFI or Jackson’s consolidated financial statements and that such financial statements are in compliance in all material respects with U.S. GAAP and SEC rules and regulations and statutory accounting principles, respectively.

Current or future litigation or actions, inquiries or investigations by governmental authorities or regulators, including with respect to the matters discussed in this risk factor, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Litigation and actions, inquiries and investigations by governmental authorities and regulators are inherently unpredictable, and a substantial legal liability or a significant regulatory action against us could be material. Moreover, even if we ultimately prevail in any litigation or any action or investigation by governmental authorities or regulators, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our investment management business is heavily regulated, and changes in regulation and in supervisory and enforcement policies could limit our growth and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Virtually all aspects of our investment management business is subject to federal and state laws and regulations, rules of securities regulators and exchanges, and laws and regulations in the foreign jurisdictions in which we conduct business. If we violate any of these laws or regulations, we could be subject to civil liability, criminal liability or sanction, including restriction or revocation of our professional licenses or registrations, restriction on the ability to collect fees for services provided, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time and money and could potentially damage our reputation. Any such liability or sanction could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our investment advisory agreements with clients, and our selling and distribution agreements with various financial intermediaries and consultants, are subject to termination or non-renewal on short notice.

Our written investment management agreements with our clients are terminable without penalty at any time or upon relatively short notice by either party. Moreover, our investment management agreements with SEC-registered investment companies (each, a “RIC”), including the RICs affiliated with us that serve as the sole investment options for our variable annuities, may be terminated at any time, without payment of any penalty, by the RIC’s board of trustees or by vote of a majority of the outstanding voting securities of the RIC on not more than 60 days’ notice. The investment management agreements pursuant to which we manage RICs must be renewed and approved by the RICs’ boards of trustees (including a majority of the independent trustees) annually. A significant majority of the trustees are independent. Consequently, the board of trustees of each RIC may not approve the investment management agreement each year, or may condition its approval on revised terms that are adverse to us.

Also, as required by the Investment Company Act, each investment advisory agreement with a RIC automatically terminates upon its assignment, although new investment advisory agreements may be approved by the RIC’s board of trustees and stockholders. The Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), also requires approval or consent of investment advisory agreements by clients in the event of an assignment of the agreement. An “assignment” for purposes of both the Investment Company Act and the Investment Advisers Act includes a sale of a controlling block of the voting stock of the investment adviser or its parent company, or a change in control of the investment adviser.

Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products and profitability.

The annuities that we market generally provide the customer with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e. the “inside build-up”) is deferred until it is received by the customer. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, financial condition, results of operations and cash flows, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell our annuities. Moreover, if the treatment of annuities was changed prospectively, and the tax-favored status of existing contracts was grandfathered, holders of existing contracts would be less likely to surrender or rollover their contracts, which could also adversely affect our business.

More generally, it is possible that U.S. federal income or other tax laws or the interpretation of tax laws will change. For example, the Biden Administration has proposed an increase in the U.S. corporate income tax rate and a minimum corporate tax based on book income. It is difficult to predict whether and when there will be tax law changes having a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to mitigate the reserve strain associated with Regulation XXX and Guideline AXXX, potentially resulting in a negative impact on our capital position.

The model regulation of the NAIC entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” and supporting Guideline entitled “The Application of the Valuation of Life Insurance Policies,” commonly known as “Guideline AXXX,” require insurers to establish statutory reserves for certain term life insurance policies with long-term premium guarantees and for certain universal life policies with secondary guarantees that are consistent with the statutory reserves required for other individual life insurance policies with similar guarantees.

During 2014, the NAIC approved a new regulatory framework applicable to the use of captive insurers in connection with Regulation XXX and Guideline AXXX transactions. In December 2016, the NAIC adopted an update to AG 48 (“Updated AG 48”) and a model regulation (Term and Universal Life Insurance Reserve Financing Model Regulation) that contains the same substantive requirements as the Updated AG 48. The model regulation will replace AG 48 in a state upon the state’s adoption of the model regulation. Neither Michigan nor New York has adopted the model regulation to date, and Updated AG 48 will continue to apply to us until the model regulation is adopted. As a result of these regulatory changes, it will likely be difficult for us to establish new captive financing arrangements on a basis consistent with past practices. As a result of these restrictions on financing redundant reserves, the implementation of new captive structures in the future could be less capital-efficient, could lead to lower product returns or increased product pricing or could result in reduced sales of certain products.

As of year-end 2016, we completed a captive statutory reserve financing transaction covering substantially all of our existing Regulation XXX term life insurance business in conformity with Updated AG 48. As a result of such transaction, we were able to release approximately $300 million in Regulation XXX reserves. While we no longer write term life insurance business subject to Regulation XXX at this time, we may acquire Regulation XXX and Guideline AXXX business in the future. In this connection, we may not be successful in implementing reinsurance, capital management or captive structures to mitigate any excessive levels of reserves, as a result of market conditions or otherwise, if the negative impact on our capital position was to reach a level where we desired to take such actions.

It is unclear what additional actions and regulatory changes will result from the continued scrutiny of captive reinsurers and reform efforts by the NAIC and other regulatory bodies. The NAIC is evaluating changes to accounting rules regarding surplus notes with linked assets, a structure used in certain captive reserve financing transactions, and we are monitoring for any changes that could impact our statutory financial statements. If state insurance regulators determine to restrict our use of captive reinsurers, it could require us to increase statutory reserves, incur higher operating or tax costs or reduce sales. If we are unsuccessful or unable to finance these non-economic reserves, our business, financial condition, results of operations and cash flows could be adversely affected.

We are subject to U.S. federal, state and other securities and state insurance laws and regulations which, among other things, require that we distribute certain of our products through a registered broker-dealer; failure to comply with those laws, including a failure to have a registered broker-dealer, or changes in those laws could have a material adverse effect on our operations and our profitability.

Federal and state securities laws and regulations apply to insurance products that are also “securities,” including variable annuity contracts, to the separate accounts that issue them, and to certain fixed interest rate or index-linked contracts. Such laws and regulations require that we distribute these products through a broker-dealer that is registered with the SEC and certain state securities regulators and is a member of FINRA. Accordingly, our offering and selling of annuities, and in managing certain proprietary mutual funds associated with those products, are subject to extensive regulation under federal and state securities laws as well as FINRA rules. Costs related to compliance with these securities laws will be greater than costs for our unregistered products. Due to the increased operating and compliance costs, the profitability of issuing these products is uncertain.

Securities laws and regulations are primarily intended to ensure the integrity of the financial markets, to protect investors in the securities markets, and to protect investment advisory or brokerage clients. These laws and regulations generally grant regulatory and self-regulatory agencies broad rulemaking and enforcement powers, including the power to adopt new rules impacting new and/or existing products, regulate the issuance, sale and distribution of our products and limit or restrict the conduct of business for failure to comply with securities laws and regulations. As a result of Dodd-Frank, there have been a number of proposed or adopted changes to the laws and regulations that govern the conduct of our annuity business and the firms that distribute these products. The future impact of recently adopted revisions to laws and regulations, as well as revisions that are still in the proposal stage, on the way we conduct our business and the products we sell is unclear. Such impact could adversely affect our operations and profitability, including increasing the regulatory and compliance burden upon us, resulting in increased costs.

The 2008 global financial crisis and resulting recession led to significant changes in economic and financial markets and a prolonged period of low interest rates that have, in turn, materially altered the competitive landscape for the insurance industry. Our ability to react to rapidly changing market and economic conditions will depend on the continued efficacy of the contract features we have incorporated into our product design and our ability to work collaboratively with regulators. Changes in regulatory approval processes, rules and other dynamics in the regulatory process could adversely impact our ability to react to such changing conditions.

Changes to comply with new and potential laws or regulations which impose fiduciary or best interest standards in connection with the sale of our products could materially increase our costs, decrease our sales and result in a material adverse impact on our business, financial condition, results of operations and cash flows.

Regulators continue to propose and adopt fiduciary rules, best interest standards and other similar laws and regulations applicable to the sale of annuities. These rules, standards, laws and regulations generally require advisers providing investment recommendations to act in the client’s best interest or put the client’s interest ahead of their own interest. We face uncertainty regarding the adoption of these rules and regulations, including that the SEC, the DOL, and state insurance departments could adopt potentially conflicting or overlapping standards.

For example, the DOL has issued a new regulatory action (the “Fiduciary Advice Rule”) effective February 16, 2021, that reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to ERISA Plans and IRAs and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Tax Code. In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship. Because we do not engage in direct distribution of retail products, including IRA products and retail annuities sold to ERISA plan participants and to IRA owners, we believe that we will have limited exposure to the new Fiduciary Advice Rule. Unlike the DOL’s previous fiduciary rule issued in 2016, compliance with the Fiduciary Advice Rule will not require us or our distributors to provide the disclosures required for exemptive relief under the previous rule. However, we continue to analyze the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our independent distribution partners, as approximately 62% of our annuity sales were purchased within IRAs or other qualified accounts (excluding employer-sponsored qualified plans) during 2020. The Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions in order to comply with, or assist our distributors in their compliance with, the Fiduciary Advice Rule. See “Business—Regulation—Federal Initiatives.”

On June 5, 2019, the SEC adopted a package of rules and interpretations designed to enhance the quality and transparency of the duties owned by broker-dealers to retail investors and to reaffirm, and in some cases clarify, certain aspects of an investment adviser’s fiduciary duty under the Investment Advisers Act of 1940, or the “Advisers Act.” Included in this package was the new Regulation Best Interest, which will require broker-dealers to act in the best interest of retail investors, without placing the interests of the broker-dealer ahead of the interests of the retail investor, when making recommendations regarding securities transactions or investment strategies. Broker-dealers were required to comply with the requirements of Regulation Best Interest beginning June 30, 2020.

Also on June 5, 2019, the SEC adopted an interpretation of the fiduciary duties owed by investment advisers. The interpretation addresses an investment adviser’s duties of care and loyalty under the Advisers Act. As described in the interpretation, in the view of the SEC, the duty of care requires an investment adviser to provide investment advice in the best interest of its client, based on the client’s objectives. Under the duty of loyalty, an investment adviser must eliminate or make full and fair disclosure of all conflicts of interest which might incline an investment adviser—consciously or unconsciously—to render advice which is not disinterested such that a client is able to provide informed consent to the conflict.

On July 17, 2018, the NYSDFS adopted an amendment to its life insurance and annuity suitability regulation, Regulation 187 - Suitability and Best Interests in Life Insurance and Annuity Transactions, which incorporates a “best interest” standard for those licensed to sell life insurance and annuities in New York, which took effect on August 1, 2019 with respect to annuity contracts. In April 2021, the Appellate Division of the New York State Supreme Court overturned Regulation 187 for being unconstitutionally vague. The NYDFS has filed notice of appeal. There is a stay of the court's order of enforcement in place while the appeal is considered. Other states, for example Maryland, Nevada and New Jersey, have proposed laws or regulations that would impose fiduciary duties on certain investment advisers. The NAIC is also working on revising its Suitability in Annuity Transactions Model Regulation and this revision could include a best interest or similar standard.

Regulation Best Interest, as well as NYSDFS’s amended Suitability and Best Interests in Life Insurance and Annuity Transactions regulation and other potential fiduciary rules may change the way financial advisors, agents and financial institutions do business. These rules may impact the way in which our products are marketed and offered by our distribution partners, which could have an impact on customer demand, impact the margins we make on our products or increase compliance costs and burdens. For example, we may find it necessary to change sales representative and broker compensation, to limit the assistance or advice provided to owners of our annuities, to replace or engage additional distributors, or to otherwise change the manner in which we design, supervise and support sales of our annuities. Changes in the design of our annuities, including the delivery of “custom” products to certain distribution partners in response to the Fiduciary Advice Rule and other standard of care regulations could implicate other laws and regulations, including anti-discrimination laws that require all products to be offered to all investors. The application of anti-discrimination laws to our annuities could limit our ability to sell such products through certain distributors.

These or other actions by the SEC, state insurance departments or other regulators to impose a fiduciary or best interest standard on insurance market participants may result in differing and potentially conflicting laws and regulations. While it remains uncertain what impact these rules and potential rules would have on our annuities and we could experience a material decline in sales of products, such as variable annuities and fixed index annuities. Regulators in enforcement actions and plaintiffs’ attorneys in litigation could also find it easier to attempt to extend fiduciary status to, or to claim fiduciary or contractual breach by, advisors who would not be deemed fiduciaries under current regulations. Such laws and regulations could have a material adverse impact on the industry and could have a material adverse impact on our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the financial statements included elsewhere in this prospectus.
Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements which can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” “is designed,” “objectives,” “initiatives” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current plans and expectations concerning, among other things, financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; and the impact of prevailing capital markets and economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

• general conditions in the global economy;

• adverse capital and credit market conditions, including volatility in interest rates and credit spreads, prolonged periods of low interest rates, volatile equity markets and decreased liquidity and credit capacity;

• adverse impacts on our results of operations and capitalization as a result of optional guarantee benefits within certain of our annuities;

• unavailability of hedging instruments and inadequacy of our hedging and reinsurance programs to protect us against the full extent of the exposure or losses we seek to mitigate;

• variance in the performance of our hedge assets and customer funds, also referred to as basis risk;

• disruptions in our business functions as a result of adverse outcomes from our operational risks and those of our material outsourcing partners;

• operational failures, failure of our information technology systems, and the failure to protect the confidentiality of customer information or proprietary business information;

• inability to recruit, motivate and retain experienced and productive employees;

• misconduct by our employees or business partners;

• difficulty in marketing and distributing products;

• risks arising from acquisitions or other strategic transactions;

• risks related to natural and man-made disasters and catastrophes, diseases, epidemics, pandemics (including COVID-19), malicious acts, cyberattacks, terrorist acts, civil unrest and climate change;

• the degree to which we are leveraged and our inability to refinance our indebtedness;

• deterioration of the credit quality of the securities and loans in our investment portfolio;

• failure to adequately describe and administer, or meet any of the complex product and regulatory requirements relating to, the many complex features and options contained in our annuities;

• our counterparties’ requirements to pledge collateral or make payments related to declines in estimated fair value of specified assets and changes in the actual or perceived soundness or condition of other financial institutions and market participants;
• inadequate reserves due to differences between our actual experience and management’s estimates and assumptions;

• significant deviations from our assumptions regarding the probabilities that our annuity contracts will remain in force from one period to the next;

• changes in the levels of amortization of DAC;

• changes in accounting standards;

• models that rely on a number of estimates, assumptions, sensitivities and projections that are inherently uncertain and which may contain misjudgments and errors;

• a downgrade in our financial strength or credit ratings;

• competition from other insurance companies, banks, asset managers and other financial institutions;

• failure of our risk management policies and procedures to adequately identify, monitor and manage risks, which could leave us exposed to unidentified or unanticipated risks;

• changes in U.S. federal income or other tax laws or the interpretation of tax laws;

• changes in U.S. federal, state and other securities and state insurance laws and regulations; and

• adverse outcomes of legal or regulatory actions.

Other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements to reflect the occurrence of events, unanticipated or otherwise, other than as may be required by law.

Overview

We managed more than three million policies and $316 billion in assets under management as of June 30, 2021. We are headquartered in Lansing, Michigan and maintain offices in Franklin, Tennessee and Chicago, Illinois. Jackson and our insurance company subsidiaries are licensed to distribute insurance products in all 50 U.S. states and the District of Columbia. We had 3,382 employees as of June 30, 2021, comprised of 2,628 full-time employees and 754 part time employees, inclusive of our Strategic Support Program associates (a flexible, cost-efficient, part-time workforce providing us with just-in-time scale).

Our retail product offerings comprise annuities, designed to help retail investors save for and live in retirement. Our diverse suite of annuities currently includes variable, fixed index and fixed annuities. This diverse offering allows us to meet the different needs of retail investors based on their risk tolerance and desired growth objectives, and to deliver customized, differentiated solutions to our distribution partners. Our annuities offer investors the opportunity to grow their savings consistent with their objectives, ranging from full market participation, with our variable annuities, to a guaranteed fixed return, with our fixed annuities. All of our annuities offer investors the opportunity to benefit from tax deferral. Some of our annuities offer optional guarantee benefits for a fee, such as full or partial protection of principal, minimum payments for life and minimum payments to beneficiaries upon death.

We manage our business through three segments: Retail Annuities, Institutional Products and Closed Life and Annuity Blocks. W e report certain activities and items that are not included in these segments, including the results of PPM, in Corporate and Other. See “Business—Our Segments” and Note 13 to our audited financial statements included elsewhere in this information statement for further information on our segments.

Revenues

Our revenues come from five primary sources:

• Fee income derived from our annuities and investment management products;

• Net investment income from our investment portfolio;

• Premiums from certain of our life insurance and annuity products, as well as premiums from reinsurance transactions;

• Net realized gains (losses) on investments, including trading activity within our investment portfolio and risk management related derivative activities; and

• Other income.

Benefits and Expenses

Our benefits and expenses consist of five primary sources:

• Death, other policy benefits and change in policy reserves, net of deferrals;

• Interest credited on contract holder funds, net of deferrals;

• Operating costs and other expenses, net of deferrals;

• Interest expense; and

• Amortization of deferred acquisition and sales inducement costs.

Net Income Volatility

Our results experience net income volatility due to the mismatch between movements in our policyholder liabilities and the market driven movements in the derivatives used in our hedging program. Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. Our hedging program is based on economic cash flow models of our liabilities, rather than the U.S. GAAP accounting view of the embedded derivative liabilities. We do not directly seek to offset the movement in our U.S. GAAP liabilities from adverse market conditions. As a result, the changes in the value of the derivatives used as part of the hedging program are not expected to match the movements in the hedged liabilities on a U.S. GAAP basis from period to period, resulting in net income volatility.

Significant Factors Impacting Results

The following selected factors have impacted, and may in the future impact, our financial condition and results of operations.

Impact of Hedging

We utilize derivatives primarily as part of our variable and fixed index annuity financial risk management program, primarily to reduce the inherent equity market and interest rate risk associated with the optional guarantee benefits embedded in those products. Derivative contracts, primarily composed of futures and options on equity indices and interest rates, are an essential part of our program and are selected to provide a measure of economic protection. These transactions are intended to manage the risk of a change in the value, yield, price, cash flows or degree of exposure with respect to assets, liabilities or future cash flows which we have acquired or incurred. Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. The balance among these three objectives may shift over time based on our capital position, market conditions and other needs of the business. For example, in 2020 our total level of hedging requirements under our risk framework were higher as a result of our level of statutory capital and our focus on protecting statutory capital in preparation for the Demerger.

We do not employ a hedging program that seeks to offset the movement in our U.S. GAAP liabilities. As a result, the changes in the value of these derivatives are not expected to match the movements in hedged liabilities on a U.S. GAAP basis from period to period. With this focus, the program does not meet the accounting requirements for hedge accounting and, accordingly, we have not sought hedge accounting treatment on either a U.S. GAAP or SAP basis. Accordingly, changes in value of the derivatives are recognized in the period in which they occur with offsetting changes in reserves recognized in the current period, resulting in net income volatility. See “Business—Risk Management.”

Impact of Mean Reversion Methodology on DAC Amortization

Our operating income includes amortization of DAC balances. For our variable annuities, DAC is amortized in proportion to expected gross profits. A significant portion of the expected gross profits on our variable annuities are composed of the core contract charges, investment management fees, and associated administrative fees, which depend on the performance of the account value upon which fees are assessed, as well as a portion of the guarantee fees, which are assessed on the benefit base. This, in turn, depends on account value returns from period to period, including in future periods, and the features of optional guarantee benefits selected by our customers. We employ a mean reversion methodology with the objective of stabilizing the amortization of DAC that would otherwise be highly volatile due to fluctuations in future gross profits arising from changes in equity market and interest rate levels over the short term. The mean reversion methodology seeks to achieve this objective by applying a dynamic adjustment to the assumption for short-term future investment returns. This dynamic adjustment incorporates actual returns for the current and preceding two years combined along with our estimate of projected returns for the next five years that are set such that the average rate of return over the eight- year period is equivalent to the current long-term assumed return. This methodology prevents our DAC models from being distorted by a significant increase or decrease in the account value or benefit base in one period from inflated or deflated projected contract-related charges (including core contract charges and guarantee fees, as applicable) due to volatility in equity market returns or interest rates. However, this methodology does result in income volatility when historical period returns that deviate significantly from the mean are dropped from the mean reversion formula. For example, during a period in which a large negative return falls out of the calculation due to the passage of time, the projected returns for the next five years would be reset at a lower level, such that the average rate of return over the eight-year period remains equivalent to the current long-term assumed return. This would result in a potentially materially higher amortization of DAC for the current period, even if the actual returns for the current period are equivalent to the current long-term assumed return.

Actuarial Assumption Changes (Unlocking)

Annually, or as circumstances warrant, we conduct a comprehensive review of the assumptions used for our estimates of future gross profits underlying the amortization of deferred acquisition costs and deferred sales inducements, as well as the valuation of the embedded derivatives and reserves for annuities and life insurance with optional guarantee benefits. These assumptions include, but may not be limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates. Based on this review, the cumulative balances of deferred acquisition costs, deferred sales inducements and annuity and life insurance reserves are adjusted with a corresponding benefit or charge to net income.

As we analyze our assumptions, to the extent we choose to update one or more of those assumptions, there may be an “unlocking” impact. Generally, favorable unlocking means the change in assumptions required a reduction in reserves or increase in deferred revenue and expenses, and unfavorable unlocking means the change in assumptions required an increase in reserves or reduction in deferred revenue and expenses.

In aggregate, the total impact of assumption changes on pretax (loss) income was $(24) million, $(31) million and $(191) million for years ended December 31, 2020, 2019 and 2018, respectively.

Macroeconomic, Industry and Regulatory Trends

Certain trends and uncertainties could materially affect our future business performance, including our results of operations, our investments, our cash flows, and our capital and liquidity position.

Macroeconomic and Financial Market Conditions

Our business and results of operations are affected by macroeconomic factors. The level of interest rates and shape of the yield curve, credit and equity market performance (including market paths, equity volatility and other factors), regulation, tax policy, the level of U.S. employment, inflation and the overall economic growth rate can affect both our short and long-term profitability. Monetary and fiscal policy in the United States, or similar actions in foreign nations, could result in increased volatility in financial markets, including interest rates, currencies and equity markets, and could impact our business in both the short-term and medium-term. Political events, including the imposition of stay-at-home orders and business shutdowns or other effects arising as a result of the COVID-19 pandemic, civil unrest, tariffs or other barriers to international trade, and the effects that these or other political events could have on levels of economic activity, could also impact our business through impacts on consumers’ behavior or impact on financial markets.

A wide variety of factors continue to impact global financial and economic conditions. These factors include, among others, measures imposed as a result of the COVID-19 pandemic, concerns over global economic growth, specifically economic growth in the United States, continued low interest rates following the sharp decline in the first and second quarter of 2020, elevated unemployment rates, concerns over global trade wars, changes in tax policy, global economic factors, including programs by foreign nations and the United Kingdom’s exit from the European Union and other geopolitical issues. See “Risks Related to Our Business and Industry—Risks Relating to Conditions in the Financial Markets and Economy—General conditions in the global capital markets and the economy could have a material adverse effect on our business, financial condition, results of operations and cash flows.”

In the short- to medium-term, the potential for increased volatility, coupled with prevailing interest rates remaining below historical averages and uncertain equity market performance, could pressure sales and reduce demand for our products as consumers consider purchasing alternative products to meet their objectives. In addition, this environment could make it difficult to consistently develop products that are attractive to customers. Our financial performance can be adversely affected by market volatility and equity market declines if fees assessed on the account value or benefit base of our annuities fluctuate, hedging costs increase and revenues decline due to reduced sales and increased outflows.

Regulatory Policy

We operate in a highly regulated industry. Our insurance company subsidiaries are regulated primarily at the state level, with some policies and products also subject to federal regulation. As such, regulations recently approved or currently under review at both the U.S. federal and state level could impact our business model, including statutory reserve and capital requirements. We anticipate that our ability to respond to changes in regulation and other legislative activity will be critical to our long-term financial performance.

NAIC Valuation Manual Updates

In 2018, the NAIC concluded an industry consultation and published a new NAIC Valuation Manual with the aim of reducing the non-economic volatility in the variable annuity statutory balance sheet and enhancing risk management. The framework applies to variable annuities’ reserve and capital requirements and, among other things, is expected to produce more stable RBC ratios compared to the prior statutory framework. The NAIC guidance had an effective date of January 2020 for the new framework, with early adoption permitted. We early adopted the new framework for Jackson in the period ending December 31, 2019. Jackson NY adopted the variation of the new framework applicable to New York-domiciled companies (promulgated through NY Regulation 213 in early 2020) in 2020. In 2020, we determined that a simplifying modeling assumption was not consistent within its intent in the adoption of the new framework and the revised modeling adopted for calculating reserves and capital reduced surplus and increased required capital.

NAIC reforms relating to the calculation of life insurance reserves for new business known as principle- based reserving became effective on January 1, 2017 in the states where it has been adopted, such as Michigan, to be followed by a three-year phase-in period. New York has enacted legislation allowing principle-based reserving, effective as of January 1, 2020. New York’s implementing regulation establishes that the reserving standard in New York will be consistent with the reserve standards, valuation methods and related requirements of the NAIC Valuation Manual, while also authorizing the NYSDFS to deviate from the NAIC Valuation Manual, by regulation, if it determines that an alternative requirement would be in the best interest of New York customers.

Tax Laws

All of our annuities offer investors the opportunity to benefit from tax deferral. If U.S. tax laws were to change, such that our annuities no longer offer tax-deferred advantages, demand for our products could materially decrease.

Consolidated Results of Operations

The following table sets forth, for the periods presented, certain data from our consolidated income statements. The information contained in the table below should be read in conjunction with our audited financial statements and the related notes.

	Six Months Ended June 30,		Years ended December 31,
	2021	2020	2020	2019	2018
			(As Restated)
	(in millions)
Revenues
Fee income	$3,672.3	$3,139.2	$6,504.4	$6,325.0	$6,183.0
Premium	52.1	72.1	129.7	537.1	5,122.8
Net investment income	1,535.1	1,301.6	2,780.9	3,018.4	2,785.6
Net losses on derivatives and investments	182.8	(2,011.5)	(6,454.2)	(6,716.5)	(809.3)
Other income	53.9	14.4	64.5	69.5	60.6
Total revenues	5,496.2	2,515.8	3,025.3	3,233.5	13,342.7
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	489.7	820.9	1,234.6	1,430.0	6,942.1
Interest credited on other contract holder funds net of deferrals	436.3	745.2	1,202.3	1,632.5	1,547.6
Interest expense	12.7	28.6	43.8	83.6	86.2
Operating costs and other expenses, net of deferrals.....	1,059.1	(276.9)	807.7	1,907.0	1,340.2
Cost of reinsurance	—	2,513.9	2,502.1	—	—
Amortization of deferred acquisition and sales inducement costs	548.0	312.5	(390.1)	(981.4)	1,151.2
Total benefits and expenses	2,545.8	4,144.2	5,418.4	4,071.7	11,067.3
Pretax (loss) income	2,950.4	(1,628.4)	(2,393.1)	(838.2)	2,275.4
Income tax (benefit) expense	541.0	(416.7)	(840.9)	(373.4)	248.4
Net (loss) income	$2,409.4	$(1,211.7)	$(1,552.2)	$(464.8)	$2,027.0

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
Pretax adjusted operating earnings[1]	$1,404.7	$820.6	$2,031.0	$2,317.8	$1,812.6
Non-operating adjustments:
Fees attributable to guarantee benefit reserves	1,372.6	1,224.6	2,509.0	2,376.8	2,239.2
Net movement in freestanding derivatives	(3,474.0)	2,719.8	(4,660.6)	(6,595.2)	604.7
Net reserve and embedded derivative movements	3,218.5	(6,536.7)	(3,183.5)	60.3	(1,588.3)
Net realized investment gains (losses) including change in fair value of funds withheld embedded derivative	296.8	1,392.3	812.8	(145.6)	(292.4)
DAC and DSI impact	(453.1)	631.8	1,260.5	898.4	(612.4)
Assumption changes	—	—	127.5	(80.5)	(198.5)
Loss on Athene Reinsurance Transaction	—	(2,046.7)	(2,081.6)	—	—
Net investment income on funds withheld assets	584.9	228.9	791.8	329.8	310.5
Pretax (loss) income attributable to Jackson	2,950.4	(1,628.4)	(2,393.1)	(838.2)	2,275.4
Income tax (benefit) expense	541.0	(416.7)	(840.9)	(373.4)	248.4
Net (loss) income attributable to Jackson	$2,409.4	$(1,211.7)	$(1,552.2)	$(464.8)	$2,027.0
1.    See Note 14 of the audited financial statements for further discussion on our segment performance measurement.

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

Net (Loss) Income

Our net income (loss) attributable to Jackson Financial Inc. improved by $3,621 million, or 299%, to net income of $2,409 million during the six months ended June 30, 2021, from net loss of $1,212 million during the six months ended June 30, 2020. This was driven by an improvement on net losses on derivatives instruments, due to gains on embedded derivative instruments on our variable annuities during the six months ended June 30, 2021 compared to losses during the same period in 2020, partially offset by losses on freestanding derivatives during the six months ended June 30, 2021 compared to the gains during the same period in 2020, as further described below. In addition, contributing to the improvement were higher fee income, lower interest credited (primarily due to the Athene Reinsurance Transaction), and lower amortization of deferred acquisition costs, as further described below. These favorable variances were partially offset by lower gains on funds withheld reinsurance of $130 million for the six months ended June 30, 2021, compared to gains of $1,169 million for the same period in 2020.

Revenues

Total revenues increased by $2,980 million, or 118%, to $5,496 million during the six months ended June 30, 2021 from $2,516 million during the six months ended June 30, 2020. A discussion of the notable items related to the change in revenues from the six months ended June 30, 2021 to six months ended June 30, 2020 is included in the below commentary.

Fee Income

Fee income increased $533 million, or 17%, to $3,672 million during the six months ended June 30, 2021 from $3,139 million during the six months ended June 30, 2020. Fee income includes $3,424 million of variable annuity related fees and charges during the six months ended June 30, 2021 versus $2,861 million during the six months ended June 30, 2020. This increase was primarily due to a $48 billion, or 26%, increase in average variable annuity account value balances to $228 billion in 2021 from $180 billion in 2020. The increase in average variable annuity account value balances was primarily a result of favorable separate account returns during the period.

Premium

Premium decreased $20 million, or 28%, to $52 million during the six months ended June 30, 2021 from $72 million during the six months ended June 30, 2020. This decrease was primarily due to reinsurance premium recoveries on certain term life insurance products for a specified reinsured block of business that lapsed at the end of the level term period in 2020. Upon the policy lapse, we received a return of the ceded premium from the reinsurer.

Net Investment Income

Net investment income increased $233 million, or 18%, to $1,535 million during the six months ended June 30, 2021 from $1,302 million during the six months ended June 30, 2020. The increase in net investment income was primarily due to higher income on private equity and other limited partnership investments, which are recorded on a one quarter lag. Partially offsetting this increase was higher investment expenses related to market appreciation on deferred compensation during the six months ended June 30, 2021.

Net Gains (Losses) on Derivatives and Investments

Total net gains on derivatives and investments increased $2,195 million, to a gain of $183 million during the six months ended June 30, 2021, from a loss of $2,012 million during the six months ended June 30, 2020. This increase was primarily a result of favorable movements in reserves on guarantees that are accounted for as embedded derivatives, which were primarily driven by positive separate account returns and higher interest rates (influencing drift and discount rates), compared to losses during the same period in the prior year.

This increase was mostly offset by losses on freestanding derivatives during the six months ended June 30, 2021, compared to gains during the comparable period in the prior year due to higher market returns as well as a higher interest rate environment, which resulted in losses within our interest rate related hedge movements. In addition, there were lower gains on funds withheld reinsurance for the six months ended June 30, 2021, compared to the same period in 2020.

Other Income

Other income increased $40 million, or 286% to $54 million during the six months ended June 30, 2021 from $14 million during the six months ended June 30, 2020. In the first quarter of 2020, we reimbursed a portion of reinsurance expense allowances resulting from lapses on certain term life insurance products described above which resulted in a net other expense during that period. This increase was also driven by higher expense allowances received related to the Athene Reinsurance Transaction, which is a benefit to us and is recorded within other income.

Total Benefits and Expenses

Total benefits and expenses decreased $1,598 million, or 39%, to $2,546 million during the six months ended June 30, 2021 from $4,144 million during the six months ended June 30, 2020. A discussion of the notable items related to the change in total benefits and expenses is included in the below commentary.

Death, Other Policy Benefits and Change in Policy Reserves, Net of Deferrals

Death, other policy benefits and change in policy reserves decreased $331 million, or 40%, to $490 million during the six months ended June 30, 2021 from $821 million during the six months ended June 30, 2020. This decrease was primarily a result of more favorable movements in reserves on variable annuity guarantees accounted for as insurance liabilities, compared to the same period in prior year.

Interest Credited on Contract Holder Funds, Net of Deferrals

Interest credited on contract holder funds, net of deferrals, decreased $309 million, or 41%, to $436 million during the six months ended June 30, 2021 from $745 million during the six months ended June 30, 2020. This decrease was primarily driven from the impact of ceding the majority of the fixed and fixed-index annuity business to Athene, as previously described. For the six months ended June 30, 2021, $317 million of interest credited was ceded to Athene, compared to $55 million for the six months ended June 30, 2020.

Operating Costs and Other Expenses, Net of Deferrals

Operating costs and other expenses, net of deferrals, increased to $1,336 million, or 482%, to $1,059 million during the six months ended June 30, 2021 from $(277) million during the six months ended June 30, 2020. The ceding commission of $1.2 billion received in 2020 due to the Athene Reinsurance Transaction was included as a contra expense within operating costs and other expenses. Excluding this ceding commission, operating costs and other expenses increased by 17% primarily due to higher asset-based commissions, which are non-deferrable, and the result of higher account values during the six months ended June 30, 2021, compared to the equivalent period in 2020. In addition, other general expenses were higher due to higher costs of $47 million related to separation costs during the six months ended June 30, 2021, compared to the same period in the prior year.

Cost of Reinsurance

Cost of reinsurance decreased $2,514 million, or 100%. There was no cost of reinsurance during the six months ended June 30, 2021, compared to $2,514 million during the six months ended June 30, 2020. Cost of reinsurance was due to the Athene Reinsurance transaction in June 2020 and includes the net impact of the ceded premium of $30.1 billion and ceded reserves of $27.6 billion, resulting in a net charge of $2.5 billion as of the effective date of the agreement.

Amortization of Deferred Acquisition Costs and Deferred Sales Inducement Costs

Amortization of deferred acquisition costs and deferred sales inducement costs increased $235 million, or 75%, to $548 million during the six months ended June 30, 2021 from $313 million during the six months ended June 30, 2020. This was primarily due to lower net freestanding and embedded derivative losses in 2021 leading to lesser negative impacts to current period gross profits and, therefore, greater current period amortization during the six months ended June 30, 2021 compared to the same period in 2020.

Income Taxes

Income taxes increased $958 million to an expense of $541 million during the six months ended June 30, 2021, from a benefit of $417 million during the six months ended June 30, 2020. The provision for income tax in the current period led to an effective tax rate of 18.3% for the six months ended June 30, 2021, compared to 25.6% during the six months ended June 30, 2020. The expense during the six months ended June 30, 2021 increased primarily due to the relationship of the taxable income to the consolidated U.S. GAAP pre-tax income, and the impact of the CARES Act recognized in the first six months of the prior year. The effective tax rate differs from the statutory rate of 21% primarily due to the dividends received deduction and utilization of tax credits.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $497 million, or 69%, to $1,214 million during the six months ended June 30, 2021, from $717 million during the six months ended June 30, 2020, primarily as a result of lower amortization of DAC and higher fee income, driven by separate account returns, partially offset by lower spread income.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net (Loss) Income

Our net (loss) income decreased by $1,087 million to a net loss of $1,552 million for the year ended December 31, 2020, from a net loss of $465 million for the year ended December 31, 2019. Included within our net loss for 2020 was an after tax net loss of $1,644 million related to the Athene Reinsurance Transaction. Excluding the impact from the Athene Reinsurance Transaction, our net income would have been $92 million, or $557 million greater than 2019. Adjusted for the loss on the Athene Reinsurance Transaction, this increase was primarily due to lower interest credited primarily due to the Athene Reinsurance Transaction and a higher favorable benefit of deferred acquisition and sales inducement costs, primarily due to derivative losses, partially offset by the impact from deferred acquisition costs assumption changes. These decreases were somewhat offset by lower net investment income, a result of lower investment yields on new investments. In addition, net derivative losses, including reserves on guarantees accounted for as embedded derivative instruments on our variable annuities, increased primarily as a result of lower equity markets in 2020, compared to 2019.

Revenues

Total revenues decreased by $209 million, or 6%, to $3,025 million for the year ended December 31, 2020 from $3234 million for the year ended December 31, 2019. A discussion of the notable items related to the change in revenues from 2020 to 2019 is included in the below commentary.

Fee Income

Fee income increased $179 million, or 3%, to $6,504 million for the year ended December 31, 2020 from $6,325 million for the year ended December 31, 2019. Fee income includes $5,973 million of variable annuity related fees and charges for the year ended December 31, 2020 versus $5,761 million for the year ended December 31, 2019. This increase was primarily due to an $8 billion, or 4%, increase in average variable annuity account value balances to $190 billion in 2020 from $182 billion in

2019. The increase in average variable annuity account value balances was primarily a result of separate account returns on investments during the year.

Premium

Premium decreased $407 million, or 76%, to $130 million for the year ended December 31, 2020 from $537 million for the year ended December 31, 2019. This decrease was primarily due to premiums of $406 million related to the John Hancock NY reinsurance transaction in 2019. Excluding the impact of the John Hancock NY reinsurance transaction, premiums were relatively consistent with prior year.

Net Investment Income

Net investment income decreased $237 million, or 10%, to $2,781 million for the year ended December 31, 2020 from $3,018 million for the year ended December 31, 2019 and the investment yield on our portfolio declined from December 31, 2019 due to portfolio rebalancing activity undertaken following the Athene Reinsurance Transaction, and investing at new money interest rates which were lower than the investment yield prior to this rebalancing.

Net Losses on Derivatives and Investments

Total net losses on derivatives and investments improved $263 million, to a loss of $6,454 million for the year ended December 31, 2020 from a loss of $6,717 million for the year ended December 31, 2019. Net losses on derivatives and investments included a benefit due to the realized gains recognized on funds withheld assets.

This benefit was partially offset by an increase in net derivative losses primarily due to higher losses in reserves on guarantees that are accounted for as embedded derivatives, driven by lower interest rates, influencing drift and discount rates, and higher implied volatility, which had the effect of more than offsetting the benefit of an increase in equity prices. Additionally, the embedded derivative movement reflects an update to both our credit rating during 2020, as well as, a change in discount rate methodology during the year. Our non-performance risk is derived using a blend of observed market yields on debt for life insurers with similar credit ratings to ours and matrix pricing data for expected yields on our debt adjusted to reflect company credit risk. This increase in embedded derivative losses was somewhat offset by lower freestanding derivative losses, a result of lower market returns compared to prior year, as well as a lower interest rate environment, which resulted in higher gains within our interest rate related hedge movements.

Total Benefits and Expenses

Total benefits and expenses increased $1,347 million, or 33%, to $5,418 million for the year ended December 31, 2020 from $4,072 million for the year ended December 31, 2019. A discussion of the notable items related to the change in total benefits and expenses from 2019 to 2020 is included in the below commentary.

Death, Other Policy Benefits and Change in Policy Reserves

Death, other policy benefits and change in policy reserves decreased $195 million, or 14%, to $1,235 million for the year ended December 31, 2020 from $1,430 million for the year ended December 31, 2019. This decrease was primarily due to the John Hancock NY reinsurance transaction, which resulted in an increase in reserves of $471 million during 2019. Excluding the impact of reserves from the John Hancock reinsurance transaction, death, other policy benefits and change in policy reserves, net of deferrals, increased $276 million as a result of more unfavorable movements in embedded liability reserves, as described above.

Interest Credited on Contract Holder Funds, Net of Deferrals

Interest credited on contract holder funds, net of deferrals, decreased $430 million, or 26%, to $1,202 million for the year ended December 31, 2020 from $1,633 million for the year ended December 31, 2019. This decrease was primarily driven from the impact of ceding the majority of the fixed and fixed-index annuity business to Athene. As of December 31, 2020, $384 million of interest credited was ceded to Athene.

Operating Costs and Other Expenses, Net of Deferrals

Operating costs and other expenses, net of deferrals, decreased $1,099 million, or 58%, to $808 million for the year ended December 31, 2020 from $1,907 million for the year ended December 31, 2019. The ceding commission of $1.2 billion received due to the Athene Reinsurance Transaction was included as a contra expense within operating costs and other expenses. In addition, the ceding commission associated with the John Hancock NY reinsurance transaction of $65 million was included as a contra expense in 2019.

Cost of Reinsurance

Cost of reinsurance was $2,520 million for the year ended December 31, 2020. Cost of reinsurance was due to the Athene Reinsurance Transaction in June 2020 and includes the net impact of the ceded premium of $30.1 billion and ceded reserves of $27.6 billion, resulting in a net charge of $2.5 billion as of the effective date of the agreement.

Amortization of Deferred Acquisition Costs and Deferred Sales Inducement Costs

Amortization of deferred acquisition costs and deferred sales inducement costs decreased $591 million, or 60%, to a benefit of $390 million for the year ended December 31, 2020 from a benefit of $981 million for the year ended December 31, 2019. DAC amortization included a DAC write-off of $764 million related to our FA and FIA blocks of business, as a result of the Athene Reinsurance Transaction. Excluding the impact of this write off, amortization of deferred acquisition costs and sales inducement costs would have been a benefit of $1,154 million, which was $173 million more favorable than the $981 million benefit in 2019. This was primarily a result of a more favorable benefit of amortization of deferred acquisition costs, resulting from the higher losses on derivative movements, compared to 2019, partially offset by the unfavorable impact from deferred acquisition costs assumption changes

Income Taxes

Income taxes increased $468 million to a benefit of $841 million for the year ended December 31, 2020, from a benefit of $373 million for the year ended December 31, 2019. The benefit during the year ended December 31, 2020 arose primarily from the dividends received deduction and foreign tax credits. In addition, during 2020 we recorded a benefit attributable to prior year deferred tax balances for certain investment partnerships, as well as an adjustment with respect to our methodology for state income taxes. Our effective rate typically varies from the marginal statutory rate of 21% due to the impact of permanent tax differences. In addition, income taxes for the year ended December 31, 2020 included an income tax benefit of $487 million related to the Athene Reinsurance Transaction.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings decreased $391 million, or 12%, to $2,031 million for the year ended December 31, 2020, from $2,318 million for the year ended December 31, 2019. This decrease was primarily due to lower investment income and higher DAC amortization, resulting primarily from the impact of assumption changes, partially offset by expected lower operating earnings due to the Athene Reinsurance Transaction.

Year Ended December 31, 2019 compared to Year Ended December 31, 2018

Net (Loss) Income

Our net (loss) income decreased by $2,492 million to a net loss of $465 million for the year ended December 31, 2019 from net income of $2,027 million for the year ended December 31, 2018. This decrease was primarily a result of an increase in net derivative losses, including reserves on guarantees accounted for as embedded derivative instruments on our variable annuities and fixed index annuities, which were the result of the strong equity markets in 2019 and which caused net income to decrease. The decline in net income was partially offset by lower amortization of deferred acquisition and sales inducement costs, due to lower overall gross profits in 2019 as a result of the aforementioned derivative losses, as well as higher variable annuity account value returns than anticipated in our mean reversion model. The decline was also offset by lower reserve movements during the period due to more favorable variable annuity account value returns during 2019.

Revenues

Total revenues decreased by $10,109 million, or 76%, to $3,234 million for the year ended December 31, 2019 from $13,343 million for the year ended December 31, 2018. A discussion of the notable items related to the change in revenues from 2018 to 2019 is included in the below commentary.

Fee Income

Fee income increased $142 million, or 2%, to $6,325 million for the year ended December 31, 2019 from $6,183 million for the year ended December 31, 2018. Fee income includes $5,761 million of variable annuity related fees for the year ended December 31, 2019 versus $5,606 million for the year ended December 31, 2018. This increase was primarily due to a $4 billion, or 2%, increase in average variable annuity account value balances to $182 billion in 2019 from $178 billion in 2018. The increase in average variable annuity account value balances was primarily a result of investment returns during the year.

Premium

Premium decreased $4,586 million, or 89%, to $537 million for the year ended December 31, 2019 from $5,123 million for the year ended December 31, 2018. This decrease was primarily due to premiums of $406 million related to the John Hancock NY reinsurance transaction in 2019 compared to premiums of $4,983 million related to the John Hancock reinsurance transaction in 2018. Excluding the impact of the John Hancock and John Hancock NY reinsurance transactions, premiums decreased $9 million, or 6%, to $131 million for the year ended December 31, 2019 from $140 million for the year ended December 31, 2018.

Net Investment Income

Net investment income increased $232 million, or 8%, to $3,018 million for the year ended December 31, 2019 from $2,786 million for the year ended December 31, 2018. This increase was primarily due to a $5.3 billion, or 8%, increase in average invested assets during 2019 as a result of fixed and fixed index annuity sales of $5.1 billion, while investment yields on our portfolio remained consistent at 3.94% year over year.

Net Losses on Derivatives and Investments

Total net losses on derivatives and investments increased $5,908 million, to a loss of $6,717 million for the year ended December 31, 2019 from a loss of $809 million for the year ended December 31, 2018. This increase was primarily a result of increased derivative losses included in other net investment losses of $6,047 million, which increased to a loss of $6,653 million for the year ended December 31, 2019 compared to a loss of $606 million for the year ended December 31, 2018. Derivative losses arose primarily as a result of the significant increase in equity markets during 2019. We manage our risk associated with optional guarantee benefits using a comprehensive interest rate and equity hedging program. Of the $6,047 million increase in derivative losses from 2018 to 2019, $8,436 million was the result of equity hedge positions, offset by $1,189 million in more favorable results from interest rate hedges. The increase in derivative losses was partially offset by a $1,199 million more favorable movement in reserves on guarantees that are accounted for as embedded derivatives during 2019 resulting from improved variable annuity account value performance between the years.

Total Benefits and Expenses

Total benefits and expenses decreased $6,996 million, or 63%, to $4,072 million for the year ended December 31, 2019 from $11,067 million for the year ended December 31, 2018. A discussion of the notable items related to the change in total benefits and expenses from 2018 to 2019 is included in the below commentary.

Death, Other Policy Benefits and Change in Policy Reserves

Death, other policy benefits and change in policy reserves decreased $5,512 million, or 79%, to $1,430 million for the year ended December 31, 2019 from $6,942 million for the year ended December 31, 2018. This decrease was primarily due to the previously mentioned John Hancock and John Hancock NY reinsurance transactions, which resulted in an increase in reserves of $471 million during 2019 compared to an increase in reserves of $5,532 million during 2018. Excluding the impact of reserves from the John Hancock reinsurance transactions, death, other policy benefits and change in policy reserves, net of deferrals decreased $451 million as a result of more favorable movements in embedded liability reserves.

Interest Credited on Contract Holder Funds, Net of Deferrals

Interest credited on contract holder funds, net of deferrals, increased $85 million, or 6%, to $1,633 million for the year ended December 31, 2019 from $1,548 million for the year ended December 31, 2018. This increase was largely a result of increased average account values of $1.6 billion driven by sales of fixed and fixed index annuities of $5.1 billion during 2019, partially offset by outflows due to surrenders, withdrawals, maturities and deaths.

Operating Costs and Other Expenses, Net of Deferrals

Operating costs and other expenses, net of deferrals, increased $567 million, or 42%, to $1,907 million for the year ended December 31, 2019 from $1,340 million for the year ended December 31, 2018. The negative ceding commissions associated with the John Hancock and John Hancock NY reinsurance transactions were included in operating costs and other expenses and reduced those items by $65 million and $555 million in 2019 and 2018, respectively. Excluding these items, operating costs and other expenses were largely consistent between 2019 and 2018.

Amortization of Deferred Acquisition Costs and Deferred Sales Inducement Costs

Amortization of deferred acquisition costs and deferred sales inducement costs decreased $2,133 million, to a benefit of $981 million for the year ended December 31, 2019 from a charge of $1,151 million for the year ended December 31, 2018. DAC amortization decreased primarily as a result of the impact of derivative movements between the years. In addition to the impact of derivative movements, the separate account return of 23% in 2019 was significantly higher than both the expected 2019 return and the return of (6)% in 2018, which resulted in higher expected gross profits and, therefore, lower current period amortization.

Income Taxes

Income taxes decreased $622 million to a benefit of $373 million for the year ended December 31, 2019 from an expense of $248 million for the year ended December 31, 2018. The benefit during the year ended December 31, 2019 arose primarily due to the significantly lower level of pretax income as a result of the items previously discussed, before consideration of the dividends received deduction. Our effective rate typically varies from the marginal statutory rate of 21% due to the impact of permanent tax differences.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings increased $505 million, or 28%, from $1,813 million for the year ended December 31, 2018 to $2,318 million for the year ended December 31, 2019. This increase was largely due to the increase in variable annuity account value balances as a result of higher sales of our variable annuities, the increase in core contract fees and the increase in average variable annuity account value balances due to investment returns during the year.

Segment Results

We manage our business through three segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments within Corporate and Other. The following table and discussion represent an overall view of our results of operations for each segment.

Retail Annuities

The following table sets forth, for the periods presented, certain data underlying the results for our Retail Annuities segment. The information contained in the table below should be read in conjunction with our audited financial statements and the related notes.

	Six Months Ended June, 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Retail Annuities:
Operating Revenue..............................................	$2,443.5	$2,301.9	$4,470.3	$4,937.0	$4,941.0
Fee Income............................................................	2,045.7	1,649.7	3,470.1	3,406.4	3,384.1
Net Investment Income.........................................	345.6	622.1	922.3	1,491.5	1,489.2
Income on operating derivatives...........................	28.6	25.7	48.0	38.6	67.4
Other income.........................................................	23.6	4.4	29.9	0.5	0.3
Operating Benefits and Expenses......................	$1,191.1	$1,440.3	$2,478.5	$2,653.9	$3,196.9
Death, other policy benefits and change in policy reserves..................................................................	17.5	17.8	54.4	26.7	(9.3)
Interest credited on other contract holder funds....	129.9	394.2	524.1	897.6	854.6
Interest expense.....................................................	10.8	15.8	27.3	34.8	42.3
Operating costs and other expenses, net of deferrals.................................................................	959.9	849.0	1,811.5	1,757.3	1,689.4
Amortization of deferred acquisition costs and deferred sales inducement costs............................	73.0	163.5	61.2	(62.5)	619.9
Pretax Adjusted Operating Earnings................	$1,252.4	$861.6	$1,991.8	$2,283.1	$1,744.1

The following table summarizes a roll forward of account value for our Retail Annuities segment as of the dates indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Retail Annuities:
Balance as of beginning of period.........................	$256,487.6	$230,667.8	$230,667.7	$196,484.9	$211,231.4
Premiums and deposits..........................................	9,671.6	8,546.0	18,113.1	19,727.6	17,518.3
Surrenders, withdrawals and benefits....................	(11,417.0)	(8,363.0)	(17,513.1)	(18,844.6)	(17,498.8)
Net flows...............................................................	(1,745.4)	183.0	600.0	883.0	19.5
Credited Interest/Investment performance............	22,507.6	(8,585.5)	27,641.6	35,600.2	(12,594.5)
Policy charges and other........................................	(1,314.3)	(1,188.8)	(2,421.7)	(2,300.4)	(2,171.5)
Ceded reinsurance.................................................	(25,919.6)	(27,505.7)	26,775.8	—	—
Balance as of end of period...................................	$275,935.5	$221,076.5	$229,711.8	$230,667.7	$196,484.9

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

Operating Revenues

Operating revenues increased $142 million, or 6%, to $2,444 million during the six months ended June 30, 2021 from $2,302 million during the six months ended June 30, 2020, primarily due to higher fee income resulting from growth in variable annuity account values, partially offset by lower net investment income.

Fee Income

Fee income increased by $396 million to $2,046 million during the six months ended June 30, 2021 from $1,650 million during the six months ended June 30, 2020. Fees associated with variable annuities represented the substantial majority of fee income, totaling $2,046 million for the six months ended June 30, 2021, up $396 million from $1,650 million for the six months ended June 30, 2020. This increase was primarily due to a $48 billion, or 26%, increase in average separate account balances to $228 billion at June 30, 2021, compared to an average separate account balance of $180 billion at June 30, 2020. The increase in average separate account balances was primarily a result of favorable separate account returns over the last year.

Net Investment Income

Net investment income decreased $276 million, or 44%, to $346 million during the six months ended June 30, 2021 from $622 million during the six months ended June 30, 2020. This decrease was primarily due to the decrease in invested assets as a result of the Athene Reinsurance Transaction partially offset by higher income on private equity and other limited partnership investments.

Income on operating derivatives

Income on operating derivatives increased $3 million, or 12%, to $29 million during the six months ended June 30, 2021 from $26 million during the six months ended June 30, 2020. This income relates to quarterly interest payments and accruals with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates. The increase in income compared to prior year was primarily due to the floating rates being lower during the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Other Income

Other operating income increased $24 million during the six months ended June 30, 2021 from $4 million during the six months ended June 30, 2020. This increase is driven by the expense allowance received related to the Athene Reinsurance Transaction, which is a benefit to us and is recorded within other income.

Operating Benefits and Expenses

Operating benefits and expenses decreased $249 million, or 17%, to $1,191 million during the six months ended June 30, 2021 from $1,440 million during the six months ended June 30, 2020, primarily from lower interest credited from the Athene Reinsurance Transaction and lower DAC amortization due to separate account returns, partially offset by higher operating costs driven by higher non-deferrable commission expenses.

Death, other policy benefits and change in policy reserves, net of deferrals

Death, other policy benefits and change in policy reserves remained flat at $18 million during the six months ended June 30, 2021 and 2020.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, decreased $264 million, or 67%, to $130 million during the six months ended June 30, 2021 from $394 million during the six months ended June 30, 2020. This decrease was primarily driven from the impact of ceding the majority of the fixed and fixed index annuity business to Athene. For the six months ended June 30, 2021, $317 million of interest credited was ceded to Athene, compared to $55 million for the six months ended June 30, 2020.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals, increased $111 million, or 13%, to $960 million during the six months ended June 30, 2021 from $849 million during the six months ended June 30, 2020. This increase was primarily due to higher non-deferrable commission expenses, a result of higher account values during the six months ended June 30, 2021, compared to the same period in 2020.

Amortization of deferred acquisition costs and deferred sales inducement costs

Amortization of deferred acquisition costs and deferred sales inducement costs decreased $91 million, or 55%, to $73 million for the six months ended June 30, 2021 from $164 million during the six months ended June 30, 2020. This was primarily due to a separate account return of 10% in 2021 that was higher than both the expected 2021 return and the return of (5)% in 2020, which resulted in a greater increase in expected gross profits and, therefore, lower current period amortization during the six months ended June 30, 2021 compared to the same period in 2020.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $390 million, or 45%, to $1,252 million during the six months ended June 30, 2021 from $862 million during the six months ended June 30, 2020, as a result of the items described above.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Operating Revenue

Operating Revenue decreased $467 million, or 10%, to $4,470 million for the year ended December 31, 2020 from $4,937 million for the year ended December 31, 2019. A discussion of the notable items related to the change in operating revenue from 2019 to 2020 is included in the below commentary.

Fee Income

Fee income increased by $64 million to $3,470 million for the year ended December 31, 2020 from $3,406 million for the year ended December 31, 2019. Fees associated with variable annuities represented the substantial majority of fee income, totaling $3,451 million in 2020, up $80 million from $3,371 million in 2019. This increase was primarily due to an $8 billion, or 4%, increase in average separate account balances to $190 billion in 2020 from $182 billion in 2019. The increase in average separate account balances was primarily a result of separate account returns on investments during the year.

Net Investment Income

Net investment income decreased $569 million, or 38%, to $922 million for the year ended December 31, 2020 from $1,492 million for the year ended December 31, 2019 and investment yields decreased from 3.90% at December 31, 2019 to 3.42% in 2020. The decrease in net investment income was due to a decrease in invested assets within the retail annuity investment portfolios from $40.2 billion as of December 31, 2019 to $13.7 billion in 2020, of which $24 billion was a result of the Athene Reinsurance Transaction. The decrease in investment yield was due to the retail annuity portfolio rebalancing activity which was undertaken following the Athene Reinsurance Transaction to realign this portfolio with our investment management objectives. This resulted in investing in new money interest rates which were lower than the investment yield prior to rebalancing.

Income on operating derivatives

Income on operating derivatives increased $9 million, or 24%, to $48 million for the year ended December 31, 2020 from $39 million for the year ended December 31, 2019. This income relates to quarterly interest payments with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates. The increase in income compared to prior year was primarily due to the decrease in rates during 2020, which resulted in more income received than what we paid with respect to the floating rate portion.

Other Operating Income

Other operating income increased $29 million to $30 million for the year ended December 31, 2020 from less than $1 million for the year ended December 31, 2019. This increase is driven by the expense allowance received related to the Athene Reinsurance Transaction, which is a benefit to us and is recorded within other operating income.

Operating Benefits and Expenses

Operating benefits and expenses decreased $175 million, or 7%, to $2,479 million for the year ended December 31, 2020 from $2,654 million for the year ended December 31, 2019. The primary drivers are discussed below.

Death, other policy benefits and change in policy reserves

Death, other policy benefits and change in policy reserves increased $28 million to a net charge of $54 million for the year ended December 31, 2020 from $27 million for the year ended December 31, 2019, primarily as a result of higher other policyholder benefits, compared to 2019.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, decreased $374 million, or 42%, to $524 million for the year ended December 31, 2020 from $898 million for the year ended December 31, 2019. This decrease was primarily driven from the impact of ceding the majority of the fixed and fixed-index annuity business to Athene. As of December 31, 2020, $384 million of interest credited was ceded to Athene.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals, increased $54 million, or 3%, to $1,812 million for the year ended December 31, 2020 from $1,757 million for the year ended December 31, 2019. The increase was a result of an increase in allocated corporate expenses driven by growth in this segment as compared to other segments.

Amortization of deferred acquisition costs and deferred sales inducement costs

Amortization of deferred acquisition costs and deferred sales inducement costs increased $124 million, to a charge of $62 million for year ended December 31, 2020 from a benefit of $62 million for the year ended December 31, 2019. This increase is primarily the result of a net unfavorable impact of $138 million from deferred acquisition costs assumption changes in 2020, compared to a $50 million benefit in 2019. This was partially offset by higher deferred acquisition costs deceleration of $330 million in 2020, compared to deceleration of $280 million in 2019.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings decreased $291 million, or 13%, to $1,992 million for the year ended December 31, 2019 from $2,283 million for the year ended December 31, 2019. This decrease was primarily due to the impact of the Athene Reinsurance Transaction and lower net investment income from investing at rates lower than the overall portfolio yield, as well as higher DAC amortization as described above.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Operating Revenues

Operating Revenues decreased $4 million, or 0.1%, to $4,937 million for the year ended December 31, 2019 from $4,941 million for the year ended December 31, 2018. A discussion of the notable items related to the change in Operating Revenues from 2018 to 2019 is included in the below commentary.

Fee Income

Fee income increased by $22 million to $3,406 million for the year ended December 31, 2019 from $3,384 million for the year ended December 31, 2018. Fees associated with variable annuities represented the majority of fee income, totaling $3,371 million in 2019, up $18 million from $3,353 million in 2018. This increase was primarily due to a $4 billion, or 2%, increase in average separate account balances to $182 billion in 2019 from $178 billion in 2018. The increase in average separate account balances was primarily a result of separate account returns on investments during the year.

Net Investment Income

Net investment income remained flat at $1,492 million for the year ended December 31, 2019, compared to $1,489 million for the year ended December 31, 2018. Overall, invested assets increased within the retail annuity investment portfolios from $36.3 billion as of December 31, 2018 to $40.2 billion as of December 31, 2019.

Income on Operating Derivatives

Income on operating derivatives decreased $29 million, or 43%, to $39 million for the year ended December 31, 2019 from $67 million for the year ended December 31, 2018. This income relates to quarterly interest payments with respect to our interest rate swaps, for which we generally receive amounts based on fixed rates and pay amounts based on floating rates. The decrease in income compared to prior year was primarily due to the increases in rates during 2019, which resulted in less income received than what we paid with respect to the floating rate portion.

Operating Benefits and Expenses

Operating benefits and expenses decreased $543 million, or 17%, to $2,654 million for the year ended December 31, 2019 from $3,197 million for the year ended December 31, 2018.

Death, other policy benefits and change in policy reserves

Death, other policy benefits and change in policy reserves increased $36 million to a net charge of $27 million for the year ended December 31, 2019 from a benefit of $9 million for the year ended December 31, 2018.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, increased $43 million, or 5%, from $855 million for the year ended December 31, 2018 to $898 million for the year ended December 31, 2019. This increase was largely a result of sales of fixed index annuities and fixed annuities of approximately $5.1 billion during 2019.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals, increased $68 million, or 4%, to $1,757 million for the year ended December 31, 2019 from $1,689 million for the year ended December 31, 2018. The increase was a result of an increase in allocated corporate expenses driven by growth in this segment as compared to other segments.

Amortization of deferred acquisition costs and deferred sales inducement costs

Amortization of deferred acquisition costs and deferred sales inducement costs decreased $682 million, to a benefit of $62 million during 2019 from a charge of $620 million during 2018. As previously discussed, amortization of DAC for certain products depends on the difference between expected and actual separate account returns. The separate account return of 23% in 2019 was significantly higher than the assumed separate account return rate which resulted in higher estimated gross profits and, therefore, lower current period amortization as compared to 2018 when the separate account return of (6)% was significantly lower than the assumed separate account return rate.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings increased $539 million, or 31%, to $2,283 million for the year ended December 31, 2019 from $1,744 million for the year ended December 31, 2018. This increase was primarily due to lower levels of DAC amortization and higher fee income in 2019 than in 2018, which was partially offset by lower net investment income and higher death and other policy benefits, interest credited and operating costs and other expenses as described above.

Institutional Products

The following table sets forth, for the periods presented, certain data underlying the results for our Institutional Products segment. The information contained in the table below should be read in conjunction with our audited financial statements and the related notes .

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Institutional Products:
Operating Revenue................................................	$120.4	$198.4	$356.4	$449.7	$381.3
Net Investment Income.........................................	120.4	196.8	354.8	449.7	381.3
Other income.........................................................	—	1.6	1.6	—	—
Operating Benefits and Expenses......................	$104.2	$151.8	$271.3	$344.1	$279.3
Interest credited on other contract holder funds....	99.8	136.4	250.0	290.6	230.4
Interest expense.....................................................	1.9	12.8	16.5	48.8	43.9
Operating costs and other expenses, net of deferrals.................................................................	2.5	2.6	4.8	4.7	5.0
Pretax Adjusted Operating Earnings................	$16.2	$46.6	$85.1	$105.6	$102.0

The following table summarizes a roll forward of account value for our Institutional Products segment as of the dates indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in millions)
Institutional Products:
Balance as of beginning of period.........................	$11,137.8	$12,287.1	$12,287.1	$10,900.1	$9,384.9
Premiums and deposits..........................................	—	1,284.2	1,284.2	2,521.8	3,126.2
Surrenders, withdrawals and benefits....................	(2,280.6)	(1,392.6)	(2,801.5)	(1,482.9)	(1,848.4)
Net flows...............................................................	(2,280.6)	(108.4)	(1,517.3)	1,038.9	1,277.8
Credited Interest....................................................	101.7	149.3	266.5	339.4	274.2
Policy charges and other........................................	(49.0)	(3.0)	106.6	8.7	(36.8)
Balance as of end of period...................................	$8,909.9	$12,325.0	$11,137.9	$12,287.1	$10,900.1

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

Operating Revenues

Operating revenues decreased $78 million, or 39%, to $120 million during the six months ended June 30, 2021 from $198 million during the six months ended June 30, 2020. This change was driven by a decrease in investment income, as described below.

Net Investment Income

Net investment income decreased $77 million, or 39%, to $120 million during the six months ended June 30, 2021 from $197 million during the six months ended June 30, 2020. This decrease was primarily a result of lower invested asset balances, as well as the impact of reinvesting at lower rates due to current market yields below the average existing portfolio yield.

Operating Benefits and Expenses

Operating benefits and expenses decreased $48 million, or 32%, to $104 million during the six months ended June 30, 2021 from $152 million during the six months ended June 30, 2020. This decrease was due to a decrease in liabilities due to a reduction in the institutional book. In addition, lower interest rates resulted in lower interest expense, compared to prior year, with respect to our FHLB loans, which are mostly floating rate contracts. Institutional product liabilities decreased from $12,341 million as of June 30, 2020, to $8,910 million as of June 30, 2021.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased to $16 million during the six months ended June 30, 2021 from $47 million during the six months ended June 30, 2020, as a result of the items described above.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Operating Revenues

Operating Revenues decreased $93 million, or 21%, to $356 million for the year ended December 31, 2020 from $450 million for the year ended December 31, 2019. This change was driven by a decrease in investment income, as described below.

Net Investment Income

Net investment income decreased $95 million, or 21%, to $355 million for the year ended December 31, 2020 from $450 million for the year ended December 31, 2019. This decrease was primarily due to the impact of investing at interest rates lower than the overall portfolio yield. Average invested assets increased from $12,847 million at December 31, 2019 to $13,546 million at December 31, 2020, an increase of 5.4%, while the investment yield decreased from 3.50% at December 31, 2019 to 2.62% at December 31, 2020.

Operating Benefits and Expenses

Operating benefits and expenses decreased $73 million, or 21%, to $271 million for the year ended December 31, 2020 from $344 million for the year ended December 31, 2019. This decrease was due to a slight decrease in the liabilities due to a reduction in the institutional book during the year. In addition, lower interest rates in 2020 resulted in lower interest expense, compared to 2019, with respect to our FHLB loans, which are mostly floating rate contracts. Institutional product liabilities decreased from $12,287 million as of December 31, 2019 to $11,138 million as of December 31, 2020.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings decreased to $85 million for the year ended December 31, 2020 from
$106 million for the year ended December 31, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Operating Revenues

Operating Revenues increased $68 million, or 18%, to $450 million for the year ended December 31, 2019 from $381 million for the year ended December 31, 2018. This increase was driven by an increase in investment income, as described below.

Net Investment Income

Net investment income increased $68 million, or 18%, to $450 million for the year ended December 31,
2019 from $381 million for the year ended December 31, 2018. This increase was primarily due to an increase in the average invested assets for Institutional Products, as well as higher investment yield in 2019. Institutional Products average invested assets increased from $11.6 billion at December 31, 2018 to $14.1 billion at December 31, 2019, an increase of 22%, while the investment yield increased from 3.43% at December 31, 2018 to 3.50% over the same period.

Operating Benefits and Expenses

Operating benefits and expenses increased $65 million, or 23%, to $344 million for the year ended December 31, 2019 from $279 million for the year ended December 31, 2018. This increase was due to an increase in the liabilities with growth in the institutional book during the year. Institutional product liabilities increased from $10,900 million in 2018 to $12,287 million in 2019 as we continued to grow this portion of the business.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings increased $4 million, or 3%, to $106 million for the year ended December 31, 2019 from $102 million for the year ended December 31, 2018. This increase was due to growth in the Institutional Products portfolio and the related increases in investment income and interest credited on those blocks as described above.

Closed Life and Annuity Blocks

The following table sets forth, for the periods presented, certain data underlying the results for our Closed Life and Annuity Blocks segment. The information contained in the table below should be read in conjunction with our audited financial statements and the related notes .

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
				(in millions)
Closed Life and Annuity Blocks:
Operating Revenue..............................................	$827.0	$659.1	$1,497.0	$1,965.7	$6,444.7
Fee Income............................................................	248.0	258.5	512.5	528.3	545.4
Premium................................................................	58.2	78.6	142.4	550.6	5,137.1
Net Investment Income.........................................	461.1	297.9	758.1	801.2	657.8
Income on operating derivatives...........................	37.7	17.8	58.3	26.5	49.0
Other income.........................................................	22.0	6.3	25.7	59.1	55.4
Operating Benefits and Expenses......................	$701.6	$677.9	$1,480.8	$1,960.8	$6,378.9
Death, other policy benefits and change in policy reserves..................................................................	409.4	379.2	866.5	1,390.1	6,301.8
Interest credited on other contract holder funds....	206.6	214.6	428.2	444.3	462.6
Operating costs and other expenses, net of deferrals.................................................................	78.6	76.3	169.2	107.0	(407.9)
Amortization of deferred acquisition costs and deferred sales inducement costs............................	7.0	7.8	16.9	19.4	22.4
Pretax Adjusted Operating Earnings................	$125.4	$(18.8)	$16.2	$4.9	$65.8

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

Operating Revenues

Operating revenues increased $168 million, or 25%, to $827 million during the six months ended June 30, 2021 from $659 million during the six months ended June 30, 2020. The primary drivers are discussed below.

Fee Income

Fee income decreased $11 million, or 4%, to $248 million during the six months ended June 30, 2021 from $259 million during the six months ended June 30, 2020. This decrease was primarily due to an overall decrease in mortality and expense charges as the closed block of life business continues to run off.

Premium

Premium decreased by $21 million, or 27%, to $58 million during the six months ended June 30, 2021 from $79 million during the six months ended June 30, 2020. This decrease was primarily due to reinsurance premium recoveries on certain term life insurance products for a specified reinsured block of business that lapsed at the end of the level term period in 2020. Upon the policy lapse, we received a return of the ceded premium from the reinsurer.

Net Investment Income

Net investment income increased $163 million, or 55%, to $461 million during the six months ended June 30, 2021 from $298 million during the six months ended June 30, 2020. This increase was primarily due to higher levels of investment income on private equity and other limited partnership investments, when compared to the same period in 2020.

Income on operating derivatives

Income on operating derivatives increased $20 million, or 111%, to $38 million during the six months ended June 30, 2021 from $18 million during the six months ended June 30, 2020. This income relates to quarterly interest payments and accruals with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates. The increase in income compared to prior year was primarily due to the floating rates being lower during the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Other Operating Income

Other operating income increased $16 million to $22 million during the six months ended June 30, 2021 from $6 million during the six months ended June 30, 2020. In the first quarter of 2020, we reimbursed a portion of reinsurance expense allowances resulting from lapses on certain term life insurance products described above which resulted in a net other expense during that period.

Operating Benefits and Expenses

Operating benefits and expenses remained relatively flat at $702 million during the three months ended six months ended June 30, 2021, as compared to $678 million during the six months ended June 30, 2020. The primary drivers are discussed below.

Death, other policy benefits and change in policy reserves, net of deferrals

Death, other policy benefits and change in policy reserves increased $30 million, to $409 million during the six months ended June 30, 2021 from $379 million during the six months ended June 30, 2020. This increase was primarily due to the benefit of a reserve decrease during the six months ended June 30, 2020, related to certain term life insurance products, in addition to a benefit allowance decrease for similar products reinsured by Scottish Re. This was mostly offset by lower benefits during the six months ended June 30, 2021, resulting from the continued decrease in the size of the closed blocks.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, decreased $8 million, or 4%, to $207 million during the six months ended June 30, 2021 from $215 million during the six months ended June 30, 2020. This decrease was largely a result of the continued decrease in the size of the closed blocks.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $144 million to $125 million during the six months ended June 30, 2021 from $(19) million during the six months ended June 30, 2020, as a result of the items described above.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Operating Revenue

Operating Revenue decreased $469 million, or 24%, to $1,497 million for the year ended December 31, 2020 from $1,966 million for the year ended December 31, 2019. This decrease was primarily a result of the previously mentioned John Hancock reinsurance transactions as discussed further below. Excluding the initial impacts of these reinsurance transactions, operating revenues was approximately $63 million, or 3% lower than 2019, primarily as a result of lower net investment income and fee income, as discussed below.

Fee Income

Fee income decreased $16 million, or 3%, to $513 million for the year ended December 31, 2020 from
$528 million for the year ended December 31, 2019. This decrease was primarily due to an overall decrease in mortality and expense charges as the closed block of life business continues to run off.

Premium

Premium decreased by $408 million, or 74%, to $142 million for the year ended December 31, 2020 from $551 million for the year ended December 31, 2019. This decrease was primarily a result of the previously mentioned John Hancock NY reinsurance transactions. Upon closing of the John Hancock NY reinsurance transaction in 2019, we reported $406 million in assumed premium. Excluding the impact of this reinsurance transaction, premiums remained relatively flat, compared to the prior year.

Net Investment Income

Net investment income decreased $43 million, or 5%, to $758 million for the year ended December 31, 2020 from $801 million for the year ended December 31, 2019. This decrease was primarily due to investing at lower rates than the overall portfolio yield as compared to prior year.

Income on operating derivatives

Income on operating derivatives increased $32 million, or 120%, to $58 million for the year ended December 31, 2020 from $27 million for the year ended December 31, 2019. This income relates to quarterly interest payments with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates. The increase in income compared to prior year was primarily due to the decrease in rates during 2020, which resulted in more income received than what we paid with respect to the floating rate portion.

Operating Benefits and Expenses

Operating benefits and expenses decreased $480 million, or 25%, to $1,481 million for the year ended December 31, 2020 from $1,961 million for the year ended December 31, 2019. This decrease was primarily a result of the previously mentioned John Hancock NY reinsurance transaction as discussed further below. Excluding the initial impact of this reinsurance transaction, total benefits and expenses were approximately
$9 million, lower than 2019.

Death, other policy benefits and change in policy reserves

Death, other policy benefits and change in policy reserves decreased $524 million, to $867 million for the year ended December 31, 2020 from $1,390 million for the year ended December 31, 2019. This decrease was primarily a result of the previously mentioned John Hancock NY reinsurance transaction. Excluding the initial impact of this reinsurance transaction, death, other policy benefit and change in policy reserves were lower by $53 million, compared to prior year.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, decreased $16 million, or 4%, to $428 million for the year ended December 31, 2020 from $444 million for the year ended December 31, 2019. This decrease was largely a result of continued decrease in the size of the closed blocks.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals, increased $62 million to $169 million for the year ended December 31, 2020 from $107 million for the year ended December 31, 2019. This increase was primarily due to the $65 million negative ceding commission in 2019 related to the previously mentioned John Hancock New York transaction. Excluding the initial impact of this reinsurance transaction, operating costs and other expenses, net of deferrals, decreased $3 million.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings increased $11 million to $16 million for the year ended December 31, 2020 from $5 million for the year ended December 31, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Operating Revenues

Operating Revenues decreased $4,479 million, or 69%, to $1,966 million for the year ended December 31, 2019 from $6,445 million for the year ended December 31, 2018. This decrease was primarily a result of the previously mentioned John Hancock and John Hancock NY reinsurance transactions as discussed further below. Excluding the initial impacts of these reinsurance transactions, Operating Revenues was approximately $98 million, or 7% higher year over year, primarily as a result of higher net investment income on a larger invested asset base, as discussed below.

Fee Income

Fee income decreased $17 million, or 3%, to $528 million for the year ended December 31, 2019 from $545 million for the year ended December 31, 2018. This decrease was primarily due to an overall decrease in mortality and expense charges as the closed block of life business continues to run off.

Premium

Premium decreased by $4,587 million, or 89%, to $551 million for the year ended December 31, 2019 from $5,137 million for the year ended December 31, 2018. This decrease was primarily a result of the previously mentioned John Hancock and John Hancock NY reinsurance transactions. Upon closing of the John Hancock reinsurance transaction in 2018, we reported $4,983 million in assumed premium. During 2019, with the closure of the John Hancock NY reinsurance transaction, we reported $406 million of assumed premium. Excluding the impact of these reinsurance transactions, premiums decreased $10 million, or 6%, primarily due to the decreasing book of business.

Net Investment Income

Net investment income increased $143 million, or 22%, to $801 million for the year ended December 31, 2019 from $658 million for the year ended December 31, 2018. This increase was primarily due to a full year of investment income on assets acquired in the John Hancock reinsurance transaction during 2019.

Income on Operating Derivatives

Income on operating derivatives decreased $22 million, or 27%, to $27 million for the year ended December 31, 2019 from $49 million for the year ended December 31, 2018. This income relates to quarterly interest payments with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates. The decrease in income compared to prior year was primarily due to the increases in rates during 2019, which resulted in less income received than what we paid with respect to the floating rate portion.

Operating Benefits and Expenses

Operating benefits and expenses decreased $4,418 million, or 69%, to $1,961 million for the year ended December 31, 2019 from $6,379 million for the year ended December 31, 2018. This decrease was primarily a result of the previously mentioned John Hancock and John Hancock NY reinsurance transactions as discussed further below.

Death, other policy benefits and change in policy reserves

Death, other policy benefits and change in policy reserves decreased $4,912 million, to $1,390 million for the year ended December 31, 2019 from $6,302 million for the year ended December 31, 2018. This decrease was primarily a result of the previously mentioned John Hancock and John Hancock NY reinsurance transactions, partially offset by a $43 million allowance for previously recognized reserve credits related to Scottish Re, which were deemed uncollectible in 2019. In addition, we recorded an additional $62 million incremental reserve in 2019 related to certain term life insurance products that was nearing the end of the level term period.

Interest credited on contract holder funds, net of deferrals

Interest credited on contract holder funds, net of deferrals, decreased $19 million, or 4%, to $444 million for the year ended December 31, 2019 from $463 million for the year ended December 31, 2018. This decrease was largely a result of continued decrease in the size of the closed blocks.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals, increased $515 million to a charge of $107 million for the year ended December 31, 2019 from a benefit of $408 million for the year ended December 31, 2018. The change was a result of the negative ceding commissions on the previously mentioned John Hancock transactions. Excluding the initial impact of these reinsurance transactions, operating costs and other expenses, net of deferrals increased $24 million from $148 million for the year ended December 31, 2018 to $172 million for the year ended December 31, 2019. This increase was a result of a full year worth of expenses related to the policies acquired under the John Hancock reinsurance transaction.

Pretax Adjusted Operating Earnings

Pretax Adjusted Operating Earnings decreased $61 million to $5 million for the year ended December 31, 2019 from $66 million for the year ended December 31, 2018. This decrease was primarily due to the net charge for the recoverable balance from Scottish Re, incremental reserves related to certain term life insurance products, and the decrease in investment income as the closed block ages.

Corporate and Other

Corporate and Other includes unallocated corporate revenue and expenses, as well as certain eliminations and consolidation adjustments. The following table sets forth, for the periods presented, certain data underlying the results for Corporate and Other. The information contained in the table below should be read in conjunction with our audited financial statements and the related notes.

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019	2018
				(in millions)
Corporate and Other:
Operating Revenue..............................................	$(23.7)	$(65.8)	$(17.6)	$(36.2)	$(38.4)
Net Investment Income.........................................	(44.4)	(76.4)	(46.1)	(53.6)	(53.2)
Income on operating derivatives...........................	12.4	8.5	21.2	7.5	9.8
Other income.........................................................	8.3	2.1	7.3	9.9	5.0
Operating Benefits and Expenses......................	$18.1	$26.2	$44.5	$39.6	$60.9
Operating costs and other expenses, net of deferrals.................................................................	18.1	26.2	24.7	38.2	53.6
Amortization of deferred acquisition costs and deferred sales inducement costs............................	—	—	19.8	1.4	7.3
Pretax Adjusted Operating Earnings................	$(41.8)	$(92.0)	$(62.1)	$(75.8)	$(99.3)

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

Operating Revenues

Operating revenues increased $78 million, or 229%, to $44 million during the six months ended June 30, 2021 from $(34) million during the six months ended June 30, 2020. The primary drivers are discussed below.

Net Investment Income

Net investment income increased $67 million to $23 million during the six months ended June 30, 2021 from $(44) million during the six months ended June 30, 2020. This increase was primarily due to higher income on private equity and other limited partnership investments.

Income on Operating Derivatives

Income on operating derivatives increased $3 million, or 33%, to $12 million during the six months ended June 30, 2021 from $9 million during the six months ended June 30, 2020. This income relates to quarterly interest payments and accruals with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts based on floating rates.

Operating Benefits and Expenses

Operating benefits and expenses decreased to $33 million during the six months ended June 30, 2021 from $35 million during the six months ended June 30, 2020. This decreased was primarily due to operating costs and other expenses, net of deferral, as described below.

Operating costs and other expenses, net of deferrals

Operating costs and other expenses, net of deferrals decreased $8 million, or 31%, to $18 million during the six months ended June 30, 2021 from $26 million during the six months ended June 30, 2020. This increase is due to an increase in general expenses related to PPM, primarily due to higher compensation related expenses .

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $80 million to $11 million during the six months ended June 30, 2021 from $(69) million during the six months ended June 30, 2020, as a result of the items described above.

Investments

Our investment portfolio primarily consists of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, private securities and loans, asset-backed securities and commercial mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The fair value of these and our other invested assets fluctuates depending on market and other general economic conditions and the interest rate environment and could be adversely impacted by other economic factors.

As of June 30, 2021 and December 31, 2020, we had total investments of $73 billion and $79 billion, respectively.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Operating Revenue

Operating revenues improved by $19 million to a loss of $(18) million for the year ended December 31, 2020, compared to $(36) million for the year ended December 31, 2019. The primary drivers are discussed below.

Net Investment Income

Net investment income decreased $8 million to a loss of $(46) million for the year ended December 31, 2020 from $(54) million for the year ended December 31, 2019. This decrease was primarily due to lower levels of investment income allocated to the corporate segment.

Income on Operating Derivatives

Income on operating derivatives increased $14 million to $21 million for the year ended December 31, 2020 from $7 million for the year ended December 31, 2019. This income relates to quarterly interest payments with respect to our interest rate swaps and, for which, we generally receive amounts based on fixed rates and pay amounts on floating rates with respect to our interest rate swaps. The increase in income compared to prior year was primarily due to the decrease in rates during 2020, which resulted in more income received than what we paid with respect to the floating rate portion.

Operating Benefits and Expenses

Operating benefits and expenses increased $5 million, or 12%, to $45 million for the year ended December 31, 2020 from $40 million for the year ended December 31, 2019.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $14 million to $(62) million for the year ended December 31, 2020 from $(76) million for the year ended December 31, 2019 as a result of the previously mentioned items.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Operating Revenues

Operating Revenues remained relatively flat at a loss of $(36) million for the year ended December 31, 2019, compared to a loss of $(38) million for the year ended December 31, 2018. The primarily drivers are discussed below.

Net Investment Income

Net investment income remained flat at $54 million for year ended December 31, 2019, compared to $53 million for 2018.

Income on Operating Derivatives

Income on operating derivatives decreased $2 million, to $8 million for the year ended December 31, 2019 from $10 million for the year ended December 31, 2018. This income relates to quarterly interest payments with respect to our interest rate swaps, for which we generally receive amounts based on fixed rates and pay amounts based on floating rates. The decrease in income compared to prior year was primarily due to the increases in rates during 2019, which resulted in less income received than what we paid with respect to the floating rate portion.

Operating Benefits and Expenses

Operating benefits and expenses decreased $21 million, or 35%, to $40 million for the year ended December 31, 2019 from $61 million for the year ended December 31, 2018. This decrease was primarily due to additional one-time costs related to a strategic reorganization of the distribution platform in 2018.

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $24 million to $(76) million for the year ended December 31, 2019 from $(99) million for the year ended December 31, 2018 as a result of the previously mentioned items.

Investments

General

Our investment portfolio primarily consists of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, private securities and loans, asset-backed securities and commercial mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The fair value of these and our other invested assets fluctuates depending on market and other general economic conditions and the interest rate environment and could be adversely impacted by other economic factors. See Note 3 to the Company’s audited consolidated financial statements included elsewhere in this prospectus for further information regarding the Company’s investments.

As of June 30, 2021 and December 31, 2020, 2019 and 2018, we had total investments of $73 billion, $79 billion, and $75 billion, and $69 billion, respectively.

Portfolio Composition

The following table summarizes the carrying values of our investments:

	Six Months Ended June 30,	Years Ended December 31,
	2021	2020	2019	2018
	(in millions)
Debt securities, at fair value......................................................................	$52,495.8	$34,489.7	$56,823.0	$51,695.0
Equity securities, at fair value...............................	223.3	1,590.4	1,531.8	1,748.4
Mortgage loans, net of allowance...............................................................	11,649.1	7,742.0	9,903.6	9,405.9
Policy loans...........................................................	4,580.5	1,052.0	1,119.9	1,143.7
Derivative instruments..........................................	1,482.9	2,219.6	1,486.4	730.6
Other invested assets.............................................	2,304.2	375.4	382.2	389.2
Total investments..................................................	$72,735.8	$47,469.1	$71,246.9	$65,112.8

Debt Securities Credit Quality

The following tables set forth the composition of the fair value of debt securities, including both those held as available for sale and for trading, as classified by rating categories as assigned by nationally recognized statistical rating organizations

(“NRSRO”), the NAIC or, if not rated by such organizations, our consolidated investment advisor. For purposes of the table, if not otherwise rated higher by an NRSRO, NAIC Class 1 investments are included in the A rating; Class 2 in BBB; Class 3 in BB and Classes 4 through 6 in B and below.

	Percent of Total Debt Securities Carrying Value as of
	June 30,	December 31,
	2021	2020	2019	2018
	(in millions)
Investment Rating
AAA......................................................................		23.0%	20.2%	18.8%
AA.........................................................................		6.3%	7.2%	8.4%
A............................................................................		36.5%	37.5%	35.3%
BBB.......................................................................		32.2%	33.3%	35.1%
Investment grade..................................................		98.0%	98.2%	97.6%
BB.........................................................................		1.5%	1.2%	1.7%
B and below..........................................................		0.5%	0.6%	0.7%
Below investment grade.....................................		2.0%	1.8%	2.4%
Total debt securities.............................................		100.0%	100.0%	100.0%

Equity Securities

Equity securities consist of investments in alternative assets, including limited partnerships, common and preferred stock holdings and mutual fund investments. We view limited partnerships as a diversifying asset class within our broader investment portfolio. Common and preferred stock investments generally arise out of previous private equity investments or other settlements rather than as direct investments. Mutual fund investments typically represent investments made in our own mutual funds to seed those structures for external issuance at a later date. As June 30, 2021, and December 31, 2020, 2019 and 2018, we had total equity securities of $223.3 million, $174.6 million, $147.7 million and $472.1 million, respectively.

Mortgage Loans

As of June 30, 2021 and December 31, 2020, 2019 and 2018, commercial mortgage loans of $11.1 billion, $10.2 billion, $9.9 billion, and $9.4 billion, respectively, are reported net of allowance for credit losses of $113.9 million, $164.7 million, $8.9 million and $5.4 million at each date, respectively. As of June 30, 2021, commercial mortgage loans were collateralized by properties located in 39 states and the District of Columbia. See Note 3 to the Company’s audited financial statements included elsewhere in this prospectus.

As of June 30, 2021 and December 31, 2020, 2019 and 2018, residential mortgage loans of $571.8 million, $448.6 million, nil and nil, respectively, are reported net of allowance for credit losses of $21.4 million, $14.5 million, nil and nil at each date, respectively. As of June 30, 2021, residential mortgage loans were collateralized by properties located in 48 states, the District of Columbia, and Europe. See Note 3 to the Company’s audited financial statements included elsewhere in this prospectus.

As of June 30, 2021, our mortgage loan includes $11.6 billion that were in good standing, $75.1 million that were greater than 90 days delinquent, and $1.0 million that were in process of foreclosure. Delinquent loans of $69.1 million were purchased when the loans were greater than 90 days delinquent and are supported with insurance or other guarantees provided by various governmental programs. As of December 31, 2020, 2019 and 2018, all mortgages were current and in good standing.

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure. Delinquency status is determined from the date of the first missed contractual payment.

Derivative Instruments

See Note 4 to the Company’s audited financial statements included elsewhere in this prospectus for additional information related to the Company’s derivative instruments.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash flows to meet the cash requirements of operating, investing and financing activities. Capital refers to our long-term financial resources available to support the business operations and contribute to future growth. Our ability to generate and maintain sufficient liquidity and capital depends on the profitability of the businesses, timing of cash flows on investments and products, general economic conditions and access to the capital markets and the alternate sources of liquidity and capital described herein.

Cash flows provided by Operating Activities

The principal operating cash inflows from our insurance activities come from insurance premiums, fees charged on our products, sales of annuities and institutional products and net investment income. The principal operating cash outflows are the result of annuity, life insurance and institutional product benefits, operating expenses and income tax, as well as interest expense. The primary liquidity concern with respect to these cash flows is the risk of early contract holder and policyholder withdrawal.

Cash flows used in Investing Activities

The principal cash inflows from our investment activities come from repayments of principal, proceeds from maturities and sales of investments, as well as settlements of freestanding derivatives. The principal cash outflows relate to purchases of investments and settlements of freestanding derivatives. It is not unusual to have a net cash outflow from investing activities because cash inflows from insurance operations are typically reinvested to fund insurance liabilities. We closely monitor and manage these risks through our comprehensive investment risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors or market disruptions that might impact the timing of investment related cash flows.

Cash flows provided by (used in) Financing Activities

The principal cash inflows from our financing activities come from deposits of funds associated with policyholder account balances and lending of securities. The principal cash outflows come from withdrawals associated with policyholder account balances and the return of securities on loan. The primary liquidity concerns with respect to these cash flows are market disruption and the risk of early policyholder withdrawal.

Statutory Capital

Jackson has statutory surplus above the level needed to meet current regulatory requirements. RBC requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula calculated by applying factors to various asset, premium, claim, expense and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. As of December 31, 2020, Jackson was well in excess of the minimum required capital levels. Jackson is also subject to risk-based capital guidelines that provide a method to measure the adjusted capital that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of Jackson’s investments and products. As of December 31, 2020, Jackson’s RBC ratio under the NAIC definition exceeded the Michigan standards.

Jackson had an RBC ratio of 347%, 366% and 458% as of December 31, 2020, 2019 and 2018, respectively. The decrease in Jackson’s RBC ratio as of December 31, 2020 as compared to December 31, 2019 was primarily driven by the following:

• Benefits from operating capital generation from the in-force business in line with our expectations following the Athene Reinsurance Transaction. This is lower than 2019, which benefited from a release of incremental reserves following the integration of the John Hancock business acquired in 2018, resulting in the addition of 100 percentage points to the RBC ratio;

• Benefits from the Athene Equity Investment and the impact of the Athene Reinsurance Transaction covering our in-force fixed annuity and fixed-indexed annuity portfolio, resulting in the addition of 92 percentage points to the RBC ratio;

• Reductions from the operating capital consumption from new sales, resulting in the reduction of the RBC ratio by 23 percentage points;

• Reductions from non-operating impacts mainly due to market movements where falling interest rates, rising equity markets and elevated volatility combined to result in derivative losses net of reserve changes and an increase in required capital, resulting in the reduction of the RBC ratio by 108 percentage points; and

• Reductions from the modeling revisions related to our early adoption, as of December 31, 2019, of the provisions of VM-21. During 2020, we determined that a simplifying modeling assumption was not consistent with our intent in the adoption of VM-21 and the revised modeling adopted for calculating reserves and capital reduced surplus and increased required capital, resulting in the reduction of the RBC ratio by 80 percentage points. This modeling change did not impact our historical GAAP financial statements.

The decrease in Jackson’s RBC ratio as of December 31, 2019 as compared to December 31,
2018 was primarily driven by the following:

• Benefits from operating capital generation from the in-force business, resulting in the addition of 118 percentage points to the RBC ratio;

• Benefits from a release of incremental reserves following the integration of the John Hancock business acquired in 2018, resulting in the addition of 23 percentage points to the RBC ratio;

• Reductions from the operating capital consumption from new sales, resulting in the reduction of the RBC ratio by 75 percentage points;

• Reductions from non-operating impacts mainly due to derivative losses net of reserve changes and limitations on deferred tax asset admissibility, resulting in the reduction of the RBC ratio by 76 percentage points;

• Reductions from the payment of a $550 million statutory stockholder dividend, resulting in the reduction of the RBC ratio by 37 percentage points;

• Reductions from the early adoption, as of December 31, 2019, of the provisions of VM-21 resulting in the reduction of the RBC ratio by 17 percentage points; and

• Reductions from one-off derivative losses from incremental hedging to manage risk limits under two variable annuity reserving frameworks, resulting in the reduction of the RBC ratio by 28 percentage points.

Jackson’s RBC ratio would have increased from 347% to approximately 470% at December 31, 2020, giving pro forma effect to the Recapitalization (offset in part by the reduction in the mean reversion interest rate parameter used in generating economic scenarios for variable annuity statutory reserves and capital, which became effective January 2021). As described above, Jackson’s RBC ratio can be highly sensitive to market movements, including changes in interest rates and equity markets. During the three months ended March 31, 2021, both long-term interest rates and U.S. equity markets increased significantly from year-end 2020 levels. As in prior periods of strong market growth where there are low levels of statutory reserves in excess of the cash surrender value minimum statutory reserves, we incurred hedging losses with limited release of statutory reserves and limited deferred tax admissibility, which reduced Jackson’s total adjusted capital by a significant amount. These same market movements also reduced Jackson’s required capital level significantly though to a lesser degree. Taking these changes into account, we estimate that Jackson’s RBC ratio will be at or above approximately 500-525% as of June 30, 2021, giving pro forma effect to the Recapitalization.

Jackson's RBC ratio for the years 2011 through 2018 ranged from 409% to 485%. Jackson has paid stockholder dividends (net of capital contributions) in nine of the past 10 years, averaging approximately $420 million annually.

Jackson's Liquidity

The liquidity requirements for Jackson primarily relate to the liabilities associated with our insurance and reinsurance activities, operating expenses and income taxes. Liabilities arising from insurance and reinsurance activities include the payment of policyholder benefits when due, cash payments in connection with policy surrenders and withdrawals and policy loans.

Liquidity requirements are principally for purchases of new investments, management of derivative related margin requirements, repayment of principal and interest on debt, payments of interest on surplus notes, funding of insurance product liabilities including payments for policy benefits, surrenders, maturities and new policy loans, funding of expenses including payment of commissions, operating expenses and taxes. As of June 30, 2021, Jackson’s outstanding surplus notes and bank debt included $68 million of bank loans from the Federal Home Loan Bank of Indianapolis, collateralized by mortgage-related securities and mortgage loans and $250 million of surplus notes maturing in 2027. Significant increases in interest rates could create sudden increases in surrender and withdrawal requests by customers and contract holders, and result in increased liquidity requirements for Jackson. Significant increases in interest rates or equity markets may also result in higher margin and collateral requirements on our derivative portfolio.

Other factors that are not directly related to interest rates can also give rise to an increase in liquidity requirements, including changes in ratings from rating agencies, general policyholder concerns relating to the life insurance industry (e.g., the unexpected default of a large, unrelated life insurer) and competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products . Most of the life insurance, annuity and institutional products Jackson offers permit the policyholder or contract holder to withdraw or borrow funds or surrender cash values. As of June 30, 2021, more than half of Jackson’s general account reserves are either not surrenderable, or included policy restrictions such as surrender charges greater than 5%, or market value adjustments to discourage early withdrawal of policy and contract funds.

The liquidity sources for Jackson are its cash, short-term investments, sales of publicly traded bonds, premium income, sales of annuities and institutional products, investment income, commercial repurchase agreements and utilization of a short-term borrowing facility with the Federal Home Loan Bank of Indianapolis.

Jackson uses a variety of asset liability management techniques to provide for the orderly provision of cash flow from investments and other sources as policies and contracts mature in accordance with their normal terms. Jackson’s principal sources of liquidity to meet unexpected cash outflows associated with sudden and severe increases in surrenders and withdrawals are its portfolio of liquid assets and its net operating cash flows.

Surplus Notes

On March 15, 1997, Jackson issued 8.15% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at our option or any holder prior to maturity. Interest is payable semiannually on March 15th and September 15th of each year . Interest expense on the notes was $10.2 million for both the six month periods ended June 30, 2021 and 2020 . Interest expense on the notes was $20.5 million, $20.4 million, and $20.4 million in 2020, 2019, and 2018, respectively.

Under Michigan Insurance Law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the commissioner of insurance of the state of Michigan and only out of surplus earnings which the commissioner determines to be available for such payments under Michigan Insurance Law.

Federal Home Loan Bank

Jackson is a member of the regional FHLBI primarily for the purpose of participating in its collateralized loan advance program with short-term and long-term funding facilities. Membership requires us to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of either short-term or long-term notes or funding agreements issued to FHLBI. As of June 30, 2021, Jackson held a short-term borrowing of $250 million and a bank loan with an outstanding balance of $68.1 million. As of December 31, 2020, Jackson held a short-term borrowing of $380 million and a bank loan with an outstanding balance of $72.3 million. As of December 31, 2019, Jackson held a short- term borrowing of $300 million and a bank loan with an outstanding balance of $77 million.

Financial Strength Ratings

Our access to funding and our related cost of borrowing, the attractiveness of certain of our subsidiaries’ products to customers, our attractiveness as a reinsurer to potential ceding companies and requirements for derivatives collateral posting are affected by our credit ratings and financial strength ratings which are periodically reviewed by the rating agencies. Financial strength ratings and credit ratings are important factors affecting consumer confidence in an insurer and its competitive position in marketing products as well as critical factors considered by ceding companies in selecting a reinsurer.

Our principal insurance company subsidiaries are rated by A.M. Best, S&P, Moody’s and Fitch. Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurer or reinsurer to meet its obligations under an insurance policy or reinsurance arrangement and generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their financial strength ratings upon information furnished to them by the company and upon their own investigations, studies and assumptions. Financial strength ratings are based upon factors of concern to customers, distribution partners and ceding companies and are not directed toward the protection of investors. Financial strength ratings are not recommendations to buy, sell or hold securities and they may be revised or revoked at any time at the sole discretion of the rating organization.

Company	A.M. Best	Fitch	Moody's	S&P

Jackson Rating.........................................................................	A	A	A2	A
Outlook....................................................................................	stable	stable	negative	stable

Contractual Obligations

The following table presents our contractual obligations and commitments as of December 31, 2020:

	Estimated Payments Due by Fiscal Year (in millions)
	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years

Policyholder liabilities.................................	$65,112.8	$3,303.3	$6,874.7	$6,322.2	$48,612.6
Obligations under funding, securities lending, and sale and repurchase agreements...................................................	8,968.0	2,610.7	2,376.9	1,613.0	2,367.4
Long-term debt............................................	688.8	38.8	68.3	68.3	513.4
Other operational borrowings......................	1,552.4	1,485.1	10.1	10.1	47.1
Purchase obligations....................................	1,015.6	1,015.6	—	—	—
Other............................................................	46.1	20.5	12.0	7.8	5.6
Total.............................................................	$77,383.7	$8,474.0	$9,342.2	$8,021.4	$51,546.1

Policyholder liabilities

Policyholder liabilities represent future estimated undiscounted cash flows for our annuities and life insurance products. In determining the projected payments, policy features are taken into account, in particular that the amount and timing of policyholder benefit payments reflect either surrender, partial withdrawal, annuitization, death, or contract maturity. In addition, the undiscounted amounts are based on our experience and expectations of future payment patterns and consider future premium receipts on our current policies in-force. The total amount presented above exceeds the liability amounts of the consolidated balance sheet primarily due to (i) the time value of money, which accounts for a substantial portion of the difference and (ii) differences in assumptions. Actual cash payments on insurance liabilities and policyholder account balances may differ significantly from the liabilities as presented on the consolidated balance sheet and the estimated cash payments as presented due to differences between actual experience and the assumptions used in the establishment of these liabilities and the estimation of these cash payments. All estimated cash payments are presented net of any reinsurance recoverable.

Obligations under funding, securities lending, and sale and repurchase agreements

The total amount presented for our obligations under funding, securities lending, and sale and repurchase agreements differs from the total amount presented on the consolidated balance sheet as the amounts presented herein include future interest on such obligations for the period from January 1, 2021 through maturity. Future interest on variable rate debt was computed using prevailing interest rates at December 31, 2020 and, as such, does not consider the impact of future interest rate movements. Future interest on fixed rate debt was computed using the stated interest rate on the obligations.

Long-term debt

The total amount presented for long-term debt differs from the total amount presented on the consolidated balance sheet as the amounts presented include future interest on such obligations for the period from January 1, 2021 through maturity. Future interest on fixed rate debt was computed using the stated interest rate on the obligations.

Other operational borrowings

Other operational borrowings relate to our FHLB loans and short-term advances, as well as notes held within our collateralized loan obligations. The total amount presented for our other operational borrowings differs from the total amount presented on the consolidated balance sheet as the amounts presented include future interest on such obligations for the period from January 1, 2021 through maturity. Future interest on variable rate debt was computed using prevailing interest rates at December 31, 2020 and, as such, does not consider the impact of future interest rate movements. Future interest on fixed rate debt was computed using the stated interest rate on the obligations.

Purchase obligations

Purchase obligations comprise unfunded commitments for investments in limited partnerships and limited liability companies.

Other

Other obligations are primarily comprised of our lease liabilities and other accruals for which we are contractually liable and which are reported in other liabilities on the consolidated balance sheet. If the timing of any of these other obligations is sufficiently uncertain, the amounts are included within the one year or less category.

Separate account liabilities are excluded as they are fully funded by cash flows from the corresponding separate account assets and are set equal to the estimated fair value of separate account assets.

Summary of Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in our consolidated financial statements included elsewhere herein. Significant estimates include, but are not limited to, reserves, investment and derivative valuations, deferred acquisition costs, reinsurance, provision for income taxes and valuation of deferred tax assets, and contingent liabilities. Actual results could differ significantly from those estimates. For a detailed discussion of the application of these and other accounting policies, refer to Note 3 – Summary of Significant Accounting Policies to our audited financial statements included elsewhere in this prospectus.

Impact of Recent Accounting Pronouncements

For a complete discussion of new accounting pronouncements affecting us, refer to Note 3 to the financial statements included elsewhere in this prospectus.

Off–Balance Sheet Arrangements

We do not have any off–balance sheet arrangements as of June 30, 2021.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit spreads.

Risk Management

Our Actuarial, Asset-Liability Management and Finance functions provide first-line management of our market risk exposures, our Risk function provides risk control and oversight and our Internal Audit team provides independent assurance. Our Enterprise Risk Management Framework contemplates a wide range of market risks and focuses on exposures and risk limits on a consolidated basis for the Company.

Market Risk—Fair Value Exposures

We have exposure to market risk through our annuity and insurance operations, general account investment activities and risk management activities. For the purpose of this section of the information statement, we define “market risk” as changes in fair value resulting from changes in interest rates or equity market prices. We regularly analyze our exposures to interest rates and equity markets. As a result of this analysis, we have determined that the estimated fair values of certain assets and liabilities may be materially impacted by changes in interest rates and equity markets. Our exposures to interest rates and equity markets also impact our business, financial condition, results of operations and cash flows other than through changes in fair value.

Interest Rates

Our market risk exposure to changes in interest rates principally arises from investments in fixed-income securities (primarily publicly-traded corporate and government bonds and asset-backed securities), interest-rate derivative instruments and embedded derivatives associated with variable and fixed index annuity guaranteed benefits.

Equity Markets

Our market risk exposure to changes in equity markets principally arises from investments in equity securities, equity derivative instruments and embedded derivatives associated with variable and fixed index annuity guaranteed benefits.

Variable Annuity Equity Market Risk

Equity market risk arises from the variable annuities we offer principally in the following ways:

• Core contract charges and investment management fees are generally calculated based on the account value. Our customers typically allocate a significant portion of their account value to separate account investment options that hold equity securities. Increases or decreases in the value of the referenced equity securities will increase or decrease the associated core contract charges and investment management fees.

• As of June 30, 2021, 77% of our total variable annuity account value included a return of premium death benefit and 12% of our total variable annuity account value included an enhanced GMDB selection. Decreases in equity markets increase the likelihood that a customer’s account value will be insufficient to cover the benefit paid to the beneficiary at the time of a claim following the customer’s death. As a result, the risk associated with such payouts is dependent on both the equity market performance and the time of the claim.

• As of June 30, 2021, 76% of total variable annuity account value included either a GMWB for Life or GMWB selection. These benefits guarantee minimum payments based on a fixed annual percentage of the benefit base. These withdrawals may continue even if the account value subsequently falls to zero. When equity markets decrease, we generally expect account values to decline, and the account value to therefore be able to fund relatively fewer guaranteed withdrawals. Conversely, increases in equity markets generally increase account values and extend the number of withdrawals the account value is able to fund.

In addition to equity market declines, certain other equity market changes could also increase our losses. For example, certain of our guaranteed living benefits and guaranteed death benefits include provisions that step up the benefit base if the account value exceeds the benefit base at specified time intervals (generally annually or quarterly). Therefore, if equity markets increase over the short-term but return to lower levels in the longer-term, those step-up provisions could increase the benefit base relative to the account value, resulting in more additional benefit payments paid by us compared to a scenario where equity markets had remained flat over time. The fees attributable to guaranteed benefits are generally calculated based on the benefit base, so the scenario in which equity markets increase and then later decrease will also result in relatively higher fee income.

Fixed Index Annuity Equity Market Risk

We sell fixed index annuities where the crediting rate to the contract holder is determined by reference to equity market performance. A higher equity market return over a given period will credit more interest to the account value of those annuities, though the final amounts credited are generally capped at specified maximum possible crediting rates.

We also offer an optional lifetime withdrawal guarantee benefit on our fixed index annuities, which allows contract holders to withdraw a specified amount each year until death, or until the contract holder’s account value is exhausted. The equity market risk exposure on these benefits differs from comparable benefits offered on variable annuities, because declines in equity markets only reduce the interest credited to the customer’s account value for that period and not the account value itself. As a result, declines in equity markets do not shorten the time remaining before we expect to make payments on these guarantees. However, increasing equity markets will result in higher amounts credited to the customer’s account value, thereby extending the number of annual guaranteed withdrawals funded from the account value.

Our Hedging Approach and Evaluating Hedge Effectiveness

Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guarantee benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios.

Depending on market conditions and our capital position, we may favor the use of one type of hedging instrument over another. When evaluating the effectiveness of our hedge program we look at the combined net effect of our hedge assets and the liabilities these assets are intended to hedge. We consider our hedge program effective if it is successful in keeping the net effect of these assets and liabilities within our defined risk measures and limits. This analysis of hedge positioning relative to the liabilities these assets are intended to hedge provides our management team a view on the effectiveness of the hedging program.

For our equity market exposure, we compare the impact of changes to equity markets on our hedge assets relative to the liabilities these assets are intended to hedge. For example, in periods with increasing equity markets, we expect significant losses on our equity hedges, but as increasing equity markets also generally increase contract holder account values, we expect a related decrease in the likelihood or level of future payments we need to make on our guaranteed benefits. Likewise, in periods of decreasing markets we expect significant increases in the value of our equity hedges, but also would expect liabilities for future guaranteed benefit payments to increase.

For our interest rate exposure, similar to equity market risk, we evaluate the level of interest rate hedge coverage by comparing the impacts of interest rate movements on our hedge assets relative to the liabilities these assets are intended to hedge. The types of derivative instruments we use to manage interest rate risk are different from those we use to manage equity market risk. We also recognize the sensitivity of our equity hedges to interest rates, but believe their contribution to the overall interest rate hedge is small due to their relatively short duration of these derivatives.

Risk Measurement—Sensitivity Analysis

In the following discussion and analysis, we measure market risk related to our market sensitive assets and liabilities based on changes in interest rates and equity market prices utilizing an internal sensitivity analysis. Due to our current portfolio structure and holdings, foreign currency movements are not material to the Company. This analysis estimates the potential changes in estimated fair value or carrying value with respect to our reserves based on a hypothetical 50 basis point parallel shift (increase or decrease) in risk-free interest rates and a 10% change (increase or decrease) in equity market prices. In performing the analysis summarized below, we used market rates and balance sheet positions as of June 30, 2021 and December 31, 2020 and 2019, respectively. We modeled the impact of changes in market rates and prices on the estimated fair values of our market sensitive assets and liabilities as follows:

• the net present values of our interest rate sensitive exposures resulting from a parallel 50 basis point shift (increase or decrease) in interest rates; and

• the estimated fair value of our equity positions due to a 10% change (increase or decrease) in equity market prices.

The sensitivity analysis reflects hypothetical scenarios and is an estimate as of a specific point in time based on asset and liability positioning on that date. These hypothetical scenarios do not represent management’s view of future market changes and should not be viewed as predictive of our future financial performance. Actual results in any particular period may vary from the amounts indicated in the table below as a result of changes in the composition of our assets and liabilities, market conditions, management actions and other factors.

The sensitivity analysis reflects changes in fair value resulting from changes in interest rates or equity market levels and does not reflect changes in the economic value of assets or liabilities.

The market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including:

• in terest-rate sensitive liabilities do not include $71.6 billion, $79.0 billion and $78.1 billion of policy and contract liabilities as of June 30, 2021 and December 31, 2020 and 2019, respectively, which are accounted for on a book value basis under U.S. GAAP;

• interest-rate sensitive assets do not include assets accounted for on a book value basis under U.S. GAAP, which primarily consist of $11.6 billion, $10.7 billion and $9.9 billion of mortgage loans as of June 30, 2021 and December 31, 2020 and 2019, respectively;

• the analysis excludes the effect of market or interest rate impacts on assets and liabilities related to our funds withheld reinsurance treaties;

• the analysis excludes real estate holdings;

• the analysis excludes the impact of changes in DAC and income taxes; and

• the analysis assumes that the composition of assets and liabilities remains unchanged upon measurement, and excludes the impacts of management actions.

Given the limitations described above, we use models as tools and not as substitutes for the experience and judgment of our management. Based on the fair values of the financial instruments and our analysis of the impacts of the measured changes in market rates and prices, we have determined that our interest rate and equity market exposures are material.

The table below provides detail regarding the potential change in estimated fair value of our debt securities and the carrying value of our fixed index and variable annuity guarantee liabilities due to a 50 basis point parallel increase and decrease in the yield curve by type of asset or liability:

	June 30, 2021			December 31, 2020			December 31, 2019
	Fair Value	Impact of +50 bps Change	Impact of -50 bps Change	Fair Value	Impact of +50 bps Change	Impact of -50 bps Change	Fair Value	Impact of +50 bps Change	Impact of -50 bps Change
	(in millions)
Debt Securities
Floating Rate	$706	$(3)	$(2)	$686	$3	$(4)	$961	$4	$(5)
Fixed Rate	$30,620	$(1,428)	$1,028	$33,804	$1,672	$1,046	$55,862	$(2,037)	$2,163

	June 30, 2021			December 31, 2020			December 31, 2019
	Carrying Value	Impact of +50 bps Change	Impact of -50 bps Change	Carrying Value	Impact of +50 bps Change	Impact of -50 bps Change	Carrying Value	Impact of +50 bps Change	Impact of -50 bps Change
	(in millions)

Fixed Index and Variable Annuity Guarantee Liabilities	$3,656	$(2,567)	$2,947	$6,949	$(2,760)	$3,201	$5,369	$(2,177)	$2,447

The carrying value of variable and fixed index annuity guarantee liabilities reflects the present value of projected benefit payments less the present value of attributed fees. These benefit payments and fees are subject to differing degrees of discounting, as benefit payments are generally projected to occur further in the future as compared to attributed fees. As a result, the degree of sensitivity between the present values of projected fees as compared to the present values of projected benefit payments may result in disproportionate sensitivity impacts relative to the liability carrying value.

T he table below provides additional detail regarding the potential change in estimated fair value of our equity investment portfolio and carrying value of our fixed index and variable annuity guarantee liabilities due to a 10% increase and decrease in equity market prices by type of asset or liability:

	June 30, 2021			December 31, 2020			December 31, 2019
	Fair Value	Impact of +10% Change	Impact of -10% Change	Fair Value	Impact of +10% Change	Impact of -10% Change	Fair Value	Impact of +10% Change	Impact of -10% Change
						(in millions)

Equity Investments Trading	$1,648	$(165)	$165	$1,590	$(159)	$159	$1,532	$(153)	$153

	June 30, 2021			December 31, 2020			December 31, 2019
	Carrying Value	Impact of +10% Change	Impact of -10% Change	Carrying Value	Impact of +10% Change	Impact of -10% Change	Carrying Value	Impact of +10% Change	Impact of -10% Change
						(in millions)

Fixed Index and Variable Annuity Guarantee Liabilities	$3,656	$(777)	$1,480	$6,949	$(795)	$1,535	$5,369	$(975)	$1,772

The carrying value of our annuity guarantee liabilities reflect our contract holders’ exposure to equity market declines. When equity markets increase, this exposure and the related liability declines.

The table below provides details regarding the potential change in estimated fair value of our derivative instruments due to a 50 basis point parallel increase and decrease in the yield curve by type of derivative instrument, as well as the potential change in estimated fair value of our derivative instruments due to a 10% increase and decrease in equity prices:

			Interest Rate Sensitivity
	Notional Amount	Weighted Average Term (Years)	Impact of +50 bps Change	Fair Value	Impact of -50 bps Change
		($ in millions)
June 30, 2021
Swaps	$11,246	7.32	$(233)	$528	$246
Swaptions	$18,000	2.39	$(434)	$162	$461
Futures	$1,622	0.25	$(92)	$—	$99

Total			$(760)	$690	$805
December 31, 2020
Swaps...................................................	$7,995	7.54	$(258)	$772	$(262)
Swaptions.............................................	$1,000	0.92	$(40)	$100	$53
Futures..................................................	$8,524	0.22	$(524)	$—	$557

Total.....................................................			$(822)	$872	$872
December 31, 2019
Swaps...................................................	$10,960	5.89	$(261)	$490	$276
Swaptions.............................................	$3,000	1.25	$(52)	$88	$81
Futures..................................................	$2,572	0.22	$(151)	$—	$162

Total.....................................................			$(462)	$578	$519

			Equity Sensitivity
	Notional Amount	Weighted Average Term (Years)	Impact of +10% Change	Fair Value	Impact of -10% Change
		($ in millions)
June 30, 2021
Options	$40,700	0.17	$1,382	$725	$(115)
Calls	$17,100	0.14	$1,494	$598	$(584)
Puts	$23,600	0.18	$(112)	$127	$468
Equity Futures	$15,900	0.22	$(1,591)	$—	$1,591

Total			$(209)	$725	$1,476
December 31, 2020
Options.................................................	$53,300	0.14	$2,288	$1,305	$(576)
Calls.....................................................	$26,300	0.13	$2,416	$1,127	$(1,048)
Puts.......................................................	$27,000	0.14	$(128)	$178	$472
Equity Futures......................................	$27,651	0.22	$(2,751)	$—	$2,751

Total.....................................................			$(463)	$1,305	$2,175
December 31, 2019
Options.................................................	$75,500	0.23	$1,853	$884	$405
Calls.....................................................	$31,000	0.12	$2,103	$561	$(555)
Puts.......................................................	$44,500	0.30	$(250)	$323	$960
Equity Futures......................................	$19,065	0.22	$(1,876)	$—	$1,876

Total.....................................................			$(23)	$884	$2,281

JACKSON
NATIONAL LIFE INSURANCE COMPANY

Jackson National Life Insurance Company and Subsidiaries

Consolidated Financial Statements (Restated)

December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors
Jackson National Life Insurance Company and Subsidiaries:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Jackson National Life Insurance Company and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated income statements, and statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and supplemental schedules I, III, IV, and V (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Correction of Misstatements

As discussed in Note 2 to the consolidated financial statements, the 2020, 2019, and 2018 consolidated financial statements have been restated to correct misstatements.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments .

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Liability for future policy benefits for certain variable annuity guarantees

Variable annuity contracts issued by the Company offer guaranteed minimum death benefits (GMDBs) and guaranteed minimum withdrawal benefits (GMWBs). The liability for the non-life contingent component of GMWBs is considered an embedded derivative and reported at fair value. The liability for GMDBs is measured in accordance with the measurement guidance for death and other insurance benefits. As of December 31, 2020, the liability for the non-life contingent component of GMWBs was estimated to be $5.6 billion and the liability for GMDBs was estimated to be $1.4 billion. These liabilities are reported within reserves for future policy benefits and claims payable in the Company’s consolidated balance sheets. As described in Notes 3, 7, and 10 to the consolidated financial statements, the Company estimates the liabilities for the GMDBs and non-life contingent component of the GMWBs using subjective judgments related to capital market assumptions, as well as actuarially determined assumptions related to expectations of future policyholder behavior. The Company regularly evaluates and updates these assumptions, causing adjustment to the estimated liability, if actual experience or other evidence suggests that earlier assumptions should be revised.

We identified the evaluation of certain assumptions used to estimate the value of these liabilities as a critical audit matter. Due the significant measurement uncertainty, this evaluation involved subjective auditor judgment and required specialized skills and knowledge related to the assumptions for mortality, benefit utilization, lapse, and discount rates (for non-life contingent GMWB liabilities) and mortality, lapse, fund performance, and discount rates (for GMDB liabilities).

The following are the primary procedures we performed to address this critical audit matter. With the assistance of actuarial professionals with specialized skills and industry knowledge, we evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s development and selection of assumptions used in the estimation of these liabilities. We involved actuarial professionals with specialized skills and industry knowledge, who assisted in:

• evaluating the appropriateness, and consistency with prior periods, of the Company’s methodology for selecting capital market and policyholder behavior assumptions

• comparing the selected assumptions with the Company’s emerging experience or market trends and evaluating the reasonableness of selected assumptions where deviations from Company experience or market trends were identified

• testing the application of the Company’s estimation methodology and confirming the use of selected assumptions by recalculating the estimated reserve for a selection of policies and comparing the results to the Company’s estimates.

Amortization of deferred acquisition costs

For the year ended December 31, 2020, the Company reported amortization of deferred acquisition costs (DAC) of $0.5 billion. A substantial portion of this amortization and the unamortized DAC balance as of December 31, 2020, relates to variable annuity contracts, including contracts with guaranteed benefit riders, which is amortized into income in proportion to estimated gross profits of the relevant contracts. As discussed in Note 3 to the consolidated financial statements, assumptions impacting estimated future gross profits used in the calculation of the amortization of deferred acquisition costs include but are not limited to policyholder behavior assumptions, mortality rates, investment returns and projected hedging costs. The Company regularly evaluates and updates these assumptions, causing adjustments to the estimated gross profits, if actual experience or other evidence suggests that earlier assumptions should be revised.

We identified the evaluation of certain assumptions used to estimate gross profits used in the amortization of DAC as a critical audit matter. Specifically, a high degree of subjective auditor judgment, as well as specialized skills and industry knowledge, were required in evaluating the appropriateness of certain assumptions, including mortality, lapse, benefit utilization rates, investment returns, and projected hedging costs.

The following are the primary procedures we performed to address this critical audit matter. With the assistance of professionals with specialized skills and industry knowledge, we evaluated the design and implementation and tested the operating effectiveness of certain internal controls over the Company’s process for the development and selection of the assumptions used to estimate future gross profits. We involved professionals with specialized skills and industry knowledge, who assisted in:

• evaluating the appropriateness, and consistency with prior periods, of the Company’s methodology for selecting these assumptions

• comparing each of the selected assumptions with the Company’s emerging experience or market trends and evaluating the reasonableness of selected assumptions where deviations from Company experience or market trends were identified

• testing the application of the Company’s estimation methodology and confirming the use of selected assumptions by recalculating the estimates of future gross profits for a selection of policies and comparing the results to the Company’s estimates.

/s/ KPMG LLP

We have served as the Company’s auditor since 1999.

Dallas, Texas
April 12, 2021, except for Note 2, and the correspondingly impacted portions of Notes 3, 4, 5, 6, 7, 8, 9, 13, 14, 15, and 22, and the corresponding impacted supplemental schedules I, III, and V, as to which the date is July 16, 2021

Jackson National Life Insurance Company and Subsidiaries
Consolidated Balance Sheets
(In millions, except per share information)

	December 31,
Assets	2020	2019
	(As Restated)
Investments:
Debt securities, available for sale, at fair value, net of allowance for credit losses of $13.6 and nil at December 31, 2020 and 2019, respectively (amortized cost: 2020, $54,052.0; 2019 $53,354.2)	$58,964.3	$56,823.0
Debt Securities, at fair value under fair value option	167.8	151.1
Equity securities, at fair value	174.6	147.7
Mortgage loans, net of allowance for credit losses of $179.2 and $8.9 at December 31, 2020 and 2019, respectively	10,727.5	9,903.6
Policy loans (including $3,454.2 and $3,585.8 at fair value under the fair value option at December 31, 2020 and 2019, respectively)	4,522.8	4,705.7
Freestanding Derivative instruments	2,219.8	1,486.4
Other invested assets	1,958.3	1,766.3
Total investments	78,735.1	74,983.8
Cash and cash equivalents	1,852.9	1,843.8
Accrued investment income	553.4	588.6
Deferred acquisition costs	13,896.5	12,334.4
Reinsurance recoverable, net of allowance for credit losses of $12.6 and nil at December 31, 2020 and 2019, respectively	35,310.6	8,410.2
Deferred income taxes, net	1,035.9	659.9
Receivables from affiliates	228.8	247.8
Other assets	785.7	744.1
Separate account assets	219,062.9	195,070.5
Total assets	$351,461.8	$294,883.1

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$21,472.1	$19,151.5
Other contract holder funds	64,293.4	64,048.4
Funds withheld payable under reinsurance treaties, (including $3,626.5 and $3,760.3 at fair value under the fair value option at December 31, 2020 and 2019, respectively)	31,971.5	3,760.3
Debt	533.4	574.7
Securities lending payable	12.3	48.3
Freestanding derivative instruments	56.4	24.3
Other liabilities	4,573.6	2,999.1
Separate account liabilities	219,062.9	195,070.5
Total liabilities	341,975.6	285,717.1

Equity
Common stock, $1.15 par value; authorized 50,000 shares; issued and outstanding 12,000 shares	13.8	13.8
Additional paid-in capital	4,588.3	4,088.3
Shares held in trust	(4.3)	(4.3)
Equity compensation reserve	7.7	0.5
Accumulated other comprehensive income (loss), net of tax expense of $762.4 in 2020 and $347.9 in 2019	3,960.0	2,539.3
Retained earnings	920.7	2,528.4
Total stockholder's equity	9,486.2	9,166.0
Total liabilities and equity	$351,461.8	$294,883.1

See accompanying Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Income Statements
(In millions)

	Years Ended December 31,
	2020	2019	2018
	(As Restated)
Revenues
Fee income	$6,504.4	$6,325.0	$6,183.0
Premium	129.7	537.1	5,122.8
Net investment income	2,780.9	3,018.4	2,785.6
Net losses on derivatives and investments	(6,454.2)	(6,716.5)	(809.3)
Other income	64.5	69.5	60.6
Total revenues	3,025.3	3,233.5	13,342.7
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,234.6	1,430.0	6,942.1
Interest credited on other contract holder funds, net of deferrals	1,202.3	1,632.5	1,547.6
Interest expense	43.8	83.6	86.2
Operating costs and other expenses, net of deferrals	807.7	1,907.0	1,340.2
Cost of reinsurance	2,520.1	—	—
Amortization of deferred acquisition and sales inducement costs	(390.1)	(981.4)	1,151.2
Total benefits and expenses	5,418.4	4,071.7	11,067.3
Pretax (loss) income	(2,393.1)	(838.2)	2,275.4
Income tax (benefit) expense	(840.9)	(373.4)	248.4
Net (loss) income	$(1,552.2)	$(464.8)	$2,027.0

See accompanying Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Comprehensive Income
(In millions)

	Years Ended December 31,
	2020	2019	2018
	(As Restated)

Net (loss) income	$(1,552.2)	$(464.8)	$2,027.0

Other comprehensive income, net of tax:
Net unrealized gains (losses) on securities not impaired (net of tax expense (benefit) of: 2020 $599.4; 2019 $677.0; 2018 $(317.4))	2,116.4	2,546.9	(1,193.9)

Change in unrealized gains on securities for which an allowance for credit losses has been recorded (net of tax expense of: 2020 $1.2)	4.4	—	—

Net unrealized losses on other impaired securities (net of tax benefit of: 2019 $0.1; 2018 $0.1)	—	(0.5)	(0.3)

Reclassification adjustment for (losses) gains included in net income (net of tax (benefit) expense of: 2020 $(186.1); 2019 $17.2; 2018 $(23.7))	(700.1)	64.8	(89.2)

Total other comprehensive income (loss)	1,420.7	2,611.2	(1,283.4)
Comprehensive (loss) income	$(131.5)	$2,146.4	$743.6

See accompanying Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Comprehensive Income
(In millions)

					Accumulated
		Additional		Equity	Other		Total
	Common	Paid-In	Shares Held	Compensation	Comprehensive	Retained	Stockholder's
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity
Balances as of December 31, 2017 (as restated)	$13.8	$3,816.1	$(18.9)	$10.2	$1,071.4	$2,083.2	$6,975.8

Net income	—	—	—	—	—	2,027.0	2,027.0
Change in unrealized investment gains
and losses, net of tax (as restated)	—	—	—	—	(1,283.4)	—	(1,283.4)
Capital Contribution	—	152.2	—	—	—	—	152.2
Dividends to stockholder	—	—	—	—	—	(451.9)	(451.9)
Cumulative effects of changes in accounting principles, net of tax	—	—	—	—	140.1	(140.1)	—
Shares acquired at cost	—	—	(5.4)	—	—	—	(5.4)
Shares distributed at cost	—	—	12.9	—	—	—	12.9
Reserve for equity compensation plans	—	—	—	(0.2)	—	—	(0.2)
Fair value of shares issued under equity compensation plans	—	—	—	(6.4)	—	—	(6.4)
Balances as of December 31, 2018 (as restated)	13.8	3,968.3	(11.4)	3.6	(71.9)	3,518.2	7,420.6

Net loss	—	—	—	—	—	(464.8)	(464.8)
Change in unrealized investment gains
and losses, net of tax (as restated)	—	—	—	—	2,611.2	—	2,611.2
Capital Contribution	—	120.0	—	—	—	—	120.0
Dividends to stockholder	—	—	—	—	—	(525.0)	(525.0)
Shares acquired at cost	—	—	(2.8)	—	—	—	(2.8)
Shares distributed at cost	—	—	9.9	—	—	—	9.9
Reserve for equity compensation plans	—	—	—	1.2	—	—	1.2
Fair value of shares issued under equity
compensation plans	—	—	—	(4.3)	—	—	(4.3)
Balances as of December 31, 2019 (as restated)	13.8	4,088.3	(4.3)	0.5	2,539.3	2,528.4	9,166.0

Net loss	—	—	—	—	—	(1,552.2)	(1,552.2)
Change in unrealized investment gains
and losses, net of tax (as restated)	—	—	—	—	1,420.7	—	1,420.7
Change in accounting principle, net of tax	—	—	—	—	—	(55.5)	(55.5)
Capital Contribution	—	500.0	—	—	—	—	500.0
Shares acquired at cost	—	—	(17.6)	—	—	—	(17.6)
Shares distributed at cost	—	—	17.6	—	—	—	17.6
Reserve for equity compensation plans	—	—	—	7.6	—	—	7.6
Fair value of shares issued under equity
compensation plans	—	—	—	(0.4)	—	—	(0.4)
Balances as of December 31, 2020 (as restated)	$13.8	$4,588.3	$(4.3)	$7.7	$3,960.0	$920.7	$9,486.2
See accompanying Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	Years Ended December 31,
	2020	2019	2018
	(As Restated)
Cash flows from operating activities:
Net (loss) income	$(1,552.2)	$(464.8)	$2,027.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(373.1)	(184.3)	(18.1)
Net losses on derivatives	7,267.0	6,571.0	516.9
Net realized (gains) losses on funds withheld reinsurance treaties	(439.7)	329.8	310.5
Interest credited on other contract holder funds, gross	1,204.6	1,639.6	1,556.1
Mortality, expense and surrender charges	(593.2)	(641.0)	(663.1)
Amortization of discount and premium on investments	56.4	20.3	7.3
Deferred income tax (benefit) expense	(775.6)	(672.9)	134.5
Share-based compensation	44.4	54.8	26.3
Cash (paid to) received from reinsurance transaction	(31.7)	36.6	321.9
Change in:
Accrued investment income	35.2	38.8	36.0
Deferred sales inducements and acquisition costs	(1,359.4)	(1,788.6)	392.1
Income tax accruals	(60.8)	(79.7)	72.2
Other assets and liabilities, net	388.6	(1,059.3)	568.6
Net cash provided by operating activities	3,810.5	3,800.3	5,288.2

Cash flows from investing activities:
Sales, maturities and repayments of:
Debt securities	29,697.0	10,050.9	5,521.0
Equity securities	82.0	470.1	135.5
Mortgage loans	1,200.7	1,242.8	1,028.6
Purchases of:
Debt securities	(27,851.2)	(10,514.9)	(7,873.6)
Equity securities	(115.3)	(129.9)	(559.3)
Mortgage loans	(2,188.7)	(1,750.1)	(1,070.4)
Settlements related to derivatives and collateral on investments	(5,320.7)	7,040.8	1,816.1
Other investing activities	(38.3)	(84.8)	(142.8)
Net cash used in investing activities	(4,534.5)	(7,756.7)	(1,144.9)

Cash flows from financing activities:
Policyholders' account balances:
Deposits	19,631.7	22,633.9	21,009.2
Withdrawals	(23,152.9)	(23,106.4)	(21,972.9)
Net transfers from (to) separate accounts	2,560.6	2,646.2	(225.0)
Net (payments on) proceeds from repurchase agreements	1,100.0	—	—
Net proceeds from (payments on) Federal Home Loan Bank notes	79.9	300.1	(600.1)
Net proceeds from (payments on) debt	13.8	16.1	22.4
Disposition of shares held in trust at cost, net	—	7.1	7.4
Capital contribution from Parent	500.0	86.6	100.0
Payment of cash dividends to Parent	—	(525.0)	(450.0)
Net cash provided by (used in) financing activities	733.1	2,058.6	(2,109.0)

Net increase (decrease) in cash and cash equivalents	9.1	(1,897.8)	2,034.3

Cash and cash equivalents, beginning of year	1,843.8	3,741.6	1,707.3
Cash and cash equivalents, end of year	$1,852.9	$1,843.8	$3,741.6

Supplemental Cash Flow Information
Income tax (received) paid	$(3.8)	$379.3	$35.4
Interest paid	$26.4	$30.8	$33.0

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

1.      Business and Basis of Presentation

Jackson National Life Insurance Company (the “Company” or “Jackson”) is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly owned by the US parent, Jackson Financial Inc. (“Jackson Financial”), a majority-owned subsidiary of Prudential plc (“Prudential”), London, England. Jackson, together with its New York life insurance subsidiary, is licensed to sell group and individual annuity products (including immediate, index linked, and deferred fixed and variable annuities) and individual life insurance products, including variable universal life, in all 50 states and the District of Columbia. Jackson also participates in the institutional products market through the issuance of guaranteed investment contracts (“GICs”), funding agreements and medium term note funding agreements.

The consolidated financial statements include accounts, after the elimination of intercompany accounts and transactions, of the following:
•    Life insurers: Jackson and its wholly owned subsidiaries Jackson National Life Insurance Company of New York (“JNY”), Squire Reassurance Company LLC (“Squire Re”), Squire Reassurance Company II, Inc. (“Squire Re II”), VFL International Life Company SPC, LTD and Jackson National Life (Bermuda) LTD;
•    Wholly owned broker-dealer, investment management and investment advisor subsidiaries: Jackson National Life Distributors, LLC, Jackson National Asset Management, LLC;
•    PGDS (US One) LLC (“PGDS”), a wholly owned subsidiary that provides certain services to Jackson and certain affiliates;
•    Other insignificant wholly owned subsidiaries; and
•    Other insignificant partnerships, limited liability companies and variable interest entities (“VIEs”) in which Jackson is deemed the primary beneficiary.

Other
As a result of the spread of the COVID-19 coronavirus, economic uncertainties have arisen which may have an impact on the Company’s capital position. As the economic uncertainties are on-going, the potential impact continues to vary and is unknown at this time. The Company has implemented business continuity plans that were already in place to ensure the availability of services for our customers, work at home capabilities for our staff, where appropriate, and other ongoing risk management activities related to the current ongoing market stress.

On January 28, 2021, Prudential announced that they plan to pursue the separation of its US business operations in 2021.

On June 18, 2020, the Company announced that it had entered into a funds withheld coinsurance agreement with Athene Life Re Ltd. (“Athene”) effective June 1, 2020 to reinsure on 100% quota share basis a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission.

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation. Certain amounts in the 2019 notes to the consolidated financial statements have been reclassified to conform to the 2020 presentation, as further described below.

In 2020, the Company revised its income statement presentation of derivatives to include all cash settlements and changes in fair value within one line item. In prior years, the periodic cash settlements with respect to interest rate swap derivatives of $72.6 million and $126.2 million in 2019 and 2018, respectively, were included in net investment income. As a result of this change, the Company has amended the income statement line item description to “Net losses on derivatives and investments” and has reflected this change accordingly within the Company’s Investments (Note 4), Derivative Instruments (Note 5), and Fair Value Measurements (Note 6) disclosures. In addition, this change has also been reflected in Segment Information (Note 14), as the cash settlement portion of the derivative income was previously reflected in net investment income and, therefore, was included in pretax adjusted operating earnings. The

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Company believes this presentation to be correct and have added a line to include these settlements in operating revenues. This change was a presentational change only, it did not impact total revenue or operating revenues. The Company concluded this change to be an immaterial correction of an error.

In 2020, the Company updated its disclosure within Investments (Note 4) to disclose the carrying value and maximum exposure to loss for unconsolidated VIEs. The Company determined that the maximum exposure to loss of $1,979.4 million and $1,765.8 million as of December 31, 2019 and 2018, respectively, was not explicitly stated in the Company’s prior financial statements. Additionally, amortized cost was not explicitly stated to be the maximum exposure to loss related to mutual funds in the Company’s prior financial statements. Based on the qualitative disclosures that were provided previously in the Company’s notes to consolidated financial statements, the prior omission of the quantitative information was not deemed to be material.

The Company concluded the correction of the disclosure errors noted above are immaterial. In addition, the Company concluded these errors did not have any impact on its consolidated balance sheets or consolidated statement of cash flows.

Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include: 1) valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is necessary; 2) assessments as to whether certain entities are variable interest entities, the existence of reconsideration events and the determination of which party, if any, should consolidate the entity; 3) assumptions impacting estimated future gross profits, including but not limited to, policyholder behavior, mortality rates, projected hedging costs, expenses, investment returns and policy crediting rates, used in the calculation of amortization of deferred acquisition costs and deferred sales inducements; 4) assumptions used in calculating policy reserves and liabilities, including but not limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates; 5) assumptions as to future earnings levels being sufficient to realize deferred tax benefits; 6) estimates related to expectations of credit losses on certain financial assets and off balance sheet exposures; 7) assumptions and estimates associated with the Company’s tax positions, including an estimate of the dividends received deduction, which impact the amount of recognized tax benefits recorded by the Company; 8) value of guaranteed benefits; and 9) value of business acquired, its recoverability and amortization. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the consolidated financial statements in the periods the estimates are changed.

2. Restatement of Previously Issued Financial Statements

The Company identified certain errors to its previously issued consolidated financial statements that were material. The nature of the restatement adjustments and the impact of these adjustments on the Consolidated Balance Sheets as of December 31, 2020 and 2019, and Consolidated Statements of Comprehensive Income, Consolidated Statement of Equity, and the Consolidated Statement Cash Flows for each of the three years in the period ended December 31, 2020 and on the Consolidated Income Statement for the year ended December 31, 2020 are discussed further below.

Description of Restatement Adjustments

The categories of restatement adjustments and their impact on the previously issued consolidated financial statements are described below.

Athene reinsurance transaction - The Company identified an error in the accounting for funds withheld related to the reinsurance transaction with Athene entered into on June 1, 2020 (the “Reinsurance Agreement”). The Company previously concluded that the criteria in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 860-10-40-5 were met, and applied sale accounting for the funds withheld assets. However, upon re-evaluation of this treatment, the Company determined that the funds withheld assets did not qualify for sale accounting

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

and should have remained in the consolidated financial statements. For the year ended December 31, 2020 the impact of this change was a $1,300.6 million increase to the previously reported Net Loss of $256.1 million.

Misclassifications and other errors - The Company re-evaluated other accounting matters, unrelated to the Reinsurance Agreement, and management decided to revise these errors to its consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 as part of the overall restatement in order to improve the consistency and comparability of the financial statements in future periods. These adjustments primarily relate to reclassifications associated with derivatives, investments in limited partnerships, reinsurance, deferred acquisition costs, and sales inducements which impact presentation on the applicable consolidated financial statements and related footnotes but did not have a material impact on total net (loss) income, comprehensive (loss) income, or total equity.

The largest impact of these other adjustments was related to the Company previously classifying the reinsurance assets related to the Reassure America Life Insurance Company (“REALIC”) reinsurance transaction in one line as Funds withheld reinsurance assets on the Consolidated Balance Sheets for $3,626.5 million and $3,760.3 million as of December 31, 2020 and 2019, respectively. The Company has reclassified these items to the appropriate asset classifications on the Consolidated Balance Sheets and the related impacts to the consolidated statements of cash flows as presented in the tables below.

Impact of the Restatement:
The impact of the restatement on the Consolidated Balance Sheets as of December 31, 2020 and 2019, the Consolidated Statements of Comprehensive Income, Consolidated Statements of Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018 and on the Consolidated Income Statement for the year ended December 31, 2020 were as follows:

	As previously reported		Impact of Adjustments			As restated
Balance Sheets:	December 31,		December 31,			December 31,
	2020	2019	2020		2019	2020	2019
Assets			Athene	Other	Other
Investments:
Debt Securities, available for sale	$34,489.7	$56,823.0	$24,474.6	$ -	$ -	$58,964.3	$56,823.0
Debt Securities, at fair value under fair value option	—	—	—	167.8	151.1	167.8	151.1
Equity securities, at fair value	1,590.4	1,531.8	167.1	(1,582.9)	(1,384.1)	174.6	147.7
Mortgage loans, net of allowance for credit losses	7,742.0	9,903.6	2,985.5	—	—	10,727.5	9,903.6
Policy loans	1,052.0	1,119.9	16.6	3,454.2	3,585.8	4,522.8	4,705.7
Freestanding derivative instruments	2,219.6	1,486.4	0.2	—	—	2,219.8	1,486.4
Other invested assets	375.4	382.2	—	1,582.9	1,384.1	1,958.3	1,766.3
Total investments	47,469.1	71,246.9	27,644.0	3,622.0	3,736.9	78,735.1	74,983.8
Cash and cash equivalents	1,458.7	1,820.4	390.3	3.9	23.4	1,852.9	1,843.8
Accrued investment income	363.4	588.6	189.4	0.6	—	553.4	588.6
Deferred acquisition costs	13,342.5	11,665.2	—	554.0	669.2	13,896.5	12,334.4
Reinsurance recoverable, net of allowance for credit losses	35,263.3	8,410.2	—	47.3	—	35,310.6	8,410.2
Funds withheld reinsurance assets	3,626.5	3,760.3	—	(3,626.5)	(3,760.3)	—	—
Deferred income taxes, net	1,004.4	676.8	24.3	7.2	(16.9)	1,035.9	659.9
Other assets	1,201.8	1,269.5	109.5	(525.6)	(525.4)	785.7	744.1
Total assets	$323,021.4	$294,756.2	$28,357.5	$82.9	$126.9	$351,461.8	$294,883.1
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$21,362.9	$19,128.4	$ -	$109.2	$63.1	$21,472.1	$19,191.5
Funds held under reinsurance treaties	3,626.5	3,760.3	28,345.0	—	—	31,971.5	3,760.3
Freestanding derivative instruments	43.1	24.3	13.3	—	—	56.4	24.3
Other liabilities	4,486.6	2,999.1	87.0	—	—	4,573.6	2,999.1
Total liabilities	313,421.1	285,654.0	28,445.3	109.2	63.1	341,975.6	285,717.1
Equity
Accumulated other comprehensive income, net of tax	2,773.5	2,475.5	1,212.8	(26.3)	63.8	3,960.0	2,539.3
Retained earnings	2,221.3	2,528.4	(1,300.6)	—	—	920.7	2,528.4
Total stockholders' equity	9,600.3	9,102.2	(87.8)	(26.3)	63.8	9,486.2	9,166.0
Total liabilities and equity	$323,021.4	$294,756.2	$28,357.5	$82.9	$126.9	$351,461.8	$294,883.1

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

	As previously reported			Impact of Adjustments				As restated
Income Statement:	December 31,			December 31,				December 31,
	2020	2019	2018	2020		2019	2018	2020	2019	2018
				Athene	Other	Other	Other
Net investment income	$1,989.1	$2,688.6	$2,475.1	$471.9	$319.9	$329.8	$310.5	$2,780.9	$3,018.4	$2,785.6
Net losses on derivatives and investments	(4,002.9)	(6,386.7)	(498.8)	(2,131.4)	(319.9)	(329.8)	(310.5)	(6,454.2)	(6,716.5)	(809.3)
Total revenues	4,684.8	3,233.5	13,342.7	(1,659.5)	—	—	—	3,025.3	3,233.5	13,342.7
Total benefits and expenses	5,418.4	4,071.7	11,067.3	—	—	—	—	5,418.4	4,071.7	11,067.3
Pretax (loss) income	(733.6)	(838.2)	2,275.4	(1,659.5)	—	—	—	(2,393.1)	(838.2)	2,275.4
Income tax (benefit) expense	(482.0)	(373.4)	248.4	(358.9)	—	—	—	(840.9)	(373.4)	248.4
Net (loss) income	(251.6)	(464.8)	2,027.0	(1,300.6)	—	—	—	(1,552.2)	(464.8)	2,027.0
Statements of Comprehensive Income (Loss):
Net (loss) income	(251.6)	(464.8)	2,027.0	(1,300.6)	—	—	—	(1,552.2)	(464.8)	2,027.0
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities not impaired, net of tax	1,458.8	2,593.9	(1,326.3)	747.7	(90.1)	(47.0)	132.4	2,116.4	2,546.9	(1,193.9)
Reclassification adjustment for gains (losses) included in net income, net of tax	(1,165.2)	64.8	(89.2)	465.1	—	—	—	(700.1)	64.8	(89.2)
Total other comprehensive income (loss)	298.0	2,658.2	(1,415.8)	1,212.8	(90.1)	(47.0)	132.4	1,420.7	2,611.2	(1,283.4)
Comprehensive (loss) income	$46.4	$2,193.4	$611.2	($87.8)	($90.1)	($47.0)	$132.4	($131.5)	$2,146.4	$743.6

	As previously reported			Impact of Adjustments		As restated
Statements of Equity	Accum. OCI	Ret'd earnings	Total Equity	Athene	Other	Accum. OCI	Ret'd earnings	Total Equity

Balances as of Dec. 31, 2017	$1,093.0	$2,083.2	$6,997.4	$—	$(21.6)	$1,071.4	$2,083.2	$6,975.8
Net income	—	2,027.0	2,027.0	—	—	—	2,027.0	2,027.0
Change in unrealized investment gains and losses, net	(1,415.8)	—	(1,415.8)	—	132.4	(1,283.4)	—	(1,283.4)
Balances as of Dec. 31, 2018	(182.7)	3,518.2	7,309.8	—	110.8	(71.9)	3,518.2	7,420.6
Net income	—	(464.8)	(464.8)		—	—	(464.8)	(464.8)
Change in unrealized investment gains and losses, net	2,658.2	—	2,658.2	—	(47.0)	2,611.2	—	2,611.2
Balances as of Dec. 31, 2019	2,475.5	2,528.4	9,102.2	—	63.8	2,539.3	2,528.4	9,166.0
Net income	—	(251.6)	(251.6)	(1,300.6)	—	—	(1,552.2)	(1,552.2)
Change in unrealized investment gains and losses, net	298.0	—	298.0	1,212.8	(90.1)	1,420.7	—	1,420.7
Balances as of Dec. 31, 2020	$2,773.5	$2,221.3	$9,600.3	$(87.8)	$(26.3)	$3,960.0	$920.7	$9,486.2

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

	As previously reported			Impact of Adjustments				As restated
Statements of Cash Flow:	December 31,			December 31,				December 31,
	2020	2019	2018	2020		2019	2018	2020	2019	2018
Cash flows from operating activities:				Athene	Other
Net (loss) income	$(251.6)	$(464.8)	$2,027.0	$(1,300.6)	$—	$—	$—	$(1,552.2)	$(464.8)	$2,027.0
Adjustments to reconcile net income to net cash provided by operating activities:									—	—
Net realized (gains) losses on investments	(474.7)	(192.9)	18.6	—	101.6	8.6	(36.7)	(373.1)	(184.3)	(18.1)
Net losses on derivatives	7,368.6	6,579.6	480.1	—	(101.6)	(8.6)	36.8	7,267.0	6,571.0	516.9
Net realized (gains) losses on funds withheld reinsurance treaties	—			(759.6)	319.9	329.8	310.5	(439.7)
Amortization of discount and premium on investments	48.2	20.3	7.3	8.2	—	—	—	56.4	20.3	7.3
Deferred income tax (benefit) expense	(416.9)	(672.9)	134.5	(358.7)	—	—	—	(775.6)	(672.9)	134.5
Change in:					—
Accrued investment income	47.4	38.8	36.0	(12.2)	—	—	—	35.2	38.8	36.0
Other assets and liabilities, net	(222.9)	(161.4)	274.7	1,115.1	(503.6)	(897.9)	293.9	388.6	(1,059.3)	568.6
Net cash provided by operating activities	5,302.0	4,368.4	4,683.7	(1,307.8)	(183.7)	(568.1)	604.5	3,810.5	3,800.3	5,288.2
Cash flows from investing activities:
Principal repayments, maturities, calls and redemptions:
Debt securities	14,683.4	10,050.9	5,521.0	15,013.6	—	—	—	29,697.0	10,050.9	5,521.0
Mortgage loans	1,127.1	1,242.8	1,028.6	73.6	—	—	—	1,200.7	1,242.8	1,028.6
Purchases of:
Debt securities	(16,041.6)	(10,514.9)	(7,873.6)	(11,809.6)	—	—	—	(27,851.2)	(10,514.9)	(7,873.6)
Equity securities	(75.0)	(129.9)	(559.3)	(40.3)	—	—	—	(115.3)	(129.9)	(559.3)
Mortgage loans	(827.1)	(1,750.1)	(1,070.4)	(1,361.6)	—	—	—	(2,188.7)	(1,750.1)	(1,070.4)
Settlements related to derivatives and collateral on investments	—	—	—	(216.0)	(5,104.7)	(7,040.8)	1,816.1	(5,320.7)	(7,040.8)	1,816.1
Other investing activities	(5,345.6)	(7,684.0)	2,334.1	38.4	5,268.9	7,599.2	(2,476.9)	(38.3)	(84.8)	(142.8)
Net cash used in investing activities	(6,396.8)	(8,315.1)	(484.1)	1,698.1	164.2	558.4	(660.8)	(4,534.5)	(7,756.7)	(1,144.9)
Cash flows from financing activities:								—	—	—
Net cash provided by (used in) financing activities	733.1	2,058.6	(2,109.0)	—	—	—	—	733.1	2,058.6	(2,109.0)
Net (decrease) increase in cash and cash equivalents	(361.7)	(1,888.1)	2,090.6	390.3	(19.5)	(9.7)	(56.3)	9.1	(1,897.8)	2,034.3
Cash and cash equivalents, beginning of year	1,820.4	3,708.5	1,617.9	—	23.4	33.1	89.4	1,843.8	3,741.6	1,707.3
Total cash and cash equivalents, end of year	$1,458.7	$1,820.4	$3,708.5	$390.3	$3.9	$23.4	$33.1	$1,852.9	$1,843.8	$3,741.6

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.      Summary of Significant Accounting Policies

Changes in Accounting Principles – Adopted in Current Year
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments,” which provides a new current expected credit loss (“CECL”) model to account for credit losses on certain financial assets and off-balance sheet exposures. The model requires an entity to estimate lifetime credit losses related to such financial assets and exposures based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The guidance also modified the current other-than-temporary impairment guidance for available for sale debt securities to require the use of an allowance rather than a direct write down of the investment and replaces existing guidance for purchased credit deteriorated loans and debt securities. The guidance also requires enhanced disclosures. Effective January 1, 2020, the Company adopted ASU 2016-13 and all related amendments with a cumulative effect pre-tax adjustment of $70.2 million to reduce retained earnings, primarily related to the Company’s mortgage loans and reinsurance recoverable.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract,” which align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Effective January 1, 2020, the Company prospectively adopted ASU 2018-15 and all related amendments to implementation costs incurred during the year. The adoption of ASU 2018-15 did not have a significant effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurements,” which modifies the disclosure requirements on fair value measurements. Effective January 1, 2020, the Company adopted ASU No. 2018-13, resulting in revised disclosures within the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. The new guidance provides optional expedients for applying GAAP to contracts and other transactions affected by reference rate reform, and is effective for contract modifications made between March 12, 2020 and December 31, 2022. If certain criteria are met, an entity will not be required to remeasure or reassess contracts impacted by reference rate reform. This standard may be elected and applied prospectively as reference rate reform unfolds, but no contracts were modified prior to year-end. The adoption of the new guidance did not have an impact on the consolidated financial statements. The Company will continue to evaluate the impacts of reference rate reform on contract modifications and other transactions through December 31, 2022.

Changes in Accounting Principles – Issued but Not Yet Adopted
In August 2018, the FASB issued ASU No. 2018-12, “Targeted Improvements to the Accounting for Long Duration Contracts,” which includes changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. The amendments in this Update contain four significant changes: 1) For the calculation of the liability for future policy benefits of nonparticipating traditional and limited-payment insurance and reinsurance contracts, cash flow assumptions and discount rates will be required to be updated at least annually; 2) Market risk benefits, a new term for certain contracts or features that provide for potential benefits in addition to the account balance which exposes the insurer to other than nominal market risk, will be measured at fair value; 3) deferred acquisition costs (“DAC”) will be amortized on a constant-level basis, independent of profitability; and 4) enhanced disclosures, including quantitative information in rollforwards for balance sheet accounts, as well as information about significant inputs, judgments, assumptions and methods used in measurement will be required. ASU No. 2018-12 is effective for fiscal years beginning after December 15, 2022, with required retrospective application to January 1, 2021. Early adoption is permitted. The Company has begun its implementation efforts and is currently assessing the impact of the new guidance. Given the nature and extent of the required changes, the adoption of this standard is expected to have a significant impact on the Company’s consolidated financial statements and disclosures. In addition to the initial balance sheet impact upon adoption, the Company also expects a change in the pattern of future profit emergence.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Comprehensive Income
Comprehensive income includes all changes in stockholders’ equity (except those arising from transactions with owners/stockholders) and, in the Company’s case, includes net income and net unrealized gains or losses on available for sale debt securities.

Investments
Debt securities consist primarily of bonds, notes, and asset-backed securities. Acquisition discounts and premiums on debt securities are amortized into investment income through call or maturity dates using the effective interest method. Discounts and premiums on asset-backed securities are amortized over the estimated redemption period. Certain asset-backed securities are considered to be other than high quality or otherwise deemed to be high-risk, meaning the Company might not recover substantially all of its recorded investment due to unanticipated prepayment events. For these securities, changes in investment yields due to changes in estimated future cash flows are accounted for on a prospective basis. The carrying value of such securities was $174.0 million and $220.1 million as of December 31, 2020 and 2019, respectively.

Debt securities are generally classified as available for sale and are carried at fair value. For debt securities in an unrealized loss position, for which the Company deems an impairment necessary, the amortized cost may be written down to fair value through net losses on derivatives and investments, or an allowance for credit loss (“ACL”) may be recorded along with a charge to net losses on derivatives and investments. This is further described in Note 4.

Equity securities include common stocks, preferred stocks, and mutual funds. All equity securities are carried at fair value with changes in value included in net investment income.

Commercial and residential mortgage loans are generally carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, or ACL. Acquisition discounts and premiums on mortgage loans are amortized into investment income through maturity dates using the effective interest method. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Interest income and amortization of premiums and discounts are reported in net investment income along with prepayment fees and mortgage loan fees, which are recorded as incurred.

The Company reviews mortgage loans on a quarterly basis to estimate the ACL with changes in the ACL recorded in net losses on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, the Company records an ACL on the pool of mortgage loans based on lifetime expected credit losses. The process for determining the ACL is further described in Note 4.

Unfunded commitments are included in the model and an ACL is determined accordingly. Credit loss estimates are pooled by property type and the Company does not include accrued interest in the determination of ACL.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL, limited to the aggregate of amounts previously charged-off.

Accrued interest receivables are presented separate from the amortized cost of debt securities and mortgage loans. An ACL is not estimated on an accrued interest receivable, rather receivable balances that are deemed uncollectible are written off with a corresponding reduction to net investment income.

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral. At December 31, 2020 and 2019, $3.5 billion and $3.6 billion, respectively, of these loans were carried at fair value, which the Company believes is equal to unpaid principal balances, plus accrued investment income. At both December 31, 2020 and 2019, the Company had $1.1 billion of policy loans not held as collateral for reinsurance, which were carried at the unpaid principal balances.

Other invested assets primarily include investments in Federal Home Loan Bank capital stock, limited partnerships (“LPs”), and real estate. Federal Home Loan Bank capital stock is carried at cost and adjusted for any impairment. Real estate is carried at the lower of depreciated cost or fair value. Carrying values for limited partnership investments are generally determined by using the proportion of the Company’s investment in each fund (Net Asset Value (“NAV”) equivalent) as a practical expedient for fair value, and generally are recorded on a three-month lag, with changes in value included in net investment income.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The Company’s involvement with variable interest entities (“VIEs”) is primarily to invest in assets that gain exposure to a broadly diversified portfolio of asset classes. A VIE is an entity that does not have sufficient equity to finance the activities of the entity without additional subordinated financial support, or where equity investors lack certain characteristics of a controlling financial interest. The Company performs ongoing qualitative assessments of variable interests in VIEs to determine whether it has a controlling financial interest and would, therefore, be considered the primary beneficiary of the VIE. If the Company determines it is the primary beneficiary of a VIE, it consolidates the assets and liabilities of the VIE in its consolidated financial statements.

Realized gains and losses on sales of investments are recognized in income at the date of sale and are determined using the specific cost identification method.

The changes in unrealized gains and losses on certain investments that are classified as available for sale and the non-credit related portion of other-than-temporary impairment charges, prior to adoption of ASU 2016-13, are excluded from net income and included as a component of other comprehensive income and total equity, net of tax and the effect of the adjustment for deferred acquisition costs and deferred sales inducements. The changes in unrealized gains and losses on investments for which Jackson elected the fair value option are included in net investment income.

Freestanding Derivative Instruments
The Company enters into financial derivative transactions, including, but not limited to, swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows which the Company has acquired or incurred. The Company does not account for freestanding derivatives as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements were followed. As a result, freestanding derivatives are carried at fair value on the balance sheet with settlements and changes in fair value recorded in net losses on derivatives and investments, as further detailed in Note 5.

With respect to the Company’s interest rate swaps and cross-currency swaps, which are further described in Note 5, the Company records the income related to periodic interest payment settlements within net losses on derivatives and investments. Although the Company does not account for these as cash flow hedges, the income from these settlements is considered operating income due to the cash settlement nature and is reported, as such, within the Company’s segment related disclosure within pretax adjusted operating earnings.

The Company manages the potential credit exposure for over-the-counter derivative contracts through evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of nonperformance by counterparties, however, it does not anticipate nonperformance. There were no charges due to nonperformance by derivative counterparties in 2020, 2019, or 2018.

Embedded Derivatives – Product Liabilities
Certain product liabilities, including fixed index annuities and guarantees offered in connection with variable or fixed index annuities issued by the Company, may contain embedded derivatives. Derivatives embedded in certain host insurance contracts that have been separated for accounting and financial reporting purposes, are carried at fair value. The results from changes in value of embedded derivatives are reported in net income, as further detailed in Note 5.

See “Variable Annuity Guarantees” and “Fixed Index Annuities” for additional information on the accounting policies for embedded derivatives bifurcated from insurance host contracts.

Embedded Derivatives – Funds Withheld Reinsurance Agreements
The Company has recorded an embedded derivative liability related to the Athene Reinsurance Agreement (the “Athene Embedded Derivative”) in accordance with ASC 815-15-55-107 and 108, “Derivatives and Hedging Case B: Reinsurer’s Receivable Arising from a Modified Coinsurance Arrangement” as Jackson’s obligation under the Reinsurance Agreement is based on the total return of investments in a segregated funds withheld account rather than Jackson’s own creditworthiness. As the Reinsurance Agreement transfers the economics of the investments in the segregated funds withheld account to Athene, they will receive an investment return equivalent to owning the underlying assets. At inception of the Reinsurance Agreement, the Athene Embedded Derivative was valued at zero. Additionally, the inception fair value of the investments in the segregated funds withheld account differed from their book value and, accordingly, the amortization of this difference is reported in Net Gain/Loss on Derivatives in the Consolidated Income Statement, while the investments are held. Subsequent to the effective date of the Reinsurance Agreement, the Athene Embedded Derivative is measured at fair value with changes reported in Net

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Losses on Derivatives and Investments in the Consolidated Income Statement. The Athene Embedded Derivative Liability is included in Funds Withheld Payable Under Reinsurance Treaties in the Consolidated Balance Sheet.

See “Athene Reinsurance” for additional information on the Athene Reinsurance Transaction.

Variable Annuity Guarantees
Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, including non-life contingent components of guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum withdrawal benefits for life (“GMWB for Life”), guaranteed minimum accumulation benefits (“GMAB”) and the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits. Variable annuity embedded derivatives are carried at fair value on the Company’s balance sheet as a component of reserves for future policy benefits and claims payable. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

The non-life contingent component of GMWB and GMWB for Life contracts consists of those guaranteed withdrawal amounts paid to the contract holder in excess of the account value of the contract, up to the amount of the living benefit base. Withdrawal amounts paid to the contract holder in excess of the living benefit base are considered life contingent, and are accounted for as insurance benefits. GMABs and non-life contingent components of GMWB and GMWB for Life contracts are recorded at fair value with changes in fair value recorded in net losses on derivatives and investments. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of rider fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Thus, when unfavorable equity market movements cause declines in the contract holder’s account value relative to the guarantee benefit, the valuation of future expected claims would generally increase relative to the measurement performed at the inception of the contract, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

Fair values for GMWB, GMWB for Life, and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations regarding policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on the greater of LIBOR swap rates and constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

The fair value of a liability reflects the effect of nonperformance risk. Nonperformance risk includes, but may not be limited to, a reporting entity’s own credit risk. The Company incorporates nonperformance risk into the fair value calculation through the use of discount rates based on a blend of observed market yields on debt for life insurers with similar credit ratings to the Company and matrix pricing data for expected yields on Jackson Financial debt (either actual debt issuance or indicative quotes) adjusted to operating company levels.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

As markets change, mature and evolve and actual policyholder behavior emerges, management regularly evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could be significantly different than this fair value.

Fixed Index Annuities
The equity-linked option associated with fixed index annuities issued by the Company is accounted for at fair value as an embedded derivative on the Company’s consolidated balance sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the underlying guaranteed account value growth. This host reserve is a component of other contract holder funds on the Company’s consolidated balance sheets. In addition, longevity riders may be issued on fixed index annuities. The benefits for these riders are reserved for as insurance benefits similarly to the life-contingent variable annuity guaranteed benefits described above, and are a component of reserves for future policy benefits and claims payable on the Company’s consolidated balance sheets.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits.

Fair Value Measurement
Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities measured at fair value are required to be classified into one of the following categories:

Level 1    Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include U.S. Treasury securities and exchange traded equity securities and derivative instruments.

Level 2    Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most debt securities that are model priced using observable inputs are classified within Level 2. Also included are freestanding and embedded derivative instruments that are priced using models with observable market inputs.

Level 3    Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Embedded derivatives that are valued using unobservable inputs are included in Level 3. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

Refer to Note 6 for further discussion of the methodologies used to determine fair values of the Company’s financial instruments.

Deferred Acquisition Costs
Under current accounting guidance, certain costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as deferred acquisition costs. These costs primarily pertain to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs are expensed as incurred.

Deferred acquisition costs are increased by interest thereon and amortized into income in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits, including net losses on derivatives and investments, for annuities and interest-sensitive life products. Due to volatility of certain factors that affect gross profits, including net losses on derivatives and investments, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred acquisition cost balance is capped at the initial amount capitalized, plus interest. Unamortized deferred acquisition costs are written off when a contract is internally replaced and substantially changed. Deferred acquisition costs are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of deferred acquisition costs. Any amount deemed unrecoverable is written off with a charge through deferred acquisition costs amortization. Other than the amounts related to the Athene Reinsurance Transaction, no such write-offs were required for 2020, 2019, and 2018.

As certain available for sale debt securities are carried at fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on available for sale debt securities, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income. At December 31, 2020 and 2019, deferred acquisition costs decreased by $139.8 million and $430.0 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs a mean reversion methodology that is applied with the objective of adjusting the amortization of deferred acquisition costs that would otherwise be highly volatile due to fluctuations in the level of future gross profits arising from changes in equity market levels. The mean reversion methodology achieves this objective by applying a dynamic adjustment to the assumption for short-term future investment returns. Under this methodology, the projected returns for the next five years are set such that, when combined with the actual returns for the current and preceding two years, the average rate of return over the eight-year period is 7.15% for 2020 and 7.4% for 2019, after external investment management fees. The mean reversion methodology does, however, include a cap and a floor of 15% and 0% per annum, respectively, on the projected return for each of the next five years. At December 31, 2020 and 2019, projected returns under mean reversion were within the range bound by the 15% cap and 0% floor. At December 31, 2020 and 2019, projected returns after the next five years were set at 7.15% and 7.4%, respectively.

The Company evaluated the recoverability of previously established deferred acquisition cost assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining deferred

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

acquisition costs on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of deferred acquisition costs for the year ended December 31, 2020 included a write-off of $625.8 million related to the blocks of fixed and fixed-index annuity business, as a result of the Athene transaction.

Deferred Sales Inducements
Under current accounting guidance, certain sales inducement costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as deferred sales inducement costs. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities are capitalized as deferred sales inducements and included in other assets. Deferred sales inducements ("DSI") are increased by interest thereon and amortized into income in proportion to estimated gross profits, including net losses on derivatives and investments. Due to volatility of certain factors that affect gross profits, including net losses on derivatives and investments, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred sales inducements balance is capped at the initial amount capitalized, plus interest. Unamortized deferred sales inducements are written off when a contract is internally replaced and substantially changed. Deferred sales inducements are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable is written off with a charge through deferred sales inducements amortization. Other than the amounts related to the Athene Reinsurance Transaction, no such write-offs were required for 2020, 2019 and 2018.

As certain debt securities available for sale are carried at fair value, an adjustment is made to deferred sales inducements equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on debt securities available for sale, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income. At December 31, 2020 and 2019 deferred sales inducements decreased by $1.0 million and $88.6 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs the same mean reversion methodology as is employed for deferred acquisition costs as described above.

In assessing recoverability for both deferred acquisition costs and deferred sales inducements, the Company evaluates its fixed index annuity and fixed annuity blocks of business separately from its variable annuity business consistent with the manner of acquiring, servicing and measuring profitability of these products.

The Company evaluated the recoverability of previously established deferred acquisition costs and deferred sales inducement assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining deferred acquisition costs and deferred sales inducement costs on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of deferred sales inducement costs for the year ended December 31, 2020 included a write-off of $138.2 million related to the blocks of fixed and fixed-index annuity business, as a result of the Athene transaction.

Actuarial Assumption Changes (Unlocking)
Annually, or as circumstances warrant, the Company conducts a comprehensive review of the assumptions used for its estimates of future gross profits underlying the amortization of deferred acquisition costs and deferred sales inducements, as well as the valuation of the embedded derivatives and reserves for life insurance and annuity products with living benefit and death benefit guarantees. These assumptions include, but may not be limited to, policyholder behavior, mortality rates, expenses, projected hedging costs, investment returns and policy crediting rates. Based on this review, the cumulative balances of deferred acquisition costs, deferred sales inducements and life and annuity guaranteed benefit reserves are adjusted with a corresponding benefit or charge to net income.

Reinsurance and Funds Withheld Payable Under Reinsurance Treaties
The Company enters into assumed and ceded reinsurance agreements with other companies in the normal course of business. Ceded reinsurance agreements are reported on a gross basis on the Company’s consolidated balance sheets as an asset for amounts recoverable from reinsurers or as a component of other assets or liabilities for amounts, such as premiums, owed to or due from reinsurers. Reinsurance assumed and ceded premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premium income and benefit expenses are reported net of reinsurance assumed and ceded.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Athene Reinsurance (as restated)
On June 18, 2020, the Company announced that it had entered into a funds withheld coinsurance agreement with Athene effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission, which was subject to a post-closing adjustment.

The coinsurance with funds withheld agreement required the Company to establish a segregated account in which the investments supporting the ceded obligations are maintained. While the economic benefits of the investments flow to Athene, the Company retains physical possession and legal ownership of the investments supporting the reserves. Upon closing of the transaction, Jackson placed investments into the segregated account with a statutory book value of $25.6 billion. The investments maintained in the segregated account are valued at statutory carrying value for purposes of determining periodic settlement amounts under the coinsurance agreement. The investments in the segregated account are subject to an investment management agreement between the Company and Apollo Insurance Solutions Group LP (“Apollo”), an Athene affiliate. Further, the investments in the segregated account are not available to settle any policyholder obligations other than those specifically covered by the coinsurance agreement and are not available to settle obligations to general creditors of the Company. The profit and loss with respect to obligations ceded to Athene are included in periodic net settlements pursuant to the coinsurance agreement. To further support its obligations under the coinsurance agreement, Athene procured $1.2 billion in letters of credit for the Company’s benefit and established a trust account for the Company’s benefit, which had a book value of approximately $69.5 million. In September 2020, the post-closing settlement resulted in ceded premium of $6.3 million and a decrease of $28.5 million in ceding commission.

As a result of this transaction, the Company evaluated the recoverability of previously established deferred acquisition costs, deferred sales inducement assets, and of cost of reinsurance assets in accordance with ASC 944-30-35-22. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of DAC and DSI. Accordingly, the Company determined it was appropriate to immediately write-off the remaining DAC, DSI, and the cost of reinsurance on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing.

The following table summarizes the impact of the Athene transaction on the consolidated statements of income for the year ended December 31, 2020 (in millions, as restated):

2020 (As Restated)
Contractual ceding commission	$1,202.5
Cost of reinsurance write-off (1)	(2,520.1)
DAC and DSI write-off	(764.0)
Total pretax loss on Athene Reinsurance Transaction	$(2,081.6)
(1) Cost of reinsurance reflects the net impact of the fair value of assets of $30.1 billion and ceded reserves of $27.6 billion.

Swiss-Re Reinsurance
The Company has three retrocession reinsurance agreements (“retro treaties”) with Swiss Reinsurance Company Ltd. (“SRZ”). Pursuant to these retro treaties, the Company ceded to SRZ on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business.

As a result, the Company holds certain assets, primarily in the form of policy loans and debt securities, as collateral for the reinsurance recoverable. Investment income and net losses on derivatives and investments earned on assets held as collateral are paid by the Company to the reinsurer, pursuant to the terms of the agreements. Investment income and net losses on derivatives and investments are reported net of net losses on derivatives and investments on funds withheld payable under reinsurance treaties, with no net impact on the Company’s consolidated income statements.

The Company elected the fair value option for assets which are held as collateral for reinsurance, as well as the related established funds withheld payable as further described below. The value of the funds withheld payable is equal to the fair value of the assets held as collateral.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The income credited to reinsurers on the funds withheld payable for the reinsurance agreements is based on the income earned on those assets, which results in an embedded derivative (total return swap). However, for the funds withheld payable, the changes in fair value reported in net losses on derivatives and investments. Accordingly, the embedded derivative is not bifurcated or separately valued.

Receivables from Affiliates
Effective December 30, 2016, the Company executed a reserve financing transaction, whereby, for statutory reporting, the risk on $319.0 million of statutory basis redundant term life reserves was transferred to a third-party reinsurer. In conjunction with the transaction, Squire Re II financed the excess reserves through a surplus note (the “Squire Surplus Note”) issued to an affiliate, Brier Capital LLC (“Brier”), in return for a note receivable from Brier (the “Financing Note”). Quarterly interest payments due under the Financing Note and the Squire Surplus Note are offset against each other and only the net amounts are due. The outstanding principal on the Financing Note and the Squire Surplus Note, each initially $344.0 million, are expected to increase or decrease in relation to changes in the excess reserves financed. The Financing Note, reported in Receivables from Affiliates, matures December 30, 2031 and bears interest at 4.00%. The outstanding balance of both the Financing Note and the Squire Surplus Note was $211.4 million and $247.8 million at December 31, 2020 and 2019, respectively.

Jackson provides a revolving credit facility to Jackson Holdings, LLC, an upstream holding company. There was no outstanding balance at December 31, 2020 or 2019.

Value of Business Acquired
The Company has an intangible asset representing the value of business acquired (“VOBA”), which is included in other assets. In connection with the acquisition of insurance policies and investment contracts in the acquisition of a business, a portion of the purchase price is assigned to the right to receive future gross profits from previously acquired insurance policies and investment contracts. This intangible asset, or VOBA, represents the actuarially estimated present value of future cash flows from the acquired policies. The Company established a VOBA intangible asset for the acquired traditional life insurance products and deferred annuity contracts. This intangible asset is amortized over the life of the business, which approximates 20 years. The unamortized VOBA balance is subject to recoverability testing at the end of each reporting period to ensure that the balance does not exceed the present value of anticipated gross profits.

Income Taxes
The Company files income tax returns with the U.S. federal government and various state and local jurisdictions, as well as certain foreign jurisdictions.

Jackson files a consolidated federal income tax return with Brooke Life, JNY, and, Squire Re II. Jackson National Life (Bermuda) LTD and VFL International Life Company SPC, LTD are taxed as controlled foreign corporations of Jackson. With the exception of several insignificant wholly owned subsidiaries that are not included in the Jackson consolidated tax return, all other subsidiaries are limited liability companies with all of their interests owned by Jackson. Accordingly, they are not considered separate entities for income tax purposes and, therefore, are taxed as part of the operations of Jackson. Income tax expense is calculated on a separate company basis.

Brooke Life, Jackson, JNY, and Squire Re II have entered into written tax sharing agreements. These tax sharing agreements are generally based on a separate return basis with benefits for credits and losses.

Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized. Jackson is required to test the value of deferred tax assets for realizability. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, the Company considers the carryback eligibility of losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies.

The determination of the valuation allowance for Jackson’s deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

future performance. In order to recognize a tax benefit in the consolidated financial statements, there must be a greater than fifty percent chance of success of the Company’s position being sustained by the relevant taxing authority with regard to that tax position. Management’s judgments are potentially subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitor pricing and other specific industry and market conditions.

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of tax expense.

Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds
For traditional life insurance contracts, which include term and whole life, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest, lapse and expenses, plus provisions for adverse deviations. These assumptions are not unlocked unless the reserve is determined to be deficient. Interest rate assumptions range from 2.5% to 6.0%. Lapse, mortality, and expense assumptions for recoverability are based primarily on Company experience. The Company’s liability for future policy benefits also includes net liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 10.

Group payout annuities consist of a closed block of defined benefit annuity plans. The liability for future benefits for these limited payment contracts is calculated using assumptions as of the acquisition date as to mortality and expense plus provisions for adverse deviation.

In conjunction with a prior acquisition, the Company recorded a fair value adjustment at acquisition related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment was recorded in reserves for future policy benefits and claims payable. This reserve is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in policy reserve through the consolidated income statements.

For the Company’s interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to previously acquired business. For fixed deferred annuities, the fixed option on variable annuities, guaranteed investment contracts and other investment contracts, the liability is the policyholder’s account value, plus, as applicable, the unamortized balance of the previously mentioned fair value adjustment. The liability for fixed index annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the minimum payments for life rider.

The Company has formed both a special purpose vehicle and a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with the Company and secured by the issuance of funding agreements.

Those Medium Term Note instruments issued in a foreign currency have been economically hedged for changes in exchange rates using cross-currency swaps. The unrealized foreign currency gains and losses on those Medium Term Note instruments are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency gains and losses using exchange rates as of the reporting date. Foreign currency gains and losses are included in net losses on derivatives and investments.

Jackson and Squire Re are members of the Federal Home Loan Bank of Indianapolis (“FHLBI”) primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Members are required to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI.

The Company’s institutional products business is comprised of the guaranteed investment contracts, medium term note funding agreements and FHLBI funding agreement advances described above.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Contingent Liabilities
The Company is a party to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on the Company’s financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of the Company’s contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon the Company’s financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on the Company's financial position.

Separate Account Assets and Liabilities
The Company maintains separate account assets, which are reported at fair value. The related liabilities are reported at an amount equivalent to the separate account assets. At December 31, 2020 and 2019, the assets and liabilities associated with variable life and annuity contracts were $219.1 billion and $195.1 billion, respectively. Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company. Refer to Notes 10 and 15 for additional information regarding the Company’s contractual guarantees. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the consolidated income statements. Amounts assessed against the contract holders for mortality, variable annuity benefit guarantees, administrative, and other services are reported in revenue as fee income.

Included in the assets and liabilities described above is a Company issued group variable annuity contract designed for use in connection with and issued to the Company’s Defined Contribution Retirement Plan. These deposits are allocated to the Jackson National Separate Account – II, which had balances of $364.5 million and $316.3 million at December 31, 2020 and 2019, respectively. The Company receives administrative fees for managing the funds. These fees are recorded as earned and included in fee income in the consolidated income statements.

Debt
Liabilities for the Company’s debt are primarily carried at an amount equal to the unpaid principal balance. Original issuance discount or premium and any debt issue costs, if applicable, are recognized as a component of interest expense over the period the debt is expected to be outstanding. Refer to Note 11 for further information regarding the Company’s debt.

Share-Based Compensation
As more fully described in Note 17, the Company has certain share award plans that are either equity classified or liability classified.

Revenue and Expense Recognition
Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is accomplished through provisions for future policy benefits and the deferral and amortization of certain acquisition costs.

Deposits on interest-sensitive life products and investment contracts, principally deferred annuities and guaranteed investment contracts, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of investment income and charges assessed against the account value for mortality charges, surrenders, variable annuity benefit guarantees and administrative expenses. Fee income also includes revenues related to asset management fees and certain service fees. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Underwriting and other direct acquisition expenses are associated with gross profit in order to recognize profit over the life of the business. This is accomplished through deferral and amortization of acquisition costs and sales inducements. Expenses not related to policy acquisition are recognized when incurred.

Investment income is not accrued on securities in default and otherwise where the collection is uncertain. In these cases, receipts of interest on such securities are used to reduce the cost basis of the securities.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Subsequent Events
The Company has evaluated events through April 12, 2021, which is the date the consolidated financial statements were originally issued.

On February 10, 2021, senior leadership changes were announced appointing Laura Prieskorn as Chief Executive Officer and Marcia Wadsten as Chief Financial Officer of the Company.

In connection with the restatement of the consolidated financial statements, the Company has evaluated events through July 16, 2021, the date on which the consolidated financial statements were available to be reissued, and concluded there were no such events that require disclosure.

4.    Investments

Investments are comprised primarily of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts, life insurance products and guaranteed investment contracts on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Debt Securities
The following table sets forth the composition of the fair value of debt securities at December 31, 2020, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s affiliated investment advisor. The Company uses the second lowest rating by an NRSRO when NRSRO ratings are not equivalent and, for purposes of the table, if not otherwise rated by a NRSRO, the NAIC rating of a security is converted to an equivalent NRSRO-style rating. At December 31, 2020, the carrying value of investments rated by the Company’s affiliated investment advisor totaled $959.5 million.

Percent of Total
Debt Securities
Carrying Value
Investment Rating	December 31, 2020
(As Restated)
AAA	19.3%
AA	8.3%
A	31.1%
BBB	38.2%
Investment grade	96.9%
BB	2.4%
B and below	0.7%
Below investment grade	3.1%
Total fixed maturities	100.0%

As restated, at December 31, 2020, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 82% were investment grade, 2% were below investment grade and 16% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 18% of the aggregate gross unrealized losses on available for sale debt securities.

Corporate securities in an unrealized loss position were diversified across industries. As restated, as of December 31, 2020, the industries accounting for the largest percentage of unrealized losses included financial services (36% of corporate gross unrealized losses) and energy (19%). The largest unrealized loss related to a single corporate obligor was $14.0 million at December 31, 2020.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

In accordance with guidance adopted January 1, 2020 regarding expected credit loss, securities that incurred a credit loss after December 31, 2019 and were still held at December 31, 2020, are presented net of ACL. In accordance with previous guidance, the non-credit other-than-temporary impairment (“OTTI”) loss is presented for securities, where applicable. At December 31, 2020 and 2019, the amortized cost, gross unrealized gains and losses, fair value and OTTI of debt securities or ACL were as follows (in millions, as restated):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2020	Cost (1)	Credit Loss	Gains	Losses	Value
Debt Securities
U.S. government securities	$5,072.6	$—	$161.8	$114.9	$5,119.5
Other government securities	1,496.6	—	200.7	0.7	1,696.6
Public utilities	6,225.2	—	1,026.0	1.9	7,249.3
Corporate securities	31,846.0	—	3,284.2	41.9	35,088.3
Residential mortgage-backed	893.2	—	74.0	1.2	966.0
Commercial mortgage-backed	3,069.2	—	247.7	3.5	3,313.4
Other asset-backed securities	5,617.0	13.6	100.7	5.1	5,699.0
Total debt securities	$54,219.8	$13.6	$5,095.1	$169.2	59,132,1

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-credit
December 31, 2019	Cost (1)	Gains	Losses	Value	OTTI (2)
Debt Securities
U.S. government securities	$5,709.0	$427.5	$0.7	$6,135.8	$—
Other government securities	1,601.3	140.2	0.1	1,741.4	—
Public utilities	6,150.4	602.2	2.3	6,750.3	—
Corporate securities	34,225.8	2,141.3	16.8	36,350.3	—
Residential mortgage-backed	989.3	60.4	1.5	1,048.2	(24.1)
Commercial mortgage-backed	2,948.4	101.5	3.5	3,046.4	0.2
Other asset-backed securities	1,881.1	30.0	9.4	1,901.7	(10.8)
Total debt securities	$53,505.3	$3,503.1	$34.3	$56,974.1	$(34.7)

(1)	Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.
(2)	Represents the amount of cumulative non-credit OTTI gains (losses) recognized in other comprehensive income for which credit impairments have been recorded.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The amortized cost, allowance for credit losses, gross unrealized gains and losses, and fair value of debt securities at December 31, 2020, by contractual maturity, are shown below (in millions, as restated). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized
	Cost(1)	Credit Loss	Gains	Losses	Fair Value
Due in 1 year or less	$1,718.2	$—	$21.2	$0.1	$1,739.3
Due after 1 year through 5 years	8,478.5	—	646.0	11.5	9,113.0
Due after 5 years through 10 years	16,250.8	—	1,757.6	17.2	17,991.2
Due after 10 years through 20 years	8,308.3	—	1,187.3	40.9	9,454.7
Due after 20 years	9,884.6	—	1,060.6	89.7	10,855.5
Residential mortgage-backed	893.2	—	74.0	1.2	966.0
Commercial mortgage-backed	3,069.2	—	247.7	3.5	3,313.4
Other asset-backed securities	5,617.0	13.6	100.7	5.1	5,699.0
Total	$54,219.8	$13.6	$5,095.1	$169.2	$59,132.1

(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.

Securities with a carrying value of $123.1 million and $117.5 million at December 31, 2020 and 2019, respectively, were on deposit with regulatory authorities, as required by law in various states in which business is conducted.

Residential mortgage-backed securities (“RMBS”) include certain RMBS, which are collateralized by residential mortgage loans and are neither explicitly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
	Cost(1)	Credit Loss	Gains	Losses	Value
December 31, 2020 (As Restated)
Prime	$285.5	$—	$16.9	$0.7	$301.7
Alt-A	122.0	—	25.5	0.3	147.2
Subprime	61.0	—	13.9	0.2	74.7
Total non-agency RMBS	$468.5	$—	$56.3	$1.2	$523.6

			Gross	Gross
		Amortized	Unrealized	Unrealized	Fair
		Cost(1)	Gains	Losses	Value
December 31, 2019
Prime		$320.8	$13.1	$0.1	$333.8
Alt-A		89.3	25.0	—	114.3
Subprime		80.1	13.0	0.1	93.0
Total non-agency RMBS		$490.2	$51.1	$0.2	$541.1
(1) Amortized cost, apart from carrying value for securities carried at fair value under the fair value option.

The Company defines its exposure to non-agency residential mortgage loans as follows. Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers. Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates. Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 680 or lower.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following table summarizes the number of securities, fair value and the gross unrealized losses of debt securities for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual debt securities have been in a continuous loss position (dollars in millions):

	December 31, 2020 (As Restated)			December 31, 2019

	Less than 12 months			Less than 12 months
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$114.9	$3,944.7	7	$0.4	$35.3	1
Other government securities	0.7	89.4	7	—	4.0	1
Public utilities	1.9	146.5	17	2.0	177.2	22
Corporate securities	41.4	1,391.1	152	13.3	1,303.6	93
Residential mortgage-backed	1.2	35.3	28	0.8	251.3	27
Commercial mortgage-backed	3.2	151.9	13	3.4	361.9	35
Other asset-backed securities	1.6	824.2	93	8.2	684.2	72
Total temporarily impaired
securities	$164.9	$6,583.1	317	$28.1	$2,817.5	251

	12 months or longer			12 months or longer
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$—	$—	—	$0.3	$104.6	2
Other government securities	—	—	—	—	—	—
Public utilities	—	—	—	0.4	8.7	1
Corporate securities	0.5	2.9	3	3.5	108.1	22
Residential mortgage-backed	—	1.8	4	0.7	62.9	43
Commercial mortgage-backed	0.3	9.7	1	0.1	10.5	2
Other asset-backed securities	3.5	47.2	5	1.2	63.2	13
Total temporarily impaired
securities	$4.3	$61.6	13	$6.2	$358.0	83

	Total			Total
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$114.9	$3,944.7	7	$0.7	$139.9	3
Other government securities	0.7	89.4	7	—	4.0	1
Public utilities	1.9	146.5	17	2.4	185.9	23
Corporate securities	41.9	1,394.0	155	16.8	1,411.7	115
Residential mortgage-backed	1.2	37.1	32	1.5	314.2	70
Commercial mortgage-backed	3.5	161.6	14	3.5	372.4	37
Other asset-backed securities	5.1	871.4	98	9.4	747.4	85
Total temporarily impaired
securities	$169.2	$6,644.7	330	$34.3	$3,175.5	334

Debt securities in an unrealized loss position as of December 31, 2020 did not require an impairment recognized in earnings as the Company did not intend to sell these debt securities; it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis; and the difference in the fair value compared to the amortized cost was due to factors other than credit loss. Based upon this evaluation, the Company believes it has the ability to generate adequate amounts of cash from normal operations to meet cash requirements with a reasonable margin of safety without requiring the sale of impaired securities.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

As of December 31, 2020, unrealized losses associated with debt securities are primarily due to widening credit spreads or rising risk free rates since purchase. The Company performed a detailed analysis of the financial performance of the underlying issues in an unrealized loss position and determined that recovery of the entire amortized cost of each impaired security is expected. In addition, mortgage-backed and asset-backed securities were assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities, and prepayment rates. The Company estimated losses for a security by forecasting the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. The forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts, and other independent market data. Based upon this assessment of the expected credit losses of the security given the performance of the underlying collateral compared to subordination or other credit enhancement, the Company expects to recover the entire amortized cost of each impaired security.

Evaluation of Available For Sale Debt Securities for Credit Loss
For debt securities in an unrealized loss position, management first assesses whether the Company has the intent to sell, or whether it is more likely than not it will be required to sell the security before the amortized cost basis is fully recovered. If either criteria is met, the amortized cost is written down to fair value through net losses on derivatives and investments as an impairment.

Debt securities in an unrealized loss position for which the Company does not have the intent to sell or is not more likely than not to sell the security before recovery to amortized cost are evaluated to determine if the cause of the decline in fair value resulted from credit losses or other factors and includes estimates about the operations of the issuer and future earnings potential.

The credit loss evaluation may consider the extent to which the fair value is below amortized cost; changes in ratings of the security; whether a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness; judgments about an obligor’s current and projected financial position; an issuer’s current and projected ability to service and repay its debt obligations; the existence of, and realizable value of, any collateral backing the obligations; and the macro-economic and micro-economic outlooks for specific industries and issuers.

In addition to the above, the credit loss review of investments in asset-backed securities includes the review of future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

When a credit loss is determined to exist and the present value of cash flows expected to be collected is less than the amortized cost of the security, an allowance for credit loss is recorded along with a charge to net losses on derivatives and investments, limited by the amount that the fair value is less than amortized cost. Any remaining unrealized loss after recording the allowance for credit loss is the non-credit amount and is recorded to other comprehensive income. The allowance for credit loss for specific debt securities may be increased or reversed in subsequent periods due to changes in the assessment of present value of cash flows that are expected to be collected. Any changes to the

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

allowance for credit loss is recorded as a provision for (or reversal of) credit loss expense in net losses on derivatives and investments.

When all, or a portion, of a security is deemed uncollectible, the uncollectible portion is written-off with an adjustment to amortized cost and a corresponding reduction to the allowance for credit losses.

Accrued interest receivables are presented separate from the amortized cost basis of debt securities. Accrued interest receivables that are determined to be uncollectible are written off with a corresponding reduction to net investment income.

The rollforward of ACL for available for sale securities by sector is as follows (in millions):

December 31, 2020	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance, beginning of period	$—	$—	$—	$—	$—	$—	$—	$—
Additions for which credit loss was not previously recorded	—	—	—	—	0.3	—	17.2	17.5
Changes for securities with previously recorded credit loss	—	—	—	—	(0.3)	—	(3.6)	(3.9)
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	—	—
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance, end of period (2)	$—	$—	$—	$—	$—	$—	$13.6	$13.6

(1) Represents purchased credit-deteriorated ("PCD") fixed maturity AFS securities.
(2) Accrued interest receivable on debt securities totaled $432.7 million as of December 31, 2020 and was excluded from the estimate of credit losses.

The following table summarizes net losses on derivatives and investments (in millions, as restated):

	For the Years Ended December 31,
	2020	2019	2018
Available-for-sale securities
Realized gains on sale	$772.0	$302.0	$52.2
Realized losses on sale	(194.7)	(107.0)	(59.8)
Credit loss expense	(13.6)	—	—
Gross impairments	(27.2)	(2.3)	(11.9)
Credit loss expense on mortgage loans	(61.1)	—	—
Other(1)	(102.3)	(8.4)	37.6
Net realized gains excluding derivatives and funds withheld	373.1	184.3	18.1

Net losses on derivative instruments (see Note 5)	(7,267.0)	(6,571.0)	(516.9)
Net realized gains on funds withheld reinsurance treaties (see Note 8)	439.7	(329.8)	(310.5)

Total net losses on derivatives and investments	$(6,454.2)	$(6,716.5)	$(809.3)
(1) Includes the foreign currency gain or loss related to foreign denominated mortgage loans and trust instruments supporting funding agreements.

Net realized gains on funds withheld reinsurance treaties represents income from the sale of investments held in segregated funds withheld accounts in support of reinsurance agreements for which Jackson retains legal ownership of the underlying investments. These realized gains are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement and also includes (i) changes in the related funds withheld payable, as all economic benefits of the investments held in the segregated accounts inure to the benefit of the reinsurers under the respective reinsurance

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

agreements, and (ii) amortization of the difference between book value and fair value of the investments as of the effective date of the reinsurance agreements.
The aggregate fair value of securities sold at a loss for the years ended December 31, 2020, 2019, and 2018 was $7,608.0 million, $2,305.4 million and $3,903.1 million, respectively, which was approximately 97%, 96%, and 99% of book value, respectively.

The following summarizes the activity for credit losses recognized in net income on securities where an other-than-temporary impairment was identified, and the non-credit portion of the other-than-temporary impairment was included in other comprehensive income for the year ended December 31, 2019 (in millions):

2019
Cumulative credit loss beginning balance	$200.9
Additions:
New credit losses	1.1
Incremental credit losses	1.3
Reductions:
Securities sold, paid down or disposed of	(20.8)
Securities where there is intent to sell	(1.1)
Cumulative credit loss ending balance	$181.4

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments and in determining whether a decline in fair value is other-than-temporary. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the consolidated financial statements, unrealized losses currently reported in accumulated other comprehensive income may be recognized in the consolidated income statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Unconsolidated VIEs
The Company invests in certain limited partnerships (“LPs”) and limited liability companies (“LLCs”) that they have concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs as it does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. In addition, the Company does not have the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the entities. Therefore, the Company does not consolidate these VIEs and the carrying amounts of the Company’s investments in these LPs and LLCs are recognized in other invested assets on the consolidated balance sheets. Unfunded commitments for these investments are detailed in Note 15. The Company’s exposure to loss is limited to the capital invested and unfunded commitments related to the LPs and LLCs, which was $2,598.4 million and $1,979.4 million as of December 31, 2020 and 2019, respectively. The capital invested in an LP or LLC equals the original capital contributed, increased for additional capital contributed after the initial investment, and reduced for any returns of capital from the LP or LLC. LPs and LLCs are carried at fair value as described in Note 3.

The Company invests in certain mutual funds that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs. Mutual funds for which the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities are recognized in equity securities on the consolidated balance sheets and were $130.2 million and $135.8 million as of December 31, 2020 and 2019, respectively. The Company’s maximum exposure to loss on these mutual funds is limited to the amortized cost for these investments.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The Company makes investments in structured debt securities issued by VIEs for which they are not the manager. These structured debt securities include RMBS, CMBS, and ABS. The Company does not consolidate the securitization trusts utilized in these transactions because they do not have the power to direct the activities that most significantly impact the economic performance of these securitization trusts. The Company does not consider their continuing involvement with these VIEs to be significant because they either invest in securities issued by the VIE and were not involved in the design of the VIE or no transfers have occurred between the Company and the VIE. The Company’s maximum exposure to loss on these structured debt securities is limited to the amortized cost of these investments. The Company does not have any further contractual obligations to the VIE. The Company recognizes the variable interest in these VIEs at fair value on the consolidated balance sheets.

Commercial Mortgage Loans
As restated, commercial mortgage loans of $10.2 billion and $9.9 billion at December 31, 2020 and 2019, respectively, are reported net of an allowance for credit losses of $164.7 million and $8.9 million at each date, respectively. At December 31, 2020, commercial mortgage loans were collateralized by properties located in 39 states, the District of Columbia, and Europe. Accrued interest receivable on commercial mortgage loans was $32.3 million and $31.4 million at December 31, 2020 and 2019, respectively.

Residential Mortgage Loans
As restated, residential mortgage loans of $448.6 million and nil at December 31, 2020 and 2019, respectively, are reported net of an allowance for credit losses of $14.5 million and nil at each date, respectively. Loans were collateralized by properties located in 47 states and the District of Columbia. As of December 31, 2020, the portfolio was current and accruing interest, and all loans were in good standing, less than 90 days overdue. Accrued interest receivable on residential mortgage loans was $2.9 million and nil at December 31, 2020 and 2019, respectively.

Mortgage Loan Concessions
In response to the adverse economic impact of the COVID-19 Pandemic, the Company granted concessions to certain of its commercial mortgage loan borrowers, including payment deferrals and other loan modifications. The Company has elected the option under the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by bank regulatory agencies, not to account for or report qualifying concessions as troubled debt restructurings and does not classify such loans as past due during the payment deferral period. Additionally, in accordance with the FASB’s published response to a COVID-19 Pandemic technical inquiry, the Company continues to accrue interest income on such loans that have deferred payment. For some commercial mortgage loan borrowers (principally in the hotel and retail sectors), the Company granted concessions which were primarily interest and/or principal payment deferrals generally ranging from 6 to 14 months and, to a much lesser extent, maturity date extensions. Repayment periods are generally within one year but may extend until maturity date. Deferred commercial mortgage loan interest and principal payments were $16.2 million at December 31, 2020. The concessions granted had no impact on the Company’s results of operations or financial position as the Company has not granted concessions that would have been disclosed and accounted for as troubled debt restructurings.

Evaluation for Credit Losses on Mortgage Loans
The Company reviews mortgage loans on a quarterly basis to estimate the ACL with changes in the ACL recorded in net losses on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, the Company records an ACL on the pool of mortgage loans based on lifetime expected credit losses. The Company utilizes a third-party forecasting model to estimate lifetime expected credit losses at a loan level. The model forecasts net operating income and property values for the economic scenario. The debt service coverage ratios (“DSCR”) and loan to values (“LTV”) are calculated over the forecastable period by comparing the projected net operating income and property valuations to the loan payment and principal amounts of each loan. The model utilizes historical mortgage loan performance based on DSCRs and LTV to derive probability of default and expected losses based on the economic scenario that is similar to the Company’s expectations of economic factors such as unemployment, GDP growth, and interest rates. The Company determined the forecastable period to be reasonable and supportable for a period of two years beyond the end of the reporting period. Over the following one-year period, the model reverts to the historical performance of the portfolio for the remainder of the contractual term of the loans. In cases where the Company does not have an appropriate length of historical performance, the relevant historical rate from an index or the lifetime expected credit loss calculated from the model may be used.

Unfunded commitments are included in the model and an ACL is determined accordingly. Credit loss estimates are pooled by property type and the Company does not include accrued interest in the determination of ACL.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

For individual loans or for types of loans for which the third-party model is deemed not suitable, the Company utilizes relevant current market data, industry data, and publicly available historical loss rates to calculate an estimate of the lifetime expected credit loss.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL, limited to the aggregate of amounts previously charged-off and expected to be charged-off.

Mortgage loans on real estate are presented net of the allowance for credit losses on the consolidated balance sheets.

The following table provides a summary of the allowance for credit losses in the Company’s mortgage loan portfolios at December 31, 2020 and 2019 (in millions):

2020 (As Restated)	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage	Total
Balance at beginning of year	$3.7	$0.8	$1.1	$2.0	$1.3	—	$8.9
Cumulative effect of change in
accounting principle	23.6	5.0	7.8	10.3	15.3	—	62.0
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD
mortgage loans	—	—	—	—	—	—	—
Provision (release)	30.6	28.1	16.0	11.9	7.2	14.5	108.3
Balance at end of year (1)	$57.9	$33.9	$24.9	$24.2	$23.8	$14.5	$179.2

2019	Apartment	Hotel	Office	Retail	Warehouse	Total
Balance at beginning of year	$1.9	$0.7	$0.9	$1.5	$0.4	$5.4
Charge offs, net of recoveries	—	—	—	—	—	—
Additions from purchase of PCD
mortgage loans	—	—	—	—	—	—
Provision (release)	1.8	0.1	0.2	0.5	0.9	3.5
Balance at end of year (1)	$3.7	$0.8	$1.1	$2.0	$1.3	$8.9

(1) Accrued interest receivable totaled $32.3 million and $31.4 million as of December 31, 2020 and 2019, respectively, and was excluded from the estimate of credit losses.

As of December 31, 2020 and 2019, the Company’s mortgage loan portfolio is current and accruing interest. Delinquency status is determined from the date of the first missed contractual payment.

At December 31, 2020 and 2019, there was no recorded investment, no unpaid principal balance, no related loan allowance, no average recorded investment, and no investment income recognized on impaired loans.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following tables provide information about the credit quality and vintage year of commercial mortgage loans (in millions, as restated):

	2020	2019	2018	2017	2016	Prior	Revolving Loans	Total	% of Total
Loan to value ratios:
Less than 70%	$1,346.5	$1,315.0	$1,752.8	$1,678.7	$1,320.5	$1,846.3	$4.0	$9,263.8	90%
70% - 80%	66.2	348.1	127.9	80.0	94.3	128.5	—	845.0	8%
80% - 100%	—	91.7	4.9	46.8	—	26.7	—	170.1	2%
Total	$1,412.7	$1,754.8	$1,885.6	$1,805.5	$1,414.8	$2,001.5	$4.0	$10,278.9	100%
Debt service coverage ratios:
Loan to value ratios:
Greater than 1.20x	$1,078.4	$1,601.7	$1,738.0	$1,794.4	$1,408.8	$1,880.6	$4.0	$9,505.9	93%
1.00x - 1.20x	334.3	137.9	89.7	11.1	—	88.8		661.8	6%
80% - 100%	—	15.2	57.9	—	6.0	32.1		111.2	1%
Total	$1,412.7	$1,754.8	$1,885.6	$1,805.5	$1,414.8	$2,001.5	$4.0	$10,278.9	100%

	December 31, 2020 (As Restated)
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,905.3	$—	$—	$—	$3,905.3
Hotel	882.7	—	—	—	882.7
Office	1,569.7	—	—	—	1,569.7
Retail	1,942.4	—	—	—	1,942.4
Warehouse	1,978.8	—	—	—	1,978.8
Total commercial	$10,278.9	$—	$—	$—	$10,278.9
Residential	448.6				448.6
Total commercial	$10,727.5	$—	$—	$—	$10,727.5

	December 31, 2019
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,776.3	$—	$—	$—	$3,776.3
Hotel	818.1	—	—	—	818.1
Office	1,256.1	—	—	—	1,256.1
Retail	1,777.0	—	—	—	1,777.0
Warehouse	2,276.1	—	—	—	2,276.1
Total	$9,903.6	$—	$—	$—	$9,903.6

(1) At December 31, 2020 and 2019, includes mezzanine loans of $44.6 million and $3.8 million in the Apartment category and $116.8 million and $66.0 million in the Office category, $33.4 million and nil in the Hotel category, $48.1 million and nil in the Warehouse category, respectively.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

During 2020 and 2019, there were no commercial mortgage loans involved in troubled debt restructuring. During 2020 and 2019, there were no stressed loans for which the Company is dependent, or expects to be dependent, on the underlying property to satisfy repayment.

Other Invested Assets
Other invested assets primarily include investments in limited partnerships, Federal Home Loan Bank capital stock and real estate. At December 31, 2020 and 2019, investments in limited partnerships had carrying values of $1,582.9 million and $1,384.1 million, respectively. At both December 31, 2020 and 2019, Federal Home Loan Bank capital stock had carrying value of $125.4 million. At December 31, 2020 and 2019, real estate totaling $250.0 million and $256.8 million, respectively, included foreclosed properties with a book value of $0.7 million at both December 31, 2020 and 2019.

Securities Lending
The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of December 31, 2020 and 2019, the estimated fair value of loaned securities was $11.9 million and $46.4 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to these programs, the financial condition of counterparties is monitored on a regular basis. At December 31, 2020 and 2019, cash collateral received in the amount of $12.3 million and $48.3 million, respectively, was invested by the agent banks and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in liabilities in the amount of cash collateral received. Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported as net investment income.

Repurchase Agreements
The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are accounted for as financing transactions, with the assets and associated liabilities included in the consolidated balance sheets. As of December 31, 2020 and 2019, short-term borrowings under such agreements averaged $454.9 million and $77.0 million, respectively, with weighted average interest rates of 0.16% and 2.29%, respectively. At December 31, 2020 and 2019, the outstanding repurchase agreement balance was $1,100.0 million and nil, respectively, collateralized with US Treasury notes and maturing within 30 days, and was included within other liabilities in the consolidated balance sheets. In the event of a decline in the fair value of the pledged collateral under these agreements, the Company may be required to transfer cash or additional securities as pledged collateral. Interest expense totaled $0.8 million, $1.8 million, and $6.8 million during 2020, 2019, and 2018, respectively. The highest level of short-term borrowings at any month end was $1,485.6 million in 2020 and $410.6 million in 2019.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Investment Income
The sources of net investment income were as follows (in millions, as restated):

	Years Ended December 31,
	2020	2019	2018
Debt securities	$1,579.0	$2,131.8	$1,930.7
Equity securities	(3.6)	22.4	(4.2)
Mortgage loans	364.9	392.3	340.6
Policy loans	78.6	89.2	86.0
Limited partnerships	104.8	184.4	185.2
Other investment income	14.3	41.5	29.2
Total investment income excluding funds withheld assets	2,138.0	2,861.6	2,567.5

Net investment income on funds withheld assets (see Note 8)	791.8	329.8	310.5

Investment expenses
Derivative trading commission	(5.2)	(3.7)	(2.9)
Depreciation on real estate	(10.8)	(10.9)	(10.8)
Other investment expenses (1)	(132.9)	(158.4)	(78.7)
Total investment expenses	(148.9)	(173.0)	(92.4)
Net investment income	$2,780.9	$3,018.4	$2,785.6

(1) Includes interest expense and market appreciation on deferred compensation; investment software expense, custodial fees, and other bank fees; institutional product issuance related expenses; and other expenses.

Unrealized (losses) gains included in investment income that were recognized on equity securities held were $(2.1) million, $6.4 million, and $(10.4) million, respectively, at December 31, 2020, 2019, and 2018. Investment loss of $24.9 million, $40.4 million, and $8.7 million, was recognized on securities carried at fair value recorded through income at December 31, 2020, 2019, and 2018, respectively.

5.    Derivative Instruments

Jackson’s business model includes the acceptance, monitoring and mitigation of risk. Specifically, Jackson considers, among other factors, exposures to interest rate and equity market movements, foreign exchange rates and other asset or liability prices. The Company uses derivative instruments to mitigate or reduce these risks in accordance with established policies and goals. Jackson’s derivative holdings, while effective in managing defined risks, are not structured to meet accounting requirements to be designated as hedging instruments. As a result, freestanding derivatives are carried at fair value with changes recorded in net losses on derivatives and investments.

Cross-currency swaps are over-the-counter agreements to exchange interest and principal payments denominated in different currencies. These contracts are entered into for the purpose of hedging the foreign currency exposure on certain debt securities and mortgage loans held in the investment portfolio, as well as trust agreements supported by funding agreements. Cross-currency swaps are carried at fair value.

Cross-currency forwards are over-the-counter agreements to exchange payments denominated in different currencies. These contracts are entered into for the purpose of hedging the foreign currency exposure on certain debt securities and mortgage loans held in the investment portfolio. Cross-currency forwards are carried at fair value.

Credit default swaps, with maturities up to five years, are agreements where the Company has purchased default protection on certain underlying corporate bonds held in its portfolio. These contracts allow the Company to sell the protected bonds at par value to the counterparty if a defined “default event” occurs, in exchange for periodic payments made by the Company for the

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

life of the agreement. Credit default swaps are carried at fair value. The Company does not currently sell default protection using credit default swaps or other similar derivative instruments.

Put-swaption contracts provide the purchaser with the right, but not the obligation, to require the writer to pay the present value of a long-term interest rate swap at future exercise dates. The Company purchases and writes put-swaptions for hedging purposes with original maturities of up to 10 years. Put-swaptions hedge against movements in interest rates. Written put-swaptions may be entered into in conjunction with associated put-swaptions purchased from the same counterparties, referred to as linked put-swaptions. Linked put-swaptions have identical notional amounts and strike prices, but have different underlying swap terms. Linked put-swaptions are presented at the fair value of the net position for each pair of contracts. Non-linked put-swaptions are carried at fair value.

Equity index futures contracts and equity index options (including various call and put options, interest rate-contingent options, currency-contingent options, and put spreads), which are used to hedge the Company’s equity risk, including obligations associated with its fixed index annuities and guarantees in variable annuity products, are carried at fair value.

Total return swaps, for which the Company receives returns based on reference pools of assets in exchange for short-term floating rate payments based on notional amounts, are held for both hedging and investment purposes, and are carried at fair value.

Interest rate swap agreements used for hedging purposes generally involve the exchange of fixed and floating payments based on a notional contract amount over the period for which the agreement remains outstanding without an exchange of the underlying notional amount. Interest rate swaps are carried at fair value.

Treasury futures contracts are used to hedge movements in interest rates and are carried at fair value.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

A summary of the aggregate contractual or notional amounts and fair values of the Company’s freestanding and embedded derivative instruments, excluding the Athene embedded derivative, are as follows (in millions, as restated):

	December 31, 2020
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Freestanding derivatives
Cross-currency swaps	$1,228.1	$93.0	$516.0	$(34.0)	$59.0
Equity index call options	26,300.0	1,127.3	—	—	1,127.3
Equity index futures (2)	—	—	27,651.0	—	—
Equity index put options	27,000.0	178.0	—	—	178.0
Interest rate swaps	4,250.0	721.8	500.0	(0.9)	720.9
Interest rate swaps - cleared (2)	—	—	1,500.0	(8.2)	(8.2)
Put-swaptions	1,000.0	99.5	—	—	99.5
Treasury futures (2)	8,510.6	—	—	—	—
Total freestanding derivatives	68,288.7	2,219.6	30,167.0	(43.1)	2,176.5

Embedded derivatives - product liabilities
VA embedded derivatives (3)	N/A	—	N/A	5,592.1	5,592.1
FIA embedded derivatives (4)	N/A	—	N/A	1,483.9	1,483.9
Total embedded derivatives	N/A	—	N/A	7,076.0	7,076.0
Total (5)	$68,288.7	$2,219.6	$30,167.0	$7,032.9	$9,252.5

	December 31, 2019
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Freestanding derivatives
Cross-currency swaps	$695.8	$12.4	$514.6	$(22.0)	$(9.6)
Equity index call options	31,000.0	561.4	—	—	561.4
Equity index futures (2)	—	—	19,065.3	—	—
Equity index put options	44,500.0	323.3	—	—	323.3
Interest rate swaps	8,750.0	501.7	1,000.0	(2.3)	499.4
Put-swaptions	3,000.0	87.6	—	—	87.6
Treasury futures (2)	2,572.4	—	—	—	—
Total freestanding derivatives	90,518.2	1,486.4	20,579.9	(24.3)	1,462.1

Embedded derivatives - product liabilities
VA embedded derivatives (3)	N/A	—	N/A	2,790.4	2,790.4
FIA embedded derivatives (4)	N/A	—	N/A	1,381.5	1,381.5
Total embedded derivatives	N/A	—	N/A	4,171.9	4,171.9
Total	$90,518.2	$1,486.4	$20,579.9	$4,147.6	$5,634.0
(1) The notional amount for swaps and put-swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within reserves for future policy benefits and claims payable on the consolidated balance sheets. The nonperformance risk adjustment is included in the 2020 balance above.
(4) Included within other contract holder funds on the consolidated balance sheets. The nonperformance risk adjustment is included in the 2020 balance above.
(5) Excludes funds withheld derivative assets of $0.2 million, liabilities of $13.3 million, and embedded derivative liability of $826.6 million under reinsurance treaties, which are reported as a component of net realized gains (losses) on investments.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following table reflects the results of the Company’s derivatives, including gains (losses) and change in fair value of freestanding derivative instruments and embedded derivatives (in millions, as restated):

	Years Ended December 31,
	2020(1)	2019	2018
Cross-currency swaps	$73.9	$11.3	$(36.8)
Equity index call options	1,468.2	103.6	(700.1)
Equity index futures	(8,285.9)	(6,390.8)	2,080.4
Equity index put options	(217.9)	(1,278.7)	(510.6)
Interest rate swaps	577.4	427.0	(145.7)
Interest rate swaps - cleared	1.0	—	—
Put-swaptions	199.2	64.8	13.7
Treasury futures	1,651.0	540.2	30.1
Fixed index annuity embedded derivatives	30.2	(309.9)	42.2
Variable annuity embedded derivatives	(2,764.1)	261.5	(1,290.1)
Total net derivative gains (losses)	$(7,267.0)	$(6,571.0)	$(516.9)

(1) Excludes the loss on derivatives that are part of the funds withheld payable under reinsurance treaties of $228.0 million, which are reported as a component of net realized gains (losses) on investments, and the loss on funds withheld embedded derivative liability of $826.6 million at December 31, 2020.

All of Jackson’s trade agreements for freestanding, over-the-counter derivatives contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At December 31, 2020 and 2019, the fair value of Jackson’s net non-cleared, over-the-counter derivative assets by counterparty were $2,184.7 million and $1,462.1 million, respectively, and held collateral was $2,124.2 million and $1,752.1 million respectively, related to these agreements. At December 31, 2020 and 2019, the fair value of Jackson’s net non-cleared, over-the-counter derivative liabilities by counterparty was $13.1 million and nil, respectively, and provided collateral was $25.7 million and nil, respectively, related to these agreements. If all of the downgrade provisions had been triggered at December 31, 2020 or 2019, in aggregate, Jackson would have had to disburse nil and $290.0 million, respectively, to counterparties, representing the net fair values of derivatives by counterparty, less collateral held.

Offsetting Assets and Liabilities
The Company’s derivative instruments, repurchase agreements and securities lending agreements are subject to master netting arrangements and collateral arrangements. A master netting arrangement with a counterparty creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the consolidated balance sheets.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following tables present the gross and net information about the Company’s financial instruments subject to master netting arrangements (in millions):

	December 31, 2020 (As Restated)
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets

				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative assets	$2,219.8	$—	$2,219.8	$35.1	$1,097.9	$890.0	$196.8

Financial Liabilities:
Freestanding derivative liabilities	$56.4	$—	$56.4	$35.1	$13.1	$—	$8.2
Securities loaned	12.3	—	12.3	—	12.3	—	—
Repurchase agreements	1,100.0	—	1,100.0	—	—	1,100.0	—
Total financial liabilities	$1,168.7	$—	$1,168.7	$35.1	$25.4	$1,100.0	$8.2

	December 31, 2019
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets

				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative assets	$1,486.4	$—	$1,486.4	$24.3	$820.7	$617.8	$23.6

Financial Liabilities:
Freestanding derivative liabilities	$24.3	$—	$24.3	$24.3	$—	$—	$—
Securities loaned	48.3	—	48.3	—	48.3	—	—
Total financial liabilities	$72.6	$—	$72.6	$24.3	$48.3	$—	$—

(1)	Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the consolidated balance sheets.
(2)	Excludes initial margin amounts for exchange-traded derivatives.

In the above tables, the amounts of assets or liabilities presented in the Company’s consolidated balance sheets are offset first by financial instruments that have the right of offset under master netting or similar arrangements with any remaining amount reduced by the amount of cash and securities collateral. The actual amount of collateral may be greater than amounts presented in the tables. The above tables exclude net embedded derivative liabilities of $7,076.0 million and $4,172.0 million for 2020 and 2019, respectively, as these derivatives are not subject to master netting arrangements. The above tables also exclude the funds withheld embedded derivative liability of $826.6 million for 2020. In addition, repurchase agreements are presented within other liabilities in the consolidated balance sheets.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

6.    Fair Value Measurements
The following table summarizes the fair value and carrying value of Jackson’s financial instruments (in millions):

		December 31, 2020		December 31, 2019
		Carrying Value	Fair Value	Carrying Value	Fair Value
		(As Restated)
Assets
	Debt securities (1)	$59,132.1	$59,132.1	$56,974.1	$56,974.1
	Equity securities	174.6	174.6	147.7	147.7
	Mortgage loans	10,727.5	11,348.9	9,903.6	10,232.1
	Policy loans(1)	4,522.8	4,522.8	4,705.7	4,705.7
	Limited partnerships	1,582.9	1,582.9	1,384.1	1,384.1
	Freestanding derivative instruments	2,219.8	2,219.8	1,486.4	1,486.4
	FHLBI capital stock	125.4	125.4	125.4	125.4
	Cash and cash equivalents	1,852.9	1,852.9	1,843.8	1,843.8
	GMIB reinsurance recoverable	340.4	340.4	302.8	302.8
	Receivables from affiliates	228.8	228.8	247.8	247.8
	Separate account assets	219,062.9	219,062.9	195,070.5	195,070.5

Liabilities
	Annuity reserves (2)	$45,393.8	$53,760.0	$40,818.1	$47,985.6
	Reserves for guaranteed investment contracts (3)	1,275.5	1,332.1	1,529.6	1,569.4
	Trust instruments supported by funding agreements (3)	8,383.9	8,701.8	8,852.6	9,086.8
	Federal Home Loan Bank funding agreements (3)	1,478.4	1,421.3	1,904.9	1,925.0
	Funds withheld payable under reinsurance treaties (1)	31,971.5	31,971.5	3,760.3	3,760.3
	Debt	533.4	623.7	574.7	660.1
	Securities lending payable	12.3	12.3	48.3	48.3
	Freestanding derivative instruments	56.4	56.4	24.3	24.3
	Repurchase agreements	1,100.0	1,100.0	—	—
	Federal Home Loan Bank advances	380.0	380.0	300.1	300.1
	Separate account liabilities	219,062.9	219,062.9	195,070.5	195,070.5

(1)	Includes items carried at fair value under the fair value option.
(2)	Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments.
(3)	Included as a component of other contract holder funds on the consolidated balance sheets.

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on both a recurring and nonrecurring basis reported in the following tables.

Debt and Equity Securities
The fair values for debt and equity securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, credit spreads, liquidity premiums and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most debt securities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs an analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and ongoing review of third-party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value through the use of internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2020 and 2019, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security. Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate. Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs, and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker-dealer quotes, are classified into Level 2 due to their use of market observable inputs.

Limited Partnerships
Fair values for limited partnership interests, which are included in other invested assets, is generally determined using the proportion of Jackson’s investment in each fund (“NAV equivalent”) as a practical expedient for fair value, and generally are recorded on a three-month lag. No adjustments to these amounts were deemed necessary at December 31, 2020 or 2019. As a result of using the net asset value per share practical expedient, limited partnership interests are not classified in the fair value hierarchy.

The Company’s limited partnership interests are not redeemable and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. In cases when the Company expects to sell the limited partnership interest, the estimated sales price is used to determine the fair value. These limited partnership interests are classified as Level 2 in the fair value hierarchy.

In cases when a limited partnership’s financial statements are unavailable and a NAV equivalent is not available or practical, an internally developed model is used to determine fair value for that fund. These investments are classified as Level 3 in the fair value hierarchy.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Mortgage Loans
Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent upon the underlying property, fair value is determined to be the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans
Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. Policy loans have been classified as Level 3 within the fair value hierarchy.

Freestanding Derivative Instruments
Freestanding derivative instruments are reported at fair value, which reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. Changes in fair value are included in net losses on derivatives and investments. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include, but are not limited to, interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Freestanding derivative instruments classified as Level 1 include futures, which are traded on active exchanges. Freestanding derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, cross-currency forwards, credit default swaps, put-swaptions and certain equity index call and put options. These derivative valuations are determined by third-party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Freestanding derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs. The Company’s freestanding derivative instruments have been classified as Level 2 within the fair value hierarchy at both December 31, 2020 and 2019.

FHLBI Capital Stock
FHLBI capital stock, which is included in other invested assets, can only be sold to FHLBI at a constant price of $100 per share. Due to the lack of valuation uncertainty, the investment has been classified as Level 1.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits. Certain money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Funds Withheld Payable Under Reinsurance Treaties
The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral, which primarily consists of debt and equity securities, mortgage loans, and policy loans. The fair value of the assets generally use industry standard valuation techniques and the valuation of the embedded derivative also requires certain significant unobservable inputs. The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return swap technique referencing the fair value of the investments held under the reinsurance contract and included in the Company’s balance sheet. The funds withheld payable and the funds withheld embedded derivative are considered Level 2 and Level 3, respectively, in the fair value hierarchy.

Receivables from Affiliates
The Company’s receivables from affiliates are set equal to the carrying value and are classified as Level 3.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Separate Account Assets and Liabilities
Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and are categorized as Level 2 assets. The values of separate account liabilities are set equal to the values of separate account assets.

Other Contract Holder Funds
Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including fixed index annuities, are determined using projected future cash flows discounted at current market interest rates.

The fair value of the fixed index annuities embedded option, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires, is calculated using the closed form Black-Scholes Option Pricing model or Monte Carlo simulations, as appropriate for the type of option. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

Fair values for guaranteed investment contracts are based on the present value of future cash flows discounted at current market interest rates.

Fair values for trust instruments supported by funding agreements are based on the present value of future cash flows discounted at current market interest rates, plus the fair value of any embedded derivatives that are not required to be reported separately.

Fair values of the FHLBI funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Variable Annuity Guarantees
Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, including non-life contingent components of GMWB and GMWB for Life, GMAB, and the reinsurance recoverable on the Company’s GMIB, are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

GMABs and non-life contingent components of GMWB and GMWB for Life contracts are recorded at fair value with changes in fair value recorded in net losses on derivatives and investments. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of rider fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the future fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Thus, when unfavorable equity market movements cause declines in the contract holder’s account value relative to the guarantee benefit, the valuation of future expected claims would generally increase relative to the measurement performed at the inception of the contract, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

Jackson’s GMIB book is reinsured through an unrelated party, and due to the net settlement provisions of the reinsurance agreement, this contract meets the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value, with changes in fair value recorded in net losses on derivatives and investments. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for GMWB, GMWB for Life, and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on the greater of LIBOR swap rates and constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Additionally, non-performance risk is incorporated into the calculation through the use of discount rates based on a blend of observed market yields on debt for life insurers with similar credit ratings to the Company and matrix pricing data for expected yields on Jackson Financial debt (either actual debt issuance or indicative quotes) adjusted to operating company levels. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than this fair value.

Debt
Fair values for the Company’s surplus notes and other long-term debt are generally determined by prices obtained from independent broker dealers or discounted cash flow models. Such prices are derived from market observable inputs and are classified as Level 2. The Squire Surplus Note is set equal to the carrying value and is classified as Level 3.

Securities Lending Payable
The Company’s securities lending payable is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

Repurchase Agreements
Carrying value of the Company’s repurchase agreements, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Federal Home Loan Bank Advances
Carrying value of the Company’s Federal Home Loan Bank advances, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables summarize the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in millions):

	December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets	(As Restated)
Debt securities
U.S. government securities	$5,119.5	$5,119.5	$—	$—
Other government securities	1,696.6	—	1,696.6	—
Public utilities	7,249.3	—	7,249.3	—
Corporate securities	35,088.3	—	35,088.3	—
Residential mortgage-backed	966.0	—	966.0	—
Commercial mortgage-backed	3,313.4	—	3,313.4	—
Other asset-backed securities	5,699.0	—	5,698.9	0.1
Equity securities	174.6	149.4	23.1	2.1
Limited partnerships	0.7	—	—	0.7
Policy loans	3,454.2	—	—	3,454.2
Freestanding derivative instruments	2,219.8	—	2,219.6	—
Cash and cash equivalents	1,852.9	1,852.9	—	—
GMIB reinsurance recoverable	340.4	—	—	340.4
Separate account assets	219,062.9	—	219,062.9	—
Total	$286,237.6	$7,121.8	$275,318.3	$3,797.5

Liabilities
Embedded derivative liabilities (1)	$7,076.0	$—	$1,483.9	$5,592.1
Funds withheld payable under reinsurance treaties (2)	4,453.1	—	—	4,453.1
Freestanding derivative instruments	56.4	—	56.4	—
Total	$11,585.5	$—	$1,540.3	$10,045.2

(1) Includes the embedded derivative liabilities of $5,592.1 million related to GMWB reserves included in reserves for future policy benefits and claims payable and $1,483.9 million of fixed index annuities included in other contract holder funds on the consolidated balance sheets.

(2) Includes the Athene embedded derivative and funds withheld payable under reinsurance treaties at fair value under the fair value option.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

	December 31, 2019
	Total	Level 1	Level 2	Level 3
	(As Restated)
Assets
Debt securities
U.S. government securities	$6,135.8	$6,135.8	$—	$—
Other government securities	1,741.4	—	1,741.4	—
Public utilities	6,750.3	—	6,750.3	—
Corporate securities	36,350.3	—	36,350.3	—
Residential mortgage-backed	1,048.2	—	1,048.2	—
Commercial mortgage-backed	3,046.4	—	3,046.4	—
Other asset-backed securities	1,901.7	—	1,901.7	—
Equity securities	147.7	101.2	34.7	11.8
Limited partnerships	1.1	—	—	1.1
Policy loans	3,585.8	—	—	3,585.8
Freestanding derivative instruments	1,486.4	—	1,486.4	—
Cash and cash equivalents	1,843.8	1,843.8	—	—
GMIB reinsurance recoverable	302.8	—	—	302.8
Separate account assets	195,070.5	—	195,070.5	—
Total	$259,412.2	$8,080.8	$247,429.9	$3,901.5

Liabilities
Embedded derivative liabilities (1)	$4,171.9	$—	$1,381.5	$2,790.4
Funds withheld payable under reinsurance treaties	3,760.3	—	—	3,760.3
Freestanding derivative instruments	24.3	—	24.3	—
Total	$7,956.5	$—	$1,405.8	$6,550.7

(1) Includes the embedded derivative liabilities of $2,790.4 million related to GMWB reserves included in reserves for future policy benefits and claims payable and $1,381.5 million of fixed index annuities included in other contract holder funds on the consolidated balance sheets.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source
The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in millions).

	December 31, 2020
	Total	Internal	External
Assets	(As Restated)
Debt securities
Other-asset backed securities	$0.1	$—	$0.1
Equity securities	2.1	1.3	0.8
Limited partnerships	0.7	0.7	—
Policy loans	3,454.2	3,454.2	—
GMIB reinsurance recoverable	340.4	340.4	—
Total	$3,797.5	$3,796.6	$0.9

Liabilities
Embedded derivative liabilities (1)	$5,592.1	$5,592.1	$—
Funds withheld payable under reinsurance treaties	4,453.1	4,453.1	—
Total	$10,045.2	$10,045.2	$—

	December 31, 2019
	Total	Internal	External
Assets	(As Restated)
Equity securities	$11.8	$1.3	$10.5
Limited partnerships	1.1	1.1	—
Policy loans	3,585.8	3,585.8	—
GMIB reinsurance recoverable	302.8	302.8	—
Total	$3,901.5	$3,891.0	$10.5

Liabilities
Embedded derivative liabilities (1)	$2,790.4	$2,790.4	$—
Funds withheld payable under reinsurance treaties	3,760.3	3,760.3	—
Total	$6,550.7	$6,550.7	$—
(1) Includes the embedded derivatives related to GMWB reserves.

External pricing sources for securities represent unadjusted prices from independent pricing services and independent indicative broker quotes where pricing inputs are not readily available.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities
The table below presents quantitative information on significant internally-priced Level 3 assets and liabilities (in millions):

As of December 31, 2020
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
(As Restated)
Assets
GMIB reinsurance recoverable	$340.4	Discounted cash flow	Mortality(1)	0.01% - 23.52%	Decrease
			Lapse(2)	3.30% - 9.20%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	3.75% - 4.50%	Increase
			Nonperformance risk(5)	0.33% - 1.57%	Decrease
			Long-Term Volatility(6)	18.50% - 22.47%	Increase
Liabilities
Embedded derivative liabilities	$5,592.1	Discounted cash flow	Mortality(1)	0.04% - 21.53%	Decrease
			Lapse(2)	0.20% - 30.30%	Decrease
			Utilization(3)	5.00% - 100.00%	Increase
			Withdrawal(4)	56.00% - 95.00%	Increase
			Nonperformance risk(5)	0.33% - 1.57%	Decrease
Long-term Equity
			Volatility(6)	18.50% - 22.47%	Increase

(1) Mortality rates vary by attained age, tax qualification status, GMWB benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.

(2) Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when contracts are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when GMWB benefits are utilized.

(3) The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and moneyness.

(4) The withdrawal rate represents the utilization rate of the contract’s free partial withdrawal provision (GMIB) or the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount (GMWB). Withdrawal rates on contracts with a GMIB vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.

(5) Nonperformance risk spread varies by duration.
(6) Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

As of December 31, 2019
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
(As Restated)
Assets
GMIB reinsurance recoverable	$302.8	Discounted cash flow	Mortality(1)	0.01% - 19.69%	Decrease
			Lapse(2)	3.30% - 9.30%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	3.75% - 4.50%	Increase
			Nonperformance risk(5)	0.00% - 1.18%	Decrease
Long-term Equity
			Volatility(6)	18.50% - 21.42%	Increase
Liabilities
Embedded derivative liabilities	$2,790.4	Discounted cash flow	Mortality(1)	0.04% - 18.64%	Decrease
			Lapse(2)	0.10% - 29.30%	Decrease
			Utilization(3)	5.00% - 100.00%	Increase
			Withdrawal(4)	56.00% - 94.00%	Increase
			Nonperformance risk(5)	0.00% - 1.18%	Decrease
Long-term Equity
			Volatility(6)	18.50% - 21.42%	Increase

(1) Mortality rates vary by attained age, tax qualification status, GMWB benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.

(2) Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when contracts are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when GMWB benefits are utilized.

(3) The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and moneyness.

(4) The withdrawal rate represents the utilization rate of the contract’s free partial withdrawal provision (GMIB) or the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount (GMWB). Withdrawal rates on contracts with a GMIB vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.

(5) Nonperformance risk spread varies by duration.
(6) Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Sensitivity to Changes in Unobservable Inputs
The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement for the assets and liabilities reflected in the table above.

As of December 31, 2020 and 2019, securities of $2.0 million and $2.4 million, respectively, are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the table above.

Policy loans have been excluded from the table above for these investments supporting reinsurance agreements with funds withheld from the reinsurer reported on the Company’s balance sheet. The fair values of these investments incorporate unobservable inputs used to determine the fair value.

The payable for the funds withheld reinsurance agreements, which includes the Athene embedded derivative, has been excluded from the table above as the fair values of these investments incorporate unobservable inputs used to value the host contract to determine the fair value.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

Embedded derivative liabilities classified in Level 3 represent the fair value of GMWB and GMAB liabilities. These fair value calculations are based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

The tables below provide rollforwards for 2020 and 2019 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the table below include changes in fair value due partly to observable and unobservable factors. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instruments hedging the related risks may not be classified within the same fair value hierarchy level as the associated assets and liabilities. Therefore, the impact of the derivative instruments reported in Level 3 may vary significantly from the total income effect of the hedged instruments.

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,	Transfers	Fair Value
	as of		Other	Issuances	in and/or	as of
	January 1,	Net	Comprehensive	and	(out of)	December 31,
(in millions, as Restated)	2020	Income	Income	Settlements	Level 3	2020
Assets
Debt securities
Other asset-backed securities	$—	$—	$(1.0)	$—	$1.1	$0.1
Equity securities	11.8	(9.6)	—	—	(0.1)	2.1
Limited partnerships	1.1	(0.2)	—	(0.1)	(0.1)	0.7
GMIB reinsurance recoverable	302.8	37.6	—	—	—	340.4
Policy loans	3,585.8	(1.7)	—	(129.9)	—	3,454.2

Liabilities
Embedded derivative liabilities	$(2,790.4)	$(2,801.7)	$—	$—	$—	$(5,592.1)
Funds withheld payable under reinsurance treaties	(3,760.3)	(673.8)	0.4	(19.4)	—	(4,453.1)

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,	Transfers	Fair Value
	as of		Other	Issuances	in and/or	as of
	January 1,	Net	Comprehensive	and	(out of)	December 31,
(in millions, as Restated)	2019	Income	Income	Settlements	Level 3	2019
Assets
Equity securities	$9.6	$0.8	$—	$(0.4)	$1.8	$11.8
Limited partnerships	—	$(0.7)	—	—	$1.8	$1.1
Freestanding derivative instruments	8.5	(8.5)	—	—	—	—
GMIB reinsurance recoverable	300.6	2.2	—	—	—	302.8
Policy loans	3,543.7	0.5	—	41.6	—	3,585.8

Liabilities
Embedded derivative liabilities	$(3,049.7)	$259.3	$—	$—	$—	$(2,790.4)
Funds withheld payable under reinsurance treaties	(3,745.1)	(3.5)	(3.8)	(7.9)	—	(3,760.3)

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The components of the amounts included in purchases, sales, issuances, and settlements for years ended December 31, 2020 and 2019 shown above are as follows (in millions):

December 31, 2020 (As Restated)	Purchases	Sales	Issuances	Settlements	Total
Assets
Debt securities
Limited partnerships	$—	$(0.1)	$—	$—	$(0.1)
Policy loans	—	—	$270.6	$400.5	$129.9
Total	$—	$(0.1)	$270.6	$(400.5)	$(130.0)

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(759.7)	$740.3	$(19.4)

December 31, 2019	Purchases	Sales	Issuances	Settlements	Total
Assets
Equity securities	$—	$(0.4)	$—	$—	$(0.4)
Policy loans	—	—	274.7	(233.1)	41.6
Total	$—	$(0.4)	$274.7	$(233.1)	$41.2

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(313.8)	$305.9	$(7.9)

In 2020, there were no transfers from Level 3 to NAV. In 2019, $1.8 million was transferred from NAV to Level 3 as a result of using significant unobservable inputs since a NAV was not available. In 2020, transfers from Level 3 to Level 2 of the fair value hierarchy were $0.1 million and transfers from Level 2 to Level 3 were $1.1 million. There were no transfers to or from Level 3 during 2019.

The portion of gains (losses) included in net income or other comprehensive income attributable to the change in unrealized gains and losses on Level 3 financial instruments still held at December 31, 2020 and 2019 was as follows (in millions. as restated):

	2020		2019
Assets	Included in Net Income	Included in AOCI	Included in Net Income
Debt securities
Other asset-back securities	$(0.5)	$(0.4)	$—
Equity securities	(9.6)	—	0.4
Limited partnerships	(0.2)	—	0.7
GMIB reinsurance recoverable	37.6	—	2.2

Liabilities
Embedded derivative liabilities	$(2,801.7)	$—	$259.3
Funds withheld payable under reinsurance treaties	826.2	—	(3.8)

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Fair Value of Financial Instruments Carried at Other Than Fair Value
The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in millions).

		December 31, 2020		December 31, 2019
	Fair Value Hierarchy Level	Carrying Value	Fair Value	Carrying Value	Fair Value
	(As Restated)
Assets
Mortgage loans	Level 3	$10,727.5	$11,348.9	$9,903.6	$10,232.1
Policy loans	Level 3	1,068.6	1,068.6	1,119.9	1,119.9
FHLBI capital stock	Level 1	125.4	125.4	125.4	125.4
Receivables from affiliates	Level 3	228.8	228.8	247.8	247.8

Liabilities
Annuity reserves (1)	Level 3	$38,317.8	$46,684.1	$36,646.2	$43,813.6
Reserves for guaranteed investment contracts (2)	Level 3	1,275.5	1,332.1	1,529.6	1,569.5
Trust instruments supported by funding agreements (2)	Level 3	8,383.9	8,701.8	8,852.6	9,086.8
Federal Home Loan Bank funding agreements (2)	Level 3	1,478.4	1,421.3	1,904.9	1,925.0
Funds withheld payable under reinsurance treaties	Level 2	27,518.4	27,518.4	—	—
Debt - Squire Surplus Note	Level 3	211.4	211.4	247.8	247.8
Debt - all other	Level 2	322.0	412.3	327.0	412.3
Securities lending payable	Level 2	12.3	12.3	48.3	48.3
Repurchase agreements	Level 2	1,100.0	1,100.0	—	—
Federal Home Loan Bank advances	Level 2	380.0	380.0	300.1	300.1
Separate account liabilities (3)	Level 2	219,062.9	219,062.9	195,070.5	195,070.5

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments.
(2) Included as a component of other contract holders funds on the consolidated balance sheets.
(3) The values of separate account liabilities are set equal to the values of separate account assets.

Fair Value Option

The Company has elected the fair value option for funds withheld assets, which are held as collateral for reinsurance, totaling $3,622.0 million and $3,736.9 million, at December 31, 2020 and 2019, respectively, as previously discussed above.

Income and changes in unrealized gains and losses on other assets for which the Company has elected the fair value option are immaterial to the Company’s consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

7.    Deferred Acquisition Costs and Deferred Sales Inducements

The balances of and changes in deferred acquisition costs, as of and for the years ended December 31, were as follows (in millions, as restated):

	2020	2019	2018
Balance, beginning of year(1)	$12,334.4	$11,066.7	$11,037.7
Deferrals of acquisition costs(1)	738.2	796.2	745.4
Amortization related to:
Operations	(415.9)	(235.3)	(971.8)
Derivatives	1,582.3	1,247.5	(148.1)
Net realized (losses) gains	(6.9)	(9.0)	0.5
Write-off related to Athene transaction	(625.8)	—	—
Total amortization	533.7	1,003.2	(1,119.4)
Unrealized investment losses (gains) (1)	290.2	(531.7)	403.0
Balance, end of year	$13,896.5	$12,334.4	$11,066.7

(1) The following lines have been adjusted as a result of the restatement. See Note 2 for further description of the restatement.
The balances of and changes in deferred sales inducements, which are reported in other assets, as of and for the years ended December 31, were as follows (in millions, as restated):

	2020	2019	2018
Balance, beginning of year(1)	$53.6	$144.3	$116.1
Deferrals of sales inducements(1)	3.4	10.9	13.8
Amortization related to:
Operations	(6.0)	(20.9)	(31.8)
Derivatives	0.5	0.2	(0.1)
Net realized gains (losses)	0.1	(1.1)	0.1
Write-off related to Athene transaction	(138.2)	—	—
Total amortization	(143.6)	(21.8)	(31.8)
Unrealized investment losses (gains)	87.5	(79.8)	46.2
Balance, end of year	$0.9	$53.6	$144.3

(1) The following lines have been adjusted as a result of the restatement. See Note 2 for further description of the restatement.
8.    Reinsurance

The Company assumes and cedes reinsurance from and to other insurance companies in order to limit losses from large exposures. However, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a coinsurance, modified coinsurance, or yearly renewable term basis. The Company regularly monitors the financial strength rating of its reinsurers.

The Company has also acquired certain lines of business that are wholly ceded to non-affiliates. These include both direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

Effective October 1, 2018, the Company entered into a reinsurance agreement with John Hancock to assume its U.S. Group Payout Annuity business. The initial transaction was structured as indemnity reinsurance by Jackson of John Hancock’s approximately 186,000 Group Payout Annuity certificates. In connection with this transaction, Jackson received total consideration of $5.5 billion including a ceding commission of $222.0 million and recorded $5.5 billion of reserves resulting in no gain or loss.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

On March 15, 2019, the Company closed on a 90% reinsurance agreement with John Hancock Life Insurance Company of New York (“JHNY”), effective January 1, 2019, to assume its Group Payout Annuity business. The initial transaction was structured as indemnity reinsurance by Jackson of JHNY’s approximately 18,000 Group Payout Annuity certificates representing $0.5 billion of reserves.

On May 29, 2019, the Michigan Department of Insurance and Financial Services revoked the status of Scottish RE (U.S.), Inc. as an accredited reinsurer in Michigan. The Company wrote off $6.1 million of paid claims recoverable in 2019 as it was deemed probable that the Company would not recover the balance. At December 31, 2020 and 2019, an allowance of $16.7 million and $42.5 million was established for the ceded reserve.

As indicated in Note 3, on June 18, 2020, the Company entered into a funds withheld coinsurance agreement with Athene effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission, which was subject to a post-closing adjustment. The Company allocated investments with a statutory book value of approximately $25.6 billion in support of reserves associated with the transaction to a segregated custody account, which investments are subject to an investment management agreement between Jackson and Apollo. To further support its obligations under the coinsurance agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and has established a trust account for Jackson’s benefit funded with assets with a book value of approximately $69.5 million. In September 2020, the post-closing settlement resulted in ceded premium of $6.3 million and a decrease of $28.5 million in ceding commission.

Pursuant to the Athene coinsurance agreement, the Company holds certain assets as collateral. At December 31, 2020, assets held as collateral in the segregated custody account were $28.3 billion.

Jackson’s GMIBs are reinsured with an unrelated party and, due to the net settlement provisions of the reinsurance agreement, meet the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value on the Company’s consolidated balance sheets, with changes in fair value recorded in net losses on derivatives and investments. GMIB reinsured benefits are subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005.

The Company has three retro treaties with SRZ. Pursuant to these retro treaties, the Company ceded to SRZ on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business. These blocks of business include disability income and accident and health business, a mix of life and annuity insurance business, and corporate owned life insurance business.

In 2020, the Company adopted ASU No. 2016-13, and established an ACL of $9.5 million on its reinsurance recoverables, which are reported net of ACL on the consolidated balance sheets. The ACL considers the credit quality of the reinsurer and is generally determined based on probability of default and loss given default assumptions, after considering any applicable collateral arrangements. Additions to or releases of the allowance were reported in death, other policyholder benefits, and changes in reserves, net of deferrals in the consolidated income statements. The ACL on reinsurance recoverables was $12.6 million at December 31, 2020.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following assets and liabilities were held in support of reserves associated with the Company's funds withheld reinsurance agreements and were reported in the respective financial statement line items in the consolidated balance sheets (in millions, as restated):

	December 31,
	2020(2)	2019
Assets
Debt securities	$24,642.4	$151.1
Equity securities	42.2	—
Mortgage loans	2,985.5	—
Policy loans	3,470.8	3,585.8
Derivative instruments, net	(13.1)	—
Limited partnerships	124.9	—
Cash and cash equivalents	394.1	23.4
Accrued investment income	190.3	—
Other assets and liabilities, net	22.8	—
Total assets	$31,859.9	$3,760.3

Liabilities
Funds held under reinsurance treaties(1)	31,971.5	3,760.3
Total liabilities	$ 31,971.5	$ 3,760.3

(1) Includes funds withheld embedded derivative of $826.6 million at December 31, 2020.
(2) Certain assets are reported at amortized cost while the fair value of those assets are reported in the embedded derivative in the fund withheld liability.

The sources of income related to funds withheld under reinsurance treaties reported in the Net Investment Income in the Consolidated Income Statements were as follows (in millions):

	Years Ended December 31,
	2020	2019	2018
Debt securities	$489.6	$7.9	$2.5
Equity securities	2.1	—	—
Mortgage loans	51.1	—	—
Limited partnerships	(0.5)	—	—
Policy loans	315.2	321.4	307.2
Other investment income	0.1	0.5	0.8
Total investment income on funds withheld assets	857.6	329.8	310.5
Other investment expenses on funds withheld assets (1)	(65.8)	—	—
Total net investment income on funds withheld reinsurance treaties	$791.8	$329.8	$310.5
(1) Includes management fees.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The realized gains and losses on funds withheld reinsurance treaties as a component of Net Losses on Derivatives and Investments in the Consolidated Income Statements were as follows (in millions):

	Years Ended December 31,
	2020	2019	2018
Available-for-sale securities
Realized gains on sale	$ 2,073.5	$ -	$ -
Realized losses on sale	(11.7)	—	—
Credit loss expense	—	—	—
Gross impairments	(1.6)	—	—
Credit loss expense on mortgage loans	(47.3)	—	—
Other	4.1	—	—
Net realized gains on non-derivative investments	2,017.0	—	—
Net losses on derivative instruments	(228.0)	—	—
Net realized gains (losses) on funds withheld payable under reinsurance treaties	(1,349.3)	(329.8)	(310.5)
Total net gains on derivatives and investments	$ 439.7	$ (329.8)	$ (310.5)

As described in Note 3 – Summary of Significant Accounting Policies, while the economic benefits of the funds withheld assets flow to the respective reinsurers, Jackson retains physical possession and legal ownership of the investments supporting the reserves. Net Investment Income and Net Gains on Derivatives and Investments related to the funds withheld assets are included in periodic settlements under the reinsurance agreements which results in the flow of returns on the assets to the reinsurers. Net realized gains on the funds withheld assets are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement and also include (i) changes in the related funds withheld payable and (ii) amortization of the basis difference between book value and fair value of the investments as of the effective date of the reinsurance agreements.

The effect of reinsurance on premium was as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Direct premium:
Life	$272.7	$517.7	$459.0
Accident and health	35.9	40.1	43.9
Plus reinsurance assumed:
Life	42.1	44.3	41.6
Group payout annuity	—	406.1	4,983.2
Accident and health	4.9	5.9	6.9
Less reinsurance ceded:
Life	(172.4)	(417.5)	(346.7)
Annuity guaranteed benefits	(12.7)	(13.5)	(14.3)
Accident and health	(40.8)	(46.0)	(50.8)
Total premium	$129.7	$537.1	$5,122.8

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The effect of reinsurance on benefits was as follows (in millions):

	For the Years Ended December 31,
	2020	2019	2018
Direct benefits:
Life	$1,193.8	$1,145.8	$1,180.6
Accident and health	135.3	125.2	139.5
Annuity guaranteed benefits	151.5	132.4	103.2
Plus reinsurance assumed:
Life	226.1	244.9	239.6
Group payout annuity	500.5	523.5	125.0
Accident and health	22.9	25.1	24.2
Less reinsurance ceded:
Life	(505.4)	(512.1)	(531.0)
Accident and health	(158.2)	(150.4)	(163.7)
Deferred sales inducements	(1.2)	(3.1)	(3.6)
Group payout annuity reserves assumed	(321.2)	59.1	5,482.5
Change in reserves, net of reinsurance	(9.5)	(160.4)	345.8
Total benefits	$1,234.6	$1,430.0	$6,942.1

Components of the Company’s reinsurance recoverable were as follows (in millions):

	December 31,
	2020	2019
Reserves:
Life	$5,980.8	$6,420.1
Accident and health	568.7	588.8
Guaranteed minimum income benefits	340.3	302.8
Other annuity benefits(1)(2)	27,543.7	186.8
Claims liability and other	877.1	911.7
Total	$35,310.6	$8,410.2

(1) Other annuity benefits primarily attributable to fixed and fixed index annuities reinsured with Athene.
(2) The following line has been adjusted as a result of the restatement. See Note 2 for further description of the restatement

Included in the reinsurance recoverable were reserves ceded to Brooke Life of $34.2 million and $34.7 million at December 31, 2020 and 2019, respectively. At December 31, 2020, the largest amount ceded to any reinsurer totaled 27.4 billion, which was related to Athene and is fully collateralized.

The following table sets forth the Company’s net life insurance in-force (in billions):

	December 31,
	2020	2019
Direct life insurance in-force	$118.3	$142.2
Amounts assumed from other companies	17.0	18.2
Amounts ceded to other companies	(81.8)	(99.5)
Net life insurance in-force	$53.5	$60.9

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

9.    Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds
The following table sets forth the Company’s reserves for future policy benefits and claims payable balances (in millions, as restated):

	December 31,
	2020	2019
Traditional life	$4,539.5	$5,008.9
Guaranteed benefits(1)(2)	8,508.5	5,441.2
Claims payable	1,088.8	1,007.9
Accident and health	1,257.2	1,290.1
Group payout annuities	5,220.3	5,541.5
Other	857.8	901.9
Total	$21,472.1	$19,191.5
(1) Includes the embedded derivative liabilities related to the GMWB reserve.
(2) The following line has been adjusted as a result of the restatement. See Note 2 for further description of the restatement.

For traditional life insurance contracts, which include term and whole life, reserves are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest rates, lapse and expenses, plus provisions for adverse deviation. These assumptions are not unlocked unless the reserve is determined to be deficient.

The Company’s liability for future policy benefits also includes liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 10.

The following table sets forth the Company’s liabilities for other contract holder funds balances (in millions):

	December 31,
	2020	2019
Interest-sensitive life	$11,835.5	$12,268.9
Variable annuity fixed option	10,609.6	8,230.6
Fixed annuity	16,501.3	17,203.2
Fixed index annuity(1)	14,209.2	14,058.6
GICs, funding agreements and FHLB advances	11,137.8	12,287.1
Total	$64,293.4	$64,048.4
(1) At December 31, 2020 and 2019, includes the embedded derivative liabilities related to fixed index annuity of $1,483.9 million and $1,381.5 million, respectively.

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to previously acquired business, which is further discussed below. The liability for fixed index annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the optional lifetime income rider. For fixed annuities, variable annuity fixed option, and other investment contracts, as detailed in the above table, the liability is the policyholder’s account value, plus the unamortized balance of the fair value adjustment related to previously acquired business. At December 31, 2020, the Company had interest sensitive life business with minimum guaranteed interest rates ranging from 2.5% to 6.0%, with a 4.68% average guaranteed rate and fixed interest rate annuities with minimum guaranteed rates ranging from 1.0% to 5.5%, with a 1.99% average guaranteed rate.

The Company recorded a fair value adjustment at acquisition related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment was recorded in reserves for future policy benefits and claims payable. This reserve is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in reserve through the consolidated income statements.

At December 31, 2020 and 2019, approximately 95% and 88%, respectively, of the Company’s fixed annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following tables show the distribution of the fixed interest rate annuities’ account values within the presented ranges of minimum guaranteed interest rates (in millions):

	December 31, 2020

Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1%	$90.7	$164.5	$6,501.6	$6,756.8
>1.0% - 2.0%	58.6	2.7	235.7	297.0
>2.0% - 3.0%	915.4	189.9	3,356.6	4,461.9
>3.0% - 4.0%	622.5	—	—	622.5
>4.0% - 5.0%	280.3	—	—	280.3
>5.0% - 5.5%	73.2	—	—	73.2
Subtotal	2,040.7	357.1	10,093.9	12,491.7
Ceded reinsurance	12,923.7	13,852.1	—	26,775.8
Total	$14,964.4	$14,209.2	$10,093.9	$39,267.5

	December 31, 2019

Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1%	$2,798.8	$4,151.2	$—	$6,950.0
>1.0% - 2.0%	1,710.9	6,068.9	5,206.2	12,986.0
>2.0% - 3.0%	7,047.4	3,838.5	2,560.3	13,446.2
>3.0% - 4.0%	1,561.4	—	—	1,561.4
>4.0% - 5.0%	2,236.4	—	—	2,236.4
>5.0% - 5.5%	278.2	—	—	278.2
Total	$15,633.1	$14,058.6	$7,766.5	$37,458.2

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

At December 31, 2020 and 2019, approximately 80% and 81%, respectively, of the Company’s interest sensitive life business account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following table shows the distribution of the interest sensitive life business account values within the presented ranges of minimum guaranteed interest rates, excluding the business that is subject to the previously mentioned retro treaties (in millions):

	December 31,
Minimum	2020	2019
Guaranteed Interest Rate	Account Value - Interest Sensitive Life
>2.0% - 3.0%	$269.6	$270.6
>3.0% - 4.0%	2,819.5	3,017.6
>4.0% - 5.0%	2,488.2	2,596.5
>5.0% - 6.0%	2,044.6	2,031.2
Subtotal	7,621.9	7,915.9
Retro treaties	4,213.6	4,353.0
Total	$11,835.5	$12,268.9

The Company has established a European Medium Term Note program, with up to $5.8 billion in aggregate principal amount outstanding at any one time. Jackson National Life Funding, LLC was formed as a special purpose vehicle solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The remaining series under this program matured in August 2019.

The Company has established a $23.0 billion aggregate Global Medium Term Note program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The carrying values at December 31, 2020 and 2019 totaled $8.4 billion and $8.9 billion, respectively.

Those Medium Term Note instruments issued in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The unrealized foreign currency gains and losses on those Medium Term Note instruments are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency translation gains and losses using exchange rates as of the reporting date. Foreign currency translation gains and losses are included in net losses on derivatives and investments.

Jackson and Squire Re are members of the FHLBI primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI. At both December 31, 2020 and 2019, the Company held $125.4 million of FHLBI capital stock, supporting $1.9 billion and $2.3 billion in funding agreements, short-term and long-term borrowing capacity in 2020 and 2019, respectively.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

10.    Certain Nontraditional Long-Duration Contracts and Variable Annuity Guarantees

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (GMDB), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the consolidated income statements with the exception of changes in embedded derivatives, which are included in net losses on derivatives and investments. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the consolidated income statements.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

At December 31, 2020 and 2019, the Company provided variable annuity contracts with guarantees, for which the net amount at risk (“NAR”) is defined as the amount of guaranteed benefit in excess of current account value, as follows (dollars in millions):

					Average
					Period
				Weighted	until
December 31, 2020	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$170,510.2	$2,339.5	67.3 years
GMWB - Premium only	0%	2,858.1	11.7
GMWB	0-5%*	247.5	10.8
GMAB - Premium only	0%	39.4	—
Highest specified anniversary account value minus
withdrawals post-anniversary
GMDB		13,511.9	86.1	68.3 years
GMWB - Highest anniversary only		3,459.2	41.1
GMWB		646.0	55.4
Combination net deposits plus minimum return, highest
specified anniversary account value minus
withdrawals post-anniversary
GMDB	0-6%	8,890.8	614.8	70.5 years
GMIB	0-6%	1,675.3	555.5		0.5 years
GMWB	0-8%*	$159,856.9	$5,655.7

					Average
					Period
				Weighted	until
December 31, 2019	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$150,575.7	$2,477.3	66.9 years
GMWB - Premium only	0%	2,752.7	15.7
GMWB	0-5%*	257.3	13.8
GMAB - Premium only	0%	36.5	—
Highest specified anniversary account value minus
withdrawals post-anniversary
GMDB		12,546.8	68.5	67.7 years
GMWB - Highest anniversary only		3,232.4	50.9
GMWB		697.6	55.2
Combination net deposits plus minimum return, highest
specified anniversary account value minus
withdrawals post-anniversary
GMDB	0-6%	8,158.8	686.6	70.0 years
GMIB	0-6%	1,688.1	615.8		0.5 years
GMWB	0-8%*	$140,528.5	$7,159.6

* Ranges shown based on simple interest. The upper limits of 5% or 8% simple interest are approximately equal to 4.1% and 6%, respectively, on a compound interest basis over a typical 10-year bonus period. The combination GMWB category also includes benefits with a defined increase in the withdrawal percentage under pre-defined non-market conditions.

Amounts shown as GMWB above include a ‘not-for-life’ component up to the point at which the guaranteed withdrawal benefit is exhausted, after which benefits paid are considered to be ‘for-life’ benefits. The liability related to this ‘not-for-life’ portion is valued as an embedded derivative, while the ‘for-life’ benefits are valued as an insurance liability (see below). For this table, the net amount at risk of the ‘not-for-life’ component is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and that of the ‘for-life’ component is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Account balances of contracts with guarantees were invested in variable separate accounts as follows (in millions):

	December 31,
Fund type:	2020	2019
Equity	$132,213.0	$121,520.3
Bond	20,202.9	19,340.4
Balanced	39,626.1	30,308.3
Money market	1,861.6	956.2
Total	$193,903.6	$172,125.2

GMDB liabilities reflected in the general account were as follows (in millions):

	2020	2019
Balance at January 1	$1,282.9	$1,371.6
Incurred guaranteed benefits	270.2	24.7
Paid guaranteed benefits	(134.9)	(113.4)
Balance at December 31	$1,418.2	$1,282.9

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the liability balance through the consolidated income statement, within death, other policy benefits and change in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the GMDB liability at both December 31, 2020 and 2019 (except where otherwise noted):
1)    Use of a series of stochastic investment performance scenarios, based on historical average market volatility.
2)    Mean investment performance assumption of 7.15% (2020) and 7.4% (2019) after investment management fees, but before external investment advisory fees and mortality and expense charges.
3)    Mortality equal to 38% to 100% of the IAM 2012 basic table improved using Scale G through 2019 (2019: 24% to 100% of the Annuity 2000 table).
4)    Lapse rates varying by contract type, duration and degree the benefit is in-the-money and ranging from 0.3% to 27.9% (before application of dynamic adjustments).
5)    Discount rates: 7.15% on 2020 and later issues.7.4% on 2013 through 2019 issues, 8.4% on 2012 and prior issues.

Most GMWB reserves are considered to be derivatives under current accounting guidance and are recognized at fair value, as previously defined, with the change in fair value reported in net income (as net losses on derivatives and investments). The fair value of these liabilities is determined using stochastic modeling and inputs as further described in Note 6. The fair valued GMWB had a reserve liability of $5,592.1 million and $2,790.5 million at December 31, 2020 and 2019, respectively, and was reported in reserves for future policy benefits and claims payable.

Jackson has also issued certain GMWB products that guarantee payments over a lifetime. Reserves for the portion of these benefits after the point where the guaranteed withdrawal balance is exhausted are calculated using assumptions and methodology similar to the GMDB liability. At December 31, 2020 and 2019, these GMWB reserves totaled $181.3 million and $161.3 million, respectively, and were reported in reserves for future policy benefits and claims payable.
GMAB benefits were offered on some variable annuity plans. However, the Company no longer offers these benefits. The GMAB had an asset value that was immaterial to the consolidated financial statements at both December 31, 2020 and 2019, respectively.

The direct GMIB liability is determined at each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

the accumulation period based on total expected assessments. The assumptions used for calculating the direct GMIB liability are consistent with those used for calculating the GMDB liability. At December 31, 2020 and 2019, GMIB reserves before reinsurance totaled $86.9 million and $86.6 million, respectively.

Other Liabilities – Insurance and Annuitization Benefits
The Company has established additional reserves for life insurance business for universal life plans with secondary guarantees, interest-sensitive life plans that exhibit “profits followed by loss” patterns and account balance adjustments to tabular guaranteed cash values on one interest-sensitive life plan.

Liabilities for these benefits have been established according to the methodologies described below:

	December 31, 2020			December 31, 2019
Benefit Type	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age
Insurance benefits*	$939.6	$19,483.0	63.5 years	$904.1	$20,620.5	62.8 years
Account balance adjustments	133.6	N/A	N/A	127.8	N/A	N/A

* Amounts for the UL benefits are for the total of the plans containing any policies having projected non-zero excess benefits and thus, may include some policies with zero projected excess benefits.

The following assumptions and methodology were used to determine the UL insurance benefit liability at December 31, 2020 and 2019:

1)    Use of a series of deterministic premium persistency scenarios.
2)    Other experience assumptions similar to those used in amortization of deferred acquisition costs.
3)    Discount rates equal to credited interest rates, approximately 3.0% to 5.5% in both 2020 and 2019.

The Company also has a small closed block of two-tier annuities, where different crediting rates are used for annuitization and surrender benefit calculations. A liability is established to cover future annuitization benefits in excess of surrender values, and was immaterial to the consolidated financial statements at both December 31, 2020 and 2019. The Company also offers an optional lifetime income rider with certain of its fixed index annuities. The liability established for this rider before reinsurance was $18.1 million and $3.3 million at December 31, 2020 and 2019, respectively.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

10.    Certain Nontraditional Long-Duration Contracts and Variable Annuity Guarantees

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (GMDB), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the consolidated income statements with the exception of changes in embedded derivatives, which are included in net losses on derivatives and investments. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the consolidated income statements.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

At December 31, 2020 and 2019, the Company provided variable annuity contracts with guarantees, for which the net amount at risk (“NAR”) is defined as the amount of guaranteed benefit in excess of current account value, as follows (dollars in millions):

					Average
					Period
				Weighted	until
December 31, 2020	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$170,510.2	$2,339.5	67.3 years
GMWB - Premium only	0%	2,858.1	11.7
GMWB	0-5%*	247.5	10.8
GMAB - Premium only	0%	39.4	—
Highest specified anniversary account value minus
withdrawals post-anniversary
GMDB		13,511.9	86.1	68.3 years
GMWB - Highest anniversary only		3,459.2	41.1
GMWB		646.0	55.4
Combination net deposits plus minimum return, highest
specified anniversary account value minus
withdrawals post-anniversary
GMDB	0-6%	8,890.8	614.8	70.5 years
GMIB	0-6%	1,675.3	555.5		0.5 years
GMWB	0-8%*	$159,856.9	$5,655.7

					Average
					Period
				Weighted	until
December 31, 2019	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$150,575.7	$2,477.3	66.9 years
GMWB - Premium only	0%	2,752.7	15.7
GMWB	0-5%*	257.3	13.8
GMAB - Premium only	0%	36.5	—
Highest specified anniversary account value minus
withdrawals post-anniversary
GMDB		12,546.8	68.5	67.7 years
GMWB - Highest anniversary only		3,232.4	50.9
GMWB		697.6	55.2
Combination net deposits plus minimum return, highest
specified anniversary account value minus
withdrawals post-anniversary
GMDB	0-6%	8,158.8	686.6	70.0 years
GMIB	0-6%	1,688.1	615.8		0.5 years
GMWB	0-8%*	$140,528.5	$7,159.6

* Ranges shown based on simple interest. The upper limits of 5% or 8% simple interest are approximately equal to 4.1% and 6%, respectively, on a compound interest basis over a typical 10-year bonus period. The combination GMWB category also includes benefits with a defined increase in the withdrawal percentage under pre-defined non-market conditions.

Amounts shown as GMWB above include a ‘not-for-life’ component up to the point at which the guaranteed withdrawal benefit is exhausted, after which benefits paid are considered to be ‘for-life’ benefits. The liability related to this ‘not-for-life’ portion is valued as an embedded derivative, while the ‘for-life’ benefits are valued as an insurance liability (see below). For this table, the net amount at risk of the ‘not-for-life’ component is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and that of the ‘for-life’ component is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Account balances of contracts with guarantees were invested in variable separate accounts as follows (in millions):

	December 31,
Fund type:	2020	2019
Equity	$132,213.0	$121,520.3
Bond	20,202.9	19,340.4
Balanced	39,626.1	30,308.3
Money market	1,861.6	956.2
Total	$193,903.6	$172,125.2

GMDB liabilities reflected in the general account were as follows (in millions):

	2020	2019
Balance at January 1	$1,282.9	$1,371.6
Incurred guaranteed benefits	270.2	24.7
Paid guaranteed benefits	(134.9)	(113.4)
Balance at December 31	$1,418.2	$1,282.9

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the liability balance through the consolidated income statement, within death, other policy benefits and change in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the GMDB liability at both December 31, 2020 and 2019 (except where otherwise noted):
1)    Use of a series of stochastic investment performance scenarios, based on historical average market volatility.
2)    Mean investment performance assumption of 7.15% (2020) and 7.4% (2019) after investment management fees, but before external investment advisory fees and mortality and expense charges.
3)    Mortality equal to 38% to 100% of the IAM 2012 basic table improved using Scale G through 2019 (2019: 24% to 100% of the Annuity 2000 table).
4)    Lapse rates varying by contract type, duration and degree the benefit is in-the-money and ranging from 0.3% to 27.9% (before application of dynamic adjustments).
5)    Discount rates: 7.15% on 2020 and later issues.7.4% on 2013 through 2019 issues, 8.4% on 2012 and prior issues.

Most GMWB reserves are considered to be derivatives under current accounting guidance and are recognized at fair value, as previously defined, with the change in fair value reported in net income (as net losses on derivatives and investments). The fair value of these liabilities is determined using stochastic modeling and inputs as further described in Note 6. The fair valued GMWB had a reserve liability of $5,592.1 million and $2,790.5 million at December 31, 2020 and 2019, respectively, and was reported in reserves for future policy benefits and claims payable.

Jackson has also issued certain GMWB products that guarantee payments over a lifetime. Reserves for the portion of these benefits after the point where the guaranteed withdrawal balance is exhausted are calculated using assumptions and methodology similar to the GMDB liability. At December 31, 2020 and 2019, these GMWB reserves totaled $181.3 million and $161.3 million, respectively, and were reported in reserves for future policy benefits and claims payable.
GMAB benefits were offered on some variable annuity plans. However, the Company no longer offers these benefits. The GMAB had an asset value that was immaterial to the consolidated financial statements at both December 31, 2020 and 2019, respectively.

The direct GMIB liability is determined at each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

the accumulation period based on total expected assessments. The assumptions used for calculating the direct GMIB liability are consistent with those used for calculating the GMDB liability. At December 31, 2020 and 2019, GMIB reserves before reinsurance totaled $86.9 million and $86.6 million, respectively.

Other Liabilities – Insurance and Annuitization Benefits
The Company has established additional reserves for life insurance business for universal life plans with secondary guarantees, interest-sensitive life plans that exhibit “profits followed by loss” patterns and account balance adjustments to tabular guaranteed cash values on one interest-sensitive life plan.

Liabilities for these benefits have been established according to the methodologies described below:

	December 31, 2020			December 31, 2019
Benefit Type	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age
Insurance benefits*	$939.6	$19,483.0	63.5 years	$904.1	$20,620.5	62.8 years
Account balance adjustments	133.6	N/A	N/A	127.8	N/A	N/A

* Amounts for the UL benefits are for the total of the plans containing any policies having projected non-zero excess benefits and thus, may include some policies with zero projected excess benefits.

The following assumptions and methodology were used to determine the UL insurance benefit liability at December 31, 2020 and 2019:

1)    Use of a series of deterministic premium persistency scenarios.
2)    Other experience assumptions similar to those used in amortization of deferred acquisition costs.
3)    Discount rates equal to credited interest rates, approximately 3.0% to 5.5% in both 2020 and 2019.

The Company also has a small closed block of two-tier annuities, where different crediting rates are used for annuitization and surrender benefit calculations. A liability is established to cover future annuitization benefits in excess of surrender values, and was immaterial to the consolidated financial statements at both December 31, 2020 and 2019. The Company also offers an optional lifetime income rider with certain of its fixed index annuities. The liability established for this rider before reinsurance was $18.1 million and $3.3 million at December 31, 2020 and 2019, respectively.

11.    Debt

The aggregate carrying value of borrowings was as follows (in millions):

	December 31,
	2020	2019
Surplus notes	$461.1	$497.4
FHLBI bank loans	72.3	77.3
Total	$533.4	$574.7

At December 31, 2020, the above borrowings were all due after five years.

Surplus notes
Under Michigan Insurance Law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the commissioner of insurance of the state of Michigan and only out of surplus earnings which the commissioner determines to be available for such payments under Michigan Insurance Law.

On March 15, 1997, Jackson issued 8.15% surplus notes in the principal amount of $250.0 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20.5 million in 2020, and $20.4 million in both 2019 and 2018, respectively.

In conjunction with a reserve financing transaction, Squire Re II issued the Squire Surplus Note to an affiliate. The Squire Surplus Note matures December 30, 2031 and bears interest at 4.35%, payable quarterly. During 2020, 2019, and 2018 interest expense on the Squire Surplus Note was $9.8 million, $11.0 million, and $12.7 million, respectively.

Federal Home Loan Bank Loans
The Company received loans of $50.0 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight line basis over the loan term. The weighted average interest rate on these loans was 0.48% in 2020 and 2.20% in 2019. The outstanding balance on these loans was $72.3 million and $77.3 million at December 31, 2020 and 2019, respectively. During 2020, 2019, and 2018, interest expense for these loans totaled $0.5 million, $1.8 million, and $1.6 million, respectively. At December 31, 2020, the loans were collateralized by mortgage-related securities and mortgage loans with a carrying value of $96.3 million.

12.    Federal Home Loan Bank Advances

The Company entered into a short-term advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. Advances of $380.0 million and $300.1 million were outstanding at December 31, 2020 and 2019, respectively, and were recorded in other liabilities. The Company paid interest of $0.3 million, $2.1 million, and $2.6 million on such advances during 2020, 2019, and 2018, respectively.

13.    Income Taxes

On March 27, 2020, H.R. 748, the Coronavirus Aid, Relief, and Economic Security Act, “the CARES ACT”, was signed into legislation which includes tax provisions relevant to businesses that during 2020 will impact taxes related to 2018 and 2019. Some of the significant changes are reducing the interest expense disallowance for 2019 and 2020, allowing the five year carryback of net operating losses for 2018-2020, suspension of the 80.0% limitation of taxable income for net operating loss carryforwards for 2018-2020, and the acceleration of depreciation expense from 2018 and forward on qualified improvement property. In 2020, the Company recognized a tax benefit of $16.3 million as a result of the CARES ACT. In addition, the Taxpayer Certainty & Disaster Tax Relief Act was enacted on December 27, 2020. There was no impact to taxes from this legislation.

The components of the provision for federal income taxes were as follows (in millions):

	Years Ended December 31,
	2020	2019	2018
	(As Restated)
Current tax (benefit) expense	$(65.3)	$299.5	$113.9
Deferred tax (benefit) expense	(775.6)	(672.9)	134.5
Income tax (benefit) expense	$(840.9)	$(373.4)	$248.4

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The federal income tax provisions differ from the amounts determined by multiplying pre tax income attributable to Jackson by the statutory federal income tax rate of 21.0% were as follows (in millions):

	Years Ended December 31,
	2020	2019	2018
	(As Restated)
Income taxes at statutory rate	$(502.8)	$(176.0)	$477.8
State income taxes(1)	(56.4)	—	—
Dividends received deduction	(157.8)	(170.9)	(114.6)
U.S. federal tax reform impact(2)	(16.3)	—	(11.1)
Provision for uncertain tax benefit	—	—	4.8
Other tax credits	(60.7)	(39.8)	(33.4)
Prior year deferred tax benefit	(52.9)	—	—
Contribution of capitalized affiliate	—	—	(77.9)
Other	6.0	13.3	2.8
Income tax (benefit) expense	$(840.9)	$(373.4)	$248.4

Effective tax rate	35.1%	44.5%	10.9%
(1) For the year ended December 31, 2020, includes a benefit of $32.9 million relating to a true-up for prior periods.
(2) For the year ended December 31, 2020, the benefit is the result of the CARES act. For the year ended December 31, 2018, the benefit is the result of the change in tax rates under the Tax Cuts and Jobs Act.

For 2019 and 2018, the rate reconciling items for other tax credits and other items included a reclassification to conform with the current year presentation.

Federal income taxes (received) paid were $(3.8) million, $379.3 million, and $35.4 million in 2020, 2019, and 2018, respectively.

The tax effects of significant temporary differences that gave rise to deferred tax assets and liabilities were as follows (in millions, as restated):

	December 31,
	2020	2019
Gross deferred tax asset
Difference between financial reporting and the tax basis of:
Policy reserves and other insurance items	$3,257.7	$2,987.4
Derivative investments	1,120.6	863.2
Employee benefits	136.9	129.2
Other investment items	329.5	—
Net operating loss carryforward	28.9	48.1
Other	53.4	63.9
Total gross deferred tax asset	4,927.0	4,091.8

Gross deferred tax liability
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	(2,810.6)	(2,484.1)
Other investment items	—	(295.0)
Net unrealized investment gains	(1,020.9)	(606.3)
Other	(59.6)	(46.5)
Total gross deferred tax liability	(3,891.1)	(3,431.9)

Net deferred tax asset	$1,035.9	$659.9

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The Company is required to evaluate the recoverability of its deferred tax assets and establish a valuation allowance, if necessary, to reduce its deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required when determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. When evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

Concluding that a valuation allowance is not required is difficult when there has been significant negative evidence, such as cumulative losses in recent years. The Company utilized a three year rolling calculation of actual income before taxes adjusted for permanent items to measure the cumulative losses in recent years. The total historical cumulative loss includes significant increases in the dividend received deduction (DRD) benefit for 2018 and 2019 due to the majority of funds in separate accounts converting regulated investment companies (RICs) to Partnerships. The conversion resulted in two years of DRD from RIC distributions being deducted in each of 2018 and 2019. Significant increases in the DRD from fund conversions are not expected to continue as there are a limited number of RIC funds that could still be converted. In 2020, the Company entered into a funds withheld coinsurance agreement with Athene that resulted in a significant one-time loss related to the net consideration of the reinsurance transaction during the year. Accordingly, in analyzing the three year rolling calculation of actual income before taxes adjusted for permanent differences, the Company concluded it was appropriate to exclude the increased DRD and Athene loss as well as a one-time loss for hedges related to managing to risk limits under the previous VA reserving regime in 2019, in assessing the sources of taxable income available to realize the benefit of deferred tax assets.

The Company evaluated each component of the deferred tax asset and assessed the effects of limitations and/or interpretations on the value of such components to be fully recognized in the future. The Company also evaluated the likelihood of sufficient taxable income in the future to offset the available deferred tax assets based on evidence considered to be objective and verifiable. Based on the analysis at December 31, 2020, the Company concluded that it is more likely than not, that the $1,035.9 million of net deferred tax assets will be realized through future projected taxable income.

In 2016, the Company reached an agreement with the IRS regarding the taxation of hedging activities. This agreement requires the current taxation of all unrealized gains and losses on hedge-related investments, but then defers two-thirds of the amount ratably over the following two years. Accordingly, there is an acceleration of taxes incurred currently and a related offset to the taxes being deferred.

At December 31, 2020, the Company had a federal tax ordinary loss carryforward of $137.0 million attributable to a previous acquisition, which begins to expire in 2026. Section 382 of the Internal Revenue Code imposes limitations on the utilization of net operating loss carryforwards. The Section 382 limitation is an annual limitation on the amount of pre-acquisition net operating losses that a corporation may use to offset post-acquisition income. Section 382 further limits certain unrealized built-in losses at the time of acquisition. The annual limitation is approximately $21.0 million. At December 31, 2020 and 2019, the Company had Foreign Tax Credit and Alternative Minimum Tax Credit (subject to 382 limitations) carryforwards of $6.2 million and $44.4 million, respectively.

The Company has considered both permanent and temporary positions in determining the unrecognized tax benefit rollforward. At December 31, 2020 and 2019, the Company held reserves related to the exclusion of short-term capital gains from the separate account dividends received deduction ("DRD") calculation and a change in the calculation of its tax basis reserves. The DRD was agreed to through the IRS Fast Track Settlement process in 2020 and the unrecognized benefit has been recorded to FIT payable included in other liabilities on the consolidated balance sheets.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following table summarizes the changes in the Company’s unrecognized tax benefits (in millions):

	December 31,
	2020	2019

Unrecognized tax benefit, beginning of year	$33.0	$33.0
Additions for tax positions identified	—	—
Decrease for DRD short-term gain position	(30.7)	—
Unrecognized tax benefit, end of year	$2.3	$33.0

The table above has been restated from prior year to remove accrued interest.

The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits as a component of income tax (benefit) expense. The Company did not recognize any interest and penalty expense in 2020 or 2019. In 2018, the Company recognized interest and penalty expense of $2.1 million. For both 2020 and 2019 the Company had total accrued interest of $4.9 million. The Company did not record any amounts for penalties related to unrecognized tax benefits during 2020, 2019, or 2018.

Based on information available as of December 31, 2020, the Company believes that, in the next 12 months, there are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease.

The Company is generally no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years prior to 2012. The Brooke Life federal consolidated tax return is currently under examination by the Internal Revenue Service for the 2017 tax year. The Company does not anticipate any material changes from this audit.

14.    Segment Information

The Company has three reportable segments consisting of Retail Annuities, Institutional Products, Closed Life and Annuity Block, plus its Corporate and Other segment. These segments reflect the manner by which the Company’s chief operating decision maker views and manages the business. The following is a brief description of the Company’s reportable segments.

Retail Annuities
The Company’s Retail Annuities segment offers a variety of retirement income and savings products through its diverse suite of products, consisting primarily of variable annuities, fixed index annuities, and fixed annuities. These products are distributed through various wirehouses, insurance brokers and independent broker-dealers, as well as through banks and financial institutions, primarily to high net worth investors and the mass and affluent markets.

The Company’s variable annuities, represent an attractive option for retirees and soon-to-be retirees, providing access to equity market appreciation and add-on benefits, including guaranteed lifetime income. A fixed index annuity is designed for investors who desire principal protection with the opportunity to participate in capped upside investment returns linked to a reference market index. The Company also provides access to guaranteed lifetime income as an add-on benefit. A fixed annuity is a guaranteed product designed to build wealth without market exposure, through a crediting rate that is likely to be superior to interest rates offered from banks or money market funds.

The financial results of the variable annuity business within the Company’s Retail Annuities segment are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of the Company’s fixed annuities, including the fixed portion of its variable annuity account values and fixed index annuities, are largely dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders.

Institutional Products
The Company’s Institutional Products consists of traditional guaranteed investment contracts (“GICs”), funding agreements (including agreements issued in conjunction with the Company’s participation in the US Federal Home Loan Bank of Indianapolis program) and Medium Term Note funding agreements. The Company’s GIC products are

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

marketed to defined contribution pension and profit sharing retirement plans. Funding agreements are marketed to institutional investors, including corporate cash accounts and securities lending funds, as well as money market funds, and are issued to the FHLBI in connection with its program.

The financial results of the Company’s institutional products business are primarily dependent on the Company’s ability to earn target spreads on general account assets.

Closed Life and Annuity Blocks
Although the Company historically offered traditional life insurance products, it discontinued new sales of life insurance products in 2012. The Company’s Closed Life and Annuity Blocks segment includes life insurance products offered through that point, including various protection products, such as whole life, universal life, variable universal life and term life insurance products that provide financial safety for individuals and their families. This segment distributed these products primarily through independent insurance agents; independent broker-dealers; regional broker-dealers; wirehouses; registered investment advisers; and banks, credit unions and other financial institutions, primarily to the mass market. This segment also includes acquired closed blocks consisting primarily of life insurance.

The Company’s Closed Life and Annuity Blocks segment also includes group pay-out annuities, consisting of a closed block of defined benefit annuity plans assumed from John Hancock USA and John Hancock Life Insurance Company of New York through a reinsurance agreement. A single premium payment from an employer (contract holder) funds the pension benefits for its employees (participants). The contracts are tailored to meet the requirements of the specific pension plan being covered.

The profitability of the Company’s Closed Life and Annuity Blocks segment is largely driven by its historical ability to appropriately price its products and purchase appropriately priced blocks of business, as realized through underwriting, expense and net losses on derivatives and investments, and the ability to earn an assumed rate of return on the assets supporting that business.

Corporate and Other
The Company’s Corporate and Other segment primarily consists of the operations of its unallocated corporate income and expenses.

The Corporate and Other segment also includes certain eliminations and consolidation adjustments.

Segment Performance Measurement
Segment operating revenues and pretax adjusted operating earnings are non-GAAP financial measures that management believes are critical to the evaluation of the financial performance of the Company’s segments. The Company uses the same accounting policies and procedures to measure segment pretax adjusted operating earnings as used in its reporting of consolidated net income. Its primary measure is pretax adjusted operating earnings, which is defined as net income recorded in accordance with GAAP, excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP, or that are non-recurring in nature, as well as certain other revenues and expenses which are not considered to drive underlying profitability. Operating revenues and pretax adjusted operating earnings should not be used as a substitute for net income as calculated in accordance with GAAP.

Pretax adjusted operating earnings equals net income adjusted to eliminate the impact of the following items:

•    Fees attributable to guarantee benefits: fees paid in conjunction with guaranteed benefit features offered for certain of the Company’s variable annuities and fixed index annuities are set at a level intended to mitigate the cost of hedging and funding the liabilities associated with such guaranteed benefit features. The full amount of the fees attributable to guarantee benefit features have been excluded from pretax adjusted operating earnings as the related net movements in freestanding derivatives and net reserve and embedded derivative movements, as described below, have been excluded from pretax adjusted operating earnings. This presentation of earnings is intended to directly align revenue and related expenses associated with the guaranteed benefit features;
•    Net movement in freestanding derivatives, except earned income (periodic settlements and changes in settlement accruals) on derivatives that are hedges of investments, but do not qualify for hedge accounting treatment: changes in the fair value of freestanding derivatives used to manage the risk associated with life and annuity reserves, including those arising from the guaranteed benefit features offered for certain variable annuities and fixed index annuities. Net movements in freestanding derivatives have been excluded from

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

pretax adjusted operating earnings because the market value of these derivatives may vary significantly from period to period as a result of near-term market conditions and therefore are not directly comparable or reflective of the underlying profitability of the business;
•    Net reserve and embedded derivative movements: changes in the valuation of certain life and annuity reserves, a portion of which are accounted for as embedded derivative instruments and which are primarily comprised of variable and fixed index annuity reserves, including those guaranteed benefit features offered for certain of the Company’s variable annuities. Net reserve and embedded derivative movements have been excluded from pretax adjusted operating earnings because the carrying values of these derivatives may vary significantly from period to period as the result of near-term market conditions and policyholder behavior-related inputs and therefore are not directly comparable or reflective of the underlying profitability of the business. Movements in reserves attributable to the current period claims and benefit payments in excess of a customer’s account value on these policies are also excluded from pretax adjusted operating earnings as these benefit payments are affected by near-term market conditions and policyholder behavior-related inputs and therefore may vary significantly from period to period;
•    Net Realized Investment Gains and Losses including change in fair value of funds withheld embedded derivative: Realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio, as well as impairments of securities, after adjustment for the non-credit component of the impairment charges and change in fair value of funds withheld embedded derivative related to the Athene Reinsurance Transaction;
•    DAC and DSI impact: amortization of deferred acquisition costs and deferred sales inducements associated with the items excluded from pretax adjusted operating earnings;
•    Assumption changes: the impact on the valuation of net derivative and reserve movements, including amortization on DAC, arising from changes in underlying actuarial assumptions;
•    Loss on Athene Reinsurance Transaction: Includes contractual ceding commission, cost of reinsurance write-off, and DAC and DSI write-off related to the Athene Reinsurance Transaction;
•    Net investment income on funds withheld assets; Includes net investment income on funds withheld assets related to the reinsurance transaction;
•    Income taxes.

As detailed above, the fees attributed to guaranteed benefits, the associated movements in optional guaranteed benefit liabilities, and related claims and benefit payments are excluded from pretax adjusted operating earnings, as the Company believes this approach appropriately removes the impact to both revenue and expenses associated with the guaranteed benefit features that are offered for certain variable annuities and fixed index annuities.

Set forth in the tables below is certain information with respect to the Company’s segments, as described above (in millions).

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

For the Year Ended December 31, 2020	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated

Operating Revenues
Fee income	$3,470.1	$512.5	$—	$—	$—	$3,982.6
Premium	—	142.4	—	—	—	142.4
Net investment income	922.3	758.1	354.8	(143.4)	97.3	1,989.1
Income on operating derivatives	48.0	58.3	—	21.2	—	127.5
Other income	29.9	25.7	1.6	7.3	—	64.5
Total Operating Revenues	4,470.3	1,497.0	356.4	(114.9)	97.3	6,306.1

Operating Benefits and Expenses
Death, other policy benefits and change in policy	54.4	866.5	—	—	—	920.9
Interest credited on other contract holder funds, net of deferrals	524.1	428.2	250.0	—	—	1,202.3
Interest expense	27.3	—	16.5	—	—	43.8
Operating costs and other expenses, net of deferrals	1,811.5	169.2	4.8	24.7	—	2,010.2
Deferred acquisition and sales inducements amortization	61.2	16.9	—	—	19.8	97.9
Total Operating Benefits and Expenses	2,478.5	1,480.8	271.3	24.7	19.8	4,275.1

Pretax Adjusted Operating Earnings	$1,991.8	$16.2	$85.1	$(139.6)	$77.5	$2,031.0

For the Year Ended December 31, 2019	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated

Operating Revenues
Fee income	$3,406.4	$528.3	$—	$—	$—	$3,934.7
Premium	—	550.6	—	—	—	550.6
Net investment income	1,491.5	801.2	449.7	(58.8)	5.2	2,688.8
Income on operating derivatives	38.6	26.5	—	7.5	—	72.6
Other income	0.5	59.1	—	9.9	—	69.5
Total Operating Revenues	4,937.0	1,965.7	449.7	(41.4)	5.2	7,316.2

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	26.7	1,390.1	—	—	—	1,416.8
Interest credited on other contract holder funds, net of deferrals	897.6	444.3	290.6	—	—	1,632.5
Interest expense	34.8	—	48.8	—	—	83.6
Operating costs and other expenses, net of deferrals	1,757.3	107.0	4.7	38.2	—	1,907.2
Deferred acquisition and sales inducements amortization	(62.5)	19.4	—	—	1.4	(41.7)
Total Operating Benefits and Expenses	2,653.9	1,960.8	344.1	38.2	1.4	4,998.4

Pretax Adjusted Operating Earnings	$2,283.1	$4.9	$105.6	$(79.6)	$3.8	$2,317.8

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

For the Year Ended December 31, 2018	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated
Operating Revenues
Fee income	$3,384.1	$545.4	$—	$—	$—	$3,929.5
Premium	—	5,137.1	—	—	—	5,137.1
Net investment income	1,489.2	657.8	381.3	(74.8)	21.6	2,475.1
Income on operating derivatives	67.4	49.0	—	9.8	—	126.2
Other income	0.3	55.4	—	5.0	—	60.7
Total Operating Revenues	4,941.0	6,444.7	381.3	(60.0)	21.6	11,728.6

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	(9.3)	6,301.8	—	—	—	6,292.5
Interest credited on other contract holder funds, net of deferrals	854.6	462.6	230.4	—	—	1,547.6
Interest expense	42.3	—	43.9	—	—	86.2
Operating costs and other expenses, net of deferrals	1,689.4	(407.9)	5.0	53.6	—	1,340.1
Deferred acquisition and sales inducements amortization	619.9	22.4	—	—	7.3	649.6
Total Operating Benefits and Expenses	3,196.9	6,378.9	279.3	53.6	7.3	9,916.0

Pretax Adjusted Operating Earnings	$1,744.1	$65.8	$102.0	$(113.6)	$14.3	$1,812.6

Included in the intersegment eliminations in the above tables, is the elimination of investment income between Retail Annuities and the Corporate and Other segments.

The following table summarizes the reconciling items from operating revenues to total revenues attributable to the Company (in millions, as restated):

	Years Ended December 31,
	2020	2019	2018
Total operating revenues	$6,306.1	$7,316.2	$11,728.6
Fees attributed to variable annuity benefit reserves	2,509.0	2,376.8	2,239.2
Net losses on derivatives and investments	(6,581.6)	(6,789.3)	(935.6)
Net investment income on funds withheld assets	791.8	329.8	310.5
Total revenues	$3,025.3	$3,233.5	$13,342.7
-

The following table summarizes the reconciling items from operating benefits and expenses to total benefits and expenses attributable to the Company (in millions):

	Years Ended December 31,
	2020	2019	2018
Total operating benefits and expenses	$4,275.1	$4,998.4	$9,916.0
Benefits attributed to variable annuity benefit reserves	150.1	131.7	102.5
Amortization of DAC and DSI related to non-operating revenues and expenses	(1,252.0)	(939.9)	501.6
SOP 03-1 reserve movements	163.6	(118.5)	547.2
Athene reinsurance transaction	2,081.6	—	—
Total benefits and expenses	$5,418.4	$4,071.7	$11,067.3

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following table summarizes the reconciling items, net of deferred acquisition costs and deferred sales inducements, from pretax adjusted operating earnings to net income attributable to the Company (in millions, as restated):

	Years Ended December 31,
	2020	2019	2018
Pretax adjusted operating earnings	$2,031.0	$2,317.8	$1,812.6
Non-operating adjustments:
Fees attributable to guarantee benefit reserves	2,509.0	2,376.8	2,239.2
Net movement in freestanding derivatives	(4,660.6)	(6,595.2)	604.7
Net reserve and embedded derivative movements	(3,183.5)	60.3	(1,588.3)
Net realized investment gains (losses) including change in fair value of funds withheld embedded derivative	812.8	(145.6)	(292.4)
DAC and DSI impact	1,260.5	898.4	(612.4)
Assumption changes	127.5	(80.5)	(198.5)
Loss on Athene Reinsurance Transaction	(2,081.6)	—	—
Net investment income on funds withheld assets	791.8	329.8	310.5
Pretax (loss) income attributable to Jackson	(2,393.1)	(838.2)	2,275.4
Income tax (benefit) expense	(840.9)	(373.4)	248.4
Net (loss) income attributable to Jackson	$(1,552.2)	$(464.8)	$2,027.0

The following table summarizes total assets by segment (in millions):

	December 31,
	2020	2019
Retail Annuities	$304,102.9	$249,976.7
Closed Life and Annuity Blocks	34,120.6	30,645.4
Institutional Products	13,687.6	14,735.3
Corporate and Other	(449.3)	(474.3)
Total Assets	$351,461.8	$294,883.1

15.    Commitments, Contingencies, and Guarantees

The Company and its subsidiaries are involved in litigation arising in the ordinary course of business. It is the opinion of management that the ultimate disposition of such litigation will not have a material adverse effect on the Company's financial condition. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable. At December 31, 2020 and 2019, Jackson recorded accruals totaling $13.1 million and $30.7 million, respectively.

State guaranty funds provide payments for policyholders of insolvent life insurance companies. These guaranty funds are financed by assessing solvent insurance companies based on location, volume and types of business. The Company estimated its reserve for future state guaranty fund assessments based on data received from the National Organization of Life and Health Insurance Guaranty Associations. Based on data received, the Company’s reserve for future state guaranty fund assessments was $2.3 million and $2.6 million at the end of 2020 and 2019, respectively. At December 31, 2020 and 2019, related premium tax offsets were $0.5 million and $0.8 million, respectively. While Jackson cannot predict the amount and timing of any future assessments, the Company believes the reserve is adequate for all anticipated payments for known insolvencies.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

As restated, at December 31, 2020, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $1,327.5 million. At December 31, 2020, unfunded commitments related to fixed-rate commercial mortgage loans and other debt securities totaled $828.0 million.

The Company has two separate service agreements with third party administrators to provide policyholder administrative services. These agreements, subject to certain termination provisions, have ten and twelve-year terms and expire in 2021 and 2030.

16.      Leases

The Company leases office space and equipment under several operating leases that expire at various dates through 2051. The Company determines if a contract is a lease at inception or modification. Lease terms may include options to extend or terminate the lease and are included in the lease measurement when it is reasonably certain that the Company will exercise that option. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and corresponding lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are determined using the Company’s incremental borrowings rate based upon information available at lease commencement. Certain lease incentives such as free rent periods are recorded as a reduction of the ROU asset. Lease costs for operating leases are recognized on a straight-line basis over the life of the lease.

The Company has lease agreements with both lease and non-lease components. The Company elected the practical expedient to combine lease and non-lease components for certain real estate leases.

Variable lease expenses may include changes in index-linked lease payments and certain variable operating expenses associated with real estate leases. These payments are recognized in operating expenses in the period incurred.

The Company recorded operating lease net ROU assets of $18.6 million and $25.6 million and associated lease liabilities of $29.5 million and $38.6 million as of December 31, 2020 and 2019, respectively, classified within other assets and other liabilities, respectively. Net lease expense was $21.5 million, $32.2 million, and $40.0 million in 2020, 2019, and 2018, respectively, including expenses associated with software leases.

In 2018, the Company announced the closing of its Denver office as part of a strategic reorganization of the distribution platform. The Company determined that the lease obligation for this building exceeded the economic benefit for the remainder of the contract, resulting in an expense accrual of $8.6 million in 2018. Upon adoption of ASU 2016-02 in 2019, this expense accrual was recorded as an impairment of the associated ROU asset.

The following table summarizes the components of operating lease costs and other information related to operating leases recorded within operating costs and other expenses, net of deferrals, (in millions):

	Year Ended December 31,
	2020	2019
Lease Cost:
Operating leases (1)	$10.6	$12.9
Variable lease costs	2.0	2.2
Sublease income	(4.6)	(3.2)
Net Lease Cost	$8.0	$11.9

Other Information:
Cash paid for amounts included in the measurement of operating lease liability	$10.2	$12.2
ROU assets obtained in exchange for new lease liabilities	$0.3	$0.1
Weighted average lease term	6 years	6 years
Weighted average discount rate	3.6%	3.6%

(1) Operating lease costs exclude software leases, as intangible assets are excluded from the scope of Accounting Standard Codification 842, Leases.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

At December 31, 2020, the maturities of operating lease liabilities were as follows (in millions)

2021	$7.4
2022	6.2
2023	6.0
2024	4.7
2025	3.1
Thereafter	5.6
Total	$33.0

Less: interest	3.5
Present value of lease liabilities	$29.5

17.    Share-Based Compensation

Certain employees participate in various share award plans relating to Prudential shares and/or American Depositary Receipts (“ADRs”) that are tradable on the New York Stock Exchange and are described below.

At certain times, the Company may grant one-off type retention awards to certain key senior executives within Jackson. These awards are subject to the prior approval of the Jackson Remuneration Committee and are nil cost awards with a contingent right to receive Prudential ADRs. The awards are contingent upon continued employment of the recipient through the award vesting date. There are no performance measurements with these awards.
The Company reflects the above plan as an equity classified plan and, therefore, reflects the net reserve related to the compensation expense and the value of the shares distributed under this plan within the consolidated statements of equity. At December 31, 2020 and 2019, the Company had $7.7 million and $0.5 million, respectively, reserved for future payments under this plan.

The Company either acquires shares/ADRs or reimburses Prudential for the costs of any shares/ADRs that were distributed to participants in the above plan, or may be distributed in the future. The shares/ADRs acquired for all the share-award plans are held at cost in a trust account for future distributions. The Company reflects the costs of shares/ADRs held within the consolidated balance sheet as shares held in trust. At both December 31, 2020 and 2019, the Company had $4.3 million of shares/ADRs held at cost in the trust, respectively.

The PLTIP is a Prudential incentive plan in which the Company may grant share awards to eligible employees in the form of a contingent right to receive Prudential ADRs, or a conditional allocation of Prudential ADRs, subject to the prior approval of the Jackson Remuneration Committee. These share awards vest based on the achievement of planned International Financial Reporting Standards (“IFRS”) pretax operating income for the U.S. business, have vesting periods of three years and are at nil cost to the employee. Share awards vest between 0% (less than 90% of plan) and 100% (more than 110% of plan) of the grant amounts dependent on IFRS pretax operating income attained over the performance period. Award holders do not have any right to dividends or voting rights attached to the ADRs granted during the performance period. Upon vesting, a number of ADRs equivalent to the value of dividends that otherwise would have been received over the performance period are added to vested awards.

The Company reflects the above plan as a liability classified plan and, therefore, reflects the accrued compensation expense and the value of the shares distributed within other liabilities. At December 31, 2020 and 2019, the Company had $88.9 million and $85.8 million, respectively, accrued for future payments under this plan.

The Company recognizes share-based compensation expense associated with the above equity classified plans based on the grant-date fair value of the awards, and liability classified plans based on the change in fair value of the awards ratably over the requisite service period of each individual grant, which generally equals the vesting period. The Company estimates forfeitures when calculating share-based compensation expense.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

Total expense related to these share-based performance related compensation plans was as follows (in millions):

	Years Ended December 31,
	2020	2019	2018
Prudential LTIP	$36.8	$53.6	$26.6
Retention Share Plan	7.6	1.2	(0.3)
Total compensation expense related to incentive plans	$44.4	$54.8	$26.3

Income tax benefit	$9.3	$11.5	$5.5

The total unrecognized compensation expense related to all share-based plans at December 31, 2020 was $126.0 million with a weighted average remaining period of 1.60 years.

During both 2020 and 2019, certain one-off type retention awards were issued.

The weighted average share/ADR fair values of share-based awards granted by the PLTIP during 2020, 2019, and 2018 were $25.90, $39.75, and $49.44, respectively.

The weighted average fair value for the Company’s performance awards represents the average Prudential ADR price for the thirty days following Prudential’s unaudited annual earnings release date. The fair value amounts relating to the equity settled plans were determined using either the Black-Scholes or Monte Carlo option-pricing models. These models are used to calculate fair values for options and awards at the grant date based on the quoted market price of the stock at the measurement date, the dividend yield, expected volatility, risk-free interest rates and expected term.

Outstanding non-vested Prudential ADRs granted were as follows:

	Prudential LTIP plan
	ADR's	Weighted Average Grant Date Fair Value
At December 31, 2018	3,801,703	$42.68

Granted	1,995,888	39.75
Exercised	1,217,914	37.27
Lapsed/Forfeited	546,477	44.18
At December 31, 2019	4,033,200	$42.66

Granted	2,212,956	25.90
Exercised	1,307,392	42.12
Lapsed/Forfeited	210,291	40.65
At December 31, 2020	4,728,473	$35.32

At December 31, 2020 and 2019, there were 785,205 and 33,435, respectively, non-vested Prudential ADR grants related to the one-off retention award plan, with a weighted average grant date price of $26.39 and $35.89.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

18.    Statutory Accounting Capital and Surplus

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

Under Michigan Insurance Law, Jackson must provide notification to the Michigan commissioner of insurance prior to payment of any dividend. Ordinary dividends on capital stock may only be distributed out of earned surplus, excluding any unrealized capital gains and the effect of permitted practices (referred to as adjusted earned surplus). At December 31, 2020, the Company had no adjusted earned surplus available for dividends. Ordinary dividends are also limited to the greater of 10% of statutory surplus as of the preceding year-end, excluding any increase arising from the application of permitted practices, or the statutory net income, excluding any net realized investment gains, for the twelve month period ended on the preceding December 31. The commissioner may approve payment of dividends in excess of these amounts, which would be deemed an extraordinary dividend. The maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to Brooke Life in 2021, is estimated to be $456.3 million, subject to the availability of adjusted earned surplus as of the dividend date.

Dividends from the Company to its parent were nil, $525.0 million, and $451.9 million in 2020, 2019, and 2018, respectively. Jackson’s 2018 dividends include $1.9 million related to Jackson’s forgiveness of Brooke Life’s intercompany tax liability.

At both December 31, 2020 and 2019 Jackson’s statutory capital and surplus of the Company, as reported in its Annual Statement, was $4.8 billion, which included an adjustment of $83.3 million, as further described below. Statutory net (loss) income of the Company, as reported in its Annual Statement, was $(1,933.5) million, $(1,057.6) million, and $1,896.3 million in 2020, 2019, and 2018, respectively.

At December 31, 2019, Jackson early adopted the provisions of the National Association of Insurance Commissioners Valuation Manual Minimum Standards No. VM-21: Requirements for Principle-Based Reserves for Variable Annuities (“VM-21”). During 2020, Jackson determined that a simplifying modelling assumption was not consistent with its intent in the adoption of VM-21. The adjustment resulting from this correction and related modelling changes would have reduced after-tax unassigned funds (surplus) by $83.3 million as of December 31, 2019. The Company determined this adjustment to be a correction of an error that was not material to the current year or the 2019 annual financial statements and, therefore, included the adjustment related to the prior year, in the current year change in surplus.

Effective December 31, 2020, the Company received approval from the Department of Insurance and Financial Services regarding the use of a permitted practice which allows early adoption of an exemption for ordinary life insurance certificates issued during 2020 that would be subject to VM-20 of the NAIC Valuation Manual. The exemption for companies meeting the conditions of APF 2020-09 will be part of the 2022 Valuation Manual. The permitted practice does not result in differences in net income or capital and surplus between NAIC SAP and practices prescribed or permitted by the state of Michigan, as reserves are established utilizing the same methodology as prior years. However, the additional PBR requirements are eliminated.

Jackson had been granted a permitted practice that allowed Jackson to carry interest rate swaps at book value, as if the requirements for statutory hedge accounting were in place, instead of at fair value as would have been otherwise required. Jackson was required to demonstrate the effectiveness of its interest rate swap program pursuant to the Michigan Insurance Code. The permitted practice was annually renewed and was in place until September 30, 2019, at which time, with the approval of the Department of Insurance and Financial Services, it was terminated.
Under Michigan Insurance Law, VOBA is reported as an admitted asset if certain criteria are met. Pursuant to Michigan Insurance Law, the Company reported $81.9 million and $131.0 million of statutory basis VOBA at December 31, 2020 and 2019, respectively, which is fully admissible.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC to its authorized control level RBC, calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice the authorized control level RBC (“Company action level RBC”). At December 31, 2020, the Company’s TAC remained well in excess of the Company action level RBC.

In addition, on the basis of statutory financial statements that insurers file with the state insurance regulators, the NAIC annually calculates twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A usual range of results for each ratio is used as a benchmark and departure from the usual range on four or more of the ratios can lead to inquiries from individual state insurance departments. In 2020 and 2019, there were no significant exceptions with any ratios.

19.    Other Related Party Transactions

The Company's investment portfolio is managed by PPM America, Inc. (“PPMA”), a registered investment advisor. PPMA is ultimately a wholly owned subsidiary of Prudential. The Company paid $65.4 million, $76.8 million, and $68.9 million to PPMA for investment advisory services during 2020, 2019, and 2018, respectively.

NPH, Jackson’s former affiliated broker-dealer network, distributed products issued by Jackson and received commissions and fees from Jackson. Commissions and fees paid by Jackson to NPH during 2018 totaled $5.6 million. In December 2018, the broker dealers were consolidated into NPH, which was then contributed to Jackson via Brooke Life, and converted to NPH LLC.

Jackson has entered into shared services administrative agreements with both NPH and PPMA. Under the shared services administrative agreements, Jackson charged $8.7 million, $7.8 million, and $8.3 million of certain management and corporate services costs to these affiliates in 2020, 2019, and 2018, respectively.

Jackson provides a $100.0 million revolving credit facility to Jackson Financial Inc., an upstream holding company. The loan is unsecured, matures in December 2021, accrues interest at LIBOR plus 2%, and has a commitment fee of 0.10% per annum. There was no outstanding balance at both December 31, 2020 and 2019. The highest outstanding loan balance during both 2020 and 2019 was nil. During 2020, 2019, and 2018, interest and commitment fees totaled $0.1 million, respectively.

Jackson provides a $40.0 million revolving credit facility to PPMA. The loan is unsecured, matures in September 2023, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.10% per annum. There was no outstanding balance at both December 31, 2020 and 2019. The highest outstanding loan balance during both 2020 and 2019 was nil.

Interest and commitment fees totaled $54 thousand, $40 thousand, and $111 thousand during 2020, 2019 and 2018, respectively.

Jackson provides a $20.0 million revolving credit facility to Jackson Holdings, LLC, an upstream holding company. The loan is unsecured, matures in June 2024, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.25% per annum. The outstanding balance at both December 31, 2020 and 2019, was nil. The highest outstanding loan balance during both 2020 and 2019 was nil. During 2020, 2019, and 2018, interest and commitment fees totaled $0.1 million, respectively.

Jackson, through its PGDS subsidiary, provides information security and technology services to certain Prudential affiliates. Jackson recognized $4.7 million, $3.4 million, and $2.8 million of revenue associated with these services during 2020, 2019, and 2018, respectively. This revenue is included in other income in the accompanying consolidated income statements and is substantially equal to the costs incurred by PGDS to provide the services, which are reported in operating costs and other expenses, net of deferrals, in the consolidated income statements.

As a result of the previously mentioned investment management agreement between Jackson and Apollo, an affiliate of Athene, the Company pays Apollo management fees, which are calculated and paid monthly in arrears. The Company incurred $59.8 million associated with these services during 2020.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

20.    Benefit Plans

The Company has a defined contribution retirement plan covering substantially all employees and certain affiliates. Effective January 1, 2020, employees are immediately eligible to participate in the Company’s matching contribution. To be eligible to participate in the Company’s profit sharing contribution an employee must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the employee must be employed on the applicable January 1 or July 1 entry date. The Company's annual profit sharing contributions, as declared by the board of directors, are based on a percentage of eligible compensation paid to participating employees during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $29.5 million, $27.8 million, and $31.3 million in 2020, 2019, and 2018, respectively.

The Company maintains non-qualified voluntary deferred compensation plans for certain agents and employees of Jackson and certain affiliates. At December 31, 2020 and 2019, the liability for such plans totaled $594.8 million and $592.5 million, respectively, and is reported in other liabilities. The Company’s expense (income) related to these plans, including a match of elective deferrals for the agents’ deferred compensation plan and the change in value of participant elected deferrals, was $55.7 million, $69.9 million, and $(1.3) million in 2020, 2019, and 2018, respectively.

21.    Operating Costs and Other Expenses

The following table is a summary of the Company’s operating costs and other expenses (in millions):

	Years Ended December 31,
	2020	2019	2018
Commission expenses	$1,927.0	$1,935.1	$1,804.2
John Hancock ceding commission and expense reimbursement write-off	—	(65.2)	(555.0)
Athene ceding commission write-off	(1,202.5)	—	—
General and administrative expenses	820.0	834.0	838.1
Deferral of acquisition costs	(736.8)	(796.9)	(747.1)
Total operating costs and other expenses	$807.7	$1,907.0	$1,340.2

22.    Accumulated Other Comprehensive Income

The following table represents changes in the balance of AOCI, net of income tax, related to unrealized investment gains (losses) (in millions, as restated):

	December 31,
	2020	2019	2018
Balance, beginning of year	$2,539.3	$(71.9)	$1,071.4
OCI before reclassifications	2,120.8	2,546.4	(1,194.2)
Amounts reclassified from AOCI	(700.1)	64.8	(89.2)
Cumulative effect of changes in accounting principles	—	—	140.1
Balance, end of year (1)	$3,960.0	$2,539.3	$(71.9)

(1) Includes $1,212.8 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of December 31, 2020.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

The following table represents amounts reclassified out of AOCI (in millions):

AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Consolidated Income Statement
	December 31,
	2020	2019	2018
Net unrealized investment (loss) gain:
Net realized (loss) gain on investments	$(895.2)	$83.0	$(111.0)	Net losses on derivatives and investments
Other impaired securities	9.1	(1.0)	(1.9)	Net losses on derivatives and investments
Net unrealized (loss) gain before income taxes	(886.1)	82.0	(112.9)
Income tax benefit (expense)	186.0	(17.2)	23.7
Reclassifications, net of income taxes	$(700.1)	$64.8	$(89.2)

Schedule I
Jackson National Life Insurance Company and Subsidiaries
Summary of Investments - Other Than Investments in Related Parties
(In millions, as restated)

	As of December 31, 2020
Type of Investment	Cost or Amortized Cost	Fair Value	Amount at Which Shown on Balance Sheet
Debt securities:
Bonds:
U.S. government securities	$5,072.6	$5,119.5	$5,119.5
Other government securities	1,496.6	1,696.6	1,696.6
Public utilities	6,225.2	7,249.3	7,249.3
Corporate securities	31,846.0	35,088.3	35,088.3
Residential mortgage-backed	893.2	966.0	966.0
Commercial mortgage-backed	3,069.2	3,313.4	3,313.4
Other asset-backed securities	5,617.0	5,699.0	5,699.0
Total debt securities	54,219.8	59,132.1	59,132.1

Equity securities	174.6	174.6	174.6
Commercial mortgage loans	10,727.5	N/A	10,727.5
Policy loans	4,522.8	N/A	4,522.8
Freestanding derivative instruments	2,219.8	N/A	2,219.8
Other invested assets	1,950.9	N/A	1,958.3
Total investments	$73,815.4		$78,735.1

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule III
Jackson National Life Insurance Company and Subsidiaries
Supplemental Insurance Information
(In millions, as restated)

	Deferred Acquisition Costs	Reserves for Future Policy Benefits and Claims Payable	Other Contract Holder Funds
December 31, 2020
Retail Annuities	$13,738.9	$7,955.7	$39,839.3
Closed Life and Annuity Blocks	133.8	13,516.4	13,316.3
Institutional Products	—	—	11,137.8
Corporate and Other	23.8	—	—
Total	$13,896.5	$21,472.1	$64,293.4

December 31, 2019
Retail Annuities	$12,233.8	$4,871.9	$37,926.0
Closed Life and Annuity Blocks	149.2	14,319.6	13,835.3
Institutional Products	—	—	12,287.1
Corporate and Other	(48.6)	—	—
Total	$12,334.4	$19,191.5	$64,048.4

December 31, 2018
Retail Annuities	$11,011.7	$5,173.5	$35,371.0
Closed Life and Annuity Blocks	177.2	14,424.2	14,178.2
Institutional Products	—	—	10,900.1
Corporate and Other	(122.2)	—	—
Total	$11,066.7	$19,597.7	$60,449.3

	Premium	Net Investment Income	Interest Credited on Other Contract Holder Funds	Deferred Acquisition and Sales Inducements Amortization	Operating Costs and Other Expenses
December 31, 2020
Retail Annuities	$—	$922.3	$524.1	$61.2	$1,811.5
Closed Life and Annuity Blocks	142.4	758.1	428.2	16.9	169.2
Institutional Products	—	354.8	250.0	—	4.8
Corporate and Other	—	(143.4)	—	—	24.7
Intersegment eliminations	—	97.3	—	19.8	—
Total	$142.4	$1,989.1	$1,202.3	$97.9	$2,010.2

December 31, 2019
Retail Annuities	$—	$1,491.5	$897.6	$(62.5)	$1,757.3
Closed Life and Annuity Blocks	550.6	801.2	444.3	19.4	107.0
Institutional Products	—	449.7	290.6	—	4.7
Corporate and Other	—	(58.8)	—	—	38.2
Intersegment eliminations	—	5.2	—	1.4	—
Total	$550.6	$2,688.8	$1,632.5	$(41.7)	$1,907.2

December 31, 2018
Retail Annuities	$—	$1,489.2	$854.6	$619.9	$1,689.4
Closed Life and Annuity Blocks	5,137.1	657.8	462.6	22.4	(407.9)
Institutional Products	—	381.3	230.4	—	5.0
Corporate and Other	—	(74.8)	—	—	53.6
Intersegment eliminations	—	21.6	—	7.3	—
Total	$5,137.1	$2,475.1	$1,547.6	$649.6	$1,340.1
See the accompanying Report of Independent Registered Public Accounting Firm

Schedule IV
Jackson National Life Insurance Company and Subsidiaries
Reinsurance
For the Years Ended December 31, 2020, 2019, and 2018
(In millions)

	Gross Amount	Ceded	Assumed	Net Amount	% Amount Assumed to Net
2020
Life insurance in-force	$118,328.1	$81,857.9	$17,034.1	$53,504.3	31.8%

Insurance premium
Life insurance	$272.7	$172.4	$42.1	$142.4	29.6%
Group payout annuity				—
Accident and health	35.9	40.8	4.9	—
Annuity guaranteed benefits	—	12.7	—	(12.7)
Total insurance premium	$308.6	$225.9	$47.0	$129.7	36.2%

2019
Life insurance in-force	$142,233.0	$99,495.3	$18,206.2	$60,943.9	29.9%

Insurance premium
Life insurance	517.7	417.5	44.3	144.5	30.7%
Group payout annuity	—	—	406.1	406.1
Accident and health	40.1	46.0	5.9	—
Annuity guaranteed benefits	—	13.5	—	(13.5)
Total insurance premium	$557.8	$477.0	$456.3	$537.1	85.0%

2018
Life insurance in-force	$165,032.8	$114,846.9	$19,213.8	$69,399.7	27.7%

Insurance premium
Life insurance	459.0	346.7	41.6	153.9	27.0%
Group payout annuity	—	—	4,983.2	4,983.2
Accident and health	43.9	50.8	6.9	—
Annuity guaranteed benefits	—	14.3	—	(14.3)
Total insurance premium	$502.9	$411.8	$5,031.7	$5,122.8	98.2%
See the accompanying Report of Independent Registered Public Accounting Firm

Schedule V
Jackson National Life Insurance Company and Subsidiaries
Valuation and Qualifying Accounts
For the Years Ended December 31, 2020 and 2019
(In millions)

	Balance at Beginning of Period	Charged to Costs and Expenses		Deductions		Balance at End of Period
2020 (As Restated)
Allowance for credit losses on debt securities	$—	$13.6		$—		$13.6
Allowances for credit losses on commercial mortgage and other loans	8.9	170.3	(1)	—	(2)	179.2
Allowance for credit losses on reinsurance recoverable	—	12.6	(3)	—		12.6
Valuation allowance on deferred tax asset	—	—		—		—
	$8.9	$196.5		$—		$205.4
2019
Allowances for losses on commercial mortgage and other loans	$5.4	$3.5	(4)	$—	(2)	$8.9
Valuation allowance on deferred tax asset	—	—		—		—
	$5.4	$3.5		$—		$8.9

(1) Includes cumulative effect adjustment related to the adoption of ASU 2016-13 of $62.0 million.
(2) Represents release of allowance for write-offs.
(3) Includes cumulative effect adjustment related to the adoption of ASU 2016-13 of $9.5 million.
(4) Represents additions to allowance for losses.
See the accompanying Report of Independent Registered Public Accounting Firm

Jackson National Life Insurance Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except per share data)

	June 30,	December 31,
	2021	2020
Assets	(Unaudited)
Investments:
Debt securities, available for sale, net of allowance for credit losses of $6.8 and $13.6 at June 30, 2021 and December 31, 2020, respectively (amortized cost: 2021 $49,327.3; 2020 $54,052.0)	$52,330.0	$58,964.3
Debt securities, at fair value under fair value option	165.8	167.8
Equity securities, at fair value	223.3	174.6
Mortgage loans, net of allowance for credit losses of $135.3 and $179.2 at June 30, 2021 and December 31, 2020, respectively	11,649.1	10,727.5
Policy loans (including $3,537.8 and $3,454.2 at fair value under the fair value option at June 30, 2021 and December 31, 2020, respectively)	4,580.5	4,522.8
Freestanding derivative instruments	1,482.9	2,219.8
Other invested assets	2,304.2	1,958.3
Total investments	72,735.8	78,735.1
Cash and cash equivalents	1,408.3	1,852.9
Accrued investment income	514.3	553.4
Deferred acquisition costs	13,811.5	13,896.5
Reinsurance recoverable, net of allowance for credit losses of $12.5 and $12.6 at June 30, 2021 and December 31, 2020, respectively	34,279.1	35,310.6
Deferred income taxes, net	857.4	1,035.9
Receivables from affiliates	238.1	228.8
Other assets	825.8	785.7
Separate account assets	239,806.1	219,062.9
Total assets	$364,476.4	$351,461.8
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$17,553.3	$21,472.1
Other contract holder funds	60,656.3	64,293.4
Funds withheld payable under reinsurance treaties (including $3,708.6 and $3,626.5 at fair value under the fair value option at June 30, 2021 and December 31, 2020, respectively)	30,321.8	31,971.5
Debt	511.7	533.4
Securities lending payable	23.5	12.3
Freestanding derivative instruments	55.2	56.4
Other liabilities	5,079.3	4,573.6
Separate account liabilities	239,806.1	219,062.9
Total liabilities	354,007.2	341,975.6
Commitments, Contingencies, and Guarantees (Note 14)
Equity
Common stock, $1.15 par value; authorized 50,000 shares; issued and outstanding 12,000 shares	13.8	13.8
Additional paid-in capital	4,588.3	4,588.3
Shares held in trust	(4.3)	(4.3)
Equity compensation reserve	8.5	7.7
Accumulated other comprehensive income, net of tax expense of $367.4 in 2021 and $762.4 in 2020	2,532.8	3,960.0
Retained earnings	3,330.1	920.7
Total stockholders' equity	10,469.2	9,486.2
Total liabilities and equity	$364,476.4	$351,461.8
See notes to condensed consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Fee income	$1,876.7	$1,541.6	$3,672.3	$3,139.2
Premium	24.1	13.0	52.1	72.1
Net investment income	724.2	521.6	1,535.1	1,301.6
Net gains (losses) on derivatives and investments	(2,520.7)	(4,371.5)	182.8	(2,011.5)
Other income	30.6	18.1	53.9	14.4
Total revenues	134.9	(2,277.2)	5,496.2	2,515.8

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	206.8	(151.5)	489.7	820.9
Interest credited on other contract holder funds, net of deferrals	215.7	341.0	436.3	745.2
Interest expense	6.6	11.2	12.7	28.6
Operating costs and other expenses, net of deferrals	538.5	(773.8)	1,059.1	(276.9)
Cost of reinsurance	—	2,513.9	—	2,513.9
Amortization of deferred acquisition and sales inducement costs	(263.9)	(732.2)	548.0	312.5
Total benefits and expenses	703.7	1,208.6	2,545.8	4,144.2
Pretax income (loss)	(568.8)	(3,485.8)	2,950.4	(1,628.4)
Income tax expense (benefit)	(47.6)	(453.6)	541.0	(416.7)
Net income (loss)	$(521.2)	$(3,032.2)	$2,409.4	$(1,211.7)
See notes to condensed consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
    (Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss)	$(521.2)	$(3,032.2)	$2,409.4	$(1,211.7)

Other comprehensive income (loss), net of tax:
Change in net unrealized gains (losses) on securities not impaired (net of tax expense (benefit) of: $292.1 and $525.7 for the three months ended June 30, 2021 and 2020, respectively, and $(343.1) and $422.2 for the six months ended June 30, 2021 and 2020, respectively	1,061.9	1,977.8	(1,238.5)	1,588.4
Change in unrealized gains (losses) on securities for which an allowance for credit losses has been recorded (net of tax expense (benefit) of: nil and $0.2 for the three months ended June 30, 2021 and 2020, respectively, and $0.6 and $1.0 for the six months ended June 30, 2021 and 2020, respectively)	(0.1)	0.7	2.2	3.9
Reclassification adjustment for gains (losses) included in net income (losses) (net of tax expense (benefit) of: $(32.4) and $(137.5) for the three months ended June 30, 2021 and 2020, respectively, and $(52.6) and $(149.6) for the six months ended June 30, 2021 and 2020, respectively)	(114.8)	(517.5)	(190.9)	(562.9)
Total other comprehensive income (loss)	947.0	1,461.0	(1,427.2)	1,029.4
Comprehensive income (loss)	$425.8	$(1,571.2)	$982.2	$(182.3)
See notes to condensed consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Condensed Consolidated Statements of Equity
(Unaudited, in millions)

					Accumulated
		Additional	Shares	Equity	Other		Total
	Common	Paid-In	Held	Compensation	Comprehensive	Retained	Stockholders'
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity
Balances as of March 31, 2021	$13.8	$4,588.3	$(4.3)	$9.6	$1,585.8	$3,851.3	$10,044.5

Net income (loss)	—	—	—	—	—	(521.2)	(521.2)
Change in unrealized investment gains and losses, net of tax	—	—	—	—	947.0	—	947.0
Reserve for equity compensation plans	—	—	—	(1.1)	—	—	(1.1)
Balances as of June 30, 2021	$13.8	$4,588.3	$(4.3)	$8.5	$2,532.8	$3,330.1	$10,469.2

					Accumulated
		Additional	Shares	Equity	Other		Total
	Common	Paid-In	Held	Compensation	Comprehensive	Retained	Stockholder's
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity
Balances as of March 31, 2020	$13.8	$4,088.3	$(4.3)	$0.5	$2,107.7	$4,303.4	$10,509.4

Net income (loss)	$—	$—	$—	$—	$—	$(3,032.2)	$(3,032.2)
Change in unrealized investment gains and losses, net of tax	—	—	—	—	1,461.0	—	1,461.0
Change in accounting principle, net of tax	—	—	—	—	—	(2.5)	(2.5)
Balances as of June 30, 2020	$13.8	$4,088.3	$(4.3)	$0.5	$3,568.7	$1,268.7	$8,935.7

					Accumulated
		Additional	Shares	Equity	Other		Total
	Common	Paid-In	Held	Compensation	Comprehensive	Retained	Stockholders'
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity
Balances as of December 31, 2020	$13.8	$4,588.3	$(4.3)	$7.7	$3,960.0	$920.7	$9,486.2

Net income (loss)	$—	$—	$—	$—	$—	$2,409.4	$2,409.4
Change in unrealized investment gains and losses, net of tax	$—	$—	$—	$—	$(1,427.2)	$—	$(1,427.2)
Reserve for equity compensation plans	$—	$—	$—	$0.8	$—	$—	$0.8
Balances as of June 30, 2021	$13.8	$4,588.3	$(4.3)	$8.5	$2,532.8	$3,330.1	$10,469.2

					Accumulated
		Additional	Shares	Equity	Other		Total
	Common	Paid-In	Held	Compensation	Comprehensive	Retained	Stockholder's
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity
Balances as of December 31, 2019	$13.8	$4,088.3	$(4.3)	$0.5	$2,539.3	$2,528.4	$9,166.0

Net income (loss)	—	—	—	—	—	(1,211.7)	(1,211.7)
Change in unrealized investment gains and losses, net of tax	$—	$—	$—	$—	$1,029.4	$—	$1,029.4
Change in accounting principle, net of tax	$—	$—	$—	$—	$—	$(48.0)	$(48.0)
Balances as of June 30, 2020	$13.8	$4,088.3	$(4.3)	$0.5	$3,568.7	$1,268.7	$8,935.7
See notes to condensed consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$2,409.4	$(1,211.7)
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	(166.5)	(160.7)
Net losses (gains) on derivatives	114.0	3,340.9
Net losses (gains) on funds withheld reinsurance	(130.3)	(1,168.7)
Interest credited on other contract holder funds, gross	436.3	747.5
Mortality, expense and surrender charges	(280.0)	(308.6)
Amortization of discount and premium on investments	32.6	17.5
Deferred income tax expense (benefit)	575.1	(444.5)
Share-based compensation	—	—
Cash received (paid to) from reinsurance transaction	—	(31.7)
Change in:
Accrued investment income	39.1	18.2
Deferred acquisition costs and sales inducements	148.3	(269.7)
Other assets and liabilities, net	(1,252.5)	1,011.0
Net cash provided by (used in) operating activities	1,925.5	1,539.5

Cash flows from investing activities:
Sales, maturities and repayments of:
Debt securities	9,971.5	17,166.8
Equity securities	9.3	15.5
Mortgage loans	681.7	792.5
Purchases of:
Debt securities	(4,967.9)	(16,766.9)
Equity securities	(53.3)	(12.8)
Mortgage loans	(1,556.5)	(689.8)
Settlements related to derivatives and collateral on investments	(2,948.8)	2,304.1
Other investing activities	(309.8)	2,237.6
Net cash provided by (used in) investing activities	826.2	5,047.0

Cash flows from financing activities:
Policyholders' account balances:
Deposits	9,755.6	10,007.2
Withdrawals	(15,174.0)	(11,211.9)
Net transfers to separate accounts	1,191.3	1,790.5
Proceeds from (payments on) repurchase agreements	1,157.1	—
Net proceeds from (payments on) Federal Home Loan Bank notes	(130.0)	(300.1)
Net proceeds from (payments on) borrowings	3.8	5.5
Net cash provided by (used in) financing activities	(3,196.2)	291.2

Net increase (decrease) in cash and cash equivalents	$(444.5)	$6,877.7

Cash and cash equivalents, beginning of period	1,852.8	1,843.8
Total cash and cash equivalents, end of period	$1,408.3	$8,721.5
Supplemental cash flow information
Income taxes paid	$30.1	$36.6
Interest paid	$10.0	$15.5
Non-cash investing activities
Debt securities acquired from exchanges, payments-in-kind, and similar transactions	$116.1	$192.4
Other invested assets acquired from stock splits and stock distributions	$98.8	$4.1
See notes to condensed consolidated financial statements.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

1.    Business and Basis of Presentation

Jackson National Life Insurance Company (the “Company” or “Jackson”) is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly owned by the US parent, Jackson Financial Inc. (“Jackson Financial”). Jackson, together with its New York life insurance subsidiary, is licensed to sell group and individual annuity products (including immediate, index linked, and deferred fixed and variable annuities), and individual life insurance products, including variable universal life, in all 50 states and the District of Columbia. Jackson also participates in the institutional products market through the issuance of guaranteed investment contracts (“GICs”), funding agreements and medium term note funding agreements.

The condensed consolidated financial statements include accounts, after the elimination of intercompany accounts and transactions, of the following:

• Life insurers: Jackson and its wholly owned subsidiaries Jackson National Life Insurance Company of New York (“JNY”), Squire Reassurance Company LLC (“Squire Re”), Squire Reassurance Company II, Inc. (“Squire Re II”), VFL International Life Company SPC, LTD and Jackson National Life (Bermuda) LTD;
• Wholly owned broker-dealer, investment management and investment advisor subsidiaries: Jackson National Life Distributors, LLC, Jackson National Asset Management, LLC ("JNAM");
• PGDS (US One) LLC (“PGDS”), a wholly owned subsidiary that provides certain services to Jackson and certain affiliates;
• Other insignificant wholly owned subsidiaries; and
• Other insignificant partnerships, limited liability companies and variable interest entities (“VIEs”) in which Jackson is deemed the primary beneficiary.
Other

On August 6, 2021, the registration statement on Form 10 of the Jackson Financial''s Class A common stock, par value $0.01 per share, filed with the U.S. Securities and Exchange Commission (the "SEC"), became effective under the Securities Exchange Act of 1934, as amended. We refer to that effective Form 10 registration as the "Form 10." The Demerger transaction described in the Form 10 was consummated on September 13, 2021. Post-demerger, Prudential retained a 19.9 percent remaining interest in Jackson Financial.

On June 18, 2020, the Company announced that it had entered into a funds withheld coinsurance agreement with Athene Life Re Ltd. (“Athene”) effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission.

In addition, Jackson Financial entered into an investment agreement with Athene Life Re Ltd., pursuant to which Athene would invest $500.0 million of capital into Jackson Financial in return for a 9.9% voting interest corresponding to a 11.1% economic interest in Jackson Financial. The transaction was completed on July 17, 2020. In August 2020, Jackson Financial made a $500.0 million capital contribution to the Company.

We continue to closely monitor developments related to the COVID-19 pandemic. The COVID-19 pandemic has caused significant economic and financial turmoil both in the United States and around the world. These conditions could continue and could worsen in the future. The extent to which the COVID-19 pandemic impacts our business, results of operations, financial condition and cash flows will depend on future developments which are highly uncertain and cannot be predicted. The Company implemented business continuity plans that were already in place to ensure the availability of services for our customers, work at home capabilities for our employees, where appropriate, and other ongoing risk management activities. The Company has had employees, as needed or voluntarily, in our offices during this time, as permitted by local and state restrictions. Starting in the third quarter of 2021, the Company is rolling out a broader return to office plan for all employees in waves over the remainder of 2021.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The information contained in the Notes to Consolidated Financial Statements for the year ended December 31, 2020 in the Company’s Form 10, should be read in connection with the reading of these interim unaudited condensed consolidated financial statements.

Certain accounting policies, which significantly affect the determination of financial condition, results of operations and cash flows, are summarized in the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2020 in the Company’s Form 10.

In the opinion of management, these financial statements include all normal recurring adjustments necessary for a fair presentation of the Company’s results. Operating results for the three and six months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021. All material inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include:

• Valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is necessary;
• Assessments as to whether certain entities are variable interest entities, the existence of reconsideration events and the determination of which party, if any, should consolidate the entity;
• Assumptions impacting estimated future gross profits, including policyholder behavior, mortality rates, expenses, projected hedging costs, investment returns and policy crediting rates, used in the calculation of amortization of deferred acquisition costs and deferred sales inducements;
• Assumptions used in calculating policy reserves and liabilities, including policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates;
• Assumptions as to future earnings levels being sufficient to realize deferred tax benefits;
• Estimates related to expectations of credit losses on certain financial assets and off balance sheet exposures;
• Assumptions and estimates associated with the Company’s tax positions, including an estimate of the dividends received deduction, which impact the amount of recognized tax benefits recorded by the Company;
• Value of guaranteed benefits; and,
• Value of business acquired, its recoverability and amortization.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the consolidated financial statements in the periods the estimates are changed.

2.    New Accounting Standards

Changes in Accounting Principles – Adopted in Current Year

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The new guidance provides optional expedients for applying GAAP to contracts and other transactions affected by reference rate reform, and is effective for contract modifications made between March 12, 2020 and December 31, 2022. If certain criteria are met, an entity will not be required to remeasure or reassess contracts impacted by reference rate reform. The practical expedient allowed by this standard was elected and will be applied prospectively by the Company as reference rate reform unfolds. The contracts modified met the criteria for the practical expedient and therefore had no material impact on the Company’s consolidated financial statements. The Company will continue to evaluate the impacts of reference rate reform on contract modifications and other transactions through December 31, 2022.

In October 2020, the FASB issued ASU No. 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs,” which clarifies an entity’s accounting responsibilities related to callable debt securities. Effective January 1, 2021, the Company adopted ASU 2020-08, which did not have a material impact on the Company’s consolidated financial statements.

On December 18, 2019, FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which includes changes to the accounting for income taxes by eliminating certain exceptions to the approach for intra-period allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The amendments also simplified other areas including the accounting for franchise taxes and enacted tax laws or rates and clarified the accounting for transactions that result in the step-up in the tax basis of goodwill. Effective January 1, 2021, the Company adopted ASU 2019-12, which did not have a material impact on the Company’s consolidated financial statements.
Changes in Accounting Principles – Issued but Not Yet Adopted

In August 2018, the FASB issued ASU 2018-12, “Targeted Improvements to the Accounting for Long Duration Contracts,” which includes changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. The amendments in ASU 2018-12 contain four significant changes: 1) for the calculation of the liability for future policy benefits of nonparticipating traditional and limited-payment insurance and reinsurance contracts, cash flow assumptions and discount rates will be required to be updated at least annually; 2) market risk benefits, a new term for certain contracts or features that provide for potential benefits in addition to the account balance which exposes the insurer to other than nominal market risk, will be measured at fair value; 3) deferred acquisition costs (“DAC”) will be amortized on a constant-level basis, independent of profitability; and 4) enhanced disclosures, including quantitative information in rollforwards for balance sheet accounts, as well as information about significant inputs, judgments, assumptions and methods used in measurement will be required. ASU No. 2018-12 is effective for fiscal years beginning after December 15, 2022, with required retrospective application to January 1, 2021, and early adoption is permitted. The Company has begun its implementation efforts and is currently assessing the impact of the new guidance and does not plan to early adopt. Given the nature and extent of the required changes, the adoption of this standard is expected to have a significant impact on the Company’s consolidated financial statements and disclosures. In addition to the initial balance sheet impact upon adoption, the Company also expects a change in the pattern of future profit emergence.

Subsequent Events

The Company has evaluated events through [September 24, 2021], which is the date the condensed consolidated financial statements were available to be issued.

3.    Investments

Investments are comprised primarily of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts, life insurance products and guaranteed investment contracts on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Debt Securities

The following table sets forth the composition of the fair value of debt securities at June 30, 2021, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s affiliated investment advisor. The Company uses the second lowest rating by an NRSRO when NRSRO ratings are not equivalent and, for purposes of the table, if not otherwise rated by a NRSRO, the NAIC rating of a security is converted to an equivalent NRSRO-style rating. At June 30, 2021, the carrying value of investments rated by the Company’s affiliated investment advisor totaled $128.2 million.

Percent of Total
Debt Securities
Carrying Value
Investment Rating	June 30, 2021
AAA	17.2%
AA	9.3%
A	29.8%
BBB	40.1%
Investment grade	96.4%
BB	2.7%
B and below	0.9%
Below investment grade	3.6%
Total debt securities	100.0%

At June 30, 2021, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 76% were investment grade, 3% were below investment grade and 21% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 11% of the aggregate gross unrealized losses on available for sale debt securities.

Corporate securities in an unrealized loss position were diversified across industries. As of June 30, 2021, the industries accounting for the largest percentage of unrealized losses included financial services (18% of corporate gross unrealized losses) and consumer goods (16%). The largest unrealized loss related to a single corporate obligor was $16.8 million at June 30, 2021.

At June 30, 2021 and December 31, 2020, the amortized cost, gross unrealized gains and losses, fair value, and allowance for credit loss (“ACL”) of debt securities, including securities carried at fair value under the fair value option, were as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
June 30, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$4,776.2	$—	$87.9	$403.4	$4,460.7
Other government securities	1,510.3	—	152.3	13.8	1,648.8
Public utilities	5,849.2	—	767.4	16.3	6,600.3
Corporate securities	28,235.1	—	2,294.5	179.8	30,349.8
Residential mortgage-backed	753.7	0.8	66.2	1.7	817.4
Commercial mortgage-backed	2,694.0	—	170.3	2.2	2,862.1
Other asset-backed securities	5,674.6	6.0	106.2	18.1	5,756.7
Total debt securities	$49,493.1	$6.8	$3,644.8	$635.3	$52,495.8

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2020	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$5,072.6	$—	$161.8	$114.9	$5,119.5
Other government securities	1,496.6	—	200.7	0.7	1,696.6
Public utilities	6,225.2	—	1,026.0	1.9	7,249.3
Corporate securities	31,846.0	—	3,284.2	41.9	35,088.3
Residential mortgage-backed	893.2	—	74.0	1.2	966.0
Commercial mortgage-backed	3,069.2	—	247.7	3.5	3,313.4
Other asset-backed securities	5,617.0	13.6	100.7	5.1	5,699.0
Total debt securities	$54,219.8	$13.6	$5,095.1	$169.2	$59,132.1

(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option and trading securities.

The amortized cost, allowance for credit losses, gross unrealized gains and losses, and fair value of debt securities at June 30, 2021, by contractual maturity, are shown below (in millions). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

		Allowance	Gross	Gross
	Amortized (1)	for	Unrealized	Unrealized	Fair Value
	Cost	Credit Loss	Gains	Losses
Due in 1 year or less	$1,023.7	$—	$18.9	$—	$1,042.6
Due after 1 year through 5 years	7,660.0	—	536.2	18.4	8,177.8
Due after 5 years through 10 years	16,222.4	—	1,104.6	68.8	17,258.2
Due after 10 years through 20 years	5,802.1	—	944.3	169.9	6,576.5
Due after 20 years	9,662.6	—	698.1	356.2	10,004.5
Residential mortgage-backed	753.7	0.8	66.2	1.7	817.4
Commercial mortgage-backed	2,694.0	—	170.3	2.2	2,862.1
Other asset-backed securities	5,674.6	6.0	106.2	18.1	5,756.7
Total	$49,493.1	$6.8	$3,644.8	$635.3	$52,495.8
(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option and trading securities.

Securities with a carrying value of $115.4 million and $123.1 million at June 30, 2021 and December 31, 2020, respectively, were on deposit with regulatory authorities, as required by law in various states in which business is conducted.

Residential mortgage-backed securities (“RMBS”) include certain RMBS that are collateralized by residential mortgage loans and are neither explicitly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
June 30, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$247.1	$0.7	$13.7	$1.0	$259.1
Alt-A	107.7	0.1	25.7	0.2	133.1
Subprime	49.4	—	14.9	—	64.3
Total non-agency RMBS	$404.2	$0.8	$54.3	$1.2	$456.5

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2020	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$285.5	$—	$16.9	$0.7	$301.7
Alt-A	122.0	—	25.5	0.3	147.2
Subprime	61.0	—	13.9	0.2	74.7
Total non-agency RMBS	$468.5	$—	$56.3	$1.2	$523.6

(1) Amortized cost, apart from carrying value for securities carried at fair value under the fair value option.

The Company defines its exposure to non-agency residential mortgage loans as follows:
• Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers.
• Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates.
• Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 680 or lower.

The following table summarizes the number of securities, fair value and the gross unrealized losses of debt securities, aggregated by investment category and length of time that individual debt securities have been in a continuous loss position (dollars in millions):

	June 30, 2021			December 31, 2020
	Less than 12 months			Less than 12 months
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$403.4	$3,407.2	20	$114.9	$3,944.7	7
Other government securities	13.8	231.0	25	0.7	89.4	7
Public utilities	16.3	436.8	56	1.8	146.5	17
Corporate securities	173.6	4,497.6	438	41.5	1,391.1	152
Residential mortgage-backed	1.6	137.0	78	1.2	35.3	28
Commercial mortgage-backed	2.2	162.5	15	3.2	151.9	13
Other asset-backed securities	10.4	1,173.4	157	1.6	824.2	93
Total temporarily impaired securities	$621.3	$10,045.5	789	$164.9	$6,583.1	317

	12 months or longer			12 months or longer
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$—	$—	—	$—	$—	—
Other government securities	—	—	—	—	—	—
Public utilities	—	0.5	2	—	—	—
Corporate securities	6.2	164.9	23	0.5	2.9	3
Residential mortgage-backed	0.1	3.0	11	—	1.8	4
Commercial mortgage-backed	—	19.9	2	0.3	9.7	1
Other asset-backed securities	7.7	19.3	4	3.5	47.2	5
Total temporarily impaired securities	$14.0	$207.6	42	$4.3	$61.6	13

	Total			Total
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$403.4	$3,407.2	20	$114.9	$3,944.7	7
Other government securities	13.8	231.0	25	0.7	89.4	7
Public utilities	16.3	437.3	58	1.8	146.5	17
Corporate securities (1)	179.8	4,662.5	453	42.0	1,394.0	155
Residential mortgage-backed	1.7	140.0	89	1.2	37.1	32
Commercial mortgage-backed	2.2	182.4	16	3.5	161.6	14
Other asset-backed securities	18.1	1,192.7	161	5.1	871.4	98
Total temporarily impaired securities	$635.3	$10,253.1	822	$169.2	$6,644.7	330

(1) Certain corporate securities contain multiple lots and fit the criteria of both aging groups.

Debt securities in an unrealized loss position as of June 30, 2021 did not require an impairment recognized in earnings as the Company did not intend to sell these debt securities, as it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis and the difference in the fair value compared to the amortized cost was due to factors other than credit loss. Based upon this evaluation, the Company believes it has the ability to generate adequate amounts of cash from normal operations to meet cash requirements with a reasonable margin of safety without requiring the sale of impaired securities.

As of June 30, 2021, unrealized losses associated with debt securities are primarily due to widening credit spreads or rising risk free rates since purchase. The Company performed a detailed analysis of the financial performance of the underlying issues in an unrealized loss position and determined that recovery of the entire amortized cost of each impaired security is expected. In addition, mortgage-backed and asset-backed securities were assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities, and prepayment rates. The Company estimated losses for a security by forecasting the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. The forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts, and other independent market data. Based upon this assessment of the expected credit losses of the security given the performance of the underlying collateral compared to subordination or other credit enhancement, the Company expects to recover the entire amortized cost of each impaired security.

Evaluation of Available For Sale Debt Securities for Credit Loss

For debt securities in an unrealized loss position, management first assesses whether the Company has the intent to sell, or whether it is more likely than not it will be required to sell the security before the amortized cost basis is fully recovered. If either criteria is met, the amortized cost is written down to fair value through net gains on derivatives and investments as an impairment.

Debt securities in an unrealized loss position for which the Company does not have the intent to sell or is not more likely than not to sell the security before recovery to amortized cost are further evaluated to determine if the cause of the decline in fair value resulted from credit losses or other factors, which includes estimates about the operations of the issuer and future earnings potential.

The credit loss evaluation may consider the extent to which the fair value is below amortized cost; changes in ratings of the security; whether a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness; judgments about an obligor’s current and projected financial position; an issuer’s current and projected ability to service and repay its debt obligations; the existence of, and realizable value of, any collateral backing the obligations; and the macro-economic and micro-economic outlooks for specific industries and issuers.

In addition to the above, the credit loss review of investments in asset-backed securities includes the review of future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment timing, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans.

These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. When a credit loss is determined to exist and the present value of cash flows expected to be collected is less than the amortized cost of the security, an allowance for credit loss is recorded along with a charge to net gains (losses) on derivatives and investments, limited by the amount that the fair value is less than amortized cost. Any remaining unrealized loss after recording the allowance for credit loss is the non-credit amount and is recorded to other comprehensive income.

The allowance for credit loss for specific debt securities may be increased or reversed in subsequent periods due to changes in the assessment of the present value of cash flows that are expected to be collected. Any changes to the allowance for credit loss is recorded as a provision for (or reversal of) credit loss expense in net gains (losses) on derivatives and investments.

When all, or a portion, of a security is deemed uncollectible, the uncollectible portion is written-off with an adjustment to amortized cost and a corresponding reduction to the allowance for credit losses.

Accrued interest receivables are presented separate from the amortized cost basis of debt securities. Accrued interest receivables that are determined to be uncollectible are written off with a corresponding reduction to net investment income. No accrued interest was written off during the three and six months ended June 30, 2021 and 2020.

The rollforward of the allowance for credit loss for available for sale securities by sector is as follows (in millions):

Three Months Ended June 30, 2021	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at April 1, 2021	$—	$—	$—	$—	$0.7	$—	$4.2	$4.9
Additions for which credit loss was not previously recorded	—	—	—	—	0.5	—	—	0.5
Changes for securities with previously recorded credit loss	—	—	—	—	(0.4)	—	1.8	1.4
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	—	—
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at June 30, 2021 (2)	$—	$—	$—	$—	$0.8	$—	$6.0	$6.8

Three Months Ended June 30, 2020	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at April 1, 2020	$—	$—	$—	$—	$—	$—	$—	$—
Additions for which credit loss was not previously recorded	—	—	—	—	0.3	—	17.2	17.5
Changes for securities with previously recorded credit loss	—	—	—	—	—	—	—	—
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	—	—
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at June 30, 2020 (2)	$—	$—	$—	$—	$0.3	$—	$17.2	$17.5

Six Months Ended June 30, 2021	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2021	$—	$—	$—	$—	$—	$—	$13.6	$13.6
Additions for which credit loss was not previously recorded	—	—	—	—	1.2	—	—	1.2
Changes for securities with previously recorded credit loss	—	—	—	—	(0.4)	—	(7.6)	(8.0)
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	—	—
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at June 30, 2021 (2)	$—	$—	$—	$—	$0.8	$—	$6.0	$6.8

Six Months Ended June 30, 2020	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2020	$—	$—	$—	$—	$—	$—	$—	$—
Additions for which credit loss was not previously recorded	—	—	—	—	0.3	—	17.2	17.5
Changes for securities with previously recorded credit loss	—	—	—	—	—	—	—	—
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	—	—
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at June 30, 2020 (2)	$—	$—	$—	$—	$0.3	$—	$17.2	$17.5

(1) Represents purchased credit-deteriorated ("PCD") fixed maturity AFS securities..
(2) Accrued interest receivable on debt securities totaled $395.7 million and $452.7 million as of June 30, 2021 and 2020, respectively, and was excluded from the estimate of credit losses for the three and six months ended June 30, 2021 and 2020.

Net Investment Income

The sources of net investment income were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Debt securities	$262.2	$460.2	$534.9	$983.7
Equity securities	4.4	(28.8)	5.3	(14.7)
Mortgage loans	80.3	91.1	162.1	201.7
Policy loans	17.0	17.1	35.7	37.9
Limited partnerships	100.9	(98.1)	283.5	(98.1)
Other investment income	3.5	3.5	5.7	11.4
Total investment income excluding funds withheld assets	468.3	445.0	1,027.2	1,121.9

Net investment income on funds withheld assets (see Note 7)	293.8	144.2	584.9	228.9

Investment expenses
Derivative trading commission	(0.5)	(1.5)	(1.3)	(3.1)
Depreciation on real estate	(0.6)	(2.8)	(2.1)	(5.5)
Expenses related to consolidated entities (1)	—	—	—	—
Other investment expenses (2)	(36.8)	(63.3)	(73.6)	(40.6)
Total investment expenses	$(37.9)	$(67.6)	(77.0)	(49.2)
Net investment income	$724.2	$521.6	$1,535.1	$1,301.6
(1) Includes management fees, administrative fees, legal fees, and other expenses related to the consolidation of certain investments.
(2) Includes interest expense and market appreciation on deferred compensation; investment software expense, custodial fees, and other bank fees; institutional product issuance related expenses; and other expenses.

Unrealized gains (losses) included in investment income that were recognized on equity securities held were $(1.4) million and $3.7 million for the three and six months ended June 30, 2021, respectively. Investment income (expense) of nil and $(1.5) million was recognized on securities carried at fair value recorded through income for the three and six months ended June 30, 2021, respectively.

Unrealized gains (losses) included in investment income that were recognized on equity securities held were $15.8 million and $(14.1) million for the three and six months ended June 30, 2020, respectively. Investment income (expense) of $(0.4) million and $3.0 million was recognized on securities carried at fair value recorded through income for the three and six months ended June 30, 2020, respectively.

Net Gains (Losses) on Derivatives and Investments

The following table summarizes net gains (losses) on derivatives and investments (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Available-for-sale securities
Realized gains on sale	$95.5	$357.3	$119.7	$418.5
Realized losses on sale	(51.6)	(57.3)	(57.6)	(182.8)
Credit loss income (expense)	(1.4)	0.4	7.2	(17.1)
Gross impairments	—	(0.9)	—	(26.3)
Credit loss income (expense) on mortgage loans	(10.1)	14.6	48.4	(33.9)
Other (1)	(17.5)	48.8	48.8	2.3
Net gains (losses) excluding derivatives and funds withheld assets	14.9	265.3	166.5	160.7
Net gains (losses) on derivative instruments (see Note 4)	(1,768.2)	(5,890.2)	(114.0)	(3,340.9)
Net gains (losses) on funds withheld reinsurance treaties (see Note 7)	(767.4)	1,253.4	130.3	1,168.7
Total net gains (losses) on derivatives and investments	$(2,520.7)	$(4,371.5)	$182.8	$(2,011.5)

(1) Includes the foreign currency gain or loss related to foreign denominated trust instruments supporting funding agreements.
Net gains (losses) on funds withheld reinsurance treaties represents income (loss) from the sale of investments held in segregated funds withheld accounts in support of reinsurance agreements for which Jackson retains legal ownership of the underlying investments. These gains (losses) are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement and also includes (i) changes in the related funds withheld payable, as all economic performance of the investments held in the segregated accounts inure to the benefit of the reinsurers under the respective reinsurance agreements with each reinsurer, and (ii) amortization of the difference between book value and fair value of the investments as of the effective date of the reinsurance agreements with each reinsurer.

The aggregate fair value of securities sold at a loss for the three and six months ended June 30, 2021 was $886.5 million and $1,183.4 million, respectively, which was approximately 94% of book value in both periods, respectively. The aggregate fair value of securities sold at a loss for the three and six months ended June 30, 2020 was $563.7 million and $7,134.5 million, respectively, which was approximately 98% of book value in both periods, respectively.

Proceeds from sales of available-for-sale debt securities were $2.8 billion and $13.8 billion during the three months ended
June 30, 2021 and 2020, respectively. Proceeds from sales of available-for-sale debt securities were $5.6 billion and $15.4 billion during the six months ended June 30, 2021 and 2020, respectively.

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments and in determining whether a decline in fair value is other-than-temporary. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the consolidated financial statements, unrealized losses currently reported in accumulated other comprehensive income may be recognized in the consolidated income statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Unconsolidated VIEs

The Company invests in certain limited partnerships (“LPs”) and limited liability companies (“LLCs”) that they have concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs as it does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. In addition, the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities. Therefore the Company does not consolidate these VIEs and the carrying amounts of the Company’s investments in these LPs and LLCs are recognized in other invested assets on the consolidated balance sheets.
Unfunded capital commitments for these investments are detailed in Note 14. The Company’s exposure to loss is limited to the capital invested and unfunded capital commitments related to the LPs/LLCs, which was $2,910.8 million and $2,598.4 million as of June 30, 2021 and December 31, 2020, respectively. The capital invested in an LP or LLC equals the original capital contributed, increased for additional capital contributed after the initial investment, and reduced for any returns of capital from the LP or LLC. LPs and LLCs are carried at fair value.

The Company invests in certain mutual funds that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs. Mutual funds for which the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities are recognized in equity securities on the consolidated balance sheets and were $136.5 million and $130.2 million as of June 30, 2021 and December 31, 2020, respectively. The Company’s maximum exposure to loss on these mutual funds is limited to the amortized cost for these investments.

The Company makes investments in structured debt securities issued by VIEs for which they are not the manager. These structured debt securities include RMBS, CMBS, and ABS. The Company does not consolidate the securitization trusts utilized in these transactions because they do not have the power to direct the activities that most significantly impact the economic performance of these securitization trusts. The Company does not consider its continuing involvement with these VIEs to be significant because they either invest in securities issued by the VIE and were not involved in the design of the VIE or no transfers have occurred between the Company and the VIE. The Company’s maximum exposure to loss on these structured debt securities is limited to the amortized cost of these investments. The Company does not have any further contractual obligations to the VIE. The Company recognizes the variable interest in these VIEs at fair value on the consolidated balance sheets.

Commercial Mortgage Loans

Commercial mortgage loans of $11.1 billion and $10.2 billion at June 30, 2021 and December 31, 2020, respectively, are reported net of an allowance for credit losses of $113.9 million and $164.7 million at each date, respectively. At June 30, 2021, commercial mortgage loans were collateralized by properties located in 38 states, the District of Columbia, and Europe. Accrued interest receivable on commercial mortgage loans was $36.7 million and $32.3 million at June 30, 2021 and December 31, 2020, respectively.

Residential Mortgage Loans

Residential mortgage loans of $571.8 million and $448.6 million at June 30, 2021 and December 31, 2020, respectively, are reported net of an allowance for credit losses of $21.4 million and $14.5 million at each date, respectively. Loans were collateralized by properties located in 48 states, the District of Columbia, and Europe. Accrued interest receivable on residential mortgage loans was $3.1 million and $2.9 million at June 30, 2021 and December 31, 2020, respectively.

Mortgage Loan Concessions

In response to the adverse economic impact of the COVID-19 pandemic, the Company granted concessions to certain of its commercial mortgage loan borrowers, including payment deferrals and other loan modifications. The Company has elected the option under the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by bank regulatory agencies, not to account for or report qualifying concessions as troubled debt restructurings and does not classify such loans as past due during the payment deferral period. Additionally, in accordance with the FASB’s published response to a COVID-19 Pandemic technical inquiry, the Company continues to accrue interest income on such loans that have deferred payment. For some commercial mortgage loan borrowers (principally in the hotel and retail sectors), the Company granted concessions which were primarily interest and/or principal payment deferrals generally ranging from 6 to 14 months and, to a much lesser extent, maturity date extensions. Repayment periods are generally within one year but may extend until maturity date. Deferred commercial mortgage loan interest and principal payments were $18.6 million at June 30, 2021. The concessions granted had no impact on the Company’s results of operations or financial position as the

Company has not granted concessions that would have been disclosed and accounted for as troubled debt restructurings. Evaluation for Credit Losses on Mortgage Loans

The Company reviews mortgage loans on a quarterly basis to estimate the ACL with changes in the ACL recorded in net gains (losses) on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, the Company records an ACL on the pool of mortgage loans based on lifetime expected credit losses. The Company utilizes a third-party forecasting model to estimate lifetime expected credit losses at a loan level. The model forecasts net operating income and property values for the economic scenario selected. The debt service coverage ratios (“DSCR”) and loan to values (“LTV”) are calculated over the forecastable period by comparing the projected net operating income and property valuations to the loan payment and principal amounts of each loan. The model utilizes historical mortgage loan performance based on DSCRs and LTV to derive probability of default and expected losses based on the economic scenario that is similar to the Company’s expectations of economic factors such as unemployment, GDP growth, and interest rates. The Company determined the forecastable period to be reasonable and supportable for a period of two years beyond the end of the reporting period. Over the following one-year period, the model reverts to the historical performance of the portfolio for the remainder of the contractual term of the loans. In cases where the Company does not have an appropriate length of historical performance, the relevant historical rate from an index or the lifetime expected credit loss calculated from the model may be used.

Unfunded commitments are included in the model and an ACL is determined accordingly. Credit loss estimates are pooled by property type and the Company does not include accrued interest in the determination of ACL.

For individual loans or for types of loans for which the third-party model is deemed not suitable, the Company utilizes relevant current market data, industry data, and publicly available historical loss rates to calculate an estimate of the lifetime expected credit loss.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL, limited to the aggregate of amounts previously charged-off and expected to be charged-off. Mortgage loans on real estate are presented net of the allowance for credit losses on the condensed consolidated balance sheets.

The following table provides a summary of the allowance for credit losses in the Company’s mortgage loan portfolios (in millions):

Three Months Ended June 30, 2021	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage (2)	Total
Balance at April 1, 2021	$26.7	$22.1	$16.3	$15.0	$13.3	$20.3	$113.7
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD							—
mortgage loans	—	—	—	—	—	—	—
Provision	—	10.9	3.4	7.7	(1.5)	1.1	21.6
Balance at June 30, 2021 (1)	$26.7	$33.0	$19.7	$22.7	$11.8	$21.4	$135.3

Three Months Ended June 30, 2020	Apartment	Hotel	Office	Retail	Warehouse	Total
Balance at April 1, 2020	$51.2	$8.0	$14.7	$21.9	$23.6	$119.4
Cumulative effect of change in
accounting principle						—
Charge offs, net of recoveries	—	—	—	—	—	—
Additions from purchase of PCD
mortgage loans	—	—	—	—	—	—
Provision	(17.1)	3.4	7.3	(3.9)	(4.3)	(14.6)
Balance at June 30, 2020 (1)	$34.1	$11.4	$22.0	$18.0	$19.3	$104.8

Six Months Ended June 30, 2021	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage (2)	Total
Balance at January 1, 2021	$57.9	$33.9	$24.9	$24.2	$23.8	$14.5	$179.2
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD							—
mortgage loans	—	—	—	—	—	—	—
Provision	(31.2)	(0.9)	(5.2)	(1.5)	(12.0)	6.9	(43.9)
Balance at June 30, 2021 (1)	$26.7	$33.0	$19.7	$22.7	$11.8	$21.4	$135.3

Six Months Ended June 30, 2020	Apartment	Hotel	Office	Retail	Warehouse	Total
Balance at January 1, 2020	$3.7	$0.8	$1.1	$2.0	$1.3	$8.9
Cumulative effect of change in
accounting principle	23.6	5.0	7.8	10.3	15.3	62.0
Charge offs, net of recoveries	—	—	—	—	—	—
Additions from purchase of PCD
mortgage loans	—	—	—	—	—	—
Provision	6.8	5.6	13.1	5.7	2.7	33.9
Balance at June 30, 2020 (1)	$34.1	$11.4	$22.0	$18.0	$19.3	$104.8
(1)      Accrued interest receivable totaled $39.8 million and $29.9 million as of June 30, 2021 and 2020, respectively, and was excluded from the estimate of credit losses.
(2)      During the three and six months ended June 30, 2021, $136 thousand of accrued interest was written off relating to loans that were greater than 90 days delinquent or in the process of foreclosure.

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure. Delinquency status is determined from the date of the first missed contractual payment.

At June 30, 2021 there was $1.0 million of recorded investment, $1.0 million of unpaid principal balance, no related loan allowance, $0.4 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans without a valuation allowance. At December 31, 2020, there was no recorded investment, no unpaid principal balance, no related loan allowance, no average recorded investment, and no investment income recognized on impaired loans.

The following tables provide information about the credit quality and vintage year of commercial mortgage loans (in millions):

	June 30, 2021
	2021	2020	2019	2018	2017	Prior	Revolving Loans	Total	% of Total
Loan to value ratios:
Less than 70%	$1,148.2	$1,451.3	$1,441.0	$1,585.7	$1,505.2	$2,872.6	$4.1	$10,008.1	90%
70% - 80%	85.0	133.1	236.7	127.0	100.2	160.9	—	842.9	8%
80% - 100%	—	—	63.2	4.8	47.5	26.4	—	141.9	1%
Greater than 100%	69.4	—	15.0	—	—	—	—	84.4	1%
Total	$1,302.6	$1,584.4	$1,755.9	$1,717.5	$1,652.9	$3,059.9	$4.1	$11,077.3	100%

Debt service coverage ratios:
Greater than 1.20x	$796.6	$1,095.5	$1,569.5	$1,400.4	$1,537.5	$2,763.3	$4.1	$9,166.9	83%
1.00x - 1.20x	506.0	361.1	56.0	95.1	11.1	96.3	—	1,125.6	10%
Less than 1.00x	—	127.8	130.4	222.0	104.3	200.3	—	784.8	7%
Total	$1,302.6	$1,584.4	$1,755.9	$1,717.5	$1,652.9	$3,059.9	$4.1	$11,077.3	100%

	December 31, 2020
	2020	2019	2018	2017	2016	Prior	Revolving Loans	Total	% of Total
Loan to value ratios:
Less than 70%	$1,346.5	$1,315.0	$1,752.8	$1,678.7	$1,320.5	$1,846.3	$4.0	$9,263.8	90%
70% - 80%	66.2	348.1	127.9	80.0	94.3	128.5	—	845.0	8%
80% - 100%	—	91.7	4.9	46.8	—	26.7	—	170.1	2%
Greater than 100%	—	—	—	—	—	—	—	—	—%
Total	$1,412.7	$1,754.8	$1,885.6	$1,805.5	$1,414.8	$2,001.5	$4.0	$10,278.9	100%

Debt service coverage ratios:
Greater than 1.20x	$1,078.4	$1,601.7	$1,738.0	$1,794.4	$1,408.8	$1,880.6	$4.0	$9,505.9	93%
1.00x - 1.20x	334.3	137.9	89.7	11.1	—	88.8	—	661.8	6%
Less than 1.00x	—	15.2	57.9	—	6.0	32.1	—	111.2	1%
Total	$1,412.7	$1,754.8	$1,885.6	$1,805.5	$1,414.8	$2,001.5	$4.0	$10,278.9	100%

	June 30, 2021
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent		In the Process of Foreclosure	Total Carrying Value
Apartment	$4,217.3	$—	$—		$—	$4,217.3
Hotel	1,043.7	—	—		—	1,043.7
Office	1,966.3	—	—		—	1,966.3
Retail	2,132.8	—	—		—	2,132.8
Warehouse	1,717.2	—	—		—	1,717.2
Total commercial	$11,077.3	$—	$—		$—	$11,077.3
Residential (2)	495.7	—	75.1	(2)	1.0	571.8
Total	$11,573.0	$—	$75.1		$1.0	$11,649.1

	December 31, 2020
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,905.3	$—	$—	$—	$3,905.3
Hotel	882.7	—	—	—	882.7
Office	1,569.7	—	—	—	1,569.7
Retail	1,942.4	—	—	—	1,942.4
Warehouse	1,978.8	—	—	—	1,978.8
Total commercial	$10,278.9	$—	$—	$—	$10,278.9
Residential (2)	448.6	—	—	—	448.6
Total	$10,727.5	$—	$—	$—	$10,727.5
(1)      At June 30, 2021 and December 31, 2020, includes mezzanine loans of $73.3 million and $44.6 million in the Apartment category, $207.7 million and $116.8 million in the Office category, $38.9 million and $33.4 million in the Hotel category, and $49.6 million and $48.1 million in the Warehouse category, respectively.
(2)      Includes $69.1 million of loans purchased when the loans were greater than 90 days delinquent and are supported with insurance or other guarantees provided by various governmental programs.
As of June 30, 2021 and December 31, 2020, there were no commercial mortgage loans involved in troubled debt restructuring, and there were no stressed loans for which the Company is dependent, or expects to be dependent, on the underlying property to satisfy repayment. As of June 30, 2021 and December 31, 2020, $1.0 million and nil of residential mortgage loans, respectively, were in the process of foreclosure.

Other Invested Assets

Other invested assets primarily includes investments in limited partnerships (“LPs”), Federal Home Loan Bank capital stock, and real estate. At June 30, 2021 and December 31, 2020, investments in limited partnerships had carrying values of $1,932.6 million and $1,582.9 million, respectively. At both June 30, 2021 and December 31, 2020, Federal Home Loan Bank capital stock had carrying value of $125.4 million. At June 30, 2021 and December 31, 2020, real estate totaling $246.2 million and $250.0 million, respectively, included foreclosed properties with a book value of $0.7 million at both June 30, 2021 and December 31, 2020.

In June 2021, the Company entered into an arrangement to sell $420.4 million of limited partnership investments, of which $235.8 million was sold in second quarter of 2021, $168.0 million is expected to be sold in third quarter of 2021, and the remainder is to be sold by January 2022. The limited partnerships that are expected to be sold are carried at estimated sales price. The Company will reinvest in new limited partnerships as attractive opportunities become available.

Securities Lending

The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of June 30, 2021 and December 31, 2020, the estimated fair value of loaned securities was $22.9 million and $11.9 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to these programs, the financial condition of counterparties is monitored on a regular basis. At June 30, 2021 and December 31, 2020, cash collateral received in the amount of $23.5 million and $12.3 million, respectively, was invested by the agent banks and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in liabilities in the amount of cash collateral received. Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported as net investment income.

Repurchase Agreements

The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are accounted for as financing transactions, with the assets and associated liabilities included in the condensed consolidated balance sheets. As of June 30, 2021 and December 31, 2020, short-term borrowings under such agreements averaged $1,785.3 million and $454.9 million, respectively, with weighted average interest rates of 0.07% and 0.16%, respectively. At June 30, 2021 and December 31, 2020, the outstanding repurchase agreement balance was $2,257.1 million and $1,100.0 million, respectively, collateralized with U.S. Treasury notes and maturing within 30 days, and was included within other liabilities in the consolidated balance sheets. In the event of a decline in the fair value of the pledged collateral under these agreements, the Company may be required to transfer cash or additional securities as pledged collateral. Interest expense totaled $0.3 million and $0.6 million for the three and six months ended June 30, 2021, respectively, and nil and $0.2 million for the three and six months ended June 30, 2020. The highest level of short-term borrowings at any month end was $2,257.2 million and nil million for the six months ended June 30, 2021 and 2020, respectively.

4.    Derivative Instruments
The Jackson’s business model includes the acceptance, monitoring and mitigation of risk. Specifically, Jackson considers, among other factors, exposures to interest rate and equity market movements, foreign exchange rates and other asset or liability prices. The Company uses derivative instruments to mitigate or reduce these risks in accordance with established policies and goals. The Jackson’s derivative holdings, while effective in managing defined risks, are not structured to meet accounting requirements to be designated as hedging instruments. As a result, freestanding derivatives are carried at fair value with changes recorded in net gains (losses) on derivatives and investments.

A summary of the aggregate contractual or notional amounts and fair values of the Company’s freestanding and embedded derivative instruments are as follows (in millions):

	June 30, 2021
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Freestanding derivatives
Cross-currency swaps	$1,113.3	$45.7	$654.1	$34.3	$11.4
Equity index call options	19,000.0	597.6	—	—	597.6
Equity index futures (2)	—	—	15,900.0	—	—
Equity index put options	35,000.0	127.2	—	—	127.2
Interest rate swaps	7,978.1	516.5	—	—	516.5
Interest rate swaps - cleared (2)	1,500.0	—	—	—	—
Put-swaptions	16,000.0	179.1	2,000.0	17.5	161.6
Treasury futures (2)	1,607.5	—	—	—	—
Total freestanding derivatives	82,198.9	1,466.1	18,554.1	51.8	1,414.3
Embedded derivatives-product liabilities
VA embedded derivatives (3)	N/A	—	N/A	2,235.7	(2,235.7)
FIA embedded derivatives (4)	N/A	—	N/A	1,489.9	(1,489.9)
Total embedded derivatives	N/A	N/A	N/A	3,725.6	(3,725.6)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	73.0	3.4	84.9	3.3	0.1
Cross-currency forwards	1,039.3	13.4	76.1	0.1	13.3
Funds withheld embedded derivative (5)	N/A	—	N/A	372.9	(372.9)
Total derivatives related to funds withheld under reinsurance treaties	1,112.3	16.8	161.0	376.3	(359.5)
Total	$83,311.2	$1,482.9	$18,715.1	$4,153.7	$(2,670.8)

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within reserves for future policy benefits and claims payable on the condensed consolidated balance sheets. The nonperformance risk adjustment is included in the balance above.
(4) Included within other contract holder funds on the condensed consolidated balance sheets. The nonperformance risk adjustment is included in the balance above.
(5) Included within funds withheld payable under reinsurance treaties on the condensed consolidated balance sheets.

	December 31, 2020
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Freestanding derivatives
Cross-currency swaps	$1,228.1	$93.0	$516.0	$34.0	$59.0
Equity index call options	26,300.0	1,127.3	—	—	1,127.3
Equity index futures (2)	—	—	27,651.0	—	—
Equity index put options	27,000.0	178.0	—	—	178.0
Interest rate swaps	4,250.0	721.8	500.0	0.9	720.9
Interest rate swaps - cleared (2)	—	—	1,500.0	8.2	(8.2)
Put-swaptions	1,000.0	99.5	—	—	99.5
Treasury futures (2)	8,510.6	—	—	—	—

Total freestanding derivatives	68,288.7	2,219.6	30,167.0	43.1	2,176.5
Embedded derivatives
VA embedded derivatives (3)	N/A	—	N/A	5,592.1	(5,592.1)
FIA embedded derivatives (4)	N/A	—	N/A	1,483.9	(1,483.9)
Total embedded derivatives	N/A	N/A	N/A	7,076.0	(7,076.0)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	7.4	—	100.7	5.2	(5.2)
Cross-currency forwards	75.3	0.2	668.3	8.1	(7.9)
Funds withheld embedded derivative (5)	N/A	—	N/A	$826.6	$(826.6)
Total derivatives related to funds withheld under reinsurance treaties	82.7	0.2	769.0	839.9	(839.7)
Total	$68,371.4	$2,219.8	$30,936.0	$7,959.0	$(5,739.2)

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within reserves for future policy benefits and claims payable on the condensed consolidated balance sheets. The nonperformance risk adjustment is included in the balance above.
(4) Included within other contract holder funds on the condensed consolidated balance sheets. The nonperformance risk adjustment is included in the balance above.
(5) Included within funds withheld payable under reinsurance treaties on the condensed consolidated balance sheets.

The following table reflects the results of the Company’s derivatives, including gains (losses) and change in fair value of freestanding derivative instruments and embedded derivatives (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Derivatives excluding funds withheld under reinsurance treaties
Cross-currency swaps	$21.1	$42.5	$(44.3)	$28.4
Equity index call options	666.6	347.8	798.6	122.2
Equity index futures	(1,376.9)	(6,699.1)	(2,669.7)	(1,067.5)
Equity index put options	(259.6)	(3,038.5)	(610.8)	752.2
Interest rate swaps	116.7	45.6	(148.2)	690.8
Interest rate swaps - cleared	35.4	—	(50.3)	—
Put-swaptions	394.9	12.0	103.2	265.1
Treasury futures	—	90.9	(773.8)	1,980.7
Fixed index annuity embedded derivatives	(1.7)	(202.3)	(2.1)	31.9
Variable annuity embedded derivatives	(1,364.7)	3,510.9	3,283.4	6,144.7
Total net gains (losses) on derivative instruments excluding derivative instruments related to funds withheld under reinsurance treaties	(1,768.2)	(5,890.2)	(114.0)	(3,340.9)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	7.7	—	5.9	—
Cross-currency forwards	(5.4)	—	13.4	—
Treasury futures	—	(204.2)	—	(204.2)
Funds withheld embedded derivative	(544.3)	(279.0)	453.7	(279.0)
Total net gains (losses) on derivative instruments related to funds withheld under reinsurance treaties	(542.0)	(483.2)	473.0	(483.2)
Total net gains (losses) on derivative instruments including derivative instruments related to funds withheld under reinsurance treaties	$(2,310.2)	$(6,373.4)	$(359.0)	$(3,824.1)

All of Jackson’s trade agreements for freestanding, over-the-counter derivatives contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At June 30, 2021 and December 31, 2020, the fair value of Jackson’s net non-cleared, over-the-counter derivative assets by counterparty were $1,427.8 million and $2,184.7 million, respectively, and held collateral was $1,465.1 million and $2,124.2 million, respectively, related to these agreements. At June 30, 2021 and December 31, 2020, the fair value of Jackson’s net non-cleared, over-the-counter derivative liabilities by counterparty were nil and $13.1 million, respectively, and provided collateral was $0.1 million and $25.7 million, respectively, related to these agreements. If all of the downgrade provisions had been triggered at June 30, 2021 and December 31, 2020, in aggregate, Jackson would have had to disburse $37.3 million and nil, respectively, to counterparties, representing the net fair values of derivatives by counterparty, less collateral held.

Offsetting Assets and Liabilities

The Company’s derivative instruments, repurchase agreements and securities lending agreements are subject to master netting arrangements and collateral arrangements. A master netting arrangement with a counterparty creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the condensed consolidated balance sheets.

The following tables present the gross and net information about the Company’s financial instruments subject to master netting arrangements (in millions):

	June 30, 2021
	Gross Amounts Recognized	Gross Amounts Offset in the Condensed Consolidated Balance Sheets	Net Amounts Presented in the Condensed Consolidated Balance Sheets
				Gross Amounts Not Offset in the Condensed Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$1,482.9	$—	$1,482.9	$55.2	$752.3	$641.1	$34.3
Financial Liabilities:
Freestanding derivative
liabilities	$55.2	$—	$55.2	$55.2	$—	$—	$—
Securities loaned	23.5	—	23.5	—	23.5	—	—
Repurchase agreements	2,257.1	—	2,257.1	—	—	2,257.1	—
Total financial liabilities	$2,335.8	$—	$2,335.8	$55.2	$23.5	$2,257.1	$—

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the condensed consolidated balance sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.

	December 31, 2020
	Gross Amounts Recognized	Gross Amounts Offset in the Condensed Consolidated Balance Sheets	Net Amounts Presented in the Condensed Consolidated Balance Sheets
				Gross Amounts Not Offset in the Condensed Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$2,219.8	$—	$2,219.8	$35.1	$1,097.9	$890.0	$196.8
Financial Liabilities:
Freestanding derivative
liabilities	$56.4	$—	$56.4	$35.1	$13.1	$—	$8.2
Securities loaned	12.3	—	12.3	—	12.3	—	—
Repurchase agreements	1,100.0	—	1,100.0	—	—	1,100.0	—
Total financial liabilities	$1,168.7	$—	$1,168.7	$35.1	$25.4	$1,100.0	$8.2

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the condensed consolidated balance sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.
In the above tables, the amounts of assets or liabilities presented in the Company’s condensed consolidated balance sheets are offset first by financial instruments that have the right of offset under master netting or similar arrangements with any remaining amount reduced by the amount of cash and securities collateral. The actual amount of collateral may be greater than amounts presented in the tables. The above tables exclude net embedded derivative liabilities of $3,725.6 million and $7,076.0 million as of June 30, 2021 and December 31, 2020, respectively, as these derivatives are not subject to master netting arrangements. The above tables also exclude the funds withheld embedded derivative liability of $372.9 million and $826.6 million at June 30, 2021 and December 31, 2020. In addition, repurchase agreements are presented within other liabilities in the condensed consolidated balance sheets.

5.     Fair Value Measurements

The following table summarizes the fair value and carrying value of the Jackson’s financial instruments (in millions):

	June 30, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Debt securities (1)	$52,495.8	$52,495.8	$59,132.1	$59,132.1
Equity securities	223.3	223.3	174.6	174.6
Mortgage loans	11,649.1	12,151.4	10,727.5	11,348.9
Limited partnerships	1,932.6	1,932.6	1,582.9	1,582.9
Policy loans (1)	4,580.5	4,580.5	4,522.8	4,522.8
Freestanding derivative instruments	1,482.9	1,482.9	2,219.8	2,219.8
Federal Home Loan Bank of Indianapolis ("FHLBI") capital stock	125.4	125.4	125.4	125.4
Cash and cash equivalents	1,408.3	1,408.3	1,852.8	1,852.8
GMIB reinsurance recoverable	267.2	267.2	340.4	340.4
Receivables from affiliates	238.1	238.1	228.8	228.8
Separate account assets	239,806.1	239,806.1	219,062.9	219,062.9

Liabilities
Annuity reserves (2)	$40,747.5	$48,817.5	$45,393.8	$53,760.0
Reserves for guaranteed investment contracts (3)	1,099.8	1,143.3	1,275.5	1,332.1
Trust instruments supported by funding agreements (3)	6,331.7	6,587.9	8,383.9	8,701.8
Federal Home Loan Bank funding agreements (3)	1,478.4	1,468.3	1,478.4	1,421.3
Funds withheld payable under reinsurance treaties (1)	30,321.8	30,321.8	31,971.5	31,971.5
Debt	511.7	591.6	533.4	623.7
Securities lending payable	23.5	23.5	12.3	12.3
Freestanding derivative instruments	55.2	55.2	56.4	56.4
Repurchase agreements	2,257.1	2,257.1	1,100.0	1,100.0
Federal Home Loan Bank advances	250.0	250.0	380.0	380.0
Separate account liabilities	239,806.1	239,806.1	219,062.9	219,062.9
(1) Includes items carried at fair value under the fair value option and trading securities.
(2) Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments.
(3) Included as a component of other contract holder funds on the condensed consolidated balance sheets.

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on both a recurring and nonrecurring basis reported in the following tables.

Debt and Equity Securities

The fair values for debt and equity securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include reported trades, benchmark yields, credit spreads, liquidity premiums and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most debt securities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs an analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and ongoing review of third-party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value through the use of internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at June 30, 2021 and December 31, 2020, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security. Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate. Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs, and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker-dealer quotes, are classified into Level 2 due to their use of market observable inputs.

Limited Partnerships

Fair values for limited partnership interests, which are included in other invested assets, is generally determined using the proportion of Jackson’s investment in the value of the net assets of each fund (“NAV equivalent”) as a practical expedient for fair value, and generally, are recorded on a three-month lag. No adjustments to these amounts were deemed necessary at June 30, 2021 and December 31, 2020. As a result of using the net asset value per share practical expedient, limited partnership interests are not classified in the fair value hierarchy.

The Company’s limited partnership interests are not redeemable and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. In cases when the Company expects to sell the limited partnership interest, the estimated sales price is used to determine the fair value. These limited partnership interests are classified as Level 2 in the fair value hierarchy.

In cases when a limited partnership’s financial statements are unavailable and a NAV equivalent is not available or practical, an internally developed model is used to determine fair value for that fund. These investments are classified as Level 3 in the fair value hierarchy.

Mortgage Loans

Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent upon the underlying property, fair value is determined to be the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans

Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. Policy loans have been classified as Level 3 within the fair value hierarchy.

Freestanding Derivative Instruments

Freestanding derivative instruments are reported at fair value, which reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. Changes in fair value are included in net gains (losses) on derivatives and investments. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include, but are not limited to, interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Freestanding derivative instruments classified as Level 1 include futures, which are traded on active exchanges. Freestanding derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, cross-currency forwards, credit default swaps, put-swaptions and certain equity index call and put options. These derivative valuations are determined by third-party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Freestanding derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs.

FHLBI Capital Stock

FHLBI capital stock, which is included in other invested assets, can only be sold to FHLBI at a constant price of $100 per share. Due to the lack of valuation uncertainty, the investment has been classified as Level 1.

Cash and Cash Equivalents

Cash and cash equivalents primarily include money market instruments and bank deposits. Certain money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Funds Withheld Payable Under Reinsurance Treaties

The funds withheld payable under reinsurance treaties includes both the funds withheld payable and the funds withheld embedded derivative. Certain funds withheld payable are held at fair value under the fair value option. The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral, which primarily consists of debt and equity securities, mortgage loans, and policy loans. The fair value of the assets generally use industry standard valuation techniques and the valuation of the embedded derivative also requires certain significant unobservable inputs. The funds withheld payable are considered Level 2, while certain funds withheld payable at fair value under the fair value option and the funds withheld embedded derivative are considered Level 3, respectively, in the fair value hierarchy. The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return swap technique referencing the fair value of the investments held under the reinsurance contract and included in the Company’s condensed consolidated balance sheet.

Receivables from Affiliates

The Company’s receivables from affiliates are set equal to the carrying value and are classified as Level 3.

Separate Account Assets and Liabilities

Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2 assets. The values of separate account liabilities are set equal to the values of separate account assets.

Other Contract Holder Funds

Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including fixed index annuities, are determined using projected future cash flows discounted at current market interest rates.

The fair value of the fixed index annuities embedded option, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires, is calculated using the closed form Black-Scholes Option Pricing model or Monte Carlo simulations, as appropriate for the type of option. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

Fair values for guaranteed investment contracts are based on the present value of future cash flows discounted at current market interest rates.

Fair values for trust instruments supported by funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Fair values of the FHLBI funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Variable Annuity Guarantees

Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, including non-life contingent components of guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum withdrawal benefits for life (“GMWB for Life”), guaranteed minimum accumulation benefits (“GMAB”), and the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

GMABs and non-life contingent components of GMWB and GMWB for Life contracts are recorded at fair value with changes in fair value recorded in net gains (losses) on derivatives and investments. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of rider fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Thus, when unfavorable equity market movements cause declines in the contract holder’s account value relative to the guarantee benefit, the valuation of future expected claims would generally increase relative to the measurement performed at the inception of the contract, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

Jackson’s GMIB book is reinsured through an unrelated party, and due to the net settlement provisions of the reinsurance agreement, this contract meets the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value, with changes in fair value recorded in net gains (losses) on derivatives and investments. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for GMWB, GMWB for Life, and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on the greater of LIBOR swap rates and constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Additionally, non-performance risk is incorporated into the calculation through the use of discount rates based on a blend of observed market yields on debt for life insurers with similar credit ratings to the Company and matrix pricing data for expected yields on Jackson Financial debt (either actual debt issuance or indicative quotes) adjusted to operating company levels. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than this fair value.

Debt

Fair values for the Company’s surplus notes and other long-term debt are generally determined by prices obtained from independent broker dealers or discounted cash flow models. Such prices are derived from market observable inputs and are classified as Level 2.

Securities Lending Payable

The Company’s securities lending payable is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

Repurchase Agreements

Carrying value of the Company’s repurchase agreements, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Federal Home Loan Bank Advances

Carrying value of the Company’s Federal Home Loan Bank advances, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in millions):

	June 30, 2021
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$4,460.7	$4,460.7	$—	$—
Other government securities	1,648.8	—	1,648.8	—
Public utilities	6,600.3	—	6,600.3	—
Corporate securities	30,349.8	—	30,349.8	—
Residential mortgage-backed	817.4	—	817.4	—
Commercial mortgage-backed	2,862.1	—	2,862.1	—
Other asset-backed securities	5,756.7	—	5,756.6	0.1
Equity securities	223.3	190.4	30.7	2.2
Limited partnerships	185.3		184.6	0.7
Policy loans	3,537.8	—	—	3,537.8
Freestanding derivative instruments	1,482.9	—	1,482.9	—
Cash and cash equivalents	1,408.3	1,408.3
GMIB reinsurance recoverable	267.2	—	—	267.2
Separate account assets	239,806.1	—	239,806.1	—
Total	$299,406.7	$6,059.4	$289,539.3	$3,808.0

Liabilities
Embedded derivative liabilities (1)	$3,725.6	$—	$1,489.9	$2,235.7
Funds withheld payable under reinsurance treaties (2)	4,081.5	—	—	4,081.5
Freestanding derivative instruments	55.2	—	55.2	—
Total	$7,862.3	$—	$1,545.1	$6,317.2

(1) Includes the embedded derivative liabilities of $2,235.7 million related to GMWB reserves included in reserves for future policy benefits and claims payable and $1,489.9 million of fixed index annuities included in other contract holder funds on the condensed consolidated balance sheets.

(2) Includes the Athene embedded derivative liability of $372.9 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

	December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$5,119.5	$5,119.5	$—	$—
Other government securities	1,696.6	—	1,696.6	—
Public utilities	7,249.3	—	7,249.3	—
Corporate securities	35,088.3	—	35,088.3	—
Residential mortgage-backed	966.0	—	966.0	—
Commercial mortgage-backed	3,313.4	—	3,313.4	—
Other asset-backed securities	5,699.0	—	5,698.9	0.1
Equity securities	174.6	149.4	23.1	2.1
Limited partnerships	0.7	—	—	0.7
Policy loans	3,454.2	—	—	3,454.2
Freestanding derivative instruments	2,219.8	—	2,219.8	—
Cash and cash equivalents	1,852.9	1,852.9	—	—
GMIB reinsurance recoverable	340.4	—	—	340.4
Separate account assets	219,062.9	—	219,062.9	—
Total	$286,237.6	$7,121.8	$275,318.3	$3,797.5

Liabilities
Embedded derivative liabilities (1)	$7,076.0	$—	$1,483.9	$5,592.1
Funds withheld payable under reinsurance treaties (2)	4,453.1	—	—	4,453.1
Freestanding derivative instruments	56.4	—	56.4	—
Total	$11,585.5	$—	$1,540.3	$10,045.2

(1) Includes the embedded derivative liabilities of $5,592.1 million related to GMWB reserves included in reserves for future policy benefits and claims payable and $1,483.9 million of fixed index annuities included in other contract holder funds on the condensed consolidated balance sheets.

(2) Includes the Athene embedded derivative liability of $826.6 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source

The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in millions):

	June 30, 2021
Assets	Total	Internal	External
Debt securities:
Other asset-backed securities	$0.1	$0.1	$—
Equity securities	2.2	1.2	1.0
Limited partnerships	0.7	0.7	—
Policy loans	3,537.8	3,537.8	—
GMIB reinsurance recoverable	267.2	267.2	—
Total	$3,808.0	$3,807.0	$1.0

Liabilities
Embedded derivative liabilities (1)	$2,235.7	$2,235.7	$—
Funds withheld payable under reinsurance treaties	4,081.5	4,081.5	—
Total	$6,317.2	$6,317.2	$—

(1) Includes the embedded derivative related to GMWB reserves.

	December 31, 2020
Assets	Total	Internal	External
Debt securities:
Other asset-backed securities	$0.1	$—	$0.1
Equity securities	2.1	1.3	0.8
Limited partnerships	0.7	0.7
Policy loans	3,454.2	3,454.2	—
GMIB reinsurance recoverable	340.4	340.4
Total	$3,797.5	$3,796.6	$0.9

Liabilities
Embedded derivative liabilities (1)	$5,592.1	$5,592.1	$—
Funds withheld payable under reinsurance treaties	4,453.1	4,453.1	—
Total	$10,045.2	$10,045.2	$—

(1) Includes the embedded derivative related to GMWB reserves.

External pricing sources for securities represent unadjusted prices from independent pricing services and independent indicative broker quotes where pricing inputs are not readily available.

Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities

The table below presents quantitative information on significant internally-priced Level 3 assets and liabilities (in millions):

As of June 30, 2021
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
GMIB reinsurance recoverable	$267.2	Discounted cash flow	Mortality(1)	0.01% - 23.52%	Decrease
			Lapse(2)	3.33% - 9.23%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	3.75% - 4.50%	Increase
			Nonperformance risk(5)	0.09% - 1.41%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.04%	Increase

Liabilities
Embedded derivative liabilities	$2,235.7	Discounted cash flow	Mortality(1)	0.04% - 21.53%	Decrease
			Lapse(2)	0.16% - 30.26%	Decrease
			Utilization(3)	5.00% - 100.00%	Increase
			Withdrawal(4)	56.00% - 94.75%	Increase
			Nonperformance risk(5)	0.09% - 1.41%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.04%	Increase

(1)     Mortality rates vary by attained age, tax qualification status, GMWB benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)      Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when contracts are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when GMWB benefits are utilized.
(3)      The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)      The withdrawal rate represents the utilization rate of the contract’s free partial withdrawal provision (GMIB) or the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount (GMWB). Withdrawal rates on contracts with a GMIB vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)     Nonperformance risk spread varies by duration.
(6)     Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

As of December 31, 2020
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
GMIB reinsurance recoverable	$340.4	Discounted cash flow	Mortality(1)	0.01% - 23.52%	Decrease
			Lapse(2)	3.30% - 9.20%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	3.75% - 4.50%	Increase
			Nonperformance risk(5)	0.33% - 1.57%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.47%	Increase

Liabilities
Embedded derivative liabilities	$5,592.1	Discounted cash flow	Mortality(1)	0.04% - 21.53%	Decrease
			Lapse(2)	0.20% - 30.30%	Decrease
			Utilization(3)	5.00% - 100.00%	Increase
			Withdrawal(4)	56.00% - 95.00%	Increase
			Nonperformance risk(5)	0.33% - 1.57%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.47%	Increase
(1)      Mortality rates vary by attained age, tax qualification status, GMWB benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)      Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when contracts are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when GMWB benefits are utilized.
(3)      The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)      The withdrawal rate represents the utilization rate of the contract’s free partial withdrawal provision (GMIB) or the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount (GMWB). Withdrawal rates on contracts with a GMIB vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)     Nonperformance risk spread varies by duration.
(6)     Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Sensitivity to Changes in Unobservable Inputs

The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement for the assets and liabilities reflected in the table above.

At both June 30, 2021 and December 31, 2020, securities of $2.0 million are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the table above.

Policy loans that support funds withheld reinsurance agreements that are held at fair value under the fair value option on the Company’s condensed consolidated balance sheet are excluded from the table above. These policy loans do not have a stated maturity and the balances, plus accrued investment income, are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans, which includes accrued investment income, approximates fair value and have been classified as Level 3 within the fair value hierarchy.

Funds withheld payable under reinsurance treaties, for funds withheld payable held at fair value under the fair value option and the Athene embedded derivative, are excluded from the table above. The fair value of Funds withheld payable under reinsurance treaties, excluding the Athene embedded derivative, is determined based upon the fair value of the investments held by the Company related to the Company’s funds withheld payable under reinsurance treaties. The fair value of these underlying assets is generally based on market observable inputs using industry standard valuation techniques. The Athene embedded derivative utilizes a total return swap technique which incorporates the fair value of the invested assets supporting the reinsurance agreement as a component of the valuation. In addition, these valuations for the funds withheld payable under reinsurance treaties and the Athene embedded derivative also require certain significant inputs which are generally not observable and, accordingly, the valuation is considered Level 3 in the fair value hierarchy.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

Embedded derivative liabilities classified in Level 3 represent the fair value of guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum accumulation benefits (“GMAB”) liabilities. These fair value calculations are based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

The tables below provide rollforwards for the three and six months ended June 30, 2021 and 2020 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the table below include changes in fair value due partly to observable and unobservable factors. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instruments hedging the related risks may not be classified within the same fair value hierarchy level as the associated assets and liabilities. Therefore, the impact of the derivative instruments reported in Level 3 may vary significantly from the total income effect of the hedged instruments.

		Total Realized/Unrealized Gains (Losses) Included in
Three Months Ended June 30, 2021	Fair Value as of April 1, 2021	Net Income	Other Comprehensive Income	Purchases, Sales, Issuances and Settlements	Transfers in and/or (out of) Level 3	Fair Value as of June 30, 2021
Assets
Debt securities
Other asset-backed securities	$0.1	$—	$—	$—	$—	$0.1
Equity securities	2.1	0.1	—	—	—	2.2
Limited partnerships	0.7	—	—	—	—	0.7
GMIB reinsurance recoverable	266.0	1.2	—	—	—	267.2
Policy Loans	3,486.1	69.9	—	(18.2)	—	3,537.8

Liabilities
Embedded derivative liabilities	$(869.6)	$(1,366.1)	$—	$—	$—	$(2,235.7)
Funds withheld payable under reinsurance treaties	(3,485.9)	(584.6)	0.2	(11.2)	—	(4,081.5)

		Total Realized/Unrealized Gains (Losses) Included in
Three Months Ended June 30, 2020	Fair Value as of April 1, 2020	Net Income	Other Comprehensive Income	Purchases, Sales, Issuances and Settlements	Transfers in and/or (out of) Level 3	Fair Value as of June 30, 2020
Assets
Equity securities	$2.1	$—	$—	$—	$(0.1)	$2.0
Limited partnerships	1.1	(0.2)	—	—	—	0.9
GMIB reinsurance recoverable	502.1	(66.6)	—	—	—	435.5
Policy loans	3,602.2	66.1	—	(63.3)	—	3,605.0

Liabilities
Embedded derivative liabilities	$(12,645.4)	$3,577.6	$—	$—	$—	$(9,067.8)
Funds withheld payable under reinsurance treaties	(3,773.0)	(346.4)	1.2	62.9	—	(4,055.3)

		Total Realized/Unrealized Gains (Losses) Included in
Six Months Ended June 30, 2021	Fair Value as of January 1, 2021	Net Income	Other Comprehensive Income	Purchases, Sales, Issuances and Settlements	Transfers in and/or (out of) Level 3	Fair Value as of June 30, 2021
Assets
Debt securities
Other asset-backed securities	$0.1	$—	$—	$—	$—	$0.1
Equity securities	2.1	0.1	—	—	—	2.2
Limited partnerships	0.7	—	—	—	—	0.7
GMIB reinsurance recoverable	340.4	(73.2)	—	—	—	267.2
Policy loans	3,454.2	125.1	—	(41.5)	—	3,537.8

Liabilities
Embedded derivative liabilities	$(5,592.1)	$3,356.4	$—	$—	$—	$(2,235.7)
Funds withheld payable under reinsurance treaties	(4,453.1)	329.7	1.8	40.1	—	(4,081.5)

		Total Realized/Unrealized Gains (Losses) Included in
Six Months Ended June 30, 2020	Fair Value as of January 1, 2020	Net Income	Other Comprehensive Income	Purchases, Sales, Issuances and Settlements	Transfers in and/or (out of) Level 3	Fair Value as of June 30, 2020
Assets
Equity securities	$11.8	$(9.7)	$—	$—	$(0.1)	$2.0
Limited partnerships	1.1	(0.2)	—	—	—	0.9
GMIB reinsurance recoverable	302.8	132.7	—	—	—	435.5
Policy loans	3,585.8	120.9	—	(101.7)	—	3,605.0

Liabilities
Embedded derivative liabilities	$(2,790.4)	$(6,277.4)	$—	$—	$—	$(9,067.8)
Funds withheld payable under reinsurance treaties	(3,760.3)	(402.2)	(1.4)	108.6	—	(4,055.3)

The components of the amounts included in purchases, sales, issuances and settlements for the three and six months ended June 30, 2021 and 2020 shown above are as follows (in millions):

Three Months Ended June 30, 2021	Purchases	Sales	Issuances	Settlements	Total
Assets
Policy loans	$—	$—	$8.1	$(26.3)	$(18.2)

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(128.7)	$117.5	$(11.2)

Three Months Ended June 30, 2020	Purchases	Sales	Issuances	Settlements	Total
Assets
Policy loans	—	—	9.6	(72.9)	(63.3)

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(10.0)	$72.9	$62.9

Six Months Ended June 30, 2021	Purchases	Sales	Issuances	Settlements	Total
Assets
Policy loans	—	—	36.2	(77.7)	(41.5)

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(211.2)	$251.3	$40.1

Six Months Ended June 30, 2020	Purchases	Sales	Issuances	Settlements	Total
Assets
Policy loans	—	—	51.7	(153.4)	(101.7)

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(52.8)	$161.4	$108.6
For the three and six months ended June 30, 2021 and 2020, there were no transfers from Level 3 to NAV equivalent or transfers from Level 2 to Level 3 of the fair value hierarchy. For the three and six months ended June 30, 2021, there were no transfers from Level 3 to Level 2 of the fair value hierarchy. For the three and six months ended June 30, 2020, transfers from Level 3 to Level 2 of the fair value hierarchy were $0.1 million.

The portion of gains (losses) included in net income or other comprehensive income ("OCI") attributable to the change in unrealized gains and losses on Level 3 financial instruments still held was as follows (in millions):

	Three Months Ended June 30,
	2021		2020
	Included in Net Income	Included in OCI	Included in Net Income	Included in OCI
Assets
Equity securities	$0.1	$—	$—	$—
Limited partnerships	—	—	(0.2)	—
GMIB reinsurance recoverable	1.2	—	(66.6)	—
Funds withheld reinsurance assets	69.9	—	66.1	—

Liabilities
Embedded derivative liabilities	$(1,366.1)	$—	$3,577.6	$—
Funds withheld payable under reinsurance treaties	(542.5)	—	(277.9)	—

	Six Months Ended June 30,
	2021		2020
	Included in Net Income	Included in OCI	Included in Net Income	Included in OCI
Assets
Equity securities	$0.1	$—	$(9.7)	$—
Limited partnerships	—	—	(0.2)	—
GMIB reinsurance recoverable	(73.2)	—	132.7	—
Funds withheld reinsurance assets	125.1	—	120.9	—

Liabilities
Embedded derivative liabilities	$3,356.4	$—	$(6,277.4)	$—
Funds withheld payable under reinsurance treaties	455.5	—	(280.5)	—

Fair Value of Financial Instruments Carried at Other Than Fair Value

The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in millions).

		June 30, 2021		December 31, 2020
	Fair Value Hierarchy Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Mortgage loans	Level 3	$11,649.1	$12,151.4	$10,727.5	$11,348.9
Policy loans	Level 3	1,042.7	1,042.7	1,068.6	1,052.0
FHLB capital stock	Level 1	125.4	125.4	125.4	125.4
Receivables from affiliates	Level 3	238.1	238.1	228.8	228.8

Liabilities
Annuity reserves (1)	Level 3	$37,021.8	$45,091.9	$38,317.8	$46,684.1
Reserves for guaranteed investment contracts (2)	Level 3	1,099.8	1,143.3	1,275.5	1,332.1
Trust instruments supported by funding agreements (2)	Level 3	6,331.7	6,587.9	8,383.9	8,701.8
Federal Home Loan Bank funding agreements (2)	Level 3	1,478.4	1,468.3	1,478.4	1,421.3
Funds withheld payable under reinsurance treaties	Level 2	26,240.3	26,240.3	27,518.4	27,518.4
Debt- Squire surplus note	Level 2	194.0	194.0	211.4	211.4
Debt- all other	Level 2	317.7	397.6	322.0	412.3
Securities lending payable	Level 2	23.5	23.5	12.3	12.3
Federal Home Loan Bank advances	Level 2	250.0	250.0	380.0	380.0
Repurchase agreements	Level 2	2,257.1	2,257.1	1,100.0	1,100.0
Separate account liabilities (3)	Level 2	239,806.1	239,806.1	219,062.9	219,062.9

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments.
(2) Included as a component of other contract holder funds on the condensed consolidated balance sheets.
(3) The values of separate account liabilities are set equal to the values of separate account assets.

Fair Value Option
The Company has elected the fair value option for funds withheld assets, which are held as collateral for reinsurance, totaling $3,703.6 million and $3,622.0 million at June 30, 2021 and December 31, 2020, respectively, as previously discussed above.

Income and changes in unrealized gains and losses on other assets for which the Company has elected the fair value option are immaterial to the Company’s condensed consolidated financial statements.

6.     Deferred Acquisition Costs

The balances of and changes in deferred acquisition costs were as follows (in millions):

	Six Months Ended June 30,
	2021	2020
Balance, beginning of period	$13,896.5	$12,334.4
Deferrals of acquisition costs	400.3	351.5
Amortization related to:
Operating amortization	(94.1)	(174.8)
Non-operating amortization	(453.1)	631.2
Write-off related to Athene transaction	—	(625.8)
Total amortization (expense) benefit	(547.2)	169.4
Unrealized investment (gains) losses	61.9	92.6
Balance, end of period	$13,811.5	$12,609.1

7.     Reinsurance

The Company assumes and cedes reinsurance from and to other insurance companies in order to limit losses from large exposures. However, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a coinsurance, modified coinsurance, or yearly renewable term basis. The Company regularly monitors the financial strength ratings of its reinsurers.

The Company has also acquired certain lines of business that are wholly ceded to non-affiliates. These include both direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

As indicated in Note 1, on June 18, 2020, the Company entered into a funds withheld coinsurance agreement with Athene effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission, which was subject to a post-closing adjustment. The Company allocated investments with a statutory book value of approximately $25.6 billion in support of reserves associated with the transaction to a segregated custody account, which investments are subject to an investment management agreement between Jackson and Apollo Insurance Solutions Group, LP ("Apollo"), an Athene affiliate . To further support its obligations under the coinsurance agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and has established a trust account for Jackson’s benefit funded with assets with a book value of approximately $69.5 million. In September 2020, the post-closing settlement resulted in ceded premium of $6.3 million and a decrease of $28.5 million in ceding commission.

Pursuant to the Athene coinsurance agreement, the Company holds certain assets as collateral. At June 30, 2021 and December 31, 2020, assets held as collateral in the segregated custody account were $26.6 billion and $28.3 billion, respectively.

Jackson’s GMIBs are reinsured with an unrelated party and due to the net settlement provisions of the reinsurance agreement, meet the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value on the Company’s consolidated balance sheets, with changes in fair value recorded in net gains (losses) on derivatives and investments. GMIB reinsured benefits are subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005.

The Company has three retro treaties with Swiss Reinsurance Company Ltd. ("SRZ"). Pursuant to these retro treaties, the Company ceded to SRZ on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business. These blocks of business include disability income and accident and health business, a mix of life and annuity insurance business, and corporate owned life insurance business.

The following assets and liabilities were held in support of reserves associated with the Company’s funds withheld reinsurance agreements and were reported in the respective financial statement line items in the condensed consolidated balance sheets (in millions):

	June 30, 2021	December 31, 2020
Assets
Debt securities	$21,170.3	$24,642.4
Equity securities	84.5	42.2
Mortgage loans	4,389.6	2,985.5
Policy loans	3,553.8	3,470.8
Derivative instruments, net	13.4	(13.1)
Limited partnerships	423.5	124.9
Cash and cash equivalents	345.6	394.1
Accrued investment income	175.6	190.3
Other assets and liabilities, net	38.4	22.8
Total assets (2)	$30,194.7	$31,859.9

Liabilities
Funds held under reinsurance treaties (1)	30,321.8	31,971.5
Total liabilities	$30,321.8	$31,971.5

(1)     Includes funds withheld embedded derivative of $372.9 million and $826.6 million at June 30, 2021 and December 31, 2020, respectively.
(2)     Certain assets are reported at amortized cost while the fair value of those assets are reported in the embedded derivative in the funds withheld liability.

The sources of income related to funds withheld under reinsurance treaties reported in net investment income in the consolidated income statements were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Debt securities	$194.4	$67.7	$397.5	$71.9
Equity securities	3.5	—	2.4	—
Mortgage loans	43.4	10.5	78.0	10.5
Policy loans	80.6	74.0	161.7	154.5
Limited partnerships	(2.1)	—	0.6	—
Other investment income	—	0.1	0.2	0.1
Total investment income on funds withheld assets	319.8	152.3	640.4	237.0
Other investment expenses on funds withheld assets (1)	(26.0)	(8.1)	(55.5)	(8.1)
Total net investment income on funds withheld reinsurance treaties	$293.8	$144.2	$584.9	$228.9

(1)      Includes management fees.

The gains and losses on funds withheld reinsurance treaties as a component of net gains (losses) on derivatives and investments in the condensed consolidated income statements were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Available-for-sale securities
Realized gains on sale	$85.0	$1,598.1	$258.3	$1,598.1
Realized losses on sale	(10.9)	(2.2)	(12.8)	(2.2)
Credit loss expense	(0.5)	—	(0.5)	—
Gross impairments	—	(1.6)	—	(1.6)
Credit loss expense on mortgage loans	(11.6)	(17.7)	(4.6)	(17.7)
Other	(3.1)	—	(12.1)	—
Net gains (losses) on non-derivative investments	58.9	1,576.6	228.3	1,576.6
Net gains (losses) on derivative instruments	2.3	(204.2)	19.3	(204.2)
Net gains (losses) on funds withheld payable under reinsurance treaties (1)	(828.6)	(119.0)	(117.3)	(203.7)
Total net gains (losses) on derivatives and investments	$(767.4)	$1,253.4	$130.3	$1,168.7

(1) Includes the Athene embedded derivative gain (loss) of $(544.3) million and $453.7 million for the three and six months ended June 30, 2021, respectively, and $(279.0) million for both the three and six months ended June 30, 2020.

While the economic benefits of the funds withheld assets flow to the respective reinsurers, Jackson retains physical possession and legal ownership of the investments supporting the reserves. Net Investment Income and Net Gains (Losses) on Derivatives and Investments related to the funds withheld assets are included in periodic settlements under the reinsurance agreements which results in the flow of returns on the assets to the reinsurers. Net gains (losses) on the funds withheld assets are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement and also include (i) changes in the related funds withheld payable and (ii) amortization of the basis difference between book value and fair value of the investments as of the effective date of the reinsurance agreements.

Components of the Company’s reinsurance recoverable were as follows (in millions):

	June 30,	December 31,
	2021	2020
Reserves:
Life	$5,937.0	$5,980.8
Accident and health	557.8	568.7
Guaranteed minimum income benefits	267.2	340.3
Other annuity benefits (1)	26,695.6	27,543.7
Claims liability and other	821.5	877.1
Total	$34,279.1	$35,310.6
(1)       Other annuity benefits primarily attributable to fixed and fixed index annuities reinsured with Athene.

8.    Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds

The following table sets forth the Company’s reserves for future policy benefits and claims payable balances (in millions):

	June 30,	December 31,
	2021	2020
Traditional life	$4,364.8	$4,539.5
Guaranteed benefits (1)	5,046.1	8,508.5
Claims payable	1,017.4	1,088.8
Accident and health	1,225.8	1,257.2
Group payout annuities	5,077.2	5,220.3
Other	822.0	857.8
Total	$17,553.3	$21,472.1
(1)      Primarily i ncludes the embedded derivative liabilities related to the GMWB reserve.

For traditional life insurance contracts, which include term and whole life, reserves are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest rates, lapse and expenses plus provisions for adverse deviation. These assumptions are not unlocked unless the reserve is determined to be deficient.

The Company’s liability for future policy benefits also includes liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 9.

The following table sets forth the Company’s liabilities for other contract holder funds balances (in millions):

	June 30,	December 31,
	2021	2020
Interest-sensitive life	$11,725.4	$11,835.5
Variable annuity fixed option	10,168.2	10,609.6
Fixed annuity	16,043.0	16,501.3
Fixed index annuity (1)	13,809.6	14,209.2
GICs, funding agreements and FHLB advances	8,910.0	11,137.8
Total	$60,656.2	$64,293.4
(1) Includes the embedded derivative liabilities related to fixed index annuity of $1,489.9 million and $1,483.9 million, at June 30, 2021 and December 31, 2020, respectively.

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to previously acquired business, which is further discussed below. The liability for fixed index annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the optional lifetime income rider. For fixed annuities, variable annuity fixed option, and other investment contracts, as detailed in the above table, the liability is the policyholder’s account value, plus the unamortized balance of the fair value adjustment related to previously acquired business. At June 30, 2021, the Company had interest sensitive life business with minimum guaranteed interest rates ranging from 2.5% to 6.0% with a 4.68% average guaranteed rate and fixed interest rate annuities with minimum guaranteed rates ranging from 1.0% to 5.5% and a 2.03% average guaranteed rate.

The Company recorded a fair value adjustment at acquisition related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment was recorded in reserves for future policy benefits and claims payable. This reserve is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in reserve through the condensed consolidated income statements.

At both June 30, 2021 and December 31, 2020, approximately 95% of the Company’s annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following tables show the distribution of the fixed interest rate annuities’ account values within the presented ranges of minimum guaranteed interest rates (in millions):

	June 30, 2021
Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1.0%	$123.3	$232.7	$6,097.2	$6,453.2
>1.0% - 2.0%	56.5	1.5	226.5	284.5
>2.0% - 3.0%	885.3	185.4	3,291.3	4,362.0
>3.0% - 4.0%	607.7	—	—	607.7
>4.0% - 5.0%	278.0	—	—	278.0
>5.0% - 5.5%	72.2	—	—	72.2
Subtotal	2,023.0	419.6	9,615.0	12,057.6
Ceded reinsurance	12,529.5	13,390.0	—	25,919.5
Total	$14,552.5	$13,809.6	$9,615.0	$37,977.1

	December 31, 2020
Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1.0%	$90.7	$164.5	$6,501.6	$6,756.8
>1.0% - 2.0%	58.6	2.7	235.7	297.0
>2.0% - 3.0%	915.4	189.9	3,356.6	4,461.9
>3.0% - 4.0%	622.5	—	—	622.5
>4.0% - 5.0%	280.3	—	—	280.3
>5.0% - 5.5%	73.2	—	—	73.2
Subtotal	2,040.7	357.1	10,093.9	12,491.7
Ceded reinsurance	12,923.7	13,852.1	—	26,775.8
Total	$14,964.4	$14,209.2	$10,093.9	$39,267.5

At June 30, 2021 and December 31, 2020, approximately 81% and 80%, respectively, of the Company’s interest sensitive life business account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following table shows the distribution of the interest sensitive life business account values within the presented ranges of minimum guaranteed interest rates, excluding the business that is subject to the previously mentioned retro treaties (in millions):

Minimum Guaranteed Interest Rate	June 30, 2021	December 31, 2020
	Account Value - Interest Sensitive Life
>2.0% - 3.0%	$258.0	$269.6
>3.0% - 4.0%	2,775.4	2,819.5
>4.0% - 5.0%	2,439.9	2,488.2
>5.0% - 6.0%	2,001.3	2,044.6
Subtotal	7,474.6	7,621.9
Retro treaties	4,250.8	4,213.6
Total	$11,725.4	$11,835.5

The Company has established a $23.0 billion aggregate Global Medium Term Note program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The carrying values at June 30, 2021 and December 31, 2020 totaled $6.3 billion and $8.4 billion, respectively.

Those Medium Term Note instruments issued in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The unrealized foreign currency gains and losses on those Medium Term Note instruments are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency translation gains and losses using exchange rates as of the reporting date. Foreign currency translation gains and losses are included in net gains (losses) on derivatives and investments.

Jackson and Squire Re are members of the FHLBI primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI. At both June 30, 2021 and December 31, 2020, the Company held $125.4 million of FHLBI capital stock, supporting $1.8 billion and $1.9 billion in funding agreements, short-term and long-term borrowing capacity at June 30, 2021 and December 31, 2020, respectively.

9.    Certain Nontraditional Long-Duration Contracts and Variable Annuity Guarantees

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefits, or "GMDB"), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the condensed consolidated income statements with the exception of changes in embedded derivatives, which are included in net gains (losses) on derivatives and investments. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the condensed consolidated income statements.

At June 30, 2021 and December 31, 2020, the Company provided variable annuity contracts with guarantees, for which the net amount at risk is defined as the amount of guaranteed benefit in excess of current account value, as follows (dollars in millions):

	Minimum Return	Account Value	Net Amount at Risk	Weighted Average Attained Age	Average Period until Expected Annuitization

June 30, 2021
Return of net deposits plus a minimum return
GMDB	0-6%	$186,886.5	$2,078.7	68.5 years
GMWB - Premium only	0%	2,993.0	8.4
GMWB	0-5%*	249.9	8.5
GMAB - Premium only	0%	—	—
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		14,555.7	65.0	69.6 years
GMWB - Highest anniversary only		3,783.6	31.6
GMWB		663.5	47.7
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMDB	0-6%	9,628.8	498.9	71.7 years
GMIB	0-6%	1,718.0	466.2		0.6 years
GMWB	0-8%*	175,081.0	4,174.3

				Weighted Average Attained Age	Average Period until Expected Annuitization
	Minimum Return	Account Value	Net Amount at Risk

December 31, 2020
Return of net deposits plus a minimum return
GMDB	0-6%	$170,510.2	$2,339.5	67.3 years
GMWB - Premium only	0%	2,858.1	11.7
GMWB	0-5%*	247.5	10.8
GMAB - Premium only	0%	39.4	—
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		13,511.9	86.1	68.3 years
GMWB - Highest anniversary only		3,459.2	41.1
GMWB		646.0	55.4
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMDB	0-6%	8,890.8	614.8	70.5 years
GMIB	0-6%	1,675.3	555.5		0.5 years
GMWB	0-8%*	159,856.9	5,655.7

* Ranges shown based on simple interest. The upper limits of 5% or 8% simple interest are approximately equal to 4.1% and 6%, respectively, on a compound interest basis over a typical 10-year bonus period. The combination GMWB category also includes benefits with a defined increase in the withdrawal percentage under pre-defined non-market conditions.

Amounts shown as GMWB above include a ‘not-for-life’ component up to the point at which the guaranteed withdrawal benefit is exhausted, after which benefits paid are considered to be ‘for-life’ benefits. The liability related to this ‘not-for-life’ portion is valued as an embedded derivative, while the ‘for-life’ benefits are valued as an insurance liability (see below). For this table, the net amount at risk of the ‘not-for-life’ component is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and that of the ‘for-life’ component is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted.

Account balances of contracts with guarantees were invested in variable separate accounts as follows (in millions):

	June 30,	December 31,
	2021	2020
Fund type:
Equity	$147,776.6	$132,213.0
Bond	20,288.8	20,202.9
Balanced	42,117.4	39,626.1
Money market	1,745.0	1,861.6
Total	$211,927.8	$193,903.6
GMDB liabilities reflected in the general account were as follows (in millions):

	Six Months Ended June 30,
	2021	2020
Balance as of beginning of period	$1,418.2	$1,282.9
Incurred guaranteed benefits	47.0	340.9
Paid guaranteed benefits	(56.7)	(81.4)
Balance as of end of period	$1,408.5	$1,542.4
The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the liability balance through the condensed consolidated income statement, within death, other policy benefits and change in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the GMDB liability at both June 30, 2021 and December 31, 2020 (except where otherwise noted):

1) Use of a series of stochastic investment performance scenarios, based on historical average market volatility.
2) Mean investment performance assumption of 7.15%, after investment management fees, but before external investment advisory fees and mortality and expense charges.
3) Mortality equal to 38% to 100% of the IAM 2012 basic table improved using Scale G through 2019.
4) Lapse rates varying by contract type, duration and degree the benefit is in-the-money and ranging from 0.3% to 27.9% (before application of dynamic adjustments).
5) Discount rates: 7.15% on 2020 and later issues, 7.4% on 2013 through 2019 issues, 8.4% on 2012 and prior issues.

Most GMWB reserves are considered to be derivatives under current accounting guidance and are recognized at fair value, as previously defined, with the change in fair value reported in net income (as net gains (losses) on derivatives and investments). The fair value of these liabilities is determined using stochastic modeling and inputs as further described in Note 5. The fair valued GMWB had a reserve liability of $2,235.7 million and $5,592.1 million at June 30, 2021 and December 31, 2020, respectively, and was reported in reserves for future policy benefits and claims payable.

Jackson has also issued certain GMWB products that guarantee payments over a lifetime. Reserves for the portion of these benefits after the point where the guaranteed withdrawal balance is exhausted are calculated using assumptions and methodology similar to the GMDB liability. At June 30, 2021 and December 31, 2020, these GMWB reserves totaled $185.6 million and $181.3 million, respectively, and were reported in reserves for future policy benefits and claims payable.

GMAB benefits were offered on some variable annuity plans. However, the Company no longer offers these benefits and all have expired as of June 30, 2021. The GMAB had an asset value that was immaterial to the consolidated financial statements at December 31, 2020.

The direct GMIB liability is determined at each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating the direct GMIB liability are consistent with those used for calculating the GMDB liability. At June 30, 2021 and December 31, 2020, GMIB reserves before reinsurance totaled $76.4 million and $86.9 million, respectively.

Other Liabilities – Insurance and Annuitization Benefits

The Company has established additional reserves for life insurance business for universal life plans with secondary guarantees, interest-sensitive life plans that exhibit “profits followed by loss” patterns and account balance adjustments to tabular guaranteed cash values on one interest-sensitive life plan.

Liabilities for these benefits have been established according to the methodologies described below:

	June 30, 2021			December 31, 2020
Benefit Type	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age
Insurance benefits *	$935.0	$19,032.3	63.9 years	$939.6	$19,483.0	63.5 years
Account balance adjustments	136.7	N/A	N/A	133.6	N/A	N/A
*    Amounts for the universal life benefits are for the total of the plans containing any policies having projected non-zero excess benefits, and thus may include some policies with zero projected excess benefits.

The following assumptions and methodology were used to determine the universal life insurance benefit liability for the periods referenced in the table above:

1) Use of a series of deterministic premium persistency scenarios.
2) Other experience assumptions similar to those used in amortization of deferred acquisition costs.
3) Discount rates equal to credited interest rates, approximately 3.0% to 5.5% at both June 30, 2021 and December 31, 2020.

The Company also has a small closed block of two-tier annuities, where different crediting rates are used for annuitization and surrender benefit calculations. A liability is established to cover future annuitization benefits in excess of surrender values, and was immaterial to the condensed consolidated financial statements at both June 30, 2021 and December 31, 2020. The Company also offers an optional lifetime income rider with certain of its fixed index annuities. The liability established for this rider before reinsurance was $26.2 million and $18.1 million at June 30, 2021 and December 31, 2020, respectively.

10.    Debt

The aggregate carrying value of borrowings was as follows (in millions):

	June 30,	December 31,
	2021	2020
Surplus notes	$443.7	$461.1
FHLBI bank loans	68.0	72.3
Total	$511.7	$533.4
At June 30, 2021, the above borrowings were all due after five years.

Surplus Notes

Under Michigan Insurance Law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the commissioner of insurance of the state of Michigan and only out of surplus earnings which the commissioner determines to be available for such payments under Michigan Insurance Law.

On March 15, 1997, Jackson, issued 8.15% surplus notes in the principal amount of $250.0 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $5.1 million and $10.2 million for both the three and six months ended June 30, 2021 and 2020, respectively.

Federal Home Loan Bank Loans

The Company received loans of $50.0 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight line basis over the loan term. The weighted average interest rate on these loans was 0.10% and 0.80% for the for the six months ended June 30, 2021 and 2020.

The outstanding balance on these loans was $68.1 million and $72.3 million at June 30, 2021 and December 31, 2020, respectively. At June 30, 2021, the loans were collateralized by mortgage-related securities and commercial mortgage loans with a carrying value of $92.9 million.

11.    Federal Home Loan Bank Advances

The Company entered into a short-term advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. Advances of $250.0 million and $380.0 million were outstanding at June 30, 2021 and December 31, 2020, respectively, and were recorded in other liabilities.

12.     Income Taxes

On March 27, 2020, H.R. 748, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act”) was signed into law and included a tax provision allowing a five-year carryback of net operating losses for years 2018 through 2020. As a result of this provision, the Company recognized a tax expense of $33.0 million and a benefit of $16.3 million for the three and six months ended June 30, 2020, respectively. On June 18, 2020, the Company announced the funds withheld coinsurance agreement with Athene effective June 1, 2020. As a result of the impact on forecasted taxable earnings the Company recorded a $33.0 million reduction to the impact of the CARES Act during the three months ended June 30, 2020.

The Company uses the estimated annual effective tax rate (“ETR”) method in computing the interim tax provision. Certain items, including those deemed unusual, infrequent, or that cannot be reliably estimated, are treated as discrete items and excluded from the estimated annual ETR. The actual tax expense or benefit is reported in the same period as the related item. Certain tax effects are also not reflected in the estimated annual ETR, primarily certain changes in the realizability of deferred tax assets and uncertain tax positions and are recorded in the period in which the change occurs. The estimated annual ETR is revised, as necessary, at the end of successive interim reporting periods.

The Company’s effective income tax rate was 8.4% for the three months ended June 30, 2021, compared with 13.0% for the same period in 2020. The Company’s effective income tax rate was 18.3% for the six months ended June 30, 2021, compared with 25.6% for the same period in 2020. The reduction in the effective tax rate for the three and six months ended June 30, 2021 was due to the relationship of income subject to tax compared to consolidated income before taxes and the impact of the CARES Act. The effective tax rate differs from the statutory rate of 21% primarily due to the dividends received deduction and utilization of tax credits. The effective tax rate of 18.3% for the six months ended June 30, 2021 differs from the effective tax rate of 35.1% for the full year-ended December 31, 2020 due to the relationship of income subject to tax compared to consolidated income and losses before taxes and for 2020, the impact of the CARES Act and tax true-ups related to prior years.

13.    Segment Information

The Company has three reportable segments consisting of Retail Annuities, Institutional Products, Closed Life and Annuity Block, plus its Corporate and Other segment. These segments reflect the manner by which the Company’s chief operating decision maker views and manages the business. The following is a brief description of the Company’s reportable segments.

Retail Annuities

The Company’s Retail Annuities segment offers a variety of retirement income and savings products through its diverse suite of products, consisting primarily of variable annuities, fixed index annuities, and fixed annuities. These products are distributed through various wirehouses, insurance brokers and independent broker-dealers, as well as through banks and financial institutions, primarily to high net worth investors and the mass and affluent markets.

The Company’s variable annuities, represent an attractive option for retirees and soon-to-be retirees, providing access to equity market appreciation and add-on benefits, including guaranteed lifetime income. A fixed index annuity is designed for investors who desire principal protection with the opportunity to participate in capped upside investment returns linked to a reference market index. The Company also provides access to guaranteed lifetime income as an add-on benefit. A fixed annuity is a guaranteed product designed to build wealth without market exposure, through a crediting rate that is likely to be superior to interest rates offered from banks or money market funds.

The financial results of the variable annuity business within the Company’s Retail Annuities segment are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of the Company’s fixed annuities, including the fixed portion of its variable annuity account values and fixed index annuities, are largely dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders.

Institutional Products

The Company’s Institutional Products consist of traditional GICs, funding agreements (including agreements issued in conjunction with the Company’s participation in the U.S. Federal Home Loan Bank of Indianapolis program) and medium-term note funding agreements. The Company’s GIC products are marketed to defined contribution pension and profit sharing retirement plans. Funding agreements are marketed to institutional investors, including corporate cash accounts and securities lending funds, as well as money market funds, and are issued to the FHLBI in connection with its program.

The financial results of the Company’s institutional products business are primarily dependent on the Company’s ability to earn spreads on general account assets.

Closed Life and Annuity Blocks

Although the Company historically offered traditional life insurance products, it discontinued new sales of life insurance products in 2012. The Company’s Closed Life and Annuity Blocks segment includes life insurance products offered through that point, including various protection products, such as whole life, universal life, variable universal life and term life insurance products that provide financial safety for individuals and their families. This segment distributed these products primarily through independent insurance agents; independent broker-dealers; regional broker-dealers; wirehouses; registered investment advisers; and banks, credit unions and other financial institutions, primarily to the mass market. This segment also includes acquired closed blocks consisting primarily of life insurance.

The Company’s Closed Life and Annuity Blocks segment also includes group pay-out annuities, consisting of a closed block of defined benefit annuity plans assumed from John Hancock USA and John Hancock Life Insurance Company of New York through a reinsurance agreement. A single premium payment from an employer (contract holder) funds the pension benefits for its employees (participants). The contracts are tailored to meet the requirements of the specific pension plan being covered.

The profitability of the Company’s Closed Life and Annuity Blocks segment is largely driven by its historical ability to appropriately price its products and purchase appropriately priced blocks of business, as realized through underwriting, expense and net gains (losses) on derivatives and investments, and the ability to earn an assumed rate of return on the assets supporting that business.

Corporate and Other

The Company’s Corporate and Other segment primarily consists of the operations of its unallocated corporate income and expenses. The Corporate and Other segment also includes certain eliminations and consolidation adjustments.

Segment Performance Measurement

Segment operating revenues and pretax adjusted operating earnings are non-GAAP financial measures that management believes are critical to the evaluation of the financial performance of the Company’s segments. The Company uses the same accounting policies and procedures to measure segment pretax adjusted operating earnings as used in its reporting of consolidated net income. Its primary measure is pretax adjusted operating earnings, which is defined as net income recorded in accordance with GAAP, excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP, or that are non-recurring in nature, as well as certain other revenues and expenses which are not considered to drive underlying profitability. Operating revenues and pretax adjusted operating earnings should not be used as a substitute for net income as calculated in accordance with GAAP.

Pretax adjusted operating earnings equals net income adjusted to eliminate the impact of the following items:

• Fees attributable to guarantee benefits: fees paid in conjunction with guaranteed benefit features offered for certain of the Company’s variable annuities and fixed index annuities are set at a level intended to mitigate the cost of hedging and funding the liabilities associated with such guaranteed benefit features. The full amount of the fees attributable to guarantee benefit features have been excluded from pretax adjusted operating earnings as the related net movements in freestanding derivatives and net reserve and embedded derivative movements, as described below, have been excluded from pretax adjusted operating earnings. This presentation of earnings is intended to directly align revenue and related expenses associated with the guaranteed benefit features;

• Net movement in freestanding derivatives, except earned income (periodic settlements and changes in settlement accruals) on derivatives that are hedges of investments, but do not qualify for hedge accounting treatment: changes in the fair value of freestanding derivatives used to manage the risk associated with life and annuity reserves, including those arising from the guaranteed benefit features offered for certain variable annuities and fixed index annuities. Net movements in freestanding derivatives have been excluded from pretax adjusted operating earnings because the market value of these derivatives may vary significantly from period to period as a result of near-term market conditions and therefore are not directly comparable or reflective of the underlying profitability of the business;
• Net reserve and embedded derivative movements: changes in the valuation of certain life and annuity reserves, a portion of which are accounted for as embedded derivative instruments and which primarily comprise of variable and fixed index annuity reserves, including those guaranteed benefit features offered for certain of the Company’s variable annuities. Net reserve and embedded derivative movements have been excluded from pretax adjusted operating earnings because the carrying values of these derivatives may vary significantly from period to period as the result of near-term market conditions and policyholder behavior-related inputs and therefore are not directly comparable or reflective of the underlying profitability of the business. Movements in reserves attributable to the current period claims and benefit payments in excess of a customer’s account value on these policies are also excluded from pretax adjusted operating earnings as these benefit payments are affected by near-term market conditions and policyholder behavior-related inputs and therefore may vary significantly from period to period;
• Net Realized Investment Gains and Losses including change in fair value of funds withheld embedded derivative: Realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio, as well as impairments of securities, after adjustment for the non-credit component of the impairment charges and change in fair value of funds withheld embedded derivative related to the Athene Reinsurance transaction;

• DAC and DSI impact: amortization of deferred acquisition costs and deferred sales inducements associated with the items excluded from pretax adjusted operating earnings;
• Net investment income on funds withheld assets: Includes net investment income on funds withheld assets related to the reinsurance transaction; and
• Income taxes.

As detailed above, the fees attributed to guaranteed benefits, the associated movements in optional guaranteed benefit liabilities, and related claims and benefit payments are excluded from pretax adjusted operating earnings, as the Company believes this approach appropriately removes the impact to both revenue and expenses associated with the guaranteed benefit features that are offered for certain variable annuities and fixed index annuities.

Set forth in the tables below is certain information with respect to the Company’s segments, as described above (in millions):

Three Months Ended June 30, 2021	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated
Operating Revenues
Fee income	$1,050.0	$122.8	$—	$—	$—	$1,172.8
Premium	—	27.2	—	—	—	27.2
Net investment income	142.2	204.7	56.7	(7.3)	33.9	430.2
Income on operating derivatives	14.6	17.5	—	8.1	—	40.2
Other income	12.0	12.0	—	6.6	—	30.6
Total Operating Revenues	1,218.8	384.2	56.7	7.4	33.9	1,701.0

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	11.5	188.0	—	—	—	199.5
Interest credited on other contract holder funds, net of deferrals	64.5	103.0	48.2	—	—	215.7
Interest expense	5.6	—	1.0	—	—	6.6
Operating costs and other expenses, net of deferrals	484.5	37.9	1.2	14.9	—	538.5
Deferred acquisition and sales inducements amortization	(31.1)	2.2	—	—	7.8	(21.1)
Total Operating Benefits and Expenses	535.0	331.1	50.4	14.9	7.8	939.2

Pretax Adjusted Operating Earnings	$683.8	$53.1	$6.3	$(7.5)	$26.1	$761.8

Three Months Ended June 30, 2020	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated
Operating Revenues
Fee income	$792.2	$128.5	$—	$—	$—	$920.7
Premium	—	16.3	—	—	—	16.3
Net investment income	227.8	105.6	84.5	(61.9)	21.4	377.4
Income on operating derivatives	14.7	10.5	—	5.3	—	30.5
Other income	4.4	12.6	—	1.1	—	18.1
Total Operating Revenues	1,039.1	273.5	84.5	(55.5)	21.4	1,363.0

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	9.5	246.3	—	—	—	255.8
Interest credited on other contract holder funds, net of deferrals	171.9	106.3	62.8	—	—	341.0
Interest expense	7.0	—	4.2	—	—	11.2
Operating costs and other expenses, net of deferrals	406.1	36.6	1.3	13.3	—	457.3
Deferred acquisition and sales inducements amortization	(241.5)	4.0	—	—	5.9	(231.6)
Total Operating Benefits and Expenses	353.0	393.2	68.3	13.3	5.9	833.7

Pretax Adjusted Operating Earnings	$686.1	$(119.7)	$16.2	$(68.8)	$15.5	$529.3

Six Months Ended June 30, 2021	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated
Operating Revenues
Fee income	$2,045.7	$248.0	$—	$—	$—	$2,293.7
Premium	—	58.2	—	—	—	58.2
Net investment income	345.6	461.1	120.4	(44.4)	67.4	950.1
Income on operating derivatives	28.6	37.7	—	12.4	—	78.7
Other income	23.6	22.0	—	8.3	—	53.9
Total Operating Revenues	2,443.5	827.0	120.4	(23.7)	67.4	3,434.6

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	17.5	409.4	—	—	—	426.9
Interest credited on other contract holder funds, net of deferrals	129.9	206.6	99.8	—	—	436.3
Interest expense	10.8	—	1.9	—	—	12.7
Operating costs and other expenses, net of deferrals	959.9	78.6	2.5	18.1	—	1,059.1
Deferred acquisition and sales inducements amortization	73.0	7.0	—	—	14.9	94.9
Total Operating Benefits and Expenses	1,191.1	701.6	104.2	18.1	14.9	2,029.9

Pretax Adjusted Operating Earnings	$1,252.4	$125.4	$16.2	$(41.8)	$52.5	$1,404.7

Six Months Ended June 30, 2020	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Intersegment Eliminations	Total Consolidated
Operating Revenues
Fee income	$1,649.7	$258.5	$—	$—	$—	$1,908.2
Premium	—	78.6	—	—	—	78.6
Net investment income	622.1	297.9	196.8	(76.4)	32.2	1,072.6
Income on operating derivatives	25.7	17.8	—	8.5	—	52.0
Other income	4.4	6.3	1.6	2.1	—	14.4
Total Operating Revenues	2,301.9	659.1	198.4	(65.8)	32.2	3,125.8

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	17.8	379.2	—	—	—	397.0
Interest credited on other contract holder funds, net of deferrals	394.2	214.6	136.4	—	—	745.2
Interest expense	15.8	—	12.8	—	—	28.6
Operating costs and other expenses, net of deferrals	849.0	76.3	2.6	26.1	—	954.0
Deferred acquisition and sales inducements amortization	163.5	7.8	—	—	9.1	180.4
Total Operating Benefits and Expenses	1,440.3	677.9	151.8	26.1	9.1	2,305.2

Pretax Adjusted Operating Earnings	$861.6	$(18.8)	$46.6	$(91.9)	$23.1	$820.6
Included in the intersegment eliminations in the above tables, is the elimination of investment income between Retail Annuities and the Corporate and Other segments.

The following table summarizes the reconciling items from the non-GAAP measure of operating revenues to the GAAP measure of total revenues attributable to the Company (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total operating revenues	$1,701.0	$1,363.0	$3,434.6	$3,125.8
Fees attributed to variable annuity benefit reserves	701.0	617.7	1,372.6	1,224.6
Net gains (losses) on derivatives and investments	(2,560.9)	(4,402.1)	104.1	(2,063.5)
Net investment income on funds withheld assets	293.8	144.2	584.9	228.9
Total revenues	$134.9	$(2,277.2)	$5,496.2	$2,515.8

The following table summarizes the reconciling items from the non-GAAP measure of operating benefits and expenses to the GAAP measure of total benefits and expenses attributable to the Company (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total operating benefits and expenses	$939.2	$833.7	$2,029.9	$2,305.2
Benefits attributed to variable annuity benefit reserves	28.5	50.3	66.4	89.9
Amortization of DAC and DSI related to non-operating revenues and expenses	(242.8)	(1,264.6)	453.1	(631.7)
SOP 03-1 reserve movements	(21.2)	(457.5)	(3.6)	334.1
Athene reinsurnace transaction	—	2,046.7	—	2,046.7
Total benefits and expenses	$703.7	$1,208.6	$2,545.8	$4,144.2
The following table summarizes the reconciling items, net of deferred acquisition costs and deferred sales inducements, from the non-GAAP measure of pretax adjusted operating earnings to the GAAP measure of net income attributable to the Company (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Pretax adjusted operating earnings	$761.8	$529.3	$1,404.7	$820.6
Non-operating adjustments (income) loss:
Fees attributable to guarantee benefit reserves	701.0	617.7	1,372.6	1,224.6
Net movement in freestanding derivatives	(442.1)	(9,340.1)	(3,474.0)	2,719.8
Net reserve and embedded derivative movements	(1,373.7)	3,715.9	3,218.5	(6,536.7)
DAC and DSI impact	242.8	1,264.6	(453.1)	631.8
Net realized investment gains (losses) including change in fair value of funds withheld embedded derivative	(752.4)	1,629.3	296.8	1,329.3
Loss on funds withheld reinsurance transaction	—	(2,046.7)	—	(2,046.7)
Net investment income on funds withheld assets	293.8	144.2	584.9	228.9
Pretax income (loss) attributable to Jackson	(568.8)	(3,485.8)	2,950.4	(1,628.4)
Income tax expense (benefit)	(47.6)	(453.6)	541.0	(416.7)
Net income (loss) attributable to Jackson	$(521.2)	$(3,032.2)	$2,409.4	$(1,211.7)

14.    Commitments, Contingencies, and Guarantees

The Company and its subsidiaries are involved in litigation arising in the ordinary course of business. It is the opinion of management that the ultimate disposition of such litigation will not have a material adverse effect on the Company's financial condition. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable. At June 30, 2021 and December 31, 2020, Jackson recorded accruals totaling $6.4 million and $13.1 million, respectively.

At June 30, 2021, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $1,451.2 million. At June 30, 2021, unfunded commitments related to fixed-rate commercial mortgage loans and other debt securities totaled $1,335.6 million.

15.    Other Related Party Transactions

The Company's investment portfolio is managed by PPM America, Inc. (“PPMA”), a registered investment advisor. PPMA is ultimately a wholly owned subsidiary of Jackson Financial. The Company paid $14.6 million and $14.7 million during the three months ended June 30, 2021 and 2020, and $29.4 million and $34.7 million during the six months ended June 30, 2021 and 2020, to PPMA for investment advisory services.
Jackson has entered into shared services administrative agreement with PPMA. Under the shared services administrative agreement, Jackson charged $1.6 million and $1.0 million during the three months ended June 30, 2021 and 2020, and $3.2 million and $2.7 million during the six months ended June 30, 2021 and 2020, for certain management and corporate services costs.

Jackson provides a $100.0 million revolving credit facility to Jackson Financial, an upstream holding company. The loan is unsecured, matures in December 2021, accrues interest at LIBOR plus 2%, and has a commitment fee of 0.10% per annum. There was no outstanding balance at both June 30, 2021 and December 31, 2020. The highest outstanding loan balance during the six months ended June 30, 2021 and 2021 was $30.0 million and nil, respectively. During the three months ended June 30, 2021 and 2020, interest and commitment fees totaled $25.0 thousand and $24.8 thousand, respectively. During the six months ended June 30, 2021 and 2020, interest and commitment fees totaled $109.4 thousand and $49.7 thousand, respectively.

Jackson provides a $40.0 million revolving credit facility to PPMA. The loan is unsecured, matures in September 2023, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.10% per annum. The outstanding balance at June 30, 2021 and December 31, 2020 was $20.0 million and nil, respectively. The highest outstanding loan balance during the six months ended June 30, 2021, and 2020 was $20.0 million and nil, respectively. Interest and commitment fees totaled $109.2 thousand and $9.9 thousand during the three months ended June 30, 2021 and 2020, respectively. Interest and commitment fees totaled $119.0 thousand and $33.6 thousand during the six months ended June 30, 2021 and 2020, respectively.

Jackson provides a $20.0 million revolving credit facility to Jackson Holdings, LLC, an upstream holding company. The loan is unsecured, matures in June 2024, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.25% per annum. The outstanding balance at both June 30, 2021 and December 31, 2020 was nil. The highest outstanding loan balance during the three and six months ended June 30, 2021 and 2020 was nil. During both the three months ended June 30, 2021 and 2020, interest and commitment fees totaled $12.5 thousand. During the six months ended June 30, 2021 and 2020, interest and commitment fees totaled $24.8 thousand and $24.9 thousand, respectively.

Jackson, through its PGDS subsidiary, provides information security and technology services to certain Prudential affiliates. Jackson recognized $1.1 million and $0.4 million of revenue during the three months ended June 30, 2021 and 2020, and $2.3 million and $0.7 million of revenue during the six months ended June 30, 2021 and 2020, associated with these information and technology services. This revenue is included in other income in the accompanying consolidated income statements, and is substantially equal to the costs incurred by PGDS to provide the services, which are reported in operating costs and other expenses, net of deferrals, in the consolidated income statements.

As a result of the previously mentioned investment management agreement between Jackson and Apollo, an affiliate of Athene, the Company pays Apollo management fees which are calculated and paid monthly in arrears. The Company incurred $25.8 million and $4.1 million during the three months ended June 30, 2021 and 2020, and $53.9 million and $4.1 million during the six months ended June 30, 2021 and 2020, associated with these services.

16.    Operating Costs and Other Expenses

The following table is a summary of the Company’s operating costs and other expenses (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Asset-based commission expenses	281.1	213.5	548.2	425.5
Other commission expenses	262.9	205.9	529.4	483.3
Athene ceding commission (1)	—	(1,231.1)	—	(1,231.1)
General and administrative expenses	195.4	183.0	381.8	395.6
Deferral of acquisition costs	(200.9)	(145.1)	(400.3)	(350.2)
Total operating costs and other expenses	$538.5	$(773.8)	$1,059.1	$(276.9)
(1)     See Note 7 for further information

17.    Accumulated Other Comprehensive Income

The following table represents changes in the balance of accumulated other comprehensive income (" AOCI"), net of income tax, related to unrealized investment gains (losses) (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Balance, beginning of period (1)	$1,585.8	$2,107.7	$3,960.0	$2,539.3
OCI before reclassifications	1,061.8	1,978.5	(1,236.3)	1,592.3
Amounts reclassified from AOCI	(114.8)	(517.5)	(190.9)	(562.9)
Balance, end of period (1)	$2,532.8	$3,568.7	$2,532.8	$3,568.7
(1) Includes $632.1 million, $1,212.8 million, and $1,107.9 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of June 30, 2021, December 31, 2020, and June 30, 2020, respectively.

The following table represents amounts reclassified out of AOCI (in millions):

AOCI Components	Amounts Reclassified from AOCI		Affected Line Item in the Consolidated Income Statement

	Three Months Ended June 30,
	2021	2020
Net unrealized investment gain (loss):
Net realized gain (loss) on investments	$(147.2)	$(656.9)	Net gains (losses) on derivatives and investments
Other impaired securities	—	1.9	Net gains (losses) on derivatives and investments
Net unrealized gain (loss), before income taxes	(147.2)	(655.0)
Income tax expense (benefit)	(32.4)	(137.5)
Reclassifications, net of income taxes	$(114.8)	$(517.5)

AOCI Components	Amounts Reclassified from AOCI		Affected Line Item in the Consolidated Income Statement

	Six Months Ended June 30,
	2021	2020
Net unrealized investment gain (loss):
Net realized gain (loss) on investments	$(243.5)	$(720.0)	Net gains (losses) on derivatives and investments
Other impaired securities	—	7.5	Net gains (losses) on derivatives and investments
Net unrealized gain (loss), before income taxes	(243.5)	(712.5)
Income tax expense (benefit)	(52.6)	(149.6)
Reclassifications, net of income taxes	$(190.9)	$(562.9)

APPENDIX A: EXAMPLES OF INTERIM VALUE ADJUSTMENTS UPON WITHDRAWALS
The Contract currently offers four interest Crediting Method/Protection Option combinations for crediting Index Adjustments to the Index Account Options: Cap with Buffer, Cap with Floor, Performance Trigger with Buffer, and Performance Trigger with Floor.
We calculate the Interim Value on each day of the Index Account Option Term. The Interim Value is the amount that is available to be withdrawn from your Index Account Option on any given day. The Interim Value calculation depends, in part, on the Crediting Method and Protection Option you elect. In calculating the Interim Value, we use the Index Value on two dates, which helps us determine the Index Adjustment, positive or negative, to be credited to your Index Account Option Value each day: the Index Value on the first day of the Term and the Index Value on each day we calculate your Interim Value. To determine the Index Adjustment, we then determine the net change in Index Value and express it as a percentage. This result is called the Index Return. If the Index Return is positive, we apply the prorated Crediting Method rate (referred to in these examples as an "Accrued" Crediting Method). If the Index Return is negative, we adjust the return to reflect the prorated Protection Option (referred to in these examples as an "Accrued" Protection Option rate). The Adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from your Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to get the current Index Account Option Value. It should be noted that the total Withdrawal Value at any point is equal to the pre-withdrawal Interim Value [J] in the tabular representation of each example.
Example 1: This example demonstrates taking a single withdrawal halfway through the Term using a Cap Rate with Buffer.
•If your starting Premium is $100,000 and you are 100% allocated to a Cap with Buffer Index Account Option with an 8% Cap Rate, 75% Interim Value Proration Factor and 10% Buffer, then halfway through your Term you would have accrued half of your Cap Rate after the Interim Value Proration Factor is applied (0.5 * 8% * 0.75 = 3%) and half of your Buffer after the Interim Value Proration Factor is applied (0.5 * 10% * 0.75 = 3.75%).
•If the Index is up 5% your Interim Value at that time would be credited with the minimum of the Accrued Cap Rate and Index Return ($100,000 * 3% + $100,000 = $103,000).
•If you withdraw $5,000, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$103,000 = 4.85%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.85% * $100,000 = $95,145.63).
•You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,145.63 * 3% + $95,145.63 = $98,000) after the withdrawal.
•Carrying this example forward to the end of the Term, assume the Index is up 10%. You will have accrued the full Cap Rate (8%) and Buffer (10%). Since the Index Return is positive, the Index Adjustment credited would be the minimum of the Cap Rate and Index growth ($95,145.63 + 8% * $95,145.63 = $102,757.28) to find the final total Withdrawal Value.

Tabular Representation of Example 1
Month [A]	0	6	12
Year to Date Index Change [B]	0%	5%	10%
Interim Value Proration Factor [C]	75%	75%	100%
Cap Rate [D]	8%	8%	8%
Accrued Cap Rate [E] = [D] x [C] x [A] /12	0%	3%	8%
Buffer [F]	10%	10%	10%
Accrued Buffer [G] = [F] x [C] x [A] /12	0%	3.75%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	3%	8%

Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,145.63
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$100,000.00	$102,757.28
Withdrawals [K]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.85%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,145.63	95,145.63
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$98,000.00	$102,757.28
Example 2: This Example demonstrates taking multiple withdrawals throughout the Term using a Cap Rate with Buffer.
•If your starting Premium is $100,000 and you are 100% allocated to a Cap with Buffer Index Account Option with an 8% Cap Rate, 100% Interim Value Proration Factor, and 10% Buffer, then one quarter through your Term you would have accrued a quarter of your Cap Rate after the Interim Value Proration Factor is applied (0.25 * 8% * 1.00 = 2%) and a quarter of your Buffer after the Interim Value Proration Factor is applied (0.25 * 10% * 1.00 = 2.5%).
•If the Index is up 1% your Interim Value at that time would be credited with the minimum of the Accrued Cap Rate and Index Return ($100,000 * 1% + $100,000 = $101,000).
•If you withdraw $5,000 at a quarter through the Term, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$101,000 = 4.95%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.95% * $100,000 = $95,049.50).
•You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,049.50 * 1% + $95,049.50 = $96,000) after the withdrawal.

•If you make a second withdrawal of $5,000 three quarters through your Term, you would have accrued three quarters of your Cap Rate after the Interim Value Proration Factor is applied (0.75 * 8% * 1.00 = 6%) and three quarters of your Buffer after the Interim Value Proration Factor is applied (0.75 * 10% * 1.00 = 7.5%).
•If the Index is down 4% at that time your Interim Value would have the Accrued Buffer applied to the loss and since the Accrued Buffer is larger than the loss in Index Value, no loss is applied to the Interim Value ($95,049.50 + 0% * $95,049.50 = $95,049.50).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$95,049.50 = 5.26%) in your Interim Value ($95,049.50 - 5.26% * $95,049.50 = $90,049.50).
•You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($90,049.50* 0% + $90,049.50= $90,049.50) after the withdrawal.
•Carrying this example forward to the end of the Term assume the Index is down 12%. You will have accrued the full Cap Rate (8%) and Buffer (10%). Since the Index is down by more than the Buffer, the Index Adjustment credited would be the loss added to the Buffer (-12% + 10% = -2%) ($90,049.50+ -2% * $90,049.50= $88,248.51) to find the final total Withdrawal Value.

Tabular Representation of Example 2
Month [A]	0	3	9	12
Year to Date Index Change [B]	0%	1%	-4%	-12%
Interim Value Proration Factor [C]	100%	100%	100%	100%
Cap Rate [D]	8%	8%	8%	8%
Accrued Cap Rate [E] = [D] x [C] x [A] /12	0%	2%	6%	8%
Buffer [F]	10%	10%	10%	10%
Accrued Buffer [G] = [F] x [C] x [A] /12	0%	2.5%	7.5%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	1%	0%	-2%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,049.50	$90,049.50
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$100,000.00	$95,049.50	$88,248.51
Withdrawals [K]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.95%	5.26%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,049.50	$90,049.50	$90,049.50
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$96,000.00	$90,049.50	$88,248.51

Example 3: This example demonstrates taking a single withdrawal halfway through the Term using a Cap Rate with Floor.
• If your starting Premium is $100,000 and you are 100% allocated to a Cap with Floor Index Account Option with an 8% Cap Rate, 75% Interim Value Proration Factor, and 10% Floor, then halfway through your Term you would have accrued half of your Cap Rate after the Interim Value Proration Factor is applied (0.5 * 8% * 0.75 = 3%) and half of your Floor after the Interim Value Proration Factor is applied (1 - 0.5 *(1 - 10% / 0.75) = 57%).
• If the Index is up 2% your Interim Value at that time would be credited with the minimum of the Accrued Cap Rate and Index Return ($100,000 * 0.02 + $100,000 = $102,000).
• If you withdraw $5,000 your Index Account Option Value at the beginning of the Term, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$102,000 = 4.90%).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.90% * $100,000 = $95,098.04).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,098.04 * 2% + $95,098.04 = $97,000) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is up 5%. You will have accrued the full Cap Rate (8%) and Floor (10%). Since the Index is up, the Index Adjustment credited would be the minimum of the Cap Rate and Index Return ($95,098.04+ 5% * $95,098.04= $99,852.94) to find the final total Withdrawal Value.

Tabular Representation of Example 3
Month [A]	0	6	12
Year to Date Index Change [B]	0%	2%	5%
Interim Value Proration Factor [C]	75%	75%	100%
Cap Rate [D]	8%	8%	8%
Accrued Cap Rate [E] = [D] x [C] x [A] /12	0%	3%	8%
Floor [F]	10%	10%	10%

Accrued Floor [G] = [F] x [C] x [A] /12	100%	56.67%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	2%	5%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,098.04
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$102,000.00	$99,852.94
Withdrawals [K]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.90%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,098.04	$95,098.04
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$97,000.00	$99,852.94
Example 4: This Example demonstrates taking multiple withdrawals throughout the Term using a Cap Rate with Floor.
• If your starting Premium is $100,000 and you are 100% allocated to a Cap with Floor Index Account Option with an 8% Cap Rate, 75% Interim Value Proration Factor, and 10% Floor, then one quarter through your Term you would have accrued a quarter of your Cap Rate after the Interim Value Proration Factor is applied (0.25 * 8% * 0.75 = 1.5%) and a quarter of your Floor after the Interim Value Proration Factor is applied (1-0.25 *(1 - 10% / 0.75) = 78.3%).
• If the Index is down 3% your Interim Value at that time would be credited with the loss as long as it is not less than the Accrued Floor (Maximum (-3%, -78.3%) = -3%). That loss is applied to the Interim Value ($100,000 * -3% + $100,000 = $97,000).
• If you withdraw $5,000 at a quarter through the Term, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$97,000 = 5.15%).

• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 5.15% * $100,000 = $94,845.36).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($94,845.36* -3% + $94,845.36= $92,000) after the withdrawal.
• If you make a second withdrawal of $5,000 three quarters through your Term, you would have accrued three quarters of your Cap Rate after the Interim Value Proration Factor is applied (0.75 * 8% * 0.75 = 4.5%) and three quarters of your Floor after the Interim Value Proration Factor is applied (1 - 0.75 *(1 - 10% / 0.75) = 35%).
• If the Index is down 7% at that time your Interim Value would have the Accrued Floor applied to the loss and since the Accrued Floor is smaller than the loss (Maximum (-7%, -35%) = -7%) it would apply the full loss to your Index Account Option Value ($94,845.36+ -7% * $94,845.36= $88,206.19).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$88,206.19= 5.67%) in your Interim Value ($94,845.36- 5.67% * $94,845.36= $89,469.02).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($89,469.02* -7% + $89,469.02= $83,206.19) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is down 12%. You will have accrued the full Cap Rate (8%) and Floor (10%). Since the Index is down the Index Adjustment credited would be the larger of the Floor and the loss (Maximum (-12%, -10%) = -10%) since the loss is larger than the Floor, the Floor would be used to determine Index Adjustment credited to the final total Withdrawal Value ($89,469.02+ -10% * $89,469.02= $80,522.12).

Tabular Representation of Example 4
Month [A]	0	3	9	12
Year to Date Index Change [B]	0%	-3%	-7%	-12%
Interim Value Proration Factor [C]	75%	75%	75%	100%
Cap Rate [D]	8%	8%	8%	8%
Accrued Cap Rate [E] = [D] x [C] x [A] /12	0%	1.5%	4.5%	8%
Floor [F]	10%	10%	10%	10%
Accrued Floor [G] = [F] x [C] x [A] /12	100%	78.33%	35%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	-3%	-7%	-10%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$94,845.36	$89,469.02
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$97,000.00	$88,206.19	$80,522.12
Withdrawals [K]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	5.15%	5.67%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$94,845.36	$89,469.02	$89,469.02
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$92,000.00	$83,206.19	$80,522.12

Example 5: This example demonstrates taking a single withdrawal halfway through the Term using a Performance Trigger with Buffer.
• If your starting Premium is $100,000 and you are 100% allocated to a Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Buffer, then halfway through your Term you would have accrued half of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.5 * 6% * 0.75 = 2.25%) and half of your Buffer after the Interim Value Proration Factor is applied (0.5 * 10% * 0.75 = 3.75%).
• If the Index is up 5% your Interim Value at that time would be credited with the Accrued Performance Trigger Rate ($100,000 * 2.25% + $100,000 = $102,250).
• If you withdraw $5,000, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$102,250 = 4.89%).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.89% * $100,000 = $95,110.02).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,110.02 * 2.25% + $95,110.02 = $97,250) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is up 4%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%). Since the Index is up, the Index Adjustment credited would be the Performance Trigger Rate ($95,110.02+ 6% * $95,110.02 = $100,816.63) to find the final total Withdrawal Value.

Tabular Representation of Example 5
Month [A]	0	6	12
Year to Date Index Change [B]	0%	5%	4%
Interim Value Proration Factor [C]	75%	75%	100%
Performance Trigger Rate [D]	6%	6%	6%

Accrued Performance Trigger Rate [E] = [D] x [C] x [A] /12	0%	2.25%	6%
Buffer [F]	10%	10%	10%
Accrued Buffer [G] = [F] x [C] x [A] /12	0%	3.75%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	2.25%	6%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,110.02
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$102,250.00	$100,816.63
Withdrawals [K]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.89%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,110.02	$95,110.02
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$97,250.00	$100,816.63
Example 6: This Example demonstrates taking multiple withdrawals throughout the Term using a Performance Trigger with Buffer.
• If your starting Premium is $100,000 and you are 100% allocated to a Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Buffer, then one quarter through your Term you would have accrued a quarter of your Performance Trigger Rate after the Interim Value

Proration Factor is applied (0.25 * 6% * 0.75 = 1.125%) and a quarter of your Buffer after the Interim Value Proration Factor is applied (0.25 * 10% * 0.75 = 1.875%).
• If the Index is up 1%, your Interim Value at that time would be credited with the Accrued Performance Trigger Rate ($100,000 * 1.125% + $100,000 = $101,125).
• If you withdraw $5,000 at a quarter through the Term, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$101,125 = 4.94%).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.94% * $100,000 = $95,055.62).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,055.62* 1.125% + $95,055.62= $96,125) after the withdrawal.
• If you make a second withdrawal of $5,000 three quarters through your Term, you would have accrued three quarters of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.75 * 6% * 0.75 = 3.375%) and three quarters of your Buffer after the Interim Value Proration Factor is applied (0.75 * 10% * 0.75= 5.625%).
• If the Index is down 10% at that time, your Interim Value would have the Accrued Buffer applied to the loss and since the Index is down by more than the Buffer it would apply the net difference (5.625% + -10% = -4.375%) to your Interim Value ($95,005.62 + -4.375% * $95,005.62= $90,896.94).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$90,896.94= 5.50%) in your Interim Value ($95,055.62- 5.39% * $95,005.62= $89,826.87).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($89,826.87* 0% + $89,826.87= $89,826.87) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is down 9%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%). Since the Index is down the Index Adjustment credited would be the loss added to the Buffer (Minimum (-9% + 10% = 1%, 0%)). Since the loss is smaller than the Buffer, the Index Account Option Value is fully protected ($89,826.87+ 0% * $89,826.87= $89,826.87) to find the final total Withdrawal Value.

Tabular Representation of Example 6
Month [A]	0	3	9	12
Year to Date Index Change [B]	0%	1%	-10%	-9%
Interim Value Proration Factor [C]	75%	75%	75%	100%
Performance Trigger Rate [D]	6%	6%	6%	6%
Accrued Performance Trigger Rate [E] = [D] x [C] x [A] /12	0%	1.13%	3.38%	6%
Buffer [F]	10%	10%	10%	10%
Accrued Buffer [G] = [F] x [C] x [A] /12	0%	1.875%	5.625%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	1.13%	-4.38%	0%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,055.62	$89,826.87
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$101,125.00	$90,896.94	$89,826.87
Withdrawals [K]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.94%	5.50%	0%

Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,055.62	$89,826.87	$89,826.87
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$96,125.00	$85,896.94	$89,826.87
Example 7: This example demonstrates taking a single withdrawal halfway through the Term using a Performance Trigger with Floor.
• If your starting Premium is $100,000 and you are 100% allocated to a Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Floor, then halfway through your Term you would have accrued half of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.5 * 6% * 0.75 = 2.25%) and half of your Floor after the Interim Value Proration Factor is applied (1 - 0.5 *(1 - 10% / 0.75) = 57%).
• If the Index is up 2%, your Interim Value at that time would be credited with the Accrued Performance Trigger Rate ($100,000 * 2.25% + $100,000 = $102,250).
• If you withdraw $5,000, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$102,250 = 4.89%).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.89% * $100,000 = $95,110.02).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,110.02* 2.25% + $95,110.02= $97,250) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is down 5%. You will have accrued the full Performance Trigger Rate (6%) and Floor (10%). Since the Index is down, the loss credited would be subject to the full Floor ($95,110.02+ -5% * $95,110.02= $90,354.52) to find the final total Withdrawal Value.

Tabular Representation of Example 7
Month [A]	0	6	12
Year to Date Index Change [B]	0%	2%	-5%

Interim Value Proration Factor [C]	75%	75%	100%
Performance Trigger Rate [D]	6%	6%	6%
Accrued Performance Trigger Rate [E] = [D] x [C] x [A] /12	0%	2.25%	6%
Floor [F]	10%	10%	10%
Accrued Floor [G] = [F] x [C] x [A] /12	100%	56.67%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	2.25%	-5%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,110.02
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$102,250.00	$90,354.52
Withdrawals [K]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.89%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,110.02	$95,110.02
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$97,250.00	$90,354.52

Example 8: This Example demonstrates taking multiple withdrawals throughout the Term using a Performance Trigger with Floor.
• If your starting Premium is $100,000 and you are 100% allocated to a Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate, 100% Interim Value Proration Factor, and 10% Floor, then one quarter through your Term you would have accrued a quarter of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.25 * 6% * 1.00 = 1.5%) and a quarter of your Floor after the Interim Value Proration Factor is applied (1-0.25 *(1 - 10% / 1.00) = 77.5%).
• If the Index is up 3% your Interim Value at that time would be credited with the Accrued Performance Trigger Rate ($100,000 * 1.50% + $100,000 = $101,500).
• If you withdraw $5,000 at a quarter through the Term, your Index Account Option Value will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$101,500 = 4.93%).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.93% * $100,000 = $95,073.89).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($95,073.89* 1.50% + $95,073.89= $96,500) after the withdrawal.
• If you make a second withdrawal of $5,000 three quarters through your Term, you would have accrued three quarters of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.75 * 6% * 1.00 = 4.5%) and three quarters of your Buffer after the Interim Value Proration Factor is applied (1 - 0.75 *(1 - 10% / 1.00) = 32.5%).
• If the Index is down 1% at that time, your Interim Value would have the Accrued Floor applied to the loss and since the Accrued Floor is smaller than the loss, it would apply the full loss to your Index Account Option Value ($95,073.89+ -1% * $95,073.89= $94,123.15).
• Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$94,123.15 = 5.31%) in your Interim Value ($94,123.15- 5.31% * $94,123.15= $89,123.15).
• You would then have an Index Adjustment credited to obtain the current total Withdrawal Value ($89,123.15* -1% + $89,123.15= $88,231.92) after the withdrawal.
• Carrying this example forward to the end of the Term, assume the Index is down 15%. You will have accrued the full Performance Trigger Rate (6%) and Floor (10%). Since the Index is down, the Index Adjustment credited would be the larger of the Floor and the loss (Maximum (-15%, -10%) = -10%) since the loss is larger than the Floor ($89,123.15+ -10% * $89,123.15= $80,210.84) to find the final total Withdrawal Value.

Tabular Representation of Example 8
Month [A]	0	3	9	12
Year to Date Index Change [B]	0%	3%	-1%	-15%
Interim Value Proration Factor [C]	100%	100%	100%	100%
Performance Trigger Rate [D]	6%	6%	6%	6%
Accrued Performance Trigger Rate [E] = [D] x [C] x [A] /12	0%	1.5%	4.5%	6%
Floor [F]	10%	10%	10%	10%
Accrued Floor [G] = [F] x [C] x [A] /12	100%	77.5%	32.5%	10%
Index Adjustment [H] = min([G] + [B],0%) if [B] < 0% [H] = [E] if [B] > [E] [H] = [B] otherwise	0%	1.5%	-1%	-10%
Pre-Withdrawal Index Account Option Value [I]	$100,000.00	$100,000.00	$95,073.89	$90,023.39
Pre-Withdrawal Interim Value [J] = (1+[H]) x [I]	$100,000.00	$101,500.00	$94,123.15	$81,021.05

Withdrawals [K]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [L] = [K] / [J]	0%	4.93%	5.31%	0%
Index Account Option Value [M] = [I] x (1-[L])	$100,000.00	$95,073.89	$90,023.39	$90,023.39
Total Withdrawal Value [N] = [M]*(1+[H])	$100,000.00	$96,500.00	$89,123.15	$81,021.05

APPENDIX B: STATE VARIATIONS

Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract.

STATE	VARIATION OR AVAILABILITY
Arizona	Specific periods and notification requirements for Deferral of Payments, as well as what Income Options are offered at the Income Date.
California	No Waiver of Withdrawal Charges for Extended Care available.

State-specific requirement that seniors have the option to invest in the Fixed Account during the Free Look period if Return of Premium Free Look is elected on the application.

If the Return of Premium Free Look is elected by a senior applicant, the initial Index Account Option Term is shortened by 35 days.
Florida	No Withdrawal Charges or Market Value Adjustments assessed upon annuitization, even if annuitized in the first Contract Year. No restrictions on Fixed Account allocations or transfers.
Illinois	Contract issued as a unisex contract with associated unisex values and language.
Indiana	Description of Contract revised to Individual Single Premium Deferred Registered Variable Index-Linked Annuity. This is a change in name only and does not alter an of the Contract mechanics.
Louisiana	Pre-selected Death Benefit option is not available per state regulation. Beneficiary is always able to choose the death benefit option.
Maryland	No waiting period for Waiver of Withdrawal Charge due to Terminal Illness.

Reduced waiting period for Waiver of Withdrawal Charge for Extended Care to 6 months.

Beneficiary's Entitlement to Death Benefit Before Income Date section of Contract revised to indicate beneficiary's death prior to or simultaneous to the Owner's death makes them ineligible to receive the death benefit.
Massachusetts	Contract issued as a unisex contract with associated unisex values and language. No Waiver of Withdrawal Charge for Extended Care available.
Montana	Contract issued as a unisex contract with associated unisex values and language. Added settlement of death proceeds language to the Contract which includes state-specific treatment.
New Jersey	At the request of the Department of Insurance, revised the brief description of the contracts to "Individual Single Premium Deferred Registered Variable Index-Linked Annuity." This is a change in name only. The mechanics of the contract are unaffected by this change.

The Fixed Account Minimum Value Percentage is 90%.

Renewal Notice will include the current interest rate for the Fixed Account and Index Adjustment Factors for the Index Account.

The Separate Account provision of the Contract was revised to add the following statement: "[t]he investments held in the Separate Account and liabilities chargeable against it are clearly identifiable and distinguishable from the other investments and liabilities of the Company."
North Dakota	Added settlement of death proceeds language to the Contract which includes state-specific treatment.
Ohio	No Floor Protection Option available. State-specific fraud disclosure language replaced standard fraud disclosure in the Contract.
Oklahoma	Added state-specific language to the Contract regarding misstatements of age or sex.
Rhode Island	Fraud exception removed from Entire Contract and Incontestability provisions of the Contract.

Discretionary language removed from the Index Account, Fixed Account, and Transfer provisions of the Contract.
B-1

STATE	VARIATION OR AVAILABILITY
Texas	Requires 31 day advance notice of Fixed Account unavailability or restrictions.

Waiver of Withdrawal Charge Due to Terminal Illness eligibility date is the Issue Date.

Added definition of Confinement/Confined to the Waiver of Withdrawal Charge for Extended Care provision of the Contract.
Virginia	No Waiver of Withdrawal Charge for Extended Care. Proof of Age, Sex or Survival provision in the Contract revised to remove references to "sex."
Wyoming	Added settlement of death proceeds language to the Contract which includes state-specific treatment.

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APPENDIX C: INDEX DISCLOSURES

The S&P 500 Index is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by Jackson. Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Jackson.

Jackson's product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Jackson's products or any member of the public regarding the advisability of investing in securities generally or in Jackson's product(s) particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices' only relationship to Jackson with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Jackson or the Jackson's products. S&P Dow Jones Indices have no obligation to take the needs of Jackson or the owners of Jackson's product(s) into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of Jackson's product(s) or the timing of the issuance or sale of Jackson's product(s) or in the determination or calculation of the equation by which Jackson's product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Jackson's product(s). There is no assurance that investment products based on the S&P 500 Index will accurately track Index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Jackson's product(s) currently being issued by Jackson, but which may be similar to and competitive with Jackson's product(s). In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS IN CALCULATING THE INDEX. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON, OWNERS OF THE JACKSON'S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The S&P 500 Index is unmanaged, does not include the payment or reinvestment of dividends in the calculation of its performance, and is not available for direct investment.

THIS ANNUITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (" MSCI "), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE " MSCI PARTIES "). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANNUITIES GENERALLY OR IN THIS ANNUITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS ANNUITY OR THE ISSUER OR OWNERS OF THIS
C-1

ANNUITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS ANNUITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS ANNUITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS ANNUITY.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE ANNUITY, OWNERS OF THE ANNUITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

C-2

Dealer Prospectus Delivery Obligations. All dealers that effect transactions in these securities are required to deliver a prospectus.
D-1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

SEC Registration Fees:        $1,381,316
Printing and engraving:        $24,758
Accounting fees and expenses:    $10,000
Legal fees and expenses:        $159,735

Total estimated expenses:        $1,575,809

Item 14. Indemnification of Directors and Officers

Provision is made in the Company's Amended By-Laws for indemnification by the Company of any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or investigative action by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, to the extent and under the circumstances permitted by the General Corporation Law of the State of Michigan.

In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Description
No.

1(i).    Specimen of Selling Agreement (V2565 06/14), incorporated herein by reference to Jackson National Separate Account - I’s Post-Effective Amendment No. 13, filed on September 11, 2014 (File Nos. 333-183048 and 811-08664).

1(ii).    Amended and Restated General Distributor Agreement dated June 1, 2006, incorporated herein by reference to Jackson National Separate Account - I's Registration Statement filed on August 10, 2006 (File Nos. 333-136472 and 811-08664).

2.    Not applicable.

3(i).    Articles of Incorporation of Registrant, incorporated herein by reference to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3(ii)(a).    By-laws of Registrant, incorporated herein by reference to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3(ii)(b).    Amended By-laws of Jackson National Life Insurance Company, incorporated herein by reference to the Registration Statement, filed on December 31, 2012 (File Nos. 333-185768 and 811-04405).

4(i).    Form of Single Premium Individual Deferred Registered Index-Linked Annuity Contract (RILA280), incorporated herein by reference to the initial Registration Statement, filed on October 30, 2020 (File No. 333-249750).

4(ii).    Form of Single Premium Individual Deferred Registered Index-Linked Annuity Contract (RILA282), incorporated herein by reference to the initial Registration Statement, filed on October 30, 2020 (File No. 333-249750).

4(iii).    Form of Unisex Contract Endorsement (7779), incorporated herein by reference to the initial Registration Statement, filed on October 30, 2020 (File No. 333-249750).

4(iv).    Form of Single Premium Individual Deferred Registered Index-Linked Annuity Application (R280 01/21), incorporated herein by reference to the initial Registration Statement, filed on October 30, 2020 (File No. 333-249750).

4(v).    Form of Cap with Buffer Crediting Method Endorsement (7780-CB), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(vi).    Form of Cap with Floor Crediting Method Endorsement (7780-CF), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(vii).    Form of Performance Trigger with Buffer Crediting Method Endorsement (7780-PTB), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(viii).    Form of Performance Trigger with Floor Crediting Method Endorsement (7780-PTF), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(ix).    Form of Supplemental Contract Data Pages (7780-S), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(x).    Form of Single Premium Individual Deferred Registration Index-Linked Annuity Contract (RILA280), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(xi).    Form of Single Premium Individual Deferred Registration Index-Linked Annuity Contract (RILA282), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(xii).    Form of Single Premium Individual Deferred Registration Index-Linked Annuity Application (R280 01/21), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

4(xiii).    Form of Unisex Contract Endorsement (7779), incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

5.    Opinion re legality, attached hereto.

8.    Not applicable.

9.    Not applicable.

10(i).    Offer Letter Agreement, by and between Aimee DeCamillo and Jackson National Life Insurance Company, dated as of March 21, 2019, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(ii).    Retention/Incentive Award Letter, by and between Jackson National Life Insurance Company and Aimee DeCamillo, dated as of March 26, 2020, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(iii).    Offer Letter Agreement, by and between Axel André and Jackson National Life Insurance Company, dated as of December 12, 2019, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(iv).    Offer Letter Agreement, by and between Chad Myers and Jackson National Life Insurance Company, dated as of January 8, 2020, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(v).    Executive Contract of Employment, by and between Michael Falcon, Jackson National Life Insurance Company and Prudential PLC, dated as of October 11, 2018, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(vi).    Offer Letter Agreement, by and between Michael Falcon and Prudential PLC, dated as of October 11, 2018, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(vii).    Letter Agreement, by and between Michael Falcon and Prudential PLC, dated as of April 5, 2020, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(viii).    Separation Agreement, by and between Axel André and Jackson National Life Insurance Company, dated as of March 26, 2021, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

10(ix).    Separation Agreement, by and between Michael Falcon and Jackson National Life Insurance Company, dated as of April 5, 2021, incorporated herein by reference to Jackson Financial Inc.'s Form 10, filed on April 20, 2021 (File No. 001-40274).

15.    Not applicable.

16.    Not applicable.

21.    Jackson Entities Organizational Chart, incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement, filed on May 3, 2021 (File No. 333-249750).

23.    Consent of Independent Registered Public Accounting Firm, attached hereto.

24.    Power of Attorney, attached hereto.

25.    Not applicable.

96.    Not applicable.

(b) Financial Statement Schedules

Schedule I.    Summary of Investments — Other than Investments in Related Parties, included in Part I.

Schedule III.    Supplemental Insurance Information, included in Part I.

Schedule IV.    Reinsurance, included in Part I.

Schedule V.    Valuation and Qualifying Accounts, included in Part I.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lansing, and State of Michigan on this 24th day of September, 2021.

Jackson National Life Insurance Company

By: /s/ Scott Golde
Scott Golde
Senior Vice President,
Enterprise Chief Compliance Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*/s/ Laura L. Prieskorn	September 24, 2021
Laura L. Prieskorn, Chief Executive Officer, President and Director

*/s/ Marcia Wadsten	September 24, 2021
Marcia Wadsten, Executive Vice President, Chief Financial Officer, Appointed Actuary and Director

*/s/ Bradley O. Harris	September 24, 2021
Bradley O. Harris, Executive Vice President, Chief Risk Officer and Director

*/s/ Don W. Cummings	September 24, 2021
Don W. Cummings, Senior Vice President and Chief Accounting Officer

* By: /s/ Scott J. Golde
Scott J. Golde as Attorney-in-Fact,
pursuant to Power of Attorney filed herewith.

INDEX TO EXHIBITS

Exhibit No.    Description

5.    Opinion re legality, attached hereto.

23.    Consent of Independent Registered Public Accounting Firm, attached hereto.

24.    Power of Attorney, attached hereto.